    As filed with the Securities and Exchange Commission on August 19, 2003
                       Securities Act File No. 333-107496

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM S-4/A

                             REGISTRATION STATEMENT
                                      Under
                           the Securities Act of 1933

                              AEROFLEX INCORPORATED
             (Exact name of Registrant as specified in its charter)

            Delaware                          3674                     11-1974412
-------------------------------   ----------------------------   ----------------------
(State of other jurisdiction of   (Primary Standard Industrial      (I.R.S. Employer
 incorporation or organization)   Classification Code Number)    Identification Number)

                                                                    Michael Gorin, President
                                                                     Aeroflex Incorporated
               35 South Service Road                                 35 South Service Road
               Plainview, N.Y. 11803                                 Plainview, N.Y. 11803
                   (516) 694-6700                                       (516) 694-6700
---------------------------------------------------   -------------------------------------------------
(Address, including zip code, and telephone number,   (Name, address, including zip code, and telephone
  including area code, of Registrant's principal      number, including area code, of agent for service)
              executive offices)

                                               Copies to:

              Nancy D. Lieberman, Esq.                             J. Michael Bernard, Esq.
     Kramer, Coleman, Wactlar & Lieberman, P.C.                      Dykema Gossett PLLC
               100 Jericho Quadrangle                               400 Renaissance Center
               Jericho, New York 11753                              Detroit, Michigan 48243

Approximate date of commencement of proposed sale to the public: Upon consummation of the merger described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE


===========================================================================================================
                                                  PROPOSED MAXIMUM     PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF        AMOUNT TO BE     OFFERING PRICE PER   AGGREGATE OFFERING      AMOUNT OF
SECURITIES TO BE REGISTERED    REGISTERED (1)         SHARE (2)              PRICE         REGISTRATION FEE
---------------------------   ----------------   ------------------   ------------------   ----------------
Common Stock par value
  $.10 per share (3)          5,900,000 shares       $.1493               $3,856,534           $311.99 (4)
===========================================================================================================


(1) Based upon the estimated maximum number of shares of common stock, par value $.10 per share, of Aeroflex Incorporated that may be issued pursuant to the merger, including shares to be issued upon the exchange of outstanding MCE common stock purchase warrants.

(2) Estimated solely for purposes of calculating the registration fee required by the Securities Act of 1933, as amended, computed pursuant to Rule 457(f)(2) under the Securities Act based on (i) $.1493, the book value per share of MCE common stock, without par value, and (ii) 25,830,770, the estimated maximum number of shares of MCE common stock to be acquired by Aeroflex pursuant to the merger (including shares to be issued upon the exchange of outstanding common stock purchase warrants).

(3) Pursuant to a Preferred Shares Rights Agreement dated as of August 13, 1998, one preferred share purchase right will be issued with each share of common stock issued by Aeroflex. The rights currently are not separately transferable apart from the common stock, nor are they exercisable until the occurrence of certain events. Accordingly, no independent value has been attributed to the rights.


(4)  Previously paid.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. AEROFLEX MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                [MCE LETTERHEAD]

Dear MCE Shareholder:

    As you may be aware, MCE Technologies, Inc. has entered into an agreement and plan of merger with Aeroflex Incorporated which provides for Aeroflex to acquire from you and the other MCE shareholders 100% of MCE's common stock. If the merger is completed, MCE will become a wholly owned subsidiary of Aeroflex.


    Upon completion of the merger, MCE shareholders and warrantholders will receive .2265 of a share of Aeroflex common stock for each share of MCE common stock owned or issuable to such shareholder, subject to adjustment. Aeroflex will issue approximately 5,900,000 shares in the merger. Aeroflex common stock is publicly traded on The Nasdaq National Market under the symbol 'ARXX'. Following the merger, based on 25,830,770 outstanding shares of MCE common stock (including shares underlying MCE's common stock purchase warrants) as of August 13, 2003, MCE shareholders will hold approximately 9% of the outstanding shares of Aeroflex and existing Aeroflex shareholders will hold the remaining 91% of the outstanding shares. Pursuant to the indemnification provisions of the merger agreement and a related pledge escrow agreement, 40% of your shares of Aeroflex will be placed in escrow following the merger. These shares may subsequently be delivered to you, however, in the event that Aeroflex has claims, some or all these shares may be delivered to Aeroflex to indemnify Aeroflex and you will not receive them.


    MCE has scheduled a special meeting of shareholders to consider and vote upon a proposal to approve and adopt the merger agreement. The merger cannot be completed unless the merger agreement is approved by MCE shareholders holding a majority of the outstanding shares of MCE common stock.


    MCE's board of directors has approved the merger agreement and recommends that you approve the merger agreement. Shareholders holding approximately 69% of the outstanding shares of MCE common stock have each entered into an agreement with Aeroflex to vote to approve and adopt the merger agreement and the merger.


    If you are entitled to vote at the special meeting, a proxy card is enclosed for your signature. Whether or not you plan to attend the special meeting, please take the time to vote by completing, signing and promptly mailing this proxy card to us in the enclosed postage paid envelope. You may revoke your proxy at any time before it has been voted and, if you attend the special meeting, you may vote in person even if you have already returned your proxy card.

    For a discussion of risk factors that you should consider in evaluating the merger, see 'Risk Factors' beginning on page 16.


    Certain directors and officers of MCE, including John L. Smucker, Jon E. Carlson and Geoffrey D. Smith, will receive certain benefits in connection with the merger. For a discussion of the interests of certain persons in the merger, see 'The Merger -- Interests of MCE Directors and Officers in the Merger' on page 41.


    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger and other transactions described in this proxy statement/prospectus or the Aeroflex common stock to be issued in connection with the merger, or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


    This proxy statement/prospectus is dated August 22, 2003 and is first being mailed to shareholders on or about August 22, 2003.


    On behalf of the MCE board of directors, I thank you for your support and urge you to vote in favor of the merger agreement.

                                          Sincerely,

                                          John L. Smucker
                                          President
                                          MCE TECHNOLOGIES, INC.

                             MCE TECHNOLOGIES, INC.
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                               SEPTEMBER 2, 2003


    A Special Meeting of Shareholders of MCE Technologies, Inc., a Michigan corporation, will be held at MCE's principal executive offices, 310 Dino Drive, Ann Arbor, Michigan on Tuesday, September 2, 2003 at 10:00 a.m., local time, to consider and act on the approval and adoption of the agreement and plan of merger, dated as of June 27, 2003, by and among MCE, Michael J. Endres, on behalf of the shareholders and warrantholders as the shareholders' representative, Aeroflex Incorporated, and MCE Acquisition Corporation, a Michigan corporation and a wholly owned subsidiary of Aeroflex. A copy of the merger agreement is attached as Annex A to the proxy statement/prospectus accompanying this notice.


    Pursuant to the merger agreement, MCE will merge with and into Acquisition, with Acquisition as the surviving corporation, becoming a wholly owned subsidiary of Aeroflex. At the time of the merger, each outstanding share of MCE common stock will be converted into the right to receive .2265 of a share of Aeroflex common stock, subject to adjustment. Pursuant to the indemnification provisions of the merger agreement and a related pledge escrow agreement, to be dated as of the closing date of the merger, by and among Aeroflex, Acquisition (as the surviving corporation), the shareholders' representative, the several warrantholders and JP Morgan Chase, as escrow agent, 40% of your shares of Aeroflex will be placed in escrow following the merger. These shares may subsequently be delivered to you, however, in the event that Aeroflex has claims for indemnification, some or all these shares may be delivered to Aeroflex to indemnify Aeroflex and you will not receive them. Claims for indemnification could result in the event that Aeroflex suffers losses resulting from a breach by MCE of its representations, warranties and agreements under the merger agreement. A copy of the pledge escrow agreement is attached as Annex B to the proxy statement/prospectus accompanying this notice.

    Approval of the merger agreement includes approval of:

     the merger;

     the indemnification provisions contained in the merger agreement;

     the appointment of Michael J. Endres as the shareholders' representative;
     and

     the terms and conditions of the related pledge escrow agreement.

    We will transact no other business at the special meeting, except for business properly brought before the meeting or any adjournment or postponement of the meeting by the MCE board of directors.

    The board of directors of MCE has approved the merger agreement and recommends that you vote in favor of the merger agreement, which is described in detail in the attached proxy statement/prospectus.


    Only shareholders of record of MCE common stock at the close of business on August 13, 2003, the record date for the special meeting, are entitled to notice of, and to vote at the meeting or at any adjournment or postponement of the meeting with respect to approval of the merger agreement. As of that date there were 20,988,180 shares of common stock outstanding. A complete list of these shareholders will be available for inspection for ten days preceding the meeting at the office of the Secretary of MCE, 310 Dino Drive, Ann Arbor, Michigan, and will be available for inspection at the meeting itself.


    Each share of common stock is entitled to one vote on each matter brought properly before the meeting. The representation in person, or by properly executed proxy, of the holders of a majority of the shares of common stock entitled to vote at the special meeting is necessary to constitute a quorum at the special meeting of MCE.


    Under Michigan law, approval of the merger agreement will require the affirmative vote of the holders of a majority of the shares of MCE common stock outstanding as of the record date. Shareholders holding approximately 69% of the outstanding shares of MCE common stock have each entered into an agreement to vote to approve and adopt the merger agreement and the merger. Accordingly, regardless of how you vote, subject to a limitation in the event of a change in the recommendation of the MCE board of directors due to a superior proposal, the merger and the merger agreement will be adopted and approved.


    The board of directors has designated the two persons named on the enclosed proxy card, John L. Smucker and Jon E. Carlson, to serve as proxies in connection with the special meeting. All properly executed proxy cards will be voted (except to the extent that a shareholder has abstained) and where a choice has been specified by the shareholder as provided in the proxy card, it will be voted in accordance with the specifications on the proxy card. If you sign and send in your proxy card and do not indicate how you want to vote, it will be voted in favor of approval of the merger agreement. You may revoke a proxy prior to the special meeting by delivery of written notice or submission of another proxy bearing a later date, or by voting in person at the special meeting. Such notice or later dated proxy will not affect a vote taken on any matter prior to the receipt of the proxy revocation or later dated proxy by MCE. Abstentions from voting identified as such on the proxy card are treated as present or represented for purposes of determining the presence or absence of a quorum at the special meeting. However, abstentions will have the same effect as votes against the merger agreement.

    Whether or not you expect to attend the MCE special meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the enclosed envelope in order to ensure representation of your shares. No postage need be affixed if the proxy card is mailed in the United States.

                                          By Order of the Board of Directors,

                                          Jon E. Carlson
                                          Secretary


Ann Arbor, Michigan
August 22, 2003

                      REFERENCES TO ADDITIONAL INFORMATION

    This proxy statement/prospectus incorporates important business and financial information about Aeroflex from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone or over the Internet from Aeroflex at the following addresses:

                               Aeroflex Incorporated
                             35 South Service Road
                           Plainview, New York 11803
                      Attention: Leonard Borow, Secretary
                                  516-694-6700
                                www.aeroflex.com


    In order for you to receive timely delivery of the documents in advance of the MCE special meeting, Aeroflex should receive your request no later than August 25, 2003.

    See 'Where You Can Find More Information' on page 92.

                               TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1
SUMMARY.....................................................    4
    The Companies...........................................    4
    The MCE Special Meeting.................................    5
    The Merger and the Merger Agreement.....................    6
    Comparative Market Value Information....................   10
    Historical and Pro Forma Financial Information..........   10
    Selected Historical Financial Information of Aeroflex...   11
    Selected Historical Financial Information of MCE........   13
    Selected Unaudited Pro Forma Combined Financial
     Information............................................   15
RISK FACTORS................................................   16
    Risks Related to the Merger.............................   16
    Risks Related to Aeroflex's Business....................   19
GENERAL INFORMATION.........................................   22
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  STATEMENTS................................................   22
AEROFLEX AND MCE UNAUDITED PRO FORMA CONDENSED COMBINED
  FINANCIAL INFORMATION.....................................   23
MCE SPECIAL MEETING.........................................   29
    Date, Time and Place of MCE Meeting.....................   29
    Purpose of the MCE Meeting..............................   29
    Record Date and Outstanding Shares......................   30
    Vote Required...........................................   30
    Proxies.................................................   30
    Solicitation of Proxies; Expenses of Proxies............   31
    No Appraisal Rights.....................................   31
    Recommendation of MCE Board of Directors................   31
THE MERGER..................................................   31
    Background of the Merger................................   32
    MCE's Reasons for the Merger............................   34
    Aeroflex's Reasons For the Merger.......................   35
    Opinion of Financial Advisor to MCE.....................   36
    Interests of MCE Directors and Officers in the Merger...   41
    Regulatory Approvals....................................   42
    Certain U.S. Federal Income Tax Consequences of the
     Merger.................................................   42
    Federal Income Tax Consequences if the Merger Qualifies
     as a Reorganization....................................   43
    Taxation of Escrowed Shares.............................   43
    Resales of Aeroflex Common Stock Issued in Connection
     with the Merger........................................   44
    No Appraisal Rights.....................................   44
    Accounting Treatment....................................   44
CERTAIN PROVISIONS OF THE MERGER AGREEMENT..................   45
    Effective Time..........................................   45
    Treatment of Stock, Warrants and Options; Exchange
     Ratio..................................................   45
    Redemption of MCE Preferred Stock; Satisfaction of
     Existing MCE Indebtedness..............................   46
    Nasdaq Listing..........................................   46
    Representations and Warranties..........................   46
    Conduct of MCE's Business Prior to Merger...............   48
    Alternate Acquisition Proposals; No Solicitation by
     MCE....................................................   50
    Fees and Expenses; Shareholder Expenses.................   51
    Conditions to the Merger................................   51
    Termination.............................................   54
    Directors' and Officers' Indemnification and
     Insurance..............................................   54
    Indemnification; Pledge Escrow Agreement; Shareholders'
     Representative.........................................   55
SHAREHOLDER VOTING AGREEMENTS...............................   57

WARRANT EXCHANGE AGREEMENTS.................................   57
MATERIAL CONTACTS BETWEEN AEROFLEX AND MCE..................   58
PRICE RANGE OF MCE COMMON STOCK AND DIVIDENDS...............   58
AEROFLEX....................................................   59
MCE.........................................................   60
    Overview................................................   60
    Products................................................   61
    Customers...............................................   61
    Sales and Marketing.....................................   61
    Manufacturing...........................................   62
    International Manufacturing.............................   62
    Suppliers...............................................   62
    Research and Development................................   62
    Competition.............................................   63
    Intellectual Property...................................   63
    Government Regulation...................................   63
    Employees...............................................   64
    Properties..............................................   64
MCE MANAGEMENT..............................................   65
    Executive Officers and Directors........................   65
    Executive Officers......................................   65
    Directors...............................................   65
    Council of Presidents...................................   66
    Board of Directors......................................   66
    Summary Compensation Table..............................   67
    Aggregate Fiscal Year-end Option Values.................   67
    Director Compensation...................................   68
    Severance Agreements....................................   68
    Certain Relationships and Related Transactions..........   68
MCE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................   69
MCE SECURITY OWNERSHIP......................................   78
DESCRIPTION OF AEROFLEX SECURITIES..........................   81
    Capital Stock...........................................   81
    Preferred Stock.........................................   81
    Common Stock............................................   81
    Transfer Agent and Registrar............................   82
    Certain Provisions of Charter Documents and Stockholder
     Rights Plan............................................   82
COMPARISON OF RIGHTS OF HOLDERS OF MCE COMMON STOCK AND
  AEROFLEX COMMON STOCK.....................................   82
LEGAL MATTERS...............................................   91
EXPERTS.....................................................   91
WHERE YOU CAN FIND MORE INFORMATION.........................   92
INDEX TO MCE TECHNOLOGIES, INC. CONSOLIDATED FINANCIAL
  STATEMENTS................................................  F-1
ANNEXES
ANNEX A -- AGREEMENT AND PLAN OF MERGER.....................  A-1
ANNEX B -- FORM OF PLEDGE ESCROW AGREEMENT..................  B-1
ANNEX C -- FORM OF WARRANT EXCHANGE AGREEMENT...............  C-1
ANNEX D -- FORM OF SHAREHOLDER VOTING AGREEMENT.............  D-1
ANNEX E -- FAIRNESS OPINION OF RBC DAIN RAUSCHER INC., A
  MEMBER COMPANY OF RBC CAPITAL MARKETS.....................  E-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHEN AND WHERE IS THE SPECIAL MEETING OF MCE SHAREHOLDERS?


A: The special meeting of MCE shareholders will take place on Tuesday, September 2, 2003 at 10:00 a.m. local time at MCE's principal executive offices, 310 Dino Drive, Ann Arbor, Michigan.


Q:  WHAT SHAREHOLDER APPROVALS ARE REQUIRED TO APPROVE THE MERGER?

A: For MCE, the affirmative vote of a majority of the shares outstanding and entitled to vote as of the record date is required to adopt the merger agreement.


    As of the MCE record date, MCE directors and officers held and were entitled to vote 50% of the MCE common stock outstanding.

    Shareholders holding approximately 69% of the outstanding shares of MCE common stock have each entered into an agreement to vote to approve and adopt the merger agreement and the merger. Accordingly, regardless of how you vote, subject to one limitation in the event of a change in the recommendation of the MCE board of directors due to a superior proposal, the merger and the merger agreement will be adopted and approved.


    No vote of Aeroflex stockholders is required.

Q:  WHY ARE MCE AND AEROFLEX GOING TO MERGE?

A: In the opinion of the MCE board of directors, the merger is in the best interests of MCE and its shareholders. MCE's board believes that the combination of MCE and Aeroflex will create a stronger, more competitive company capable of achieving greater financial strength, operational efficiencies, earning power and growth potential than MCE would have on its own. The MCE board also considered a number of other factors in reaching its decision to approve and recommend the merger, which are discussed on pages 34 through 35.

Q:  WHAT WILL HAPPEN IN THE MERGER?

A: MCE will merge with and into Acquisition, with Acquisition as the surviving corporation. As a result:

    MCE will become a wholly owned subsidiary of Aeroflex, and former MCE shareholders will hold approximately 9%, and existing Aeroflex stockholders will hold approximately 91%, of the outstanding shares of Aeroflex common stock.

Q:  WHAT WILL I RECEIVE IN THE MERGER?

A: Each share of your MCE common stock will be converted into the right to receive .2265 of a share of Aeroflex common stock, subject to adjustment. Under the terms of the merger agreement, the exchange ratio of .2265 of a share of Aeroflex common stock for each share of MCE common stock will be reduced for a portion of the expenses of MCE and its shareholders incurred in connection with the merger, pro rata based on the number of shares of MCE common stock outstanding and the MCE shares underlying the MCE common stock purchase warrants. For more information regarding shareholder expenses, see 'Certain Provisions of the Merger Agreement -- Fees and Expenses; Shareholder Expenses' on page 51. In addition, the exchange ratio may be further adjusted based upon the number of shares of MCE common stock issued and outstanding on the day the merger is completed, including a reduction in the exchange ratio in respect of the 131,458 additional shares which become issuable under the MCE common stock purchase warrants on October 23, 2003, if the merger is not consummated before that date. For information regarding the effect of the exchange ratio on the value of the merger consideration you will receive, see 'Risk Factors -- MCE shareholders and warrantholders will receive a fixed ratio of .2265 of a share of Aeroflex common stock for each share of MCE common stock regardless of any changes in the market value of Aeroflex common stock before the completion of the merger but subject to adjustment for certain expenses of MCE and its shareholders, changes in outstanding shares of MCE common stock and a potential increase of shares underlying MCE warrants' on page 16 and 'Certain Provisions of the Merger Agreement -- Treatment of Stock, Warrants and Options; Exchange Ratio' on page 45.

    Aeroflex will not issue fractional shares in the merger. As a result, the total number of shares of Aeroflex common stock you will receive in the merger will be rounded up or down to the nearest whole share. Under the terms of Aeroflex's stockholder rights plan, you will also receive an associated preferred stock purchase right for each share of Aeroflex common stock you receive. For a more detailed description of Aeroflex common stock, please see 'Description of Aeroflex Securities' on page 81.

Q: WILL I RECEIVE ALL OF MY SHARES OF AEROFLEX COMMON STOCK AFTER CONSUMMATION OF THE MERGER?

A: No. Pursuant to the indemnification provisions of the merger agreement and a related pledge escrow agreement, 40% of your shares of Aeroflex will be placed in escrow following the merger. These shares may subsequently be delivered to you, however, in the event Aeroflex has claims for indemnification, some or all these shares may be delivered to Aeroflex to indemnify Aeroflex and you will not receive them. Claims for indemnification could result in the event that Aeroflex suffers losses resulting from a breach by MCE of its representations, warranties and agreements under the merger agreement. See 'Certain Provisions of the Merger Agreement -- Indemnification; Pledge Escrow Agreement; Shareholders' Representative' on page 55.

Q:  WHAT ARE MY U.S. FEDERAL TAX CONSEQUENCES AS A RESULT OF THE MERGER?

A: We have structured the transaction so that it is anticipated that the merger of MCE with and into Acquisition will be a reorganization for U.S. federal income tax purposes. If the merger of MCE with and into Acquisition is a reorganization for U.S. federal income tax purposes, MCE shareholders will not recognize a gain or loss for U.S. federal income tax purposes in the transaction. You are strongly urged to consult with a tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences of the merger to you. See 'The Merger -- Certain U.S. Federal Income Tax Consequences of the Merger' on page 42.

Q:  WHAT DO I NEED TO DO NOW?

A: As an MCE shareholder, you should indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the MCE special meeting. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote for the merger agreement (including, without limitation, for the merger, the indemnification provisions contained in the merger agreement, appointment of the shareholders' representative, and the terms and conditions of the related pledge escrow agreement). If you fail to return your proxy card and fail to vote in person at the MCE special meeting, the effect will be a vote against the merger agreement. A vote against the merger agreement is also a vote against the indemnification provisions contained in the merger agreement, the appointment of the shareholders' representative, and the terms and conditions of the pledge escrow agreement.

Q:  SHOULD I SEND IN MY SHARE CERTIFICATES NOW?

A: No. After the merger is completed, if you are a holder of MCE common stock on the record date, you will receive written instructions for exchanging your MCE share certificates.

Q:  MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You may change your vote at any time before your proxy is voted at the MCE special meeting. You may do this in one of three ways. First, you may send a written notice stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to MCE at the address on page 4, (Attention: Jon E. Carlson, Secretary) before the special meeting. Third, you may attend the MCE special meeting and vote in person. Simply attending the special meeting, without voting in person, will not revoke your proxy.

Q:  WHO ELSE MUST APPROVE THE MERGER?


A: No governmental approvals are required to complete the merger. See 'The Merger -- Regulatory Approvals' on page 42.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working toward completing the merger as quickly as possible. We expect to complete the merger shortly after the special meeting and before October 31, 2003.

Q:  DO I HAVE APPRAISAL RIGHTS?

A: No. MCE shareholders do not have appraisal rights under Michigan law as a result of the merger.

Q:  WHAT OTHER MATTERS WILL BE VOTED ON AT THE MCE SPECIAL MEETING?

A: MCE does not expect to ask you to vote on any other matters at the MCE special meeting.

Q:  WHOM SHOULD I CALL WITH QUESTIONS?

If you have questions about the merger, including how to complete and return your proxy card, you should contact:

   MCE Technologies, Inc.
    310 Dino Drive
    Ann Arbor, MI 48103
    Telephone: (734) 426-1230
    Attention: John L. Smucker, President

Q:  WHERE CAN I FIND MORE INFORMATION ABOUT AEROFLEX?

A: You can find more information about Aeroflex from various sources described under 'Where You Can Find More Information' on page 92.

                                    SUMMARY

    This summary highlights selected information from this proxy statement/prospectus, but may not contain all of the information that is important to you. To understand the merger agreement and the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the annexes, and the other documents to which we have referred you. For information on how to obtain the documents that we have filed with the Securities and Exchange Commission, see 'References to Additional Information' on the inside front cover of this document and 'Where You Can Find More Information' on page 92. For a discussion of the risk factors that you should consider in evaluating the merger, see 'Risk Factors -- Risk Related to the Merger' beginning on page 16. You should also consider the risk factors relating to an investment in Aeroflex common stock as described under 'Risk Factors -- Risks Related to Aeroflex's Business' beginning on page 19. We have included page references parenthetically to direct you to a more complete description of the topics in this summary.

THE COMPANIES

       Aeroflex Incorporated (Page 59)
       35 South Service Road
       Plainview, New York 11803
       Telephone: (516) 694-6700

    Aeroflex uses its advanced design, engineering and manufacturing abilities to produce microelectronic and testing solutions. Its products are used in the aerospace, defense, fiber optic, wireless and satellite communications markets. Aeroflex also designs and manufactures motion control systems and shock and vibration isolation systems which are used for commercial, industrial and defense applications.


RECENT DEVELOPMENTS

    On July 31, 2003, Aeroflex acquired, through certain of its subsidiaries, the wireless solutions business of Racal Instruments for a purchase price of $38,000,000 in cash plus up to $16,570,867 of deferred consideration in either cash or Aeroflex common stock, at Aeroflex's option, depending on the wireless solutions group achieving certain performance goals for the year ending July 31, 2004. See 'Aeroflex -- Recent Transactions and Financial Results.'

    For the quarter and fiscal year ended June 30, 2003, Aeroflex reported:



                                                         QUARTER ENDED    FISCAL YEAR ENDED
                                                         JUNE 30, 2003      JUNE 30, 2003
                                                         -------------      -------------
Net Sales..............................................   $78,641,000       $291,780,000
Income from Continuing Operations......................     3,050,000          8,533,000
Discontinued Operations................................            --         (2,138,000)
Net Income.............................................     3,050,000          6,395,000
Income per diluted share:
    Income from Continuing Operations..................      $.05              $.14
    Discontinued Operations............................       --               (.03)
    Net Income.........................................       .05               .11



    For additional information about Aeroflex and its business, see 'Where You Can Find More Information' on page 92.


           MCE Technologies, Inc. (Page 60)
           310 Dino Drive
           Ann Arbor, MI 48103
           Telephone: (734) 426-1230

    MCE designs, manufactures and markets a broad range of devices, components and subsystems that are used in defense related applications, as well as throughout mobile and fixed wireless infrastructure equipment and related test equipment applications. MCE products are also used in wireless broadband access, cable head-end systems, fiber optic networking, and satellite applications. MCE sells products that operate over the full range of frequencies commonly used in wireless communications transmission, known generically as RF, including radio frequencies, microwave frequencies and millimeter wave frequencies. MCE's customers use its products to control, condition and enhance RF signals. Typical applications include power level control, power distribution, signal detection, amplification and impedance matching of defense electronics equipment, and mobile and fixed wireless communications equipment.

                       THE MCE SPECIAL MEETING (PAGE 29)

TIME, DATE, PLACE AND PURPOSE (PAGE 29)


    The MCE special meeting of shareholders will be held at MCE's principal executive offices, 310 Dino Drive, Ann Arbor, Michigan on Tuesday, September 2, 2003 at 10:00 a.m., local time. The purpose of the MCE meeting is to consider and vote upon the approval and adoption of the merger agreement. Approval of the merger agreement includes approval of:


     the merger;

     the indemnification provisions contained in the merger agreement;

     the appointment of the shareholders' representative; and

     the terms and conditions of the related pledge escrow agreement.

    MCE does not intend to transact any other business at the special meeting, except for business that properly comes before the MCE meeting or any postponements or adjournments of the meeting by the MCE board of directors.

RECORD DATE AND VOTE REQUIRED (PAGE 30)


    The record date for the MCE meeting is August 13, 2003. Only MCE shareholders of record at the close of business on that date are entitled to notice of, and to vote at, the MCE meeting. Under the Michigan Business Corporation Act, the affirmative vote of the holders of a majority of the MCE common stock outstanding as of the MCE record date is required to approve and adopt the merger agreement.

    As of August 13, 2003, there were 85 shareholders of record of MCE common stock and 20,988,180 shares of MCE common stock outstanding. MCE shareholders of record will be entitled to cast one vote per share on each matter to be acted upon at the MCE meeting.

    The directors and executive officers of MCE may be deemed to beneficially own, as of the record date, approximately 10,398,400 shares of MCE common stock or 50% of the outstanding voting power of MCE. MCE currently expects that all of these holders will vote in favor of the proposal to approve the merger agreement.

    Several MCE shareholders beneficially owning in the aggregate approximately 69% of MCE's common stock entered into shareholder voting agreements in which they agreed to vote their shares in favor of the merger and approval of the merger agreement.


RECOMMENDATION OF MCE BOARD OF DIRECTORS (PAGE 31)

    At its meeting on June 27, 2003, after due consideration, the MCE board of directors, among other actions, unanimously:

     determined that the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of MCE shareholders;

     approved the merger agreement, the pledge escrow agreement, the warrant exchange agreements and the shareholder voting agreements; and

     recommended that MCE shareholders vote for the adoption of the merger agreement and the merger pursuant to the terms and conditions of the merger agreement.

    Certain directors and officers of MCE, including John L. Smucker, Jon E. Carlson and Geoffrey D. Smith, will receive certain benefits in connection with the merger. For a discussion of certain interests of directors and officers that are different from or in addition to the interests of other shareholders, see 'The Merger -- Interests of MCE Directors and Officers in the Merger' on page 41.


NO APPRAISAL RIGHTS (PAGE 44)

    MCE shareholders are not entitled to exercise dissenters' or appraisal rights as a result of the merger or to demand payment for their shares under applicable laws. See 'The Merger -- No Appraisal Rights.'

THE MERGER AND THE MERGER AGREEMENT (PAGE 45)

    The merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated in this proxy statement/prospectus by reference. We encourage you to read the merger agreement as it is the legal document that governs the merger.

TERMS OF THE MERGER AGREEMENT (PAGE 45)

    If the shareholders of MCE approve the merger agreement and the other closing conditions are met, the merger will be effective at the time the certificate of merger is filed with the Department of Consumer & Industry Services of the State of Michigan or any later time specified in the certificate of merger. The merger is expected to close and the effective time of the merger is expected to be shortly after the special meeting of shareholders of MCE, and before October 31, 2003, assuming all of the conditions to the merger are met or waived. Following the merger, Acquisition, which will have acquired the business of MCE, will continue as a wholly owned subsidiary of Aeroflex.

EXCHANGE RATIO (PAGE 45)

    In the merger, you will receive .2265 of a share of Aeroflex common stock for each share of MCE common stock held, subject to adjustment resulting from the application of the exchange ratio set forth under 'Certain Provisions of the Merger Agreement -- Treatment of Stock, Warrants and Options; Exchange Ratio.' In lieu of fractional shares of Aeroflex common stock, you will receive a number of shares of Aeroflex common stock rounded up or down to the nearest whole share.

    The exchange ratio which determines the number of shares of Aeroflex common stock to be received for each share of MCE common stock will not vary based on fluctuation in the market price of the Aeroflex common stock. The number of shares of Aeroflex common stock to be received for each share of MCE common stock is subject to adjustment only for certain expenses of MCE and its shareholders incurred in connection with the merger, in the event that MCE's fully-diluted outstanding capital stock changes due to stock repurchases and similar events and, if the merger is not consummated by October 23, 2003, in respect of the 131,458 additional shares which become issuable under the MCE common stock purchase warrants on such date. MCE shareholders will not know the value of the Aeroflex common stock they will receive in the merger when the special meeting of MCE shareholders is held. The value of the Aeroflex common stock will depend upon its market price when the merger is completed. The number of shares of Aeroflex common stock received will depend upon the amount of MCE and shareholder expenses and the number of shares of MCE common stock outstanding, and issuable pursuant to warrants, on the day the merger is completed.

STOCK OWNERSHIP FOLLOWING THE MERGER (PAGE 78)



    Based on the number of shares of MCE common stock outstanding on August 13, 2003 and the number of shares of Aeroflex common stock outstanding on August 14, 2003:


     the shares of Aeroflex common stock that will be owned by MCE shareholders, including holders of outstanding MCE common stock purchase warrants, will represent approximately 9% of the outstanding Aeroflex common stock after the merger; and

     the shares of Aeroflex common stock owned by existing Aeroflex stockholders will represent approximately 91% of the outstanding Aeroflex common stock after the merger.


TERMINATION OF THE MERGER AGREEMENT (PAGE 54)


    The merger agreement may be terminated as specified in the merger agreement, including:

     by mutual written consent of Aeroflex and MCE authorized by their respective boards of directors;

     by MCE or Aeroflex if it is not in breach and if the merger has not been consummated by October 31, 2003, unless such delay is due to a breach by the party seeking to terminate;

     by MCE or Aeroflex if a court or other authority issues an order permanently preventing the merger;

     by either MCE or Aeroflex if the conditions contained in the merger agreement are not satisfied within the time contemplated by the merger agreement;

     by either Aeroflex or MCE if the other party breaches its representations, warranties or covenants contained in the merger agreement and the breach results in a material adverse effect on the breaching party;

     by Aeroflex or MCE if due to the occurrence or non-occurrence of any event, condition, circumstance or otherwise, there has been a material adverse effect on the other party since the date of the merger agreement; or

     by MCE if there has been an acquisition proposal from a third party which MCE's board of directors determines is superior to the terms of the proposed merger with Aeroflex.


ALTERNATIVE ACQUISITION PROPOSALS; NO SOLICITATION BY MCE (PAGE 50)

    The merger agreement contains detailed provisions prohibiting MCE from seeking an alternative transaction. These provisions generally prohibit MCE, as well as its officers, directors, employees, affiliates, agents, representatives and advisors, from taking any action to solicit an acquisition proposal from a third party. The merger agreement does not, however, prohibit MCE or its board of directors from considering, and potentially recommending, an unsolicited bona fide written superior proposal from a third party in the circumstances described under 'Certain Provisions of the Merger Agreement -- Alternate Acquisition Proposals; No Solicitation by MCE' on page 50.


    In the event that MCE's board of directors receives such a superior proposal and withdraws its recommendation of the merger with Acquisition and, as a result, the merger with Acquisition is not consummated, MCE is required to pay Aeroflex a termination fee of $2,250,000, plus reasonable fees and expenses incurred by Aeroflex.


INDEMNIFICATION AND PLEDGE ESCROW AGREEMENT; SHAREHOLDERS' REPRESENTATIVE (PAGE 55)

    If the merger occurs, all holders of MCE common stock and warrants will be obligated to indemnify Aeroflex and its affiliates on a pro rata basis against losses due to, among other things, the breach or inaccuracy of any of MCE's representations and warranties and covenants made and certain indemnities given in the merger agreement. This obligation is limited to 40% of the total number of shares of Aeroflex common stock issued in the merger to holders of outstanding MCE common stock and warrants. An escrow arrangement will be established at closing to hold these shares of Aeroflex common stock. Michael J. Endres, who is a shareholder and a member of MCE's board of directors, will serve as the initial shareholders' representative on behalf of all MCE shareholders and warrantholders. A portion of the shares of Aeroflex common stock held in escrow having an aggregate value of $150,000 will be held to pay the expenses of the shareholders' representative. The shareholders' representative may reduce the number of shares to be distributed to the shareholders, pro rata, by the aggregate number of shares required to pay expenses in excess of $150,000. The escrow arrangement and indemnification obligations will end four years after closing, subject to a holdback for unresolved claims. The escrow agent will distribute to the former MCE shareholders and warrantholders, pro rata based on the number of MCE shares owned or issuable to them, a certain number of shares of Aeroflex common stock held in escrow on the first, second and third anniversaries of the closing in accordance with the pledge escrow agreement, reduced by any amounts reserved for claims for indemnification made by Aeroflex. The balance of the Aeroflex common stock held in escrow will be released on the fourth anniversary of the closing, reduced by any amounts paid or reserved for claims for indemnification made by Aeroflex. The form of pledge escrow agreement is attached to this proxy statement/prospectus as Annex B and is incorporated into this proxy statement/prospectus by reference. See 'Certain Provisions of the Merger Agreement -- Indemnification; Pledge Escrow Agreement; Shareholders' Representative' on page 55.


    Consequently, after the consummation of the merger, you will only receive 60% of the shares to which you are entitled by virtue of the exchange ratio and some or all of the balance (40%) of the shares held under the pledge escrow agreement may be forfeited in the event that indemnity is required.


WARRANT EXCHANGE AGREEMENTS (PAGE 57)

    Concurrently with the execution and delivery of the merger agreement, the holders of MCE's common stock purchase warrants entered into warrant exchange agreements. Under the terms of the warrant exchange agreements, the common stock purchase warrants will be exchanged and convert into that number of shares of Aeroflex common stock into which the MCE shares underlying such warrants otherwise would be convertible into in accordance with the exchange ratio, without any prior exercise of the warrant. In addition, the warrantholders agreed to be subject to the indemnification provisions contained in the merger agreement to the same extent as the MCE shareholders and to bear their pro rata share of the shareholder expenses incurred in connection with the merger. A form of warrant exchange agreement is attached to this proxy statement/prospectus as Annex C and is incorporated into this proxy statement/prospectus by reference. See 'Warrant Exchange Agreements,' on page 57.

SHAREHOLDER VOTING AGREEMENTS (PAGE 57)

    Concurrently with the execution and delivery of the merger agreement, MCE shareholders beneficially owning in the aggregate approximately 69% of MCE's common stock entered into shareholder voting agreements in which they agreed, among other things, to vote their shares in favor of the merger and approval of the merger agreement. Accordingly, regardless of how you vote, subject to a limitation in the event of a change in the recommendation of the MCE board of directors due to a superior proposal, the merger and the adoption of the merger agreement will be adopted and approved. A form of shareholder voting agreement is attached to this proxy statement/prospectus as Annex D and is incorporated in this proxy statement/prospectus by reference. See 'Shareholder Voting Agreements' on page 57.

INTERESTS OF MCE DIRECTORS AND OFFICERS IN THE MERGER (PAGE 41)


    The directors and officers of MCE have interests in the merger that are different from or in addition to your interests. Acquisition has agreed to enter into three year employment agreements with John L. Smucker, Jon E. Carlson and Geoffrey D. Smith, which will become effective upon consummation of the merger. Under these agreements:

     John L. Smucker will receive a base salary of $290,000.

     Jon E. Carlson will receive a base salary of $175,000.

     Geoffrey D. Smith will receive a base salary of $135,000.

    Under the merger agreement, John L. Smucker has a stock option to purchase 1,104,700 shares of MCE common stock at $0.649 per share that will be exchanged for options to purchase Aeroflex common stock at a price adjusted for the exchange ratio. Continuing officers and certain employees of MCE will receive options to purchase Aeroflex common stock vesting over three years at an exercise price equal to the fair market value of the Aeroflex common stock on the date of grant.

    In addition, under the merger agreement, Acquisition has agreed to purchase insurance and provide indemnification for three years following the closing for present and former directors and officers of MCE with respect to acts and omissions in their capacities as directors and officers.


OPINION OF MCE'S FINANCIAL ADVISOR (PAGE 36)

    On June 27, 2003, RBC Dain Rauscher Inc., a member company of RBC Capital Markets (which is referred to in this proxy statement/prospectus as RBC), as financial advisor to MCE in connection with the proposed Aeroflex merger, rendered its oral opinion to the MCE board of directors, confirmed by the delivery of its written opinion dated the same date, that, as of that date and subject to the assumptions, qualifications and limitations set forth in its opinion, the aggregate shareholder consideration to be paid in the proposed merger was fair, from a financial point of view, to the holders of MCE common stock (taken as a whole). The term 'aggregate shareholder consideration' was defined for the purposes of RBC's opinion in the opinion itself, the full text of which is attached to this joint proxy statement/prospectus as Annex E, and that definition also appears on page 36 below. The summary of RBC's opinion that appears on pages 36 through 41 below is qualified by reference to the full text of the opinion, which we urge you to read carefully in its entirety. RBC's opinion was directed to the MCE board of directors and does not constitute a recommendation as to how any MCE shareholder should vote on the approval and adoption of the merger agreement nor does it constitute an opinion by RBC as to MCE's underlying business decision to engage in the merger or the relative merits of the merger compared to any alternative business strategy or transaction in which MCE might engage.

REGULATORY APPROVALS (PAGE 42)

    No governmental approvals are required to complete the merger.

FEDERAL TAX CONSEQUENCES (PAGE 42)


    Aeroflex and MCE intend that the merger be treated as a reorganization for U.S. federal income tax purposes. If the merger of MCE with and into Acquisition is a reorganization for U.S. federal income tax purposes, MCE shareholders will not recognize a gain or loss on the receipt of Aeroflex common stock upon consummation of the merger for U.S. federal income tax purposes.

                      COMPARATIVE MARKET VALUE INFORMATION

    Aeroflex common stock is traded on The Nasdaq National Market under the symbol 'ARXX.' MCE common stock does not trade publicly.


    On June 27, 2003, the last trading day prior to the public announcement of the proposed merger, the closing price per share of Aeroflex common stock was $7.31, and on August 14, 2003, the most recent date for which this information could be obtained prior to the printing of this document, the closing price per share of Aeroflex common stock was $8.38.


                 HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

    The following tables show financial results actually achieved by each of Aeroflex and MCE (the 'historical' figures) and also show results on a pro forma basis reflecting the merger of MCE and Acquisition, accounted for as a purchase as if it had been consummated as of July 1, 2001 for purposes of the operating statements and as of March 31, 2003 for purposes of the balance sheet (the 'pro forma combined' figures). The pro forma combined figures in the following table are presented for informational purposes only and are not necessarily indicative of the combined financial position or results of operations in the future or what the combined financial position or results of operations would have been had the merger been completed and the applicable purchase accounting adjustments been reflected during the periods or as of the date for which this pro forma data is presented. The figures presented for the Aeroflex pro forma combined per share amounts were calculated assuming .2265 of a share of Aeroflex common stock issued for each share of MCE common stock (the exchange ratio).

    The table below presents historical financial and per share information for Aeroflex and MCE and unaudited pro forma combined per share information after giving effect to the merger. This information should be read in conjunction with the audited consolidated financial statements and unaudited interim consolidated financial statements and the notes thereto of Aeroflex, which are incorporated by reference, and the audited consolidated financial statements and unaudited interim consolidated financial statements and notes thereto of MCE, which are included elsewhere in this proxy statement/prospectus beginning on page F-1. In addition, it is important that you read the Selected Unaudited Pro Forma Combined Financial Information included in this document on page 15. The pro forma information is not necessarily indicative of either the financial results that would have occurred had the merger taken place at the beginning of the periods presented or future operating results of the merged companies. The historical book value per share was calculated by dividing stockholders' equity by the number of shares of common stock outstanding at the end of each period. The pro forma combined book value per share was calculated by dividing pro forma combined stockholders' equity by the sum of the number of Aeroflex common shares outstanding at the end of the period and the number of Aeroflex common shares assumed to be issued in connection with the merger, including upon the exchange of MCE common stock purchase warrants, but does not assume the exercise of any currently outstanding options of Aeroflex or MCE.

                           [TABLE ON FOLLOWING PAGE]

                                                                                  AS IF AND
                                                                                   FOR THE
                                                               YEAR ENDED     NINE MONTHS ENDED
                                                              JUNE 30, 2002     MARCH 31, 2003
                                                              -------------     --------------
Aeroflex -- Historical
Per common share data:
    Income from continuing operations
        Basic...............................................       $.01             $ .09
        Diluted.............................................        .01               .09
    Cash Dividends(1).......................................        N/A               N/A
    Stockholders' Equity....................................                        $4.24
Unaudited Aeroflex Pro Forma Combined
Per common share data:
        Basic...............................................       $.07             $ .07
        Diluted.............................................        .07               .07
    Cash Dividends(1).......................................        N/A               N/A
    Stockholders' Equity....................................                        $4.55

---------

(1) Aeroflex has never declared or paid any cash dividends on its common stock. There have been no stock dividends declared or paid on Aeroflex' common stock during Aeroflex's past three fiscal years except for a five-for-four stock split, which was paid on July 7, 2000 for record holders as of June 26, 2000 and a two-for-one stock split, which was paid on November 22, 2000 for record holders as of November 16, 2000. Aeroflex currently intends to retain any future earnings for use in the operation and development of its business and for acquisition and therefore, does not intend to declare or pay any cash dividends on its common stock in the foreseeable future. In addition, Aeroflex' revolving credit and security agreement, as amended, prohibits it from paying cash dividends.

    The per share data for MCE Technologies, Inc. has been excluded as such information is not relevant or meaningful.

             SELECTED HISTORICAL FINANCIAL INFORMATION OF AEROFLEX

    The historical operations statement data and balance sheet data presented below for each year ended and as of June 30 in each year in the five-year period ended June 30, 2002, included in the following selected financial data have been derived from the consolidated financial statements of Aeroflex, which were audited by KPMG LLP independent certified public accountants. The historical operations statement data and balance sheet data as of and for the nine-month periods ended as of March 31, 2003 and 2002, included in the following selected financial data have been derived from consolidated financial statements of Aeroflex that have not been audited, but that, in the opinion of the management of Aeroflex, reflect all adjustments necessary for the fair presentation of such data for the interim periods. The results of operations for the nine-month period ended March 31, 2003, are not necessarily indicative of future results of operations. Data as of and for the fiscal years ended June 30, 2002 and 2001, and as of and for the nine month period ended March 31, 2002 has been restated to separately present operations that were discontinued in December 2002. The data presented below is qualified by reference to financial information appearing in Aeroflex's Form 8-K, filed July 21, 2003, and its Forms 10-Q and 10-K that are incorporated by reference herein. See 'Where You Can Find More Information' on page 92.

                     AEROFLEX INCORPORATED AND SUBSIDIARIES
                            SELECTED FINANCIAL DATA
      (IN THOUSANDS, EXCEPT PERCENTAGES, FOOTNOTES AND PER SHARE AMOUNTS)

                                                                                                      NINE MONTHS ENDED
                                                        YEARS ENDED JUNE 30,                              MARCH 31,
                                      --------------------------------------------------------      ----------------------
                                        1998       1999       2000       2001          2002           2002          2003
                                        ----       ----       ----       ----          ----           ----          ----
                                                                                                         (UNAUDITED)
Operations Statement Data
   Net sales........................  $121,959   $160,382    $188,750  $232,553      $ 202,129      $135,875      $213,139
   Income from continuing
    operations......................     8,430      9,765(3)   14,379    22,864 (2)        324 (1)       474 (1)     5,483
   Discontinued operations(6).......        --         --         --     (1,642)       (11,105)       (1,485)       (2,138)
   Cumulative effect of a change in
    accounting......................        --         --         --        132 (5)         --            --            --
   Net income (loss)................     8,430      9,765(3)   14,379    21,354 (2)    (10,781)(1)    (1,011)(1)     3,345
   Income from continuing operations
    per common share................
      Basic.........................  $   0.22   $   0.22(3) $   0.30  $   0.39 (2)  $    0.01 (1)  $   0.01 (1)  $   0.09
      Diluted.......................      0.20       0.20(3)     0.28      0.37 (2)       0.01 (1)      0.01 (1)      0.09
   Cash dividends per share.........        --         --         --         --             --            --            --
   Weighted average number of common
    shares outstanding
      Basic.........................    37,555     45,011      48,189    58,124         59,973        59,926        60,180
      Diluted.......................    41,867     48,371      51,474    61,041         62,012        61,992        60,739

                                                              JUNE 30,                                     MARCH 31,
                                     ----------------------------------------------------------      ----------------------
                                       1998       1999          2000       2001          2002          2002          2003
                                       ----       ----          ----       ----          ----          ----          ----
                                                                                                          (UNAUDITED)
Balance Sheet Data
   Working capital.................  $ 53,660   $ 50,060      $133,586   $152,374      $144,896      $157,575      $155,482
   Total assets....................   124,762    165,672       249,495    312,746       318,465       306,133       321,410
   Long-term debt (including
    current portion)...............    11,481     31,371        15,085     13,333        14,809        11,906        13,447
   Stockholders' equity............    86,761    101,826       201,644    255,121       249,482       257,081       255,105
Other Statistics
   After tax profit margin from
    continuing operations..........       6.9%       6.1%(3)       7.6%       9.8%(2)       0.2%(1)       0.3%(1)       2.6%
   Return on average stockholders'
    equity from continuing
    operations.....................      13.9%      10.4%(3)       9.5%      10.0%(2)       0.1%(1)       0.2%(1)       2.2%
   Stockholders' equity per
    share(4).......................  $   1.97   $   2.18      $   3.59   $   4.28      $   4.16      $   4.29      $   4.24

---------

(1) Includes $9.1 million ($5.8 million, net of tax, or $.09 per diluted share) for the consolidation of three of Aeroflex' manufacturing operations in order to take advantage of excess manufacturing capacity and reduce operating costs including charges related to excess equipment capacity primarily in Aeroflex' microelectronic segment and impairments to intangibles related to Aeroflex' microelectronics fiber optic acquisition. Also includes $1.1 million ($1.1 million, net of tax, or $.02 per diluted share) for the write-off of in-process research and development acquired in connection with the purchase of IFR Systems, Inc. in May 2002. For the nine months ended March 31, 2003, the restructuring charge was $5.0 million ($3.4 million net of tax) or $.06 per diluted share.

(2) Includes $1.5 million ($990,000, net of tax or $.02 per diluted share) for the write-off of in-process research and development acquired in connection with the purchase of RDL, Inc. in October 2000.

(3) Includes $3.5 million ($3.5 million, net of tax, or $.07 per diluted share)for the write-off of in-process research and development acquired in connection with the purchase of UTMC Microelectronic Systems, Inc. in February 1999.

(4) Calculated by dividing stockholders' equity, at the end of the year, by the number of shares outstanding at the end of the year.
                                              (footnotes continued on next page)

(footnotes continued from previous page)

(5) Reflects the cumulative effect of the adoption of Statement of Financial Accounting Standards No. 133, 'Accounting for Derivative Instruments and Hedging Activities,' as amended, effective July 1, 2000.

(6) Discontinued operations represent the abandonment of Aeroflex's fiber optic lithium niobate modulator operation in December 2002. See note 16 to Aeroflex's 2002 consolidated financial statements.

Note: All share and per share amounts have been restated to reflect a five-for-four stock split paid on July 7, 2000 and a two-for-one stock split paid on November 22, 2000.

                SELECTED HISTORICAL FINANCIAL INFORMATION OF MCE


    The following table presents the financial results of MCE and its subsidiaries as of and for the periods indicated. MCE's annual information is derived from MCE's consolidated financial statements audited by Ernst & Young LLP, independent auditors of MCE, and has been prepared in conformity with accounting principles generally accepted in the United States. The selected financial data below should be read in conjunction with MCE's consolidated financial statements and notes thereto. Data for the six months ended June 30, 2003 and 2002 are unaudited, but in the opinion of MCE's management the six-month figures reflect all normal recurring adjustments necessary for a fair presentation of the financial position and results of operations as of or for those periods. The historical results included below and elsewhere in this document are not necessarily indicative of future performance.


                    MCE TECHNOLOGIES, INC. AND SUBSIDIARIES
                            SELECTED FINANCIAL DATA
                  (IN THOUSANDS, EXCEPT PERCENTAGES AND NOTES)


                                                                                                       SIX MONTHS
                                                                                                          ENDED
                                                             YEARS ENDED DECEMBER 31,                   JUNE 30,
                                                 ------------------------------------------------   -----------------
                                                  1998      1999       2000      2001       2002      2002      2003
                                                  ----      ----       ----      ----       ----      ----      ----
                                                                                                       (UNAUDITED)
Operations Statement Data
Net sales...................................   $61,764     $57,800    $86,249   $86,156   $ 64,393    $33,925   $28,728
Warrant expense (credit)(1).................        --         250      4,600    (3,619)   (10,600)    (5,300)    1,886
Income (loss) before discontinued operations
 and cumulative effect of change in
 accounting principle(10)...................    (4,457)(2)  (2,395)(3)    421(3)  9,728     10,418(4)   6,208    (1,618)(4)
Income (loss) from discontinued operations,
 net of taxes(5)............................        --         504        492    (2,380)    (8,306)    (1,180)     --
Cumulative effect of change in accounting
 for warrants...............................        --        --        --       (6,066)(6)    --        --        --
Net income (loss)...........................    (4,457)(7)  (1,891)       913(8)  1,282      2,112      5,028    (1,618)

                                                                        DECEMBER 31,                      JUNE 30,
                                                       -----------------------------------------------   -----------
                                                        1998      1999      2000      2001      2002        2003
                                                        ----      ----      ----      ----      ----        ----
                                                                                                         (UNAUDITED)
Balance Sheet Data
Working capital......................................  $ 8,096   $10,772   $14,558   $15,839   $13,908     $ 7,192
Total assets.........................................   59,460    69,981    80,063    72,363    55,832      47,458
Long-term debt (including current portion)(9)........   28,379    38,560    39,189    34,059    27,368      19,049
Stockholders' equity.................................    3,319     1,114     1,304     1,576     3,465       1,464
Other Statistics
Income (loss) before discontinued operations and
 cumulative effect of change in accounting principle
 as a percentage of sales............................     (7.2)%    (4.1)%     0.5%     11.3%     16.2%       (5.6)%


                                                   (footnotes on following page)

(footnotes from previous page)

 (1) Warrant expense (credit) reflects the impact of the change in the fair value of outstanding MCE warrants.

 (2) Includes a $6.0 million non-taxable charge for the write-off of in-process research and development in connection with the purchase of MCE / Metelics Corporation in 1998.

 (3) Includes a $2,695,000 pre-tax charge in 1999 and a $496,000 pre-tax credit in 2000 related to MCE's restructuring of its MCE / KDI Corporation business.


 (4) Includes a $268,000 pre-tax charge for the closure of MCE's Engineering Design Center in 2002, and $95,000 for the six months ended June 30, 2003.


 (5) Discontinued operations includes the results of MCE / DML Microwave, LTD.

 (6) Includes a $6.1 million non-taxable charge for the adoption of EITF 00-19, which required MCE's warrants to be adjusted to fair value and change in fair value charged to earnings.

 (7) Includes $438,000 of pre-tax expenses associated with an attempted initial public offering in 1998. These costs are included in Interest Expense and Other in the 1998 consolidated statement of operations.

 (8) Includes $1.5 million of pre-tax expenses associated with an attempted initial public offering in October 2000. These costs are included in Interest Expense and Other in the 2000 consolidated statement of operations.

 (9) Long-term debt includes the revolving line of credit and subordinated debt before discount on subordinated debt.

(10) Results include the effect (net of taxes) of amortization of goodwill and certain other intangibles for which amortization ceased on January 1, 2002 with MCE's adoption of FASB No. 142, Accounting for Goodwill and Other Intangibles of $1,102,000, $1,261,000, $1,233,000, and $1,233,000 in 1998,
     1999, 2000, and 2001, respectively.

          SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

    The merger will be accounted for under the purchase method of accounting, which means the assets, including identifiable intangible assets, and liabilities of MCE will be recorded, as of the completion of the merger, at their respective fair values and combined with those of Aeroflex, and the operating results of MCE will be included in the consolidated statement of operations of Aeroflex as of the completion of the merger. For a more detailed description of purchase accounting, see 'The Merger-Accounting Treatment' on page 44.

    The following table presents selected unaudited pro forma combined financial information that reflects the purchase method of accounting, as if the merger had been completed July 1, 2001 for purposes of the operating statement and March 31, 2003 for purposes of the balance sheet. The pro forma financial information presented is not necessarily indicative of either the results of operations that would have occurred had the merger been completed at the beginning of the periods or as of the dates presented or future operating results of the merged companies.

                                                                                   AS OF AND FOR THE
                                                            FOR THE YEAR ENDED     NINE MONTHS ENDED
                                                              JUNE 30, 2002         MARCH 31, 2003
                                                              -------------         --------------
                                                           (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
Net sales................................................        $273,535               $257,072
Income from continuing operations........................           4,812                  4,684
Income from continuing operations per share:
    Basic................................................        $    .07               $    .07
    Diluted..............................................             .07                    .07
Cash dividends per share(1)..............................             N/A                    N/A
Total assets.............................................                               $387,579
Long-term debt (including current portion)...............                                 16,274

---------

(1) Aeroflex has never declared or paid any cash dividends on its common stock. There have been no stock dividends declared or paid on Aeroflex' common stock during Aeroflex's past three fiscal years except for a five-for-four stock split, which was paid on July 7, 2000 for record holders as of June 26, 2000 and a two-for-one stock split, which was paid on November 22, 2000 for record holders as of November 16, 2000. Aeroflex currently intends to retain any future earnings for use in the operation and development of its business and for acquisition and therefore, does not intend to declare or pay any cash dividends on its common stock in the foreseeable future. In addition, Aeroflex' revolving credit and security agreement, as amended, prohibits it from paying cash dividends.

                                  RISK FACTORS

    In evaluating whether to vote in favor of the approval of the merger agreement, MCE shareholders should consider carefully, in addition to the other information in this proxy statement/prospectus, the following factors, as applicable:

RISKS RELATED TO THE MERGER

    MCE SHAREHOLDERS AND WARRANTHOLDERS WILL RECEIVE A FIXED RATIO OF .2265 OF A SHARE OF AEROFLEX COMMON STOCK FOR EACH SHARE OF MCE COMMON STOCK REGARDLESS OF ANY CHANGES IN THE MARKET VALUE OF AEROFLEX COMMON STOCK BEFORE THE COMPLETION OF THE MERGER BUT SUBJECT TO ADJUSTMENT FOR CERTAIN EXPENSES OF MCE AND ITS SHAREHOLDERS, CHANGES IN OUTSTANDING SHARES OF MCE COMMON STOCK AND A POTENTIAL INCREASE IN THE NUMBER OF SHARES UNDERLYING MCE WARRANTS.

    Upon completion of the merger, each share of MCE common stock will be converted into the right to receive .2265 of a share of Aeroflex common stock, subject to adjustment. Under the terms of the merger agreement, the exchange ratio of .2265 of a share of Aeroflex common stock for each share of MCE common stock will be reduced for certain expenses of MCE and its shareholders, pro rata based on the number of shares of MCE common stock outstanding and the number of MCE shares underlying the MCE common stock purchase warrants. The exchange ratio will be further adjusted based upon any change in the number of shares of MCE common stock issued and outstanding, including a reduction in the exchange ratio in respect of the 131,458 additional shares which become issuable under the MCE common stock purchase warrants on October 23, 2003, if the merger is not consummated before that date.

    The market value of Aeroflex common stock has varied since Aeroflex and MCE entered into the merger agreement and will continue to vary in the future due to changes in the business, operations or prospects of Aeroflex, market assessments of the merger, regulatory considerations, market and economic considerations, and other factors. The value of Aeroflex common stock that MCE shareholders and warrantholders will receive upon completion of the merger will depend on the market value of Aeroflex common stock at the time of completion of the merger, which may be different from, and lower than, the value of the Aeroflex common stock on the date the merger agreement was signed. The parties do not have a right to terminate the merger agreement based upon changes in the market price of Aeroflex common stock.

    PURSUANT TO THE INDEMNIFICATION PROVISIONS OF THE MERGER AGREEMENT AND THE RELATED PLEDGE ESCROW AGREEMENT, 40% OF THE SHARES OF AEROFLEX COMMON STOCK THAT YOU ARE ENTITLED TO RECEIVE AS A RESULT OF THE MERGER WILL BE PLACED IN ESCROW. YOU MAY LOSE THESE SHARES IN THE EVENT OF INDEMNITY CLAIMS BY AEROFLEX AND THE VALUE OF THE SHARES HELD IN ESCROW IS SUBJECT TO FLUCTUATIONS DUE TO CHANGES IN THE MARKET VALUE OF AEROFLEX COMMON STOCK.

    Under the merger agreement and the warrant exchange agreements, Aeroflex, Acquisition and their officers, directors and affiliates are indemnified by the MCE shareholders and warrantholders against all claims, losses and liabilities incurred as a result of:

     Any breach or default in the performance by MCE of any covenant or agreement of MCE;

     Any breach of a warranty or representation made by MCE in the merger agreement;

     Any liability relating to certain specified environmental matters; and

     Any expenses not paid by the shareholders as required by the merger agreement.

    The merger agreement provides that 40% of the shares of Aeroflex common stock to be issued to the holders of MCE common stock and warrants in the merger will be placed in escrow with an escrow agent on the closing date in order to secure the indemnification obligations. In the event that Aeroflex makes any claims for indemnification all or some of the shares held in escrow will be used to satisfy those claims and you will lose your pro rata portion of such shares. In addition, the shares subject to the terms of the escrow will be deposited with the escrow agent for a period of up to four years. During that time, the market value of the Aeroflex common stock may fluctuate and may decline. See
' -- Aeroflex's stock price has historically fluctuated and may continue to fluctuate.'

    ALTHOUGH AEROFLEX EXPECTS THAT THE MERGER WILL RESULT IN INCREASED PROFITABILITY, AEROFLEX MAY NOT REALIZE INCREASED PROFITABILITY BECAUSE OF INTEGRATION AND OTHER CHALLENGES.

    The failure of Aeroflex to meet the challenges involved in integrating the operations of Aeroflex and MCE successfully or otherwise to realize any increase in its profitability could seriously harm its results of operations. Realizing the benefits of the merger will depend in part on the integration of technology, operations and personnel. The integration of the companies is a complex, time-consuming and expensive process that, without proper planning and implementation, could significantly disrupt the businesses of Aeroflex and MCE. The challenges involved in integrating MCE include the following:

     demonstrating to the customers of Aeroflex and of MCE that the merger will not result in adverse changes in client service standards or business focus and helping customers conduct business easily with the combined company;

     coordinating manufacturing operations;

     combining product offerings;

     coordinating sales and marketing efforts to effectively communicate the combined company's capabilities following the merger;

     coordinating research and development activities to enhance introduction of new products and technologies with reduced cost;

     preserving distribution, marketing or other important relationships of both Aeroflex and MCE and resolving potential conflicts that may arise;

     minimizing the diversion of management attention from ongoing business concerns and successfully returning Aeroflex and MCE managers to regular business responsibilities from their integration planning activities;

     persuading employees that the business cultures of Aeroflex and MCE are compatible, maintaining employee morale and retaining key employees;

     managing a complex integration process shortly after or pending the completion of other independent reorganizations by Aeroflex.

    Aeroflex may not successfully integrate the operations of MCE in a timely manner, or at all, and may not realize the anticipated benefits or synergies of the merger to the extent, or in the timeframe, anticipated. The anticipated benefits and synergies relate to cost savings associated with operational efficiencies, as well as revenue enhancement opportunities. However, these anticipated benefits and synergies are based on projections and assumptions, not actual experience, and assume a successful integration. In addition to the integration risks discussed above, Aeroflex's ability to realize these benefits and synergies could be adversely impacted by practical or legal constraints on its ability to combine operations.

    THE DIRECTORS AND OFFICERS OF MCE HAVE INTERESTS AND ARRANGEMENTS THAT COULD HAVE AFFECTED THEIR DECISION TO SUPPORT OR APPROVE THE MERGER.

    The interests of the directors and officers of MCE in the merger and their participation in arrangements that are different from, or are in addition to, those of MCE shareholders generally could have affected their decision to support or approve the merger. These interests include employment agreements with Messrs. Smucker, Carlson and Smith and the acceleration in connection with the merger of vesting of a stock option held by Mr. Smucker under the terms of the underlying stock option. Mr. Smucker serves as a director and as the President of MCE. Messrs. Carlson and Smith serve as the Vice
President -- Finance and Vice President -- Marketing, respectively, of MCE. In addition, under the merger agreement, Acquisition has agreed to purchase insurance and provide indemnification for three years following the closing for present and former directors and officers of MCE with respect to acts and omissions in their capacities as directors and officers. As a result of these interests, these directors and officers may be more likely to recommend the proposals relating to the merger than if they did not have these interests. Please see the section entitled 'The Merger -- Interests of MCE Directors and Officers in the Merger' on page 41.

    SOME ANTI-TAKEOVER PROVISIONS CONTAINED IN AEROFLEX'S CERTIFICATE OF INCORPORATION, BYLAWS AND RIGHTS PLAN, AS WELL AS PROVISIONS OF DELAWARE LAW, COULD IMPAIR A TAKEOVER ATTEMPT.

    Aeroflex has provisions in its certificate of incorporation and bylaws, each of which could have the effect of rendering more difficult or discouraging an acquisition deemed undesirable by the Aeroflex board of directors. These include provisions:

     limiting the ability of Aeroflex stockholders to call special meetings;

     requiring advance notice of stockholder proposals for business to be conducted at annual meetings of Aeroflex stockholders and for nominations of candidates for election to the Aeroflex board of directors;

     controlling the procedures for conduct of board and stockholder meetings and election and removal of directors; and

     specifying that stockholders may take action only at a duly called annual or special meeting of stockholders.

    These provisions, alone or together, could deter or delay hostile takeovers, proxy contests and changes in control or management of Aeroflex.

    In addition, Aeroflex has adopted a stockholder rights plan. The rights are not intended to prevent a takeover of Aeroflex. However, the rights may have the effect of rendering more difficult or discouraging an acquisition of Aeroflex deemed undesirable by the Aeroflex board of directors. The rights will cause substantial dilution to a person or group that attempts to acquire Aeroflex on terms or in a manner not approved by the Aeroflex board of directors, except pursuant to an offer conditioned upon redemption of the rights.

    As a Delaware corporation, Aeroflex is also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation law, which prevents some stockholders from engaging in certain business combinations without approval of the holders of substantially all of Aeroflex's outstanding common stock.

    Any provision of Aeroflex's certificate of incorporation or bylaws, Aeroflex's stockholder rights plan or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for Aeroflex stockholders (including former MCE stockholders and warrantholders who become Aeroflex stockholders upon completion of the merger) to receive a premium for their shares of Aeroflex common stock, and could also affect the price that some investors are willing to pay for Aeroflex common stock.

    CUSTOMER UNCERTAINTIES RELATED TO THE MERGER COULD ADVERSELY AFFECT THE BUSINESSES, REVENUES AND GROSS MARGINS OF AEROFLEX, MCE AND THE COMBINED COMPANY.

    In response to the announcement of the merger or due to ongoing uncertainty about the merger, customers of Aeroflex or MCE may delay or defer purchasing decisions or elect to switch to other suppliers. In particular, prospective customers could be reluctant to purchase the combined company's products due to uncertainty about the direction of the combined company's product offerings and willingness to support and service existing products. To the extent that the merger creates uncertainty among those persons and organizations contemplating purchases such that one large customer, or a significant group of smaller customers, delays, defers or changes purchases as a result of the planned merger, the revenues of Aeroflex, MCE or the combined company would be adversely affected. Each of Aeroflex and MCE continues to believe that, consistent with prior assumptions, there is a risk of customer loss due to uncertainties relating to the merger. However, neither Aeroflex nor MCE is aware of any loss of customers, individually or in the aggregate, as a result of the merger process that would have a material impact on their respective results of operations. Customer assurances may be made by Aeroflex and MCE to address their customers' uncertainty about the direction of the combined company's product and related support offerings which may result in additional obligations of Aeroflex, MCE or the combined company. Accordingly, quarterly revenues and net earnings of Aeroflex, MCE or the combined company could be substantially below expectations of market analysts and a decline in Aeroflex's stock price could result.

RISKS RELATED TO AEROFLEX'S BUSINESS

    IN ORDER TO BE SUCCESSFUL, AEROFLEX MUST RETAIN AND MOTIVATE KEY EMPLOYEES, WHICH MAY BE MORE DIFFICULT IN LIGHT OF UNCERTAINTY REGARDING THE MERGER, AND FAILURE TO DO SO COULD SERIOUSLY HARM AEROFLEX.

    In order to be successful, Aeroflex must retain and motivate executives and other key employees, including those in managerial, technical, marketing and information technology support positions. In particular, Aeroflex product generation efforts depend on hiring and retaining qualified engineers. Attracting and retaining skilled workers and qualified sales representatives is also critical to Aeroflex. Experienced management and technical, marketing and support personnel in the microelectronics and test solutions industries are in demand and competition for their talents is intense. Employee retention may be a particularly challenging issue in connection with the merger. Aeroflex also must continue to motivate employees and keep them focused on the strategies and goals of the combined company, which may be particularly difficult due to the potential distractions of the merger.

    THE WEAK ECONOMIC CLIMATE COULD ADVERSELY AFFECT AEROFLEX'S REVENUES, GROSS MARGINS AND EXPENSES.

    Aeroflex revenues and gross margins will depend significantly on the overall demand for microelectronic products and testing solutions, particularly in the product and service segments in which it competes. Softening demand for the products and services of Aeroflex and MCE caused by ongoing economic weakness may result in decreased revenues, earnings levels or growth rates and problems with the saleability of inventory and realizability of customer receivables. The global economy has weakened and market conditions continue to be challenging. As a result, individuals and companies are delaying or reducing expenditures, including those for Aeroflex and MCE products. Aeroflex and MCE have observed effects of the global economic downturn in many areas of their businesses. Further delays or reductions in spending for their products could have a material adverse effect on the results of operations and prospects of the combined company and Aeroflex's stock price.

    AEROFLEX'S OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY ON A QUARTERLY
BASIS.

    Aeroflex's sales, earnings and other operating results have fluctuated significantly in the past, and it expects this trend will continue. Factors which affect Aeroflex's results include:

     the timing, cancellation or rescheduling of customer estimates, orders and shipments;

     the pricing and mix of products sold;

     new product introductions by the combined company;

     the combined company's ability to obtain components and subassemblies from contract manufacturers and suppliers; and

     variations in manufacturing efficiencies.

    Many of these factors are beyond Aeroflex's control. Historically, the fourth quarter of Aeroflex's fiscal year has been its strongest. In addition, Aeroflex experienced a loss in the quarters ended June 30, 2002 and September 30, 2002. Aeroflex's performance in any one fiscal quarter is not necessarily indicative of any financial trends or future performance.

    IN THE EVENT THAT ANY OF AEROFLEX'S CUSTOMERS ENCOUNTERS FINANCIAL DIFFICULTIES AND FAILS TO PAY TO AEROFLEX ANY SIGNIFICANT AMOUNTS OWED FOR RECEIVABLES OR INVENTORY, IT WOULD ADVERSELY EFFECT AEROFLEX'S GROSS MARGINS AND FINANCIAL CONDITION.

    Aeroflex manufactures products to customer specifications and purchases products in response to customer orders. In addition, Aeroflex may commit significant amounts to maintain inventory in anticipation of customer orders. In the event that any customer for whom Aeroflex maintains inventory experiences financial difficulties, Aeroflex may be unable to sell such inventory at its current profit margin, if at all. In such event, Aeroflex's gross margins would decline. In addition, if the financial condition of any customer deteriorates resulting in an impairment of that customer's ability to pay to Aeroflex amounts owed in respect of outstanding receivables, Aeroflex's financial condition would be adversely effected.

    IF THE COMBINED COMPANY CANNOT CONTINUE TO DEVELOP, MANUFACTURE AND MARKET INNOVATIVE PRODUCTS AND SERVICES RAPIDLY THAT MEET CUSTOMER REQUIREMENTS FOR PERFORMANCE AND RELIABILITY, IT MAY LOSE MARKET SHARE AND ITS REVENUES MAY SUFFER.

    The process of developing new high technology products and services is complex and uncertain, and failure to anticipate customers' changing needs and emerging technological trends accurately and to develop or obtain appropriate intellectual property could significantly harm the combined company's results of operations. The combined company must make long-term investments and commit significant resources before knowing whether its predictions will eventually result in products that the market will accept. The combined company must accurately forecast volumes, mix of products and configurations that meet customer requirements, and it may not succeed.

    DUE TO THE INTERNATIONAL NATURE OF THE COMBINED COMPANY'S BUSINESS, POLITICAL OR ECONOMIC CHANGES COULD HARM ITS FUTURE REVENUES, COSTS AND EXPENSES AND FINANCIAL CONDITION.

    The combined company's future revenues, costs and expenses could be adversely affected by a variety of international factors, including:

     changes in a country's or region's political or economic conditions;

     longer accounts receivable cycles;

     trade protection measures;

     unexpected changes in regulatory requirements;

     differing technology standards and/or customer requirements; and

     import or export licensing requirements, which could affect the combined company's ability to obtain favorable terms for components or lead to penalties or restrictions.

    A portion of the combined company's product and component manufacturing, along with key suppliers, also will be located outside of the United States, and also could be disrupted by some of the international factors described above.

    THE COMBINED COMPANY WILL BE EXPOSED TO FOREIGN CURRENCY EXCHANGE RATE RISKS THAT COULD ADVERSELY AFFECT THE FINANCIAL POSITION AND RESULTS OF OPERATIONS OF THE COMBINED COMPANY.

    The combined company will be exposed to foreign currency exchange rate risks that are inherent in its sales commitments, anticipated sales, and assets and liabilities that are denominated in currencies other than the United States dollar. Failure to sufficiently hedge or otherwise manage foreign currency risks properly could adversely affect the combined company's financial position and results of operations.

    AS PART OF ITS BUSINESS STRATEGY, AEROFLEX MAY COMPLETE ACQUISITIONS OR DIVEST NON-STRATEGIC BUSINESSES AND PRODUCT LINES. THESE ACTIONS COULD ADVERSELY AFFECT THE FINANCIAL POSITION AND RESULTS OF OPERATIONS OF THE COMBINED COMPANY.

    As part of its business strategy, Aeroflex engages in discussions with third parties regarding, and enters into agreements relating to, possible acquisitions, strategic alliances, ventures and divestitures in order to manage its product and technology portfolios and further strategic objectives. In order to pursue this strategy successfully, Aeroflex must identify suitable acquisition, alliance or divestiture candidates, complete these transactions, some of which may be large and complex, and integrate acquired companies. Integration and other risks of acquisitions and strategic alliances can be more pronounced for larger and more complicated transactions, or if multiple acquisitions are pursued simultaneously. The integration of Aeroflex and MCE may make the completion and integration of subsequent acquisitions more difficult. However, if Aeroflex fails to identify and complete these transactions, it may be required to expend resources to internally develop products and technology or may be at a competitive disadvantage or may be adversely affected by negative market perceptions, which may have a material effect on the combined company's revenues and selling, general and administrative expenses taken as a whole.

    Acquisitions and strategic alliances may require Aeroflex to integrate with a different company culture, management team and business infrastructure and otherwise manage integration risks. Even if an acquisition or alliance is successfully integrated, Aeroflex may not receive the expected benefits of the transaction. Managing acquisitions, alliances and divestitures requires varying levels of management resources, which may divert the combined company's attention from other business operations. These transactions, including abandoned acquisitions, also may result in significant costs and expenses and charges to earnings. As a result, any completed, pending or future transactions may contribute to the combined company's financial results differing from the investment community's expectations in a given quarter.

    TERRORIST ACTS AND ACTS OF WAR MAY SERIOUSLY HARM THE COMBINED COMPANY'S BUSINESS AND REVENUES, EXPENSES AND FINANCIAL CONDITION.

    Terrorist acts or acts of war (wherever located around the world) may cause damage or disruption to the combined company, its employees, facilities, partners, suppliers, distributors and resellers, and customers, which could significantly impact the combined company's revenues, expenses and financial condition. The terrorist attacks that took place in the United States on September 11, 2001 were unprecedented events that have created many economic and political uncertainties, some of which may materially harm the combined company's business and results of operations. The potential for future terrorist attacks, the national and international responses to terrorist attacks, and other acts of war or hostility have created many economic and political uncertainties, which could adversely affect the business and results of operations of Aeroflex, MCE or the combined company in ways that cannot presently be predicted. In addition, as companies with headquarters and significant operations located in the United States, any of Aeroflex, MCE or the combined company may be impacted by actions against the United States. The combined company will be predominantly uninsured for losses and interruptions caused by terrorist acts and acts of war.

    AEROFLEX'S STOCK PRICE HAS HISTORICALLY FLUCTUATED AND MAY CONTINUE TO FLUCTUATE.

    Aeroflex's stock price, like that of other technology companies, can be volatile. Some of the factors that can affect its stock price are:

     the announcement of new products, services or technological innovations by the combined company or its competitors;

     quarterly increases or decreases in the combined company's revenue or earnings;

     changes in quarterly revenue or earnings estimates by the investment community; and

     speculation in the press or investment community about Aeroflex's strategic position, financial condition, results of operations, business or significant transactions.

    Furthermore, all of the shares of Aeroflex common stock to be issued to MCE shareholders and warrantholders in exchange for their shares of MCE common stock and warrants, as the case may be, in the merger will be freely tradeable except for shares received by holders who may be deemed to be 'affiliates' of the combined company under applicable federal securities laws. Sales of a substantial number of shares of Aeroflex common stock after consummation of the merger, or the perception that such sales could occur, could adversely affect the market prices for Aeroflex common stock after the merger.

    General market conditions and domestic or international macroeconomic and geopolitical factors unrelated to Aeroflex's performance may also affect Aeroflex's stock price. For these reasons, investors should not rely solely on recent trends to predict future stock prices or financial results. In addition, following periods of volatility in a company's securities, securities class action litigation against a company is sometimes instituted. This type of litigation could result in substantial costs and the diversion of management time and resources. Aeroflex anticipates that it will continue to face similar risks associated with stock price volatility following the merger.

                              GENERAL INFORMATION

    Aeroflex has provided the information concerning Aeroflex and the pro forma financial information regarding the combined company, and MCE has provided the information concerning MCE. As used in this proxy statement/prospectus, the term 'combined company' means Aeroflex and MCE and their respective subsidiaries as a consolidated entity following the merger, and references to the products, business, results of operations or financial condition of the combined company should be considered to refer to Aeroflex and MCE and their respective subsidiaries, unless the context otherwise requires.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

    This proxy statement/prospectus and the documents incorporated into this proxy statement/prospectus by reference contain 'forward-looking statements' within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the current beliefs and assumptions of management of Aeroflex and MCE. Words such as 'believes', 'expects', 'anticipates', 'intends', 'plans,' 'estimates', 'should', 'likely' or similar expressions, indicate a forward-looking statement. In addition, forward-looking statements include the information concerning possible or assumed future results of operations of Aeroflex or MCE, including those set forth under the sections entitled:

     'Questions and Answers About the Merger';

     'Summary';

     'Risk Factors';

     'Aeroflex and MCE Unaudited Pro Forma Condensed Combined Financial Statements';

     'The Merger -- Background of the Merger';

     'The Merger -- Aeroflex's Reasons for the Merger';

     'The Merger -- MCE's Reasons for the Merger'; and

     'The Merger -- Opinion of Financial Advisor to MCE'

    Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of Aeroflex or MCE may differ materially from those expressed in the forward-looking statements. Many of the important factors that will determine these results and values are beyond Aeroflex's or MCE's ability to control or predict. Shareholders are cautioned not to put undue reliance on any forward-looking statements. For those statements, Aeroflex and MCE claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Except as otherwise required by law, Aeroflex and MCE do not assume any obligation to update any forward-looking statements.


    There are important factors that may cause actual results to differ materially from those suggested by the forward-looking statements. For a discussion of some of these important factors, you should read carefully the section of this proxy statement/prospectus entitled 'Risk Factors' beginning on page 16.

                                AEROFLEX AND MCE
                     UNAUDITED PRO FORMA CONDENSED COMBINED
                             FINANCIAL INFORMATION

    The Unaudited Pro Forma Condensed Combined Statements of Income combine the historical consolidated statements of income of Aeroflex and MCE giving effect to the merger as if it had occurred on July 1, 2001. The Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical consolidated balance sheet of Aeroflex and the historical consolidated balance sheet of MCE, giving effect to the merger as if it had been consummated on March 31, 2003. We have adjusted the historical consolidated financial information to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the combined results. You should read this information in conjunction with the:

     Accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

     Separate historical unaudited consolidated financial statements of Aeroflex as of and for the nine months ended March 31, 2003 included in Aeroflex's Quarterly Report on Form 10-Q for the nine month period ended March 31, 2003, which is incorporated by reference into this document;

     Separate historical consolidated financial statements of Aeroflex as of and for each of the years in the three-year period ended June 30, 2002 included in Aeroflex's Report on Form 8-K, filed July 21, 2003 (which consolidated financial statements supercede the consolidated financial statements included in Aeroflex's 2002 annual report on Form 10-K), which are incorporated by reference into this document;


     Separate historical unaudited consolidated financial statements of MCE as of and for the six months ended June 30, 2003, which are included in this document; and


     Separate historical audited consolidated financial statements of MCE as of and for the year ended December 31, 2002, which are included in this document.

    The unaudited pro forma condensed combined financial information is presented for informational purposes only. The pro forma information is not necessarily indicative of what Aeroflex's financial position or results of operations actually would have been had it completed the merger at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

    The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting with Aeroflex treated as the acquiror. Accordingly, Aeroflex's cost to acquire MCE will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the date of acquisition. The allocation is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the purchase price allocation pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                        FOR THE YEAR ENDED JUNE 30, 2002

                                                                        PRO FORMA
                                                                       ADJUSTMENTS         PRO FORMA
                                                  AEROFLEX     MCE      (NOTE 3)           COMBINED
                                                  --------     ---      --------           --------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.......................................  $202,129   $72,136    $   (730)(a)       $273,535
Cost of sales...................................   128,352    40,803        (730)(a)        168,425
                                                  --------   -------    --------           --------
Gross profit....................................    73,777    31,333          --            105,110
Selling, general administrative expenses........    49,375    16,304         191 (b)(c)      65,870
Research and development expenses...............    23,140     7,030                         30,170
Acquired in-process research and development....     1,100        --                          1,100
                                                  --------   -------    --------           --------
Operating income................................       162     7,999        (191)             7,970
    Interest expense............................    (1,263)   (2,501)      2,293 (e)         (1,471)
    Interest income and other, net..............     1,475     5,300      (6,386)(d)(e)         389
                                                  --------   -------    --------           --------
Income from continuing operations before income
  taxes.........................................       374    10,798      (4,284)             6,888
Provision for income taxes......................        50     1,680         346 (f)          2,076
                                                  --------   -------    --------           --------
Income from continuing operations...............  $    324   $ 9,118    $ (4,630)          $  4,812
                                                  ========   =======    ========           ========

Income from continuing operations per Common
  share -- basic................................    $.01                                     $.07
                                                  ========                                 ========

Income from continuing operations per Common
  share -- diluted..............................    $.01                                     $.07
                                                  ========                                 ========

Weighted average shares used to calculate
  earnings per common share amounts:
    Basic.......................................    59,973                                   65,823
                                                  ========                                 ========

    Diluted.....................................    62,012                                   67,972
                                                  ========                                 ========

Cash dividends per common share.................        --                                       --

                            See accompanying notes.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                    FOR THE NINE MONTHS ENDED MARCH 31, 2003

                                                                        PRO FORMA
                                                                       ADJUSTMENTS         PRO FORMA
                                                  AEROFLEX     MCE      (NOTE 3)           COMBINED
                                                  --------     ---      --------           --------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.......................................  $213,139   $44,449    $   (516)(a)       $257,072
Cost of sales...................................   131,343    28,637        (516)(a)        159,464
                                                  --------   -------    --------           --------
Gross profit....................................    81,796    15,812          --             97,608
Selling, general and administrative expenses....    50,003    11,464         713 (b)(c)      62,180
Research and development expenses...............    22,751     3,895          --             26,646
                                                  --------   -------    --------           --------
Operating income................................     9,042       453        (713)             8,782
    Interest expense............................    (1,023)   (1,591)      1,431 (e)         (1,183)
    Interest income and other, net..............       284     5,111      (5,489)(d)(e)         (94)
                                                  --------   -------    --------           --------
Income from continuing operations before income
  taxes.........................................     8,303     3,973      (4,771)             7,505
Provision (benefit) for income taxes............     2,820      (115)        116 (f)          2,821
                                                  --------   -------    --------           --------
Income from continuing operations...............  $  5,483   $ 4,088    $ (4,887)          $  4,684
                                                  ========   =======    ========           ========

Income from continuing operations per common
  share -- basic................................    $.09                                     $.07
                                                  ========                                 ========

Income from continuing operations per common
  share -- diluted..............................    $.09                                     $.07
                                                  ========                                 ========

Weighted average shares used to calculate
  earnings per common share amounts:
    Basic.......................................    60,180                                   66,030
                                                  ========                                 ========

    Diluted.....................................    60,739                                   66,699
                                                  ========                                 ========

Cash dividends per common share.................        --                                       --

                            See accompanying notes.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF MARCH 31, 2003

                                                                        PRO FORMA
                                                                       ADJUSTMENTS         PRO FORMA
                                                  AEROFLEX     MCE      (NOTE 3)           COMBINED
                                                  --------     ---      --------           --------
                                                                    (IN THOUSANDS)
                     ASSETS
Current Assets
Cash and cash equivalents.......................  $ 42,705   $   257    $(25,107)(e)       $ 17,855
Accounts receivable, less allowance for doubtful
  accounts......................................    64,053     7,910                         71,963
Income taxes receivable.........................       870     5,178          --              6,048
Inventories.....................................    74,456     8,593                         83,049
Deferred income taxes...........................    12,956     1,284                         14,240
Assets of discontinued operations...............        --     1,289          --              1,289
Prepaid expenses and other current assets.......     6,796       575          --              7,371
                                                  --------   -------    --------           --------
        Total current assets....................   201,836    25,086     (25,107)           201,815
Property, plant and equipment, net..............    68,817    10,053                         78,870
Intangible assets with definite lives...........    15,778     6,401       6,069 (b)(c)      28,248
Goodwill........................................    22,476    12,102      32,397 (b)(c)      66,975
Deferred income taxes...........................       867        --        (867)                --
Other assets....................................    11,636        35          --             11,671
                                                  --------   -------    --------           --------
        Total Assets............................  $321,410   $53,677    $ 12,492           $387,579
                                                  ========   =======    ========           ========


      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Current portion of long-term debt...........  $  1,844   $ 1,800    $ (1,700)(e)       $  1,944
    Accounts payable............................    16,490     3,167                         19,657
    Advance payments by customers...............     2,816     2,932                          5,748
    Liabilities of discontinued operations......     1,074                    --              1,074
    Accrued expenses and other current
      liabilities...............................    24,130     4,885       1,350 (c)         30,365
                                                  --------   -------    --------           --------
        Total current liabilities...............    46,354    12,784        (350)            58,788
Long-term debt..................................    11,603    21,808     (19,081)(e)         14,330
Deferred income taxes...........................        --     2,315       1,137 (b)(c)       3,452
Other long-term liabilities.....................     8,348     2,813          --             11,161
Warrants........................................        --     6,498      (6,498)(d)             --
Redeemable Preferred Stock, authorized issued
  and outstanding 4,326 shares:.................        --     4,326      (4,326)(e)             --
                                                  --------   -------    --------           --------
        Total liabilities.......................    66,305    50,544     (29,118)            87,731
                                                  --------   -------    --------           --------
Stockholder's equity
    Series A Junior Participating Preferred
      Stock, par value $.10 per share,
      authorized 110,000; none issued...........        --        --          --                 --
MCE Common Stock................................        --       210        (210)(d)             --
Common Stock, par value $.10 per share;
  authorized 110,000 shares; issued 60,117......     6,012        --         585 (d)          6,597
Additional paid-in capital......................   222,921     8,586      35,992 (d)        267,499
Accumulated other comprehensive income..........     3,578      (600)        600 (d)          3,578
Retained earnings...............................    22,608    (5,063)      4,643 (c)(d)      22,188
Less: Treasury stock, at cost (4,000 shares)....       (14)       --          --                (14)
                                                  --------   -------    --------           --------
        Total stockholders' equity..............   255,105     3,133      41,610            299,848
                                                  --------   -------    --------           --------
        Total liabilities and stockholder's
          equity................................  $321,410   $53,677    $ 12,492           $387,579
                                                  ========   =======    ========           ========



                            See accompanying notes.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                             FINANCIAL INFORMATION

1. DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION

    The merger agreement provides that each outstanding share of MCE common stock will be exchanged for .2265 shares of Aeroflex common stock, subject to adjustment, in a tax-free transaction. Aeroflex will not issue fractional shares in the merger. As a result, the total number of shares of Aeroflex common stock that each MCE shareholder will receive in the merger will be rounded up or down to the nearest whole number. The merger is expected to be completed by October 31, 2003. The merger will be accounted for as a purchase by Aeroflex under accounting principles generally accepted in the United States of America. Under the purchase method of accounting, the assets and liabilities of MCE will be recorded as of the acquisition date, at their respective fair values, and added to those of Aeroflex. The merger is subject to customary closing conditions, including regulatory approvals as well as approval by MCE shareholders.

    For the purpose of this pro forma analysis, the above estimated purchase price has been allocated based on a preliminary estimate of the fair value of assets and liabilities to be acquired. The final purchase price allocation, based on an independent appraisal of the assets and liabilities acquired, may yield different amounts.

2. PURCHASE PRICE

    The following is a preliminary estimate of the purchase price for MCE:

Number of shares of MCE common
    Stock outstanding -- March 31, 2003.....................   20,988,180
Number of shares underlying MCE
    Stock Purchase Warrants.................................    4,842,590
                                                              -----------
                                                               25,830,770
Exchange ratio..............................................        .2265
Number of Shares of Aeroflex Common Stock assumed to be
  issued in purchase of MCE.................................    5,850,669
Average stock price of Aeroflex based on five-day average
  beginning two days before and ending two days after
  announcement of the merger................................  $      7.48
                                                              -----------
                                                              $43,763,000
Estimated fair value of Aeroflex Stock Options expected to
  be exchanged for MCE Stock Options outstanding as of March
  31, 2003, calculated using the Black-Scholes Option
  Pricing Model.............................................    1,400,000
Estimated Transactions Costs................................    1,350,000
                                                              -----------
Estimated Purchase Price....................................  $46,513,000
                                                              ===========
Estimated Purchase Price Allocation
Estimated fair value of net assets (liabilities) acquired
  (assumed).................................................  $(6,636,000)
Remaining allocation:
    In-process research and development charge(1)...........      420,000
    Identifiable intangible assets at fair value(2).........   12,470,000
    Deferred taxes on intangible assets.....................   (4,240,000)
    Goodwill(3).............................................   44,499,000
                                                              -----------
Estimated purchase price....................................  $46,513,000
                                                              ===========

---------

(1) As required by Financial Accounting Standards Board Interpretation No. 4, 'Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method' ('FIN 4'), the purchase price allocated to in-process research and development will be immediately expensed.
                                              (footnotes continued on next page)

(footnotes continued from previous page)

(2) A preliminary list of the acquired identifiable intangible assets is as follows:

                                                                             ($ IN THOUSANDS)
               Developed technology........................................      $ 8,850
               Trade name..................................................        1,100
               Customer relationships......................................        2,400
               Backlog.....................................................          120
                                                                                 -------
                                                                                 $12,470
                                                                                 =======

(3) In accordance with the requirements of Statement of Financial Accounting Standards No. 142, 'Goodwill and Other Intangible Assets' ('SFAS No. 142'), the goodwill associated with the merger will not be amortized.

    Aeroflex recognizes that if the final valuation, which is expected to be completed within six months from the completion of the merger, derives different amounts from its estimate above, Aeroflex will adjust these estimated expected identifiable intangible amounts to those final amounts.

3. ACCOUNTING POLICIES AND FINANCIAL STATEMENT CLASSIFICATIONS

PRO FORMA ADJUSTMENTS

    Adjustments included in the column under the heading 'Pro Forma Adjustments' primarily related to the following:

    (a) To eliminate sales and purchases between Aeroflex and MCE, which, upon completion of the merger, would be considered intercompany transactions, of $730,000 for the year ended June 30, 2002 and $516,000 for the nine months ended March 31, 2003.

        Receivable and payable balances between Aeroflex and MCE at March 31, 2003 were not significant.

    (b) To eliminate acquired goodwill ($12,102,000), acquired intangible assets ($6,401,000) and related deferred tax liability ($2,236,000) included in MCE's historical financial statements. Also to eliminate amortization expense recorded by MCE related to goodwill and intangible assets of $1,590,000 for the year ended June 30, 2002 and $623,000 for the nine months ended March 31, 2003.

    (c) To record:

         The allocation of the estimated purchase price to reflect the difference between the book value and the fair value of net assets required. Also to record accrual of estimated transaction costs ($1,350,000). See also Note 2 to the Unaudited Pro Forma Condensed Combined Financial Statements.

         Amortization expense related to the estimated value of identifiable intangible assets from the purchase price allocation, which are being amortized over their average estimated useful lives of 7 years, of approximately $1,781,000 for the year ended June 30, 2002 and $1,336,000 for the nine months ended March 31, 2003.

    (d) To adjust shareholders' equity for the following:

    Stock Purchase Warrants

         To remove the historical balance of MCE ($6,498,000)

    MCE common stock

         To remove the historical balance of MCE ($210,000)

    Common stock

         To reflect the estimated par value of the shares to be issued by Aeroflex to effect the combination ($585,000)

    Additional paid-in capital (net increase $35,992,000)

         To remove the historical balance of MCE ($8,586,000)

         To reflect the issuance of Aeroflex common stock and options at fair value net of par amounts ($44,578,000).

    Retained earnings (net decrease $4,643,000)

         To remove the historical accumulated deficit balance of MCE
         ($5,063,000)

         To record the estimated write-off of in-process research and development, as required by FIN 4 ($420,000). See also Note 2 to the Unaudited Pro Forma Condensed Combined Financial Statements.

    Accumulated other comprehensive income

         To remove the historical balance of MCE ($600,000)

          To also eliminate warrant expense of $5,300,000 for the year ended June 30, 2002 and warrant credit of $5,111,000 for the nine months ended March 31, 2003.

    (e) Record payment of debt and redemption of Preferred Stock as follows:

    Cash

         To record assumed payment ($25,107,000)

    Debt

         To remove historical balance of MCE, except for a mortgage
    ($20,781,000)

    Redeemable Preferred Stock

         To remove historical balance of MCE ($4,326,000)

   To also eliminate interest expense on MCE debt of $2,293,000 for the year ended June 30, 2002 and $1,431,000 for the nine months ended March 31, 2003 and eliminate interest income on Aeroflex's cash of $1,086,000 for the year ended June 30, 2002 and $378,000 for the nine months ended March 31, 2003.

    (f) To adjust income taxes for pro forma adjustments at 34% except for non-deductible warrant expense of $5,300,000 for the year ended June 30, 2002 and non-taxable warrant credit of $5,111,000 for the nine months ended March 31, 2003.

       The pro forma combined basic and diluted earnings per share for the respective periods presented are based on the combined basic and diluted weighted average shares of Aeroflex adjusted for the estimated number of shares of Aeroflex common stock to be issued to MCE shareholders and stock purchase warrantholders in connection with the merger. Diluted average shares also include 110,000 shares for the assumed dilution from the exercise of stock options issued in connection with the merger.

                              MCE SPECIAL MEETING

DATE, TIME AND PLACE OF MCE MEETING


    The MCE meeting will be held at MCE's principal executive offices, 310 Dino Drive, Ann Arbor, Michigan, on Tuesday, September 2, 2003 at 10:00 a.m. local time.


PURPOSE OF THE MCE MEETING

    The purpose of the MCE meeting is to approve and adopt the merger agreement pursuant to which MCE will be merged with and into a wholly owned subsidiary of Aeroflex and each outstanding share of MCE will be converted into the right to acquire .2265 of a share of Aeroflex common stock, subject to adjustment.

    Under the terms of the merger agreement, the exchange ratio of .2265 of a share of Aeroflex common stock for each share of MCE common stock will be reduced for certain expenses of MCE and it shareholders, pro rata based on the number of shares of MCE common stock outstanding and the MCE shares underlying the MCE common stock purchase warrants. The exchange ratio will be further adjusted based upon any changes in the number of shares of MCE common stock issued and outstanding, including a reduction in the exchange ratio in respect of the 131,458 additional shares which become issuable under the MCE common stock purchase warrants on October 23, 2003, if the merger is not consummated before that date. Pursuant to the indemnification provisions of the merger agreement and a related pledge escrow agreement, 40% of your shares of Aeroflex will be placed in escrow following the merger. These shares may subsequently be delivered to you, however, in the event that Aeroflex has claims for indemnification, some or all these shares may be delivered to Aeroflex to indemnify Aeroflex and you will not receive them. Claims for indemnification could result in the event that Aeroflex suffers losses resulting from a breach by MCE of its representations, warranties and agreements under the merger agreement.

    Approval of the merger agreement includes, without limitation, approval of:

     the merger,

     the indemnification provisions contained in the merger agreement,

     the appointment of Michael J. Endres as the shareholders' representative, and the terms and conditions of the related pledge escrow agreement.

RECORD DATE AND OUTSTANDING SHARES


    The record date for the MCE meeting is August 13, 2003. Only shareholders of record of MCE common stock at the close of business on that date are entitled to notice of, and to vote at, the MCE meeting. As of the record date, there were 85 shareholders of record holding an aggregate of approximately shares of MCE common stock.

    On or about August 22, 2003, a notice meeting the requirements of Michigan law is being mailed to all shareholders of record as of the record date.


VOTE REQUIRED

    Under the Michigan Business Corporation Act and the MCE articles of incorporation, as amended, the affirmative vote of the holders of a majority of the MCE common stock outstanding as of the record date is required to approve and adopt the merger agreement. Each shareholder of record of MCE common stock on the record date will be entitled to cast one vote per share on each matter to be acted upon at the MCE meeting.

    The representation, in person or by proxy, of at least a majority of the outstanding shares of MCE common stock entitled to vote at the MCE meeting is necessary to constitute a quorum for the transaction of business. For the purpose of determining whether the merger proposal has received a majority vote, abstentions will not be included in vote totals. As a result, the effect of an abstention is the same as that of a vote against the merger proposal. Abstentions will, however, be counted in determining whether there is a quorum.


    As of the record date, the directors and officers of MCE may be deemed to be beneficial owners of approximately 10,398,400 shares of MCE common stock or approximately 50% of the votes represented by the shares of MCE common stock then outstanding. MCE currently expects that all of these holders will vote in favor of the proposal to approve the merger agreement. MCE shareholders owning approximately 69% of the MCE common stock have entered into agreements pursuant to which they have agreed to vote the shares owned by them in favor of the approval and adoption of the merger agreement. Accordingly, regardless of how you vote, subject to a limitation in the event of a change in the recommendation of MCE's board of directors due to a superior proposal, the merger and the adoption of the merger agreement will be approved.


PROXIES

    The MCE board of directors has designated John L. Smucker and Jon E. Carlson to serve as proxies in connection with the special meeting. Each of the persons named as proxies for the MCE meeting is an officer of MCE. All shares of MCE common stock that are entitled to vote and are represented at the MCE meeting either in person or by properly executed proxies

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received prior to or at the MCE meeting and not duly and timely revoked will be voted at the MCE meeting in accordance with the instructions indicated on the executed proxies. If no instructions are indicated, proxies will be voted for the approval of the merger agreement. A vote in favor of the merger agreement is a vote in favor of:

     the merger;

     the indemnification provisions contained in the merger agreement;

     the appointment of the shareholders' representative; and

     the terms and conditions of the pledge escrow agreement.

    The MCE board of directors knows of no other matter to be presented at the MCE meeting. If any other matter upon which a vote may properly be taken should be presented at the MCE meeting, shares represented by all proxies received by the MCE board of directors will be voted with respect to that matter in accordance with the judgment of the persons named as proxies in the proxies.

    Execution of a proxy does not in any way affect a shareholder's right to attend the meeting and vote in person. Any proxy may be revoked by a shareholder at any time before it is exercised by delivering a written revocation or a later-dated proxy to the Secretary of MCE, or by attending the meeting and voting in person. Any written notice of revocation or subsequent proxy should be sent to MCE Technologies, Inc. at 310 Dino Drive, Ann Arbor, Michigan, 48103,
Attention: Secretary, or hand-delivered to the Secretary of MCE, in each case at or before the taking of the vote at the MCE meeting.

SOLICITATION OF PROXIES; EXPENSES OF PROXIES

    All costs of solicitation of proxies for the MCE meeting will be borne by MCE. In addition, proxies may also be solicited by some directors, officers and employees of MCE personally or by mail, telephone or facsimile following the original solicitation. These persons will not receive additional compensation for soliciting proxies.

NO APPRAISAL RIGHTS

    Under the Michigan Business Corporation Act, holders of MCE common stock are not entitled to dissenters' rights due to the fact that the shares of Aeroflex common stock to be issued in the merger are traded on The Nasdaq National Market.

RECOMMENDATION OF MCE BOARD OF DIRECTORS

    The MCE board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement and has determined that the merger is fair to, and in the best interests of, MCE and its shareholders. After careful consideration, the MCE board of directors recommends a vote in favor of approval and adoption of the merger agreement.

                                   THE MERGER

    The following discussion summarizes the proposed merger and related transactions. The following is not, however, a complete statement of all provisions of the merger agreement and related transactions. Detailed terms of and conditions to the merger and related transactions are contained in the merger agreement, the pledge escrow agreement, the warrant exchange agreements and the shareholder voting agreements. Copies of the merger agreement and the form of the pledge escrow agreement are attached to this proxy statement/prospectus as Annex A and Annex B, respectively, and are incorporated in this proxy statement/prospectus by reference. A form of the warrant exchange agreement and a form of the shareholder voting agreement are attached to this proxy statement/prospectus as Annex C and Annex D, respectively, and are incorporated in this proxy statement/prospectus by reference. Reference is also made to Annex E. Statements made in this proxy statement/prospectus with respect to the terms of the merger and such related transactions are qualified in their respective entireties by reference to the more

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detailed information set forth in the merger agreement and the other annexes to this proxy statement/prospectus.

BACKGROUND OF THE MERGER

    In January of 2002, RBC Dain Rauscher Inc., a member company of RBC Capital Markets, and John Smucker, MCE's President and Chief Executive Officer, began discussions of strategic alternatives for MCE.

    On July 15, 2002, RBC, in a conversation with Leonard Borow, Executive Vice President and Chief Operating Officer of Aeroflex, and John Buyko, President of Aeroflex Microelectronic Solutions division, first approached Aeroflex regarding the possibility of engaging in a transaction with MCE.

    In late July of 2002, in a telephone call between Mr. Smucker and RBC, RBC proposed to MCE the idea of Aeroflex as a possible transaction partner. In that conversation, RBC received permission from Mr. Smucker to share with management of Aeroflex confidential information on MCE. As a regular part of its business, the management of Aeroflex periodically considers opportunities to expand and strengthen its own technology, products, research and development capabilities and distribution channels, including opportunities through strategic acquisitions, business combinations, investments, licenses, development agreements and joint ventures.

    On August 1, 2002, RBC sent an email to Messrs. Borow and Buyko with an introductory presentation on MCE.

    On November 18, 2002, RBC, in the normal course of its relationship development activities with Aeroflex, met with Mr. Borow to discuss various strategic opportunities. In that conversation, without the knowledge of or specific direction from MCE, RBC discussed opportunities that could arise from an Aeroflex acquisition of MCE. As a result, Aeroflex indicated a willingness to meet with MCE regarding a possible transaction.

    On December 19, 2002, in a telephone call, representatives of RBC provided Mr. Smucker with feedback regarding their conversations with Aeroflex. Mr. Smucker suggested that since IFR Systems, Inc., a wholly owned subsidiary of Aeroflex, was also one of MCE's large customers, perhaps he should get to know the management of Aeroflex for the purpose of expanding their supplier relationship.

    On January 29, 2003, a meeting took place in Plainview, New York, for the principle purpose of enhancing MCE's supplier opportunities, with representatives of RBC, Aeroflex and MCE. Aeroflex was represented by Messrs. Michael Gorin, President of Aeroflex, Borow, Buyko and Carl Caruso, Vice President of Manufacturing for Aeroflex. MCE was represented by Messrs. Smucker, Geoffrey D. Smith, Vice President -- Sales and Marketing of MCE, and Robert Stephens, President and CEO of MCE / Weinschel Corporation, a wholly owned subsidiary of MCE. At the meeting, each company provided an overview of its respective business. In addition, MCE made several specific proposals for possible areas of increased supplier business. At the conclusion of the meeting, Mr. Gorin asked whether MCE would consider merging with Aeroflex. Mr. Smucker responded by indicating that he and the MCE board of directors would consider this opportunity and get back to Mr. Gorin with appropriate direction.

    From February 5 to 7, 2003, Messrs. Smucker, Gorin and Borow communicated via telephone and email, where they discussed the synergies of the companies, and agreed in principle to move forward in good faith to negotiate a merger. To that end, MCE and Aeroflex exchanged non-disclosure agreements.

    On February 11, 2003, Messrs. Smith, Robert E. Hathaway, President of KDI-Resistor Products, a division of MCE / KDI Corporation, a wholly owned subsidiary of MCE, Paul Boccard, VP of Engineering of KDI -- Resistor Products, Malcolm Hill and Jim Walters, General Manager and VP Marketing, respectively, of Aeroflex MIC Technology Corp., a wholly owned subsidiary of Aeroflex, attended a meeting at KDI-Integrated Products, a division of MCE / KDI Corporation, in Whippany, New Jersey, where the parties discussed the potential synergies of combining the companies' thin film manufacturing operations.

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    On February 25, 2003 in Ann Arbor, Michigan, Messrs. Gorin and Borow of
Aeroflex, Messrs. Smucker, Smith and Jon Carlson, Vice President and Chief Financial Officer of MCE, and representatives of RBC met for dinner to discuss the terms of the proposed merger. The following day, Messrs. Smucker, Smith and Carlson made a full company presentation about MCE to Messrs. Gorin and Borow and representatives of RBC.

    During the period of March 4 to 7, 2003, Messrs. Gorin and Borow spoke on the telephone and had an email exchange with RBC about the merger and valuation of MCE.

    During the period of March 10 to 18, 2003, the parties engaged in more formal conversations about the merger. On March 10, Aeroflex agreed to a valuation of $50 million for all of MCE's equity and Mr. Gorin sent to Mr. Smucker the first draft of the non-binding letter of intent via email. The terms of the letter of intent were negotiated over the next several days. On March 14, MCE signed a letter of engagement, engaging RBC as its investment banker in connection with (among other possible transactions) the possible Aeroflex merger. The renegotiated and revised definitive letter of intent was fully executed on March 18 by the parties.

    On March 20, 2003, RBC gave a transaction overview presentation to the MCE board of directors. At the meeting, the board of MCE voted to move ahead to negotiate a merger consistent with the terms provided by the letter of intent. Additionally, on the same date, the parties discussed the overview and a visit report of MCE / Metelics Corporation, a wholly owned subsidiary of MCE.

    On March 26, 2003, MCE announced the sale of its United Kingdom based operation, MCE / DML Microwave Limited.

    From April 2 to 4, 2003, Messrs. Smith and Buyko exchanged email correspondence on various issues, including new Metelics products, Metelics lead at Boeing, MCE / KDI Corporation sales history and business overview presentations on KDI, Metelics, MCE / Weinschel Corporation and MCE / Inmet Corporation, wholly owned subsidiaries of MCE.

    On April 9, 2003, Aeroflex management met in Sunnyvale, California with Metelics management and Messrs. Smucker and Smith, and representatives of RBC, for a due diligence presentation by MCE about Metelics for the benefit of Aeroflex management.

    On April 10, 2003, Aeroflex management met in Whippany, New Jersey with KDI management and Messrs. Smucker and Smith, and representatives of RBC, for a due diligence presentation by MCE about KDI for the benefit of Aeroflex management.

    On April 22, 2003, Aeroflex management met in Ann Arbor, Michigan with Inmet management and Messrs. Smucker and Smith, and representatives of RBC, for a due diligence presentation by MCE about Inmet for the benefit of Aeroflex management.

    On April 23, 2003, Aeroflex management met in Frederick, Maryland with Weinschel management and Messrs. Smucker and Smith, and representatives of RBC, for a due diligence presentation by MCE about Weinschel for the benefit of Aeroflex management.

    On April 30, 2003, RBC spoke via telephone with Mr. Borow, who suggested that, based on the results of Aeroflex's preliminary analysis of the value of MCE, the value of MCE be reduced from $50 million to $45 million. Subsequently, RBC spoke with Mr. Smucker who agreed to the $45 million valuation and, in connection with the calculation of the exchange ratio, on valuing the Aeroflex common stock at no more than $7.50 and no less than $5.50 per share.

    On May 6, 2003, Messrs. Smucker, Carlson, Gorin, Borow, representatives from RBC and attorneys from Dykema Gossett PLLC, the attorneys for MCE, spoke via telephone regarding moving forward with negotiating a merger. In that regard, signed copies of the new $45 million non-binding letter of intent were exchanged via facsimile.

    On May 8, 2003, Messrs. Gorin, Smucker and Carlson spoke on the telephone regarding the terms of the deal and various due diligence issues.

    On May 14, 2003, Kramer, Coleman, Wactlar and Lieberman, P.C., attorneys for Aeroflex, circulated the first draft of the definitive merger agreement.

    On May 15 to 16, 2003, Messrs. Smucker, Smith, Hathaway, Craig E. Lindberg, President of Inmet and Michael D. Snyder, President of KDI, met with Aeroflex management first in Pearl

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River, New York and then at Aeroflex's headquarters in Plainview, New York, for the purpose of enabling MCE to conduct its due diligence investigation of Aeroflex. On the evening of May 16, 2003, Messrs. Smucker, Gorin, Borow and Buyko went to dinner to discuss the merger and business in general. The discussions continued in Plainview on May 17, when Harvey R. Blau, the Chairman of the Board of Aeroflex, joined the group.

    From May 20 to 22, 2003, in Ann Arbor, Michigan, Messrs. Charles Badlato, Treasurer and Assistant Secretary of Aeroflex, Robert Peavey, of Aeroflex/IFR Systems, Inc., a wholly owned subsidiary of Aeroflex, Smucker and Carlson, and representatives of RBC, met to enable Aeroflex the opportunity to perform due diligence on MCE.

    From June 2 to 6, 2003, the parties continued speaking via telephone and email regarding the terms of the deal, as well as discussions regarding general business issues and opportunities.

    On June 11, 2003, RBC, Aeroflex management and its attorneys and MCE management and its attorneys met in Plainview, New York, to address outstanding issues in the merger agreement.

    From June 12 to 26, 2003, the parties continued conversations regarding outstanding business issues. The parties also continued to have ongoing discussions regarding their businesses generally.

    On June 27, 2003, via conference call, RBC made a presentation to the MCE board of directors in support of the fairness of the aggregate shareholder consideration, from a financial point of view, to the holders of MCE common stock (taken as a whole) and the MCE board of directors approved the terms of the merger agreement, including the merger, the indemnification provisions of the merger agreement and the pledge escrow agreement.

    On June 27, 2003, the Aeroflex board of directors held a meeting at which they approved the execution and delivery of the definitive merger agreement and the merger.

    Subsequently, on June 27, 2003, the parties signed the definitive merger agreement.

MCE'S REASONS FOR THE MERGER

    On June 27, 2003, MCE's board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement. In addition, the board also determined that the merger was fair to, and in the best interests of, MCE and its shareholders and recommended that MCE's shareholders vote in favor of the approval and adoption of the merger agreement and the merger.

    In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement and to recommend that MCE's shareholders vote in favor of the approval and adoption of the merger agreement and the merger, the MCE board considered a number of factors, including the following:

     The limited availability to MCE of financing for strategic initiatives and growth, as well as for the liquidity demands related to the terms of the series A preferred stock and the series B subordinated debt previously issued by MCE and the continued accretion of certain of the warrants previously issued by MCE, in light of the current condition of the capital markets in general and the valuation of technology companies in particular and in light of the restrictions imposed by MCE's senior indebtedness.

     The unsuccessful efforts of MCE and its management throughout 2002 to maintain active dialogues with other entities that might have considered a capital investment in or business combination with MCE and the valuations of MCE implied by certain third party proposals.

     The board's belief that the combination of MCE and Aeroflex will create a stronger, more competitive company capable of achieving greater financial strength, operational efficiencies, earning power and growth potential than MCE would have on its own in the current market.

     The ability of MCE's shareholders to, as a result of the merger, receive registered shares of Aeroflex common stock which will be generally freely tradable on The Nasdaq National Market without further registration under the Securities Act, except for any shares owned by 'affiliates' of Aeroflex (which will be subject to the limitations of Rule 144 adopted under the Securities Act) and except for the terms of the pledge escrow agreement. The

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     registration of the shares and the access to The Nasdaq National Market gives MCE shareholders access to liquidity for their investment that MCE could not offer as a private company. In addition, the merger creates an opportunity for MCE's shareholders to share in the combined company's long-term growth.

     The ability of MCE's employees to, as a result of the merger, be employed by a larger, stronger and more profitable company which can offer more career opportunities than MCE could have provided on its own.

     The fact that MCE and Aeroflex intend that the merger be treated as a 'reorganization' within the Internal Revenue Code and, assuming the merger qualifies as such, the United States shareholders of MCE will not recognize taxable income for U.S. federal income purposes upon the exchange of their shares of MCE common stock for shares of Aeroflex common stock pursuant to the merger.

     The terms of the merger agreement and related agreements, including price and structure, which were considered by both MCE's board of directors and MCE's management to provide a fair and equitable basis for the merger.

     RBC's opinion that, as of June 27, 2003, and subject to the assumptions, qualifications and limitations set forth in RBC's written opinion of that date (which is attached as Annex E and which we urge you to read carefully in its entirety), the aggregate shareholder consideration (as that term is defined in RBC's written opinion) was fair, from a financial point of view, to the holders of MCE common stock (taken as a whole).

    The MCE board also identified and considered potential risks relating to the merger, including, but not limited to, the following:

     The risk that the merger would not be consummated and the effect such a result would have on MCE's operations, including distraction and costs in the interim to MCE's normal business operations.

     The risk that the potential benefits sought in the merger might not be fully realized.

     The risk that the fixed exchange ratio in the merger agreement does not provide protection against any decline in the value of Aeroflex's common stock.

     The restrictions on MCE's business prior to the closing or termination of the merger agreement and the potential time frame within which MCE might be subject to those restrictions.

     The other applicable risks described in this proxy statement/prospectus under 'Risk Factors'.

    The MCE Board believed that these risks were outweighed by the potential benefits to be realized from the merger. In view of the variety of factors considered in connection with its evaluation of the merger, both positive and negative, the MCE board did not find it practicable to, and did not quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. Rather, the MCE board viewed its position and recommendation on the totality of facts and circumstances presented to and considered by it. In addition, individual members of the MCE board may have given different weights to the several factors.

    Based on this analysis, the MCE board unanimously approved the merger agreement and the transactions contemplated by the merger agreement, unanimously determined that the merger was fair to, and in the best interests of, MCE and its shareholders, and unanimously recommended that MCE's shareholders vote in favor of the approval and adoption of the merger agreement and the merger.

AEROFLEX'S REASONS FOR THE MERGER

    In reaching its decision to approve the merger agreement, the Aeroflex board considered a number of factors, including the following:

     Historically, Aeroflex has grown its business through strategic acquisitions, as well as internal growth. The Aeroflex board noted that although Aeroflex had improved its revenue growth, implemented a profitable business strategy and increased earnings, the board determined

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     that an increase in the size of the company through a strategic acquisition might enable Aeroflex to increase stockholder value;

     The good strategic fit between the two companies in view of their respective product lines and markets. The combined company should be able to expand its customer base in existing markets as well as enter new markets; and

     The terms and conditions of the merger agreement, including the limitations on the amount of merger consideration that MCE shareholders are entitled to receive.

    The Aeroflex board also considered potential risks relating to the merger, including but not limited to the risk that the merger would not be consummated, with resulting distraction and costs in the interim to Aeroflex' normal business operations. The Aeroflex board believed, however, that these risks were outweighed by the potential benefits to be realized from the merger.

    Based on this analysis, the Aeroflex board determined that the merger is fair to, and in the best interests of, Aeroflex stockholders. In view of the variety of factors considered in connection with its evaluation of the merger, the Aeroflex board did not find it practicable to, and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Aeroflex board may have given different weights to different factors.

OPINION OF FINANCIAL ADVISOR TO MCE

    MCE retained RBC Dain Rauscher Inc., a member company of RBC Capital Markets (which is referred to as RBC), under an engagement letter dated March 14, 2003, to provide investment banking and financial advisory services in connection with various possible transactions involving MCE, including a possible merger, and, if requested, to furnish to MCE's board a written opinion regarding the fairness, from a financial point of view, of the consideration to be received by MCE or its equity security holders in connection with any proposed transaction of that nature.

    On June 27, 2003, RBC rendered its oral opinion, which was confirmed by delivery of its written opinion dated the same date, to the MCE board of directors that, as of that date and subject to the assumptions, qualifications and limitations set forth in its opinion, the aggregate shareholder consideration, as defined below, was fair, from a financial point of view, to the holders of MCE common stock (taken as a whole). The full text of RBC's written opinion is attached to this joint proxy statement/prospectus as Annex E. This summary of RBC's opinion is qualified in its entirety by reference to the full text of the opinion. We urge MCE shareholders to read the RBC opinion carefully and in its entirety.

    RBC's opinion was provided for the information and assistance of the MCE board of directors in connection with its consideration of the merger. RBC's opinion did not address MCE's underlying business decision to engage in the merger or the relative merits of the merger compared to any alternative business strategy or transaction in which MCE might engage. RBC's opinion and presentation to the MCE board of directors were only two of many factors taken into consideration by the MCE board of directors in making its determination to adopt and approve the merger agreement. RBC's opinion does not constitute a recommendation to MCE shareholders as to how they should vote on the approval and adoption of the merger agreement.

    RBC's opinion addressed solely the fairness, from a financial point of view, of the aggregate shareholder consideration to the MCE shareholders (taken as a whole) and did not address any other merger terms or arrangements, including, without limitation, the financial or other terms of any voting, employment or escrow agreement or the provisions of the merger agreement relating to the payment of MCE and shareholder expenses. RBC did not express any opinion as to the prices at which Aeroflex's common stock have traded or may trade following the announcement or consummation of the merger. As used in this section and the opinion of RBC:

     the term 'aggregate consideration' refers to the aggregate consideration to be paid by Aeroflex in the merger (in the form of a combination of its common stock and options) for the securities of MCE; and

     the term 'aggregate shareholder consideration' refers to that portion of the aggregate consideration to be paid to the holders of outstanding shares of MCE common stock (taken

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     as a whole) without giving effect to the deduction of shareholder expenses provided for in the calculation of the exchange ratio set forth in the merger agreement and any shares of Aeroflex common stock contributed to the escrow fund on behalf of MCE shareholders.

    In rendering its opinion, RBC assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating, and other information provided to it by MCE and Aeroflex, including, without limitation, the financial statements and related notes of MCE and Aeroflex. RBC did not assume responsibility for independently verifying, and did not independently verify, this information.

    In rendering its opinion, RBC assumed that the forecasts presented to it by MCE's management were reasonably prepared in good faith and reflected the best currently available estimates and judgments of MCE's management. After discussions with MCE's and Aeroflex' respective managements, RBC further assumed that MCE, on a stand-alone basis, would perform substantially in accordance with the management forecasts and that Aeroflex, on a stand-alone basis, would perform substantially in accordance with publicly-available institutional investment research reports reviewed by RBC (referred to in RBC's opinion and this section as the 'research estimates'). RBC expressed no opinion as to the MCE management forecasts or the research estimates or the assumptions on which they were based.

    In rendering its opinion, RBC did not assume any responsibility to perform, and did not perform, an independent evaluation or appraisal of any of the respective assets or liabilities of MCE or Aeroflex, and RBC was not furnished with any valuations or appraisals of these types. In addition, RBC did not assume any obligation to conduct, and did not conduct, any physical inspection of the property or facilities of MCE or Aeroflex.

    In rendering its opinion, RBC assumed that:

     the merger would be accounted for by Aeroflex as a purchase transaction under generally accepted accounting principles and would qualify as a tax-free reorganization for U.S. federal income tax purposes;

     in all respects material to RBC's analysis, the representations and warranties of each party contained in the merger agreement were correct;

     each party would perform all of the covenants and agreements required to be performed by it under the merger agreement;

     all conditions to the consummation of the merger would be satisfied without waiver; and

     in the course of obtaining the necessary regulatory approvals for the merger, no restrictions, including any divestiture requirements, would be imposed that would have a material effect on the combined company.

    RBC's opinion spoke only as of the date it was rendered, was based on the conditions as they existed and information with which RBC was supplied as of such date, and was without regard to any market, economic, financial, legal or other circumstances or event of any kind or nature which might exist or occur after such date. Unless otherwise noted, all analyses were performed by RBC based on market information available as of June 26, 2003 (the trading day following the end of which, RBC's analysis was finalized and its opinion rendered).

    In connection with its review of the merger and the preparation of its opinion, RBC undertook the review and inquiries it deemed necessary and appropriate under the circumstances, including:

     reviewing the financial terms of the draft dated June 27, 2003 of the merger agreement (RBC assumed that the executed version of the merger agreement would not differ, in any respect material to its opinion, from that draft);

     reviewing and analyzing certain publicly available financial and other data with respect to MCE and Aeroflex and certain other relevant historical operating data relating to MCE and Aeroflex made available to RBC from published sources and from the internal records of MCE and Aeroflex;

     conducting discussions with members of the senior management of MCE with respect to the business prospects and financial outlook of MCE;

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     conducting discussions with members of the senior management of Aeroflex with respect to the business prospects and financial outlook of Aeroflex and the combined company;

     receiving and reviewing financial forecasts prepared by MCE's and Aeroflex's management on the potential future performance of each company, on a stand-alone basis, and, in the case of Aeroflex's forecasts, comparing such forecasts with the research estimates;

     reviewing the reported prices and trading activity for the common stock of Aeroflex;

     reviewing selected market valuation metrics of Aeroflex and other comparable publicly-traded companies; and

     considering the projected pro forma effect of the merger on the combined company's earnings per share.

    In arriving at its opinion, in addition to reviewing the matters listed above, RBC performed the following analyses:

     RBC compared selected market valuation metrics of MCE and comparable publicly-traded companies with the metrics implied by the aggregate consideration; and

     RBC compared the financial metrics, to the extent publicly available, of selected precedent transactions with the metrics implied by the aggregate consideration.

    In performing these analyses, RBC used $44.0 million as the value of the aggregate consideration, having regard to Aeroflex's common stock trading value of $7.33 as of June 26, 2003.

    In connection with the rendering of its opinion to the MCE board of directors, RBC prepared and delivered to the MCE board of directors written materials containing the two analyses listed above and other information material to the opinion. Set forth below is a summary of these two analyses, including information presented in tabular format. To fully understand the summary of the analyses used by RBC, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analysis.

    Comparable Company Analysis. RBC compared the aggregate consideration relative to a group of publicly-traded companies that RBC deemed for purposes of its analysis to be comparable to MCE. In this analysis, RBC compared the enterprise value of MCE implied by the aggregate consideration, expressed as a multiple of actual and projected revenue and EBIT (earnings before interest and taxes) in calendar years 2002 and 2003, to the respective range, mean and median enterprise value to revenue and EBIT multiples implied by the public trading price of the comparable companies' common stock. RBC also compared the equity value of MCE implied by the aggregate consideration, expressed as a multiple of actual and projected net income in calendar years 2002 and 2003, to the respective range, mean and median equity to net income multiples implied by the public trading price of the comparable companies' common stock. Finally, RBC also compared the equity value of MCE implied by the aggregate consideration, expressed as a multiple of current tangible book value, to the respective range, mean and median equity to current tangible book value multiples implied by the public trading price of the comparable companies' common stock. For the purpose of this analysis, RBC defined enterprise value as market capitalization, or equity value, plus debt less cash and cash equivalents, and tangible book value as total assets less total liabilities less intangibles and goodwill. Future revenue and earnings for MCE were based on MCE management's forecasts and future revenue and earnings for the comparable companies used in the analyses were based on publicly available estimates.

    RBC compared enterprise value to revenue and EBIT multiples, and equity value to net income and book value multiples, of the aggregate consideration with those of the following publicly traded companies in the wireless infrastructure industry:

     ANADIGICS, Inc.

     Anaren, Inc.

     Andrew Corporation

     C.COR.net Corp.

     Celeritek, Inc.

     EMS Technologies, Inc.

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     Filtronic plc

     Powerwave Technologies, Inc.

     REMEC, Inc.

     Sirenza Microdevices, Inc.

     Skyworks Solutions, Inc.

    RBC also compared enterprise value to revenue and EBIT multiples, and equity value to net income and book value multiples, of the aggregate consideration, with those of the following publicly traded companies in the defense industry:

     Applied Signal Technology, Inc.

     DRS Technologies, Inc.

     EDO Corporation

     Herley Industries, Inc.

     Integrated Defense Technologies, Inc.

     Teledyne Technologies Incorporated

     Trimble Navigation Limited.

    The following tables present, as of June 26, 2003, a comparison reflecting the range, mean and median points of the enterprise value to revenue and EBIT, and equity value to net income and tangible book value multiples, of the above-listed comparable companies for calendar years 2001 and 2002 (in the following tables, 'NM' denotes not meaningful):

                                               COMPARABLE COMPANY ANALYSIS
                                                (WIRELESS INFRASTRUCTURE
                                                        INDUSTRY)                 MCE
                                               ---------------------------     (AGGREGATE
                                               LOW    MEAN   MEDIAN   HIGH   CONSIDERATION)
                                               ----   ----   ------   ----   --------------
Enterprise value as a multiple of:
    Calendar year 2002 revenue...............   0.5x   0.8x    0.8x    1.1x        1.1x
    Projected calendar year 2003 revenue.....   0.6x   0.9x    0.8x    1.2x        1.1x
    Calendar year 2002 EBIT..................   8.0x  28.9x   19.3x   69.1x       20.9x
    Projected calendar year 2003 EBIT........  15.0x  20.5x   15.5x   31.1x       10.0x
Equity value as a multiple of:
    Calendar year 2002 net income............  17.1x  37.9x   30.4x   73.6x       20.8x
    Projected calendar year 2003 net
      income.................................  21.7x  33.7x   37.9x   41.7x       18.0x
    Current tangible book value..............   1.1x   1.5x    1.3x    2.2x         NM

                                               COMPARABLE COMPANY ANALYSIS
                                                   (DEFENSE INDUSTRY)             MCE
                                               ---------------------------     (AGGREGATE
                                               LOW    MEAN   MEDIAN   HIGH   CONSIDERATION)
                                               ----   ----   ------   ----   --------------
Enterprise value as a multiple of:
    Calendar year 2002 revenue...............   0.6x   1.5x    1.8x    2.0x        1.1x
    Projected calendar year 2003 revenue.....   0.5x   1.2x    1.4x    1.8x        1.1x
    Calendar year 2002 EBIT..................  10.2x  18.7x   12.8x   45.6x       20.9x
    Project calendar year 2003 EBIT..........   8.7x   3.2x   11.7x   24.7x       10.0x
Equity value as a multiple of:
    Calendar year 2002 net income............  17.9x  25.7x   19.9x   48.6x       20.8x
    Projected calendar year 2003 net
      income.................................  15.8x  19.4x   18.1x   28.3x       18.0x
Current tangible book value..................   1.8x   4.1x    2.9x    8.7x         NM

    Precedent Transaction Analysis. RBC compared transaction enterprise value to revenue and EBITDA (earnings before interest, taxes, depreciation and amortization) multiples, and transaction equity value to net income and tangible book value multiples, relating to the proposed merger of MCE and Aeroflex with like multiples in selected precedent merger and acquisition transactions. In selecting precedent transactions, RBC considered comparable industry transactions announced after January 1, 2001. Based on this criteria, the following eight transactions were analyzed:

                 ACQUIROR                                              TARGET
                 --------                                              ------
Crane Co.                                             Signal Technology Corporation
Andrew Corporation                                    Allen Telecom Inc.
LGP Telecom Holding AB                                Allgon AB
REMEC, Inc.                                           Spectrian Corporation
Aeroflex Incorporated                                 IFR Systems, Inc.
Andrew Corporation                                    Celiant Corporation
Allen Telecom Inc.                                    Bartley R.F. Systems, Inc.
Comtech Telecommunications Corp.                      MPD Technologies, Inc.

    For the purpose of calculating the multiples, revenue, EBITDA and net income were derived from the twelve month actual revenue, EBITDA, and net income of the target companies in the last twelve months prior to the announcement of the transaction, or LTM (last twelve months) revenue, LTM EBITDA, and LTM net income. Financial data regarding the selected precedent transactions was taken from filings with the Securities and Exchange Commission, press releases, RBC institutional research, and other institutional investment research estimates.

    The following table compares the implied transaction multiples for the proposed MCE/Aeroflex merger with like range, mean, and median multiples for the selected precedent transactions:

                                               PRECEDENT TRANSACTION ANALYSIS         MCE
                                              --------------------------------     (AGGREGATE
                                                 LOW      MEAN   MEDIAN   HIGH   CONSIDERATION)
                                              ---------   ----   ------   ----   --------------
Transaction enterprise value as a multiple
  of:
    LTM revenue.............................       -0.4x   0.8x    0.8x    1.4x        1.1x
    LTM EBITDA..............................        8.7x  13.7x   12.1x   21.8x       14.5x
    LTM net income..........................       19.7x  19.7x   19.7x   19.7x         NM
Transaction equity value as a multiple of:
    Current tangible book value.............        0.6x   2.2x    2.2x    3.6x         NM

    Other Considerations. No single company or transaction used in the above analyses as a comparison is identical to MCE or Aeroflex or the proposed merger. Rather, the analyses involve complex considerations and judgments covering financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business or transactions analyzed. The analyses were prepared solely for purposes of RBC providing an opinion as to the fairness, from a financial point of view, to the holders of MCE common stock (taken as a whole) of the aggregate shareholder consideration and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. RBC did not employ a discounted cash flow analysis because MCE did not provide RBC with forecasted financial information for MCE beyond June 2004.

    The opinion of RBC as to the fairness to the holders of MCE common stock (taken as a whole), from a financial point of view, of the aggregate shareholder consideration was necessarily based upon market, economic, and other conditions that existed as of the date of its opinion and on information available to RBC as of that date.

    The preparation of a fairness opinion is a complex process that involves the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. More than one analytical methodology was used by RBC and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions of RBC were based on all the analyses and factors presented herein taken as a whole and also on the application of RBC's own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. RBC therefore believes that its analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion.

    In connection with its analyses, RBC made, and was provided by MCE's and Aeroflex's management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond MCE's or Aeroflex's control. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of MCE, Aeroflex or their advisors, none of MCE, Aeroflex, RBC or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

    MCE selected RBC to act as its financial advisor, and render its opinion, based on RBC's experience in mergers and acquisitions and in securities valuation generally. RBC is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. In the ordinary course of business, RBC may act as a market maker and broker in the publicly traded securities of Aeroflex and receive customary compensation in connection therewith. RBC also actively trades Aeroflex securities for its own account and the accounts of its customers, and, accordingly, may hold a long or short position in such securities.

    Under the terms of the RBC engagement letter, MCE paid RBC a nonrefundable fee of $200,000 upon the rendering of its June 27, 2003 opinion, none of which is contingent on the closing of the merger. MCE has also agreed to pay a transaction fee for investment banking and financial advisory services in connection with the merger.

    The transaction fee is contingent on the closing of the merger. The contingent transaction fee is estimated to be $875,000 if the merger closes. All of the opinion fee is creditable against the transaction fee. MCE and RBC believe that the opinion fee and transaction fee are customary for transactions of this nature. Whether or not the merger closes, MCE has also agreed to reimburse RBC for its reasonable out-of-pocket expenses and to indemnify it against liabilities relating to or arising out of services performed by RBC in connection with the merger, including without limitation, liabilities arising under the federal securities laws. The terms of the engagement letter were negotiated at arm's-length between MCE and RBC and the MCE board of directors was aware of this fee arrangement at the time of its approval of the merger agreement.

INTERESTS OF MCE DIRECTORS AND OFFICERS IN THE MERGER

    Certain members of the management of MCE and a member of the MCE board of directors have interests in the merger that may be different from, or in addition to, the interests of the other shareholders of MCE generally. These interests are summarized below.

     John L. Smucker, an officer and director of MCE, has a stock option to purchase 1,104,700 shares of MCE common stock at a price of $0.649 per share previously granted under the terms of the 1996 MCE stock option plan that will be accelerated as a result of the merger. The 1996 stock option will be exchanged for options to purchase approximately 250,000 shares of Aeroflex common stock at a purchase price adjusted by the exchange ratio.

     Acquisition has agreed to enter into three year employment agreements with John L. Smucker, Jon E. Carlson and Geoffrey D. Smith. Under these agreements:

         John L. Smucker will receive an annual base salary of $290,000.

         Jon E. Carlson will receive an annual base salary of $175,000.

         Geoffrey D. Smith will receive an annual base salary of $135,000.

    In connection with these employment agreements, each of Messrs. Smucker, Carlson and Smith relinquished his rights under prior severance agreements with MCE to receive change of control payments.

    Continuing officers and certain employees of MCE will receive options to purchase Aeroflex common stock vesting over three years at an exercise price equal to the fair market value of the Aeroflex common stock on the date of grant.

    In addition, under the merger agreement, Acquisition will purchase insurance and provide indemnification for three years following the closing for present and former directors and officers of MCE with respect to acts and omissions in their capacities as directors and officers.

REGULATORY APPROVALS


    Aeroflex and MCE have determined that they are not required to furnish notifications to the Federal Trade Commission and the Antitrust Division of the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Had such filing been required, Aeroflex and MCE would not have been able to complete the merger until the required waiting period was satisfied or terminated.

    Consequently, there is no approval of any governmental authority that is required in order to complete the merger.



    Notwithstanding the fact that Hart-Scott Rodino Act approval is not required, at any time before the effective time of the merger, the Antitrust Division, the Federal Trade Commission or a private person or entity could seek under antitrust laws, among other things, to enjoin the merger and any time after the effective time of the merger, to cause Aeroflex to divest itself, in whole or in part, of the surviving corporation of the merger or of businesses conducted by the surviving corporation of the merger. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, Aeroflex will prevail.


CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The discussion below summarizes the material United States federal income tax considerations generally applicable to United States holders of MCE common stock who, pursuant to the merger, exchange their MCE common stock for Aeroflex common stock.

    The discussion below is based on current provisions of the Internal Revenue Code, currently applicable United States Treasury regulations promulgated thereunder, and judicial and administrative decisions and rulings. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth herein, and these changes or interpretations could be retroactive and could affect the tax consequences of the merger to Aeroflex, MCE and the shareholders of MCE.

    The discussion below does not purport to deal with all aspects of federal income taxation that may affect particular shareholders in light of their individual circumstances, and are not intended for shareholders subject to special treatment under federal income tax law. Shareholders subject to special treatment include insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign individuals and entities, shareholders who hold their stock as part of a hedge, appreciated financial position, straddle, conversion or other risk reduction transaction, shareholders whose stock is qualified small business stock within the meaning of Section 1202 of the Internal Revenue Code, shareholders who do not hold their stock as capital assets and shareholders who have acquired their stock upon exercise of employee options or otherwise as compensation. In addition, the discussion below does not consider the effect of any applicable state, local or foreign tax laws. Moreover, this discussion does not address the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger (whether or not such transactions are undertaken in connection with the merger), the consequences of the assumption by Aeroflex of outstanding MCE stock options or the exchange of MCE common stock purchase warrants directly into Aeroflex common stock or the consequences of the merger and related transactions with respect to MCE indebtedness.

    You are urged to consult with your tax advisor as to the particular tax consequences of the merger, including the applicability and effect of any state, local or foreign tax laws, and of changes in applicable tax laws.

FEDERAL INCOME TAX CONSEQUENCES IF THE MERGER QUALIFIES AS A REORGANIZATION

    Aeroflex and MCE intend that the merger be treated as a 'reorganization' within the meaning of Section 368(a) of the Internal Revenue Code. Assuming the merger qualifies as such a 'reorganization' and subject to the limitations and qualifications referred to herein, the following tax consequences will result:

     No gain or loss will be recognized by the holders of MCE common stock upon the receipt of Aeroflex common stock (including Aeroflex common stock subject to the escrow) in exchange for MCE common stock in the merger.

     The aggregate tax basis of the Aeroflex common stock received by each MCE shareholder in the merger (including Aeroflex common stock subject to the escrow) will be the same as the aggregate basis of MCE common stock surrendered in the exchange.

     The holding period of the Aeroflex common stock received by each MCE shareholder in the merger (including Aeroflex common stock subject to the escrow) will include the holding period for the MCE common stock surrendered in the exchange.

    A successful Internal Revenue Service challenge to the 'reorganization' status of the merger would result in your recognizing gain or loss with respect to each share of MCE common stock surrendered in the merger equal to the difference between your basis in your MCE common stock and the fair market value, as of the completion of the merger, of the Aeroflex common stock received in exchange for your MCE common stock. In the event of a successful challenge, your total tax basis in the Aeroflex common stock you receive would equal its fair market value, as of the completion of the merger, and your holding period for the stock would begin the day after the merger.

    Even if the merger qualifies as a reorganization, a recipient of Aeroflex common stock would recognize income to the extent that, for example, any such shares were determined to have been received in exchange for services, to satisfy obligations or in consideration for anything other than MCE common stock surrendered in the merger. Generally, such income would be taxable as ordinary income upon receipt. In addition, to the extent that a MCE shareholder was treated as receiving, directly or indirectly, consideration other than Aeroflex common stock in exchange for such shareholder's MCE common stock, gain or loss would have to be recognized.

    Each MCE shareholder who receives shares of Aeroflex common stock in the merger is required to file a statement with his, her or its federal income tax return setting forth the shareholder's basis in the shares of MCE common stock surrendered and the fair market value of Aeroflex common shares received in the merger and is required to retain permanent records of these facts relating to the transaction.

    There will be no United States federal income tax consequences to the holders of Aeroflex common stock as a result of the completion of the merger.

TAXATION OF ESCROWED SHARES

    MCE shareholders will be treated as owning an allocable portion of the Aeroflex common stock issued in the merger and deposited in escrow including those used to reimburse the expenses of the stockholders' representative. An allocable portion of any dividends received on escrowed stock will be taxed to each former MCE stockholder as ordinary income when such amounts are received by the escrow agent. Aeroflex does not anticipate declaring dividends. The escrow agreement provides that a portion of the shares of Aeroflex common stock placed in the escrow may be sold to reimburse the expenses of the stockholders' representative. The sale of such shares of Aeroflex common stock will be treated as taxable sale to the MCE stockholders. Each MCE shareholder will recognize capital gain or loss as a result of such sale, measured as the difference between such MCE shareholder's basis in such sold shares of Aeroflex common stock and the fair market value of the shares of Aeroflex common stock sold, as of the date of such sale. Likewise, MCE s shareholders will be allocated their portion of any interest or other income earned from the investment of the proceeds of such sale. No gain or loss will be recognized by a MCE shareholder upon any distribution of escrowed stock to the shareholder pursuant to or upon termination of the escrow arrangement or upon any release of escrowed stock to Aeroflex pursuant to the terms of the escrow agreement.

RESALES OF AEROFLEX COMMON STOCK ISSUED IN CONNECTION WITH THE MERGER

    Aeroflex common stock issued in connection with the merger will be freely transferable, except that shares of Aeroflex common stock received by persons who are deemed to be 'affiliates,' as the term is defined by Rule 144 under the Securities Act, of Aeroflex may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act.

NO APPRAISAL RIGHTS

    Under the provisions of the Michigan Business Corporation Act, as amended, MCE shareholders are not entitled to exercise dissenters' or appraisal rights as a result of the merger or to demand payment for their shares under applicable laws due to the fact that the shares of Aeroflex common stock to be issued in the merger are traded on The Nasdaq National Market.

ACCOUNTING TREATMENT

    The merger will be accounted for as a 'purchase,' as such term is used under accounting principles generally accepted in the United States of America. Accordingly, from and after the effective time of the merger, MCE's consolidated results of operations will be included in Aeroflex's consolidated results of operations. For purposes of preparing Aeroflex's consolidated financial statements, Aeroflex will establish a new accounting basis for MCE's assets and liabilities based upon the estimated fair values of the assets and liabilities, including those of identifiable intangible assets. Any excess of Aeroflex's purchase price, including costs of the acquisition, over the fair value of the net assets of MCE, will be recorded as goodwill. Accordingly, the purchase accounting adjustments made in connection with the development of the unaudited pro forma combined financial information appearing elsewhere in this proxy statement/prospectus are preliminary and have been made solely for purposes of developing such pro forma combined financial information to comply with disclosure requirements of the Securities and Exchange Commission. Although the final purchase price allocation may differ, the pro forma combined financial information reflects Aeroflex management's best estimate based upon currently available information. For more information regarding the pro forma allocation of the purchase price, see 'Aeroflex and MCE Unaudited Pro Forma Condensed Combined Financial Information.'

                   CERTAIN PROVISIONS OF THE MERGER AGREEMENT

    The following is a summary of the material provisions of the merger agreement not summarized elsewhere in this proxy statement/prospectus. The following summary does not purport to be complete and is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated in this proxy statement/prospectus by reference.

EFFECTIVE TIME

    The effective time of the merger will be at the time the certificate of merger is filed with the Department of Consumer & Industry Services of the State of Michigan or at such later time as may be specified in such certificate of merger. The closing date will occur as soon as practicable following the approval of the merger by MCE's shareholders, but no later than two business days following the satisfaction of the several closing conditions in the merger agreement, or at such other time as MCE and Acquisition may mutually agree upon. It is expected that the closing date and effective time of the merger will be shortly after the approval of the merger agreement by the shareholders of MCE and before October 31, 2003, assuming all conditions to the merger are met or waived prior to that date.

TREATMENT OF STOCK, WARRANTS AND OPTIONS; EXCHANGE RATIO

    At the effective time of the merger, each issued and outstanding share of MCE common stock will be converted into shares of Aeroflex common stock in accordance with the exchange ratio described below. Aeroflex will not issue fractional shares in the merger. The total number of shares of Aeroflex common stock you will receive in the merger will be rounded up or down to the nearest whole share. Each share of Aeroflex common stock issued in the merger will include the corresponding fraction of a right to purchase shares of series A junior participating preferred stock pursuant to the Aeroflex stockholder rights plan. See 'Comparison of Rights of Holders of MCE Common Stock and Aeroflex Common Stock -- Aeroflex's Stockholder Rights Plan' on page 88.

    At the effective time of the merger, MCE shareholders will be entitled to receive a fraction of a share of Aeroflex common stock for each share of MCE common stock held, as determined pursuant to the exchange ratio.

    The exchange ratio means a fraction:

        (i) the numerator of which is the sum of $45 million, plus the exercise price for the MCE common stock purchase warrants and the 1996 stock option, less the amount of shareholder expenses, and

        (ii) the denominator of which is the product of the sum of the total issued and outstanding shares of MCE common stock, plus the number of shares issuable under the MCE common stock purchase warrants and the 1996 stock option, multiplied by $7.4930.


The aggregate exercise price of the MCE common stock purchase warrants is $484.259 and the aggregate number of shares issuable thereunder is 4,842,590. The exercise price of the 1996 stock option is $.649 and the number of shares issuable thereunder is 1,104,700. The total issued and outstanding shares of MCE common stock as of August 13, 2003 is 20,988,180. The amount of shareholder expenses is indeterminable at this time. See 'Fees and Expenses; Shareholder Expenses' for an explanation of the types of fees and expenses that constitute shareholder expenses to be paid by MCE's shareholders and warrantholders pursuant to the merger agreement.


    Calculated as of the date hereof, the exchange ratio is .2265 of a share of Aeroflex common stock for each share of MCE common stock. The exchange ratio, and accordingly, the number of shares of Aeroflex common stock to be received for each share of MCE common stock, will be appropriately and proportionately adjusted for the amount of certain MCE and shareholder expenses incurred in connection with the merger and to take into account any change in the issued and outstanding shares of MCE common stock resulting from stock redemptions and similar events and, if the merger is not consummated by October 23, 2003, in respect of the 131,458 additional shares which become issuable under the MCE common stock purchase warrants on such date.

    At or before the effective time of the merger, Aeroflex is required to make available to American Stock Transfer & Trust Company, the transfer agent for Aeroflex, sufficient shares of Aeroflex common stock to satisfy the obligations to holders of shares of MCE common stock. Promptly after the effective time, American Stock Transfer shall mail to each record holder of shares of MCE common stock previously identified by MCE a letter of transmittal and instructions for use in surrendering certificates representing shares of MCE common stock.

    Contemporaneously with the execution and delivery of the merger agreement, the holders of MCE's common stock purchase warrants entered into warrant exchange agreements. Under the terms of the warrant exchange agreements, the common stock purchase warrants will be exchanged for and convert into that number of shares of Aeroflex common stock into which the shares of MCE common stock underlying such warrants would be convertible in accordance with the exchange ratio, without any prior exercise of the warrant. The form of warrant exchange agreement is annexed as Annex C to this proxy statement/prospectus.

    In addition, holders of outstanding options to purchase shares of MCE common stock will be treated as follows:

     Options to purchase an aggregate of 2,081,000 shares of MCE common stock at an exercise price of $10.00 issued to MCE employees will be cancelled and those employees will be granted options to purchase an aggregate of 69,367 shares of Aeroflex common stock at the fair market value of Aeroflex common stock on the date of grant.

     Options to purchase an aggregate of 90,000 shares of MCE common stock at an exercise price of $10.00 issued to consultants to MCE will be cancelled and those consultants will receive payments of an aggregate of $9,000.

     Options to purchase an aggregate of 195,000 shares of MCE common stock at an exercise price of $10.00 issued to MCE directors will be cancelled.

    Aeroflex and MCE chose not to grant equivalent options to purchase Aeroflex common stock to the above holders in that if the current exercise prices were to be adjusted by the exchange ratio, the new option exercise prices would be significantly in excess of the current market price of the Aeroflex common stock.

REDEMPTION OF MCE PREFERRED STOCK; SATISFACTION OF EXISTING MCE INDEBTEDNESS

    Pursuant to the merger agreement, Aeroflex has agreed to redeem MCE's series A preferred stock and to satisfy certain of MCE's outstanding indebtedness, as follows:

     MCE's series A preferred stock will be redeemed on the closing date for an aggregate amount not exceeding $4,326,400, plus any due and unpaid dividends;

     MCE's series B subordinated debt will be called for payment on the closing date in an aggregate amount not exceeding $4,701,972, plus any accrued and unpaid interest; and

     MCE's revolving line of credit and term debt will be paid at closing in an aggregate amount not exceeding $15,200,000.

NASDAQ LISTING

    The shares of common stock to be issued in connection with the merger are required to be listed on The Nasdaq National Market.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains various customary representations and warranties by each of MCE and Aeroflex. MCE has made representations and warranties relating to, among other things:

     the organization and existence of MCE and its subsidiaries, including that each is duly organized, validly existing and in good standing with the power and authority to own, operate and lease its properties and to carry on its business as now conducted;

     the power and authority of MCE to execute and deliver the merger agreement and to consummate the transactions contemplated thereby;

     the capitalization of MCE and each of its subsidiaries, including the number of shares of capital stock authorized and issued, rights to acquire shares and restrictions on the transfer or voting of shares;

     the required governmental and third party consents and the compliance of the merger agreement with (1) the articles or certificate of incorporation and bylaws of MCE or its subsidiaries and (2) material agreements of MCE or its subsidiaries;

     MCE's consolidated financial statements through March 31, 2003, including that the information in the financial statements is a fair presentation of the financial condition and results of operations of MCE and its subsidiaries and is in compliance with generally accepted accounting principles, except, in the case of interim financial statements, for the absence of footnotes and year-end adjustments;

     the absence of undisclosed liabilities;

     the filing and accuracy of MCE's tax returns;

     the absence of certain changes in MCE's business or events since December 31, 2002;

     the ownership and condition of the assets owned by MCE and its subsidiaries;

     the absence of intellectual property infringement or claims;

     the validity of, and absence of defaults under, certain material agreements of MCE and its subsidiaries;

     insurance;

     the relationships with customers and suppliers;

     compliance with laws relating to employees or the workplace, and the absence of material disputes with employees;

     employee benefit plans and related matters, including that the plans have been operated and administered in accordance with applicable laws;

     the absence of material legal proceedings, injunctions or disputes, compliance with applicable laws by MCE and its subsidiaries and the possession and validity of all required licenses and permits;

     compliance with environmental laws and the absence of environmental liabilities;

     complete and correct books and records;

     bank accounts and powers of attorney;

     product warranties;

     the absence of brokers and finders other than RBC;

     the absence of certain change in control payments;

     the absence of material misstatements or omissions in this proxy statement/prospectus and in the registration statement to which this proxy statement/prospectus relates;

     the absence of prepayment penalties in connection with the prepayment of MCE's senior debt, series B subordinated debt and series A preferred stock;

     the absence of certain illegal payments by MCE and its subsidiaries;

     the approval of the merger agreement and the transactions contemplated thereby by MCE's board of directors; and

     the accuracy of MCE's representations and warranties in the agreement.

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

    MCE's representations and warranties will survive until the end of the second year after the closing of the merger transaction, except that the representations and warranties relating to capitalization, taxes and environmental matters shall survive until the end of the fourth year after the closing of the merger transaction. After the effective time of the merger, the maximum liability of MCE's shareholders and warrantholders for any breach of MCE's representations, covenants or agreements will be limited to 40% of the Aeroflex shares issued in the merger transaction. Aeroflex and certain other indemnified persons may make a claim for indemnification for any breach of any of the forgoing representations and warranties until the end of second or fourth year, as applicable, following the closing of the merger transaction. See 'Certain Provisions of the Merger Agreement -- Indemnification; Pledge Escrow Agreement; Shareholders' Representative.'

    The merger agreement also contains customary representations and warranties of Aeroflex and Acquisition as to, among other things:

     the organization and existence of Aeroflex and Acquisition, including that each is duly organized, validly existing and in good standing with the power and authority to own, operate and lease its properties and to carry on its business as now conducted;

     the power and authority of Aeroflex and Acquisition to execute and deliver the merger agreement and to consummate the transactions contemplated thereby;

     the valid issuance of the Aeroflex common stock to be issued in the merger;

     the capitalization of Aeroflex and Acquisition, including the number of shares of Aeroflex capital stock authorized and issued and rights to acquire Aeroflex shares;

     the required governmental and third party consents and the compliance of the merger agreement with (1) the articles or certificate of incorporation and bylaws of Aeroflex and Acquisition, (2) agreements of Aeroflex and Acquisition and (3) applicable laws;

     the timely and accurate filing by Aeroflex of all reports required to be filed with the Securities and Exchange Commission since January 1, 1998;

     Aeroflex's consolidated financial statements included in its reports filed with the Securities and Exchange Commission since January 1, 1998, including that the information in the financial statements is a fair presentation of the financial condition and results of operations of Aeroflex and is in compliance with generally accepted accounting principles, except, in the case of interim financial statements, for the absence of footnotes and year-end adjustments;

     the absence of material undisclosed liabilities;

     the absence of certain changes in Aeroflex's business or events since March 31, 2003;

     the absence of material legal proceedings and injunctions;

     the absence of brokers and finders;

     the absence of certain business activities of Aeroflex;

     the absence of material misstatements or omissions in this proxy statement/prospectus and in the registration statement to which this proxy statement/prospectus relates;

     the absence of certain actions which would prevent the merger from constituting a reorganization for U.S. federal income tax purposes;

     complete and correct books and records;

     the approval of the merger agreement and the transactions contemplated thereby by Aeroflex's board of directors; and

     the accuracy of Aeroflex's representations and warranties in the agreement.

CONDUCT OF MCE'S BUSINESS PRIOR TO MERGER

    MCE agreed that, from the date of the merger agreement through the effective time of the merger, it would not:

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

     create or incur any liability other than unsecured current liabilities in the ordinary course of business, or mortgage, pledge or subject to any lien or otherwise encumber any of its assets, tangible or intangible, except for permitted liens;

     discharge or satisfy any lien or encumbrance or pay any obligation or liability other than those current liabilities shown on its December 31, 2002 financial statements and taxes and current liabilities incurred since December 31, 2002 in the ordinary course of business or under contracts or agreements entered into in the ordinary course of business (other than as a result of any default or breach of, or penalty under, any such contracts or agreements);

     waive, release or compromise any claims or rights of substantial value;

     enter into any settlement, compromise or consent with respect to any claim, proceeding or investigation;

     sell, assign, transfer, lease or otherwise dispose of any of its assets, tangible or intangible, or cancel any debts or claims except, in each case, for fair consideration in the ordinary course of business. Aeroflex and MCE agreed that the disposition of any asset, other than inventory, or cancellation of any debt or claim carried on MCE's books at more than $20,000 is not a disposition or cancellation in the ordinary course of MCE's business;

     declare or pay any dividends, or make any other distribution on or in respect of, or directly or indirectly purchase, retire, redeem or otherwise acquire any shares of its capital stock, pay any notes or open accounts or pay any amount or transfer any asset to any shareholders of MCE owning more than 5% of the issued and outstanding shares of MCE common stock, any member of their families or any other holder of any capital stock of MCE or its subsidiaries, except for the payment of certain dividends on its series A preferred stock and payment of interest on its series B subordinated debt through and including June 30, 2003;

     make or become a party to, or become bound by, any contract or commitment or renew, extend, amend, modify or terminate any contract or commitment which individually involves more than $20,000 or in the aggregate involves more than $50,000, excluding the amount of contracts for materials or services entered into in the ordinary course of business;

     issue or sell any shares of its capital stock or any securities convertible into capital stock;

     pay, agree to pay, or become obligated to pay, any bonus, extra compensation, pension or severance pay to any of its officers or employees, whether under any existing profit sharing, pension or other plan or otherwise, or increase the rate or change the form of compensation, not in the ordinary course of business from that being paid at December 31, 2002 to any of its shareholders, directors, officers or employees;

     enter into any transaction not in the ordinary course of business, except the merger and transactions contemplated by the merger agreement;

     make or announce any material change in the form or manner of distribution of any of its products or services, including pricing, ordering supplies and raw materials, shipping finished goods, accepting returns, honoring warranties, invoicing customers, collecting debts and/or creating or reducing any backlog of orders;

     change any of its accounting methods or principles used in recording transactions on its books or records or in preparing its financial statements; or

     enter into any contract or commitment to do any of the foregoing.

In addition, MCE agreed that between the date of the merger agreement and the effective time of the merger:

     MCE will not engage in any activities or transactions which will be outside the ordinary course of business, except as provided for or specifically contemplated by the merger agreement, and MCE will consult with Aeroflex prior to making any significant business decisions;

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

     none of MCE or any of its subsidiaries shall subdivide or reclassify any shares of their capital stock, issue any shares of capital stock, or amend their articles or certificates of incorporation or bylaws;

     MCE will not declare or pay any dividend or other distribution in respect of shares of capital stock or acquire for value any shares of capital stock of MCE;

     MCE will provide the officers, attorneys, accountants and other authorized representatives of Acquisition and Aeroflex reasonable access to its plants, properties, books, tax returns and minute books and other corporate records during normal business hours so that Acquisition and Aeroflex may investigate MCE. Acquisition and Aeroflex agreed that if for any reason the merger is not consummated, they will cause confidential information obtained in connection with such investigation to be treated as confidential;

     MCE will obtain any governmental permits, orders or consents required in connection with the transactions contemplated by the merger agreement;

     MCE will not take any action to institute any new severance or termination pay practices with respect to any directors, officers, or employees of MCE or increase the benefits payable under its severance or termination pay practices in effect on the date of the merger agreement;

     MCE will not adopt or amend, in any material respect, except as may be required by applicable law or regulation, any collective bargaining, bonus, profit sharing, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan or arrangement for the benefit or welfare of any directors, officers or employees of MCE;

     MCE will use its best commercially reasonable efforts to maintain its relationships with its suppliers and customers, and if requested by Acquisition or Aeroflex,

         MCE shall make reasonable arrangements for representatives of Acquisition or Aeroflex to meet with suppliers and customers of MCE, and

         MCE shall schedule, and the management of MCE may participate in, meetings of representatives of Acquisition or Aeroflex with employees of MCE;

     MCE will maintain all of its properties in customary repair, order and condition, reasonable wear and tear excepted, and will maintain insurance upon all of its properties and with respect to the conduct of its business in such amounts and of such kinds comparable to that in effect on the date of the merger agreement;

     MCE will maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years;

     MCE will comply with all laws applicable to it and to the conduct of its business;

     MCE will not make any change in its banking and safe deposit arrangements without the prior written consent of Acquisition or Aeroflex and no powers of attorney shall be granted by MCE;

     except as contemplated by the merger agreement, MCE will not acquire or agree to acquire by merging or consolidating with, purchasing substantially all of the assets of, or otherwise, any business or any corporation, partnership, association, or other business organization; and

     MCE will promptly advise Acquisition and Aeroflex in writing of any event, transaction, circumstance or condition which has or could have a material adverse effect on MCE and/or which causes any of the representations or warranties made by MCE in the merger agreement to become untrue, incorrect or misleading.

ALTERNATE ACQUISITION PROPOSALS; NO SOLICITATION BY MCE

    Under the merger agreement, MCE agreed that prior to the earlier of the effective time of the merger or the termination of the merger agreement, MCE would not, subject to limitations set forth in the merger agreement, directly or indirectly solicit, initiate or encourage inquiries or proposals with respect to, furnish any information relating to, or enter into any negotiations or discussions concerning, any merger,

     consolidation or

     other business combination with, or

     the purchase of all or a portion of the assets of, or any equity interest in, MCE or any of its subsidiaries.

    MCE agreed to instruct each of its officers, directors, employees, affiliates and advisors and those of its subsidiaries to refrain from doing any of the above. The merger agreement does not, however, prohibit MCE or its board of directors from considering, and potentially recommending, an unsolicited bona fide written proposal from a third party. MCE agreed to notify Aeroflex immediately in writing of, and to communicate in the notice the terms of, any inquiry or proposal which it may receive.

    In the event that MCE's board of directors receives what it believes to be a superior proposal to that of Aeroflex and withdraws its recommendation of the merger and, as a result, the merger with Aeroflex is not consummated, MCE is required to pay Aeroflex a termination fee of $2,250,000, plus reasonable fees and expenses incurred by Aeroflex.

FEES AND EXPENSES; SHAREHOLDER EXPENSES

    All fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring the expenses, except that the MCE shareholders and warrantholders are effectively paying all of the following fees and expenses through a reduction in the exchange ratio:

     the fees and expenses of legal counsel to MCE and the shareholders directly related to the negotiation and consummation of the transactions contemplated by the merger agreement;

     the fees and expenses of accountants to MCE and the shareholders directly related to the provision of advice regarding the tax effects of the transactions contemplated by the merger agreement; and

     50% of the fees of legal counsel to MCE related to the review and/or preparation of the registration statement on Form S-4 to which this proxy statement/prospectus relates.

In addition, in the event that the fees and expenses of MCE which are not payable by the MCE shareholders and warrantholders exceed $1,000,000 (exclusive of fees and expenses of the accountants of MCE), then such amount will either be deducted for purposes of computing the exchange ratio or be refunded to Aeroflex from the shareholders' representative reimbursement fund.

    The fees and expenses of the accountants of MCE incurred reasonably in the preparation of the merger agreement and the other documents and actions contemplated by the merger agreement, including this proxy statement/prospectus, and the balance of the fees of legal counsel to MCE related exclusively to the review and preparation of this proxy statement/prospectus are required to be paid by MCE.

CONDITIONS TO THE MERGER

    The obligations of Aeroflex and Acquisition to consummate the merger are expressly conditioned on the satisfaction or waiver of the following conditions:

     MCE's representations and warranties in the merger agreement shall be true and correct in all material respects, except where the failure to be true and correct could not reasonably be expected, individually or in the aggregate, to result in a loss equal to or exceeding $500,000, and such compliance shall be certified by an officers' certificate.

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

     MCE and the shareholders shall have duly performed and complied in all material respects with all covenants, agreements and conditions required by the merger agreement to be performed or complied with by them prior to or on the closing date, and such compliance shall be certified by an officers' certificate.

     the merger agreement and the merger shall be approved by the shareholders of MCE as required by law and by any applicable provisions of its articles of incorporation or bylaws.

     all required consents necessary for the consummation of the merger or any of the other transactions contemplated by the merger agreement shall have been obtained.

     there shall not be any suit, action or other proceeding or investigation threatened or pending before any court or governmental agency which seeks to restrain or prohibit or to obtain damages or other relief in connection with the merger agreement or the consummation of the merger and the other transactions contemplated by the merger agreement or which could have a material adverse effect on MCE.

     except for the shareholders voting agreements entered into in connection with the merger agreement, all shareholder agreements of any kind which restrict or limit the ability to transfer, the right to vote or otherwise affect any of the shares of MCE common stock or other securities of MCE shall have been terminated and of no further force and effect.

     Aeroflex and the other signatories to the pledge escrow agreement shall have executed and delivered to each other the pledge escrow agreement to secure the MCE shareholders' indemnification obligation to Aeroflex.

     Aeroflex and Acquisition shall have received a favorable opinion of Dykema Gossett PLLC, counsel for MCE, in a form to be agreed upon.

     Aeroflex and Acquisition shall be satisfied with:

         all corporate and other proceedings of MCE and its shareholders in connection with the transactions contemplated by the merger agreement, and all documents and instruments related to such corporate proceedings.

     Aeroflex and Acquisition shall have received a copy of resolutions of the corporate shareholders authorizing the execution, delivery and performance of the merger agreement, and a certificate of MCE's secretary or assistant secretary, dated the closing date of the merger, to the effect that such resolutions were duly adopted and are in full force and effect.

     no portion of MCE's plants, machinery or equipment shall have been damaged, destroyed or taken by condemnation or eminent domain to the extent that it would have a material adverse effect on MCE.

     each of Messrs. Smucker, Carlson and Smith, executive officers of MCE, shall have executed and delivered their employment agreements with Acquisition in the form attached to the merger agreement.

     Acquisition shall have received a certificate as of a date not more than 5 days prior to the closing date attesting to the good standing of MCE and each of its subsidiaries as a corporation in its jurisdiction of incorporation by the secretary of state of such jurisdiction and a certificate of good standing from the secretary of state of any other jurisdiction in which the qualification to do business as a foreign corporation is material to its business.

     The registration statement of which this proxy statement/prospectus is a part registering all shares of Aeroflex common stock to be issued pursuant to the merger agreement shall have been declared effective by the Commission.

     key employees of MCE shall have executed and delivered employee confidential information agreements.

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

     except for the MCE common stock purchase warrants which are being exchanged pursuant to the warrant exchange agreements, there shall be no outstanding warrants to purchase shares of MCE.

     the purchase agreements pursuant to which MCE's series A preferred stock, warrants and series B subordinated debt were issued shall have been terminated and of no further force or effect.

     the holders of options to acquire not less than 2,166,000 shares of MCE common stock granted under MCE's 2000 stock incentive plan shall have consented to the cancellation of their options.

     MCE's series A preferred stock shall have been duly and validly called for redemption so that it may be redeemed on the closing date of the merger for an aggregate amount not exceeding $4,326,400, plus any due and unpaid dividends.

     MCE's series B subordinated debt shall have been duly and validly called for payment on the closing of the merger in an aggregate amount not exceeding $4,701,972, plus any accrued and unpaid interest.

     MCE's bank debt shall have been duly and validly called for payment on the closing of the merger in an aggregate amount not exceeding $15,200,000.

    The obligation of MCE to consummate the merger is expressly conditioned on the satisfaction or waiver of the following conditions:

     Aeroflex's and Acquisition's representations and warranties shall be true and correct in all material respects, and such compliance shall be certified by an officer's certificate.

     Aeroflex and Acquisition shall have duly performed and complied with all covenants, agreements and conditions required by the merger agreement to be performed by or complied with it prior to or on the closing date, and such compliance shall be certified by an officer's certificate.

     the merger agreement and the merger shall be approved by the shareholders of MCE as required by law and by any applicable provisions of its articles of incorporation or bylaws.

     all required consents necessary for the consummation of the merger or any of the other transactions contemplated by the merger agreement shall have been obtained.

     there shall not be any suit, action or other proceeding or investigation threatened or pending before any court or governmental agency which seeks to restrain or prohibit or to obtain damage or other relief in connection with the merger agreement or the consummation of the merger and the other transactions contemplated by the merger agreement or which could have a material adverse effect on Aeroflex.

     Aeroflex, MCE and the other signatories to the pledge escrow agreement shall have executed and delivered to each other the pledge escrow agreement to secure the MCE shareholders' indemnification obligation to Aeroflex;

     MCE shall have the opinion of Kramer, Coleman, Wactlar & Lieberman, P.C., counsel for Aeroflex and Acquisition, in a form to be agreed upon.

     MCE shall be satisfied with:

         all corporate and other proceedings of Aeroflex and Acquisition in connection with the transactions contemplated by the merger agreement, and all documents and instruments incident to such corporate proceedings.

     each of Messrs. Smucker, Carlson and Smith shall have executed and delivered their employment agreements with Acquisition.

     MCE shall have received a certificate as of a date not more than 5 days prior to the closing date attesting to the good standing of Aeroflex and Acquisition in its jurisdiction of incorporation by the secretary of state of such jurisdiction.

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     the Aeroflex common stock to be issued in the merger and such other shares reserved for issuance in connection with the merger shall have been authorized for listing on The Nasdaq National Market, subject to notice of official issuance.

     Aeroflex shall have paid to the holders of MCE's series A preferred stock $4,326,400 on the closing of the merger to redeem the series A preferred stock, plus any due and unpaid dividends.

     The registration statement of which this proxy statement/prospectus is a part registering all shares of Aeroflex common stock to be issued in the merger shall have been declared effective by the Commission.

     Aeroflex shall have paid to the holders of MCE's series B subordinated debt $4,701,972 on the closing of the merger, in full payment and discharge of the subordinated debt, plus any accrued and unpaid interest.

     Aeroflex shall have paid to the holders of the MCE's senior debt not more than $15,200,000 on the closing of the merger, in full payment and discharge of such debt.

    Neither Aeroflex nor MCE is presently aware of any closing condition that is unlikely to be fulfilled or waived.

TERMINATION

    The merger agreement may be terminated at any time prior to the effective time:

     by mutual written consent of Aeroflex and MCE authorized by their respective boards of directors;

     by MCE or Aeroflex if the merger has not been consummated by October 31, 2003, unless such delay is due to a breach by the party seeking to terminate;

     by MCE or Aeroflex if a court or other authority issues an order permanently preventing the merger;

     by either MCE or Aeroflex if the conditions contained in the merger agreement are not satisfied within the time contemplated by the merger agreement;

     by either Aeroflex or MCE if the other party breaches its representations, warranties or covenants contained in the merger agreement and the breach results in a material adverse effect on the breaching party.

     by Aeroflex or MCE if due to the occurrence or non-occurrence of any event, condition, circumstance or otherwise, there has been a material adverse effect on the other party since the date of the merger agreement;

     by MCE if there has been an acquisition proposal from a third party which MCE's board of directors determines is superior to the terms of the proposed merger with Aeroflex.

DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE

    For a period of three years following the effective time of the merger, the bylaws of Acquisition will provide for indemnification of directors and officers consistent with that provided under MCE's current bylaws, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the individuals who at the effective time were directors officers or employees of MCE, unless such modification is required by law. In addition, Acquisition, as the surviving corporation, agreed to maintain extended coverage under MCE's existing policy of directors' and officers' liability insurance, for a period of three years following the closing, to cover those officers, directors and employees of MCE who were covered under the existing policy at the effective time of the merger.

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INDEMNIFICATION; PLEDGE ESCROW AGREEMENT; SHAREHOLDERS' REPRESENTATIVE

    Under the merger agreement and the warrant exchange agreements, Aeroflex, Acquisition and their officers, directors and affiliates are indemnified by the MCE shareholders and warrantholders against all claims, losses and liabilities incurred as a result of:

     any breach or default in the performance by MCE of any covenant or agreement of MCE;

     any breach of a warranty or representation made by MCE in the merger agreement;

     any liability relating to certain specified environmental matters; and

     any expenses not paid by the shareholders as required by the merger agreement.

    The merger agreement provides that 40% of the shares of Aeroflex common stock to be issued to the holders of MCE common stock and warrants in the merger will be placed in escrow with an escrow agent on the closing date in order to secure the indemnification obligations. The escrow fund will be the sole and exclusive source available to compensate Aeroflex for the indemnification obligations of each MCE shareholder and warrantholder under the merger agreement. The deposit with the escrow agent constitutes an escrow fund to be governed by the terms set forth in the pledge escrow agreement. The portion of the escrow amount contributed on behalf of each shareholder must be proportionate to the aggregate Aeroflex common stock to which such holder would otherwise be entitled.

    The aggregate amount available to indemnify the indemnified parties may not exceed the lesser of the amount deposited in the escrow fund as described above and $36 million, and no shareholder is required to indemnify the indemnified parties for an amount that would exceed such shareholder's pro rata share of the Aeroflex stock deposited in the escrow fund. In addition, MCE shareholders will not be required to indemnify the indemnified parties, other than with respect to breaches of environmental representations and warranties and certain environmental matters, unless the aggregate amount of losses incurred by the indemnified parties exceeds $250,000 and then only to the extent such losses exceed $100,000. With respect to breaches of environmental representations and warranties and certain environmental matters, MCE shareholders will not be required to indemnify the indemnified parties unless the aggregate amount of losses incurred by the indemnified parties exceeds $250,000, and then only to the extent of such excess. The MCE shareholders will have no right of contribution from MCE with respect to any loss claimed by Aeroflex after the closing date. Nothing in the merger agreement limits the liability of MCE for any breach of any representation, warranty or covenant if the merger is not consummated.

    The escrow arrangement and indemnification obligations will end four years after closing. The escrow agent will distribute a certain number of shares of Aeroflex common stock on each of the first, second, third and fourth anniversaries of the closing date as follows:

     On the first anniversary of the closing date, the escrow agent will release that amount of shares which reduces the balance in escrow to 72.2% of the initial shares placed into escrow, plus additional shares of a value sufficient to satisfy any then pending indemnification claims and $440,000.

     On the second anniversary of the closing date, the escrow agent will release that amount of shares which reduces the balance in escrow to 44.4% of the initial shares placed in escrow, plus additional shares of a value sufficient to satisfy any then pending indemnification claims.

     On the third anniversary of the closing date, the escrow agent will release that amount of shares which reduces the balance in escrow to 16.7% of the initial shares placed in escrow, plus additional shares of a value sufficient to satisfy any then pending indemnification claims.

     On the fourth anniversary of the closing date, the escrow agent will release the balance of shares, less shares of a value sufficient to satisfy any then pending indemnification claims.

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    For purposes of valuing the shares of Aeroflex common stock in escrow on the date of distribution, shares are required to be valued at the weighted average price per share for the three prior trading days prior to the anniversary or distribution, as the case may be.

    The vote being taken at the upcoming special meeting to approve and adopt the merger agreement includes approval of the provision of the merger agreement appointing Michael J. Endres as shareholders' representative under the merger agreement and the pledge escrow agreement. The shareholders' representative is authorized to represent the MCE shareholders and, pursuant to the warrant exchange agreements, the warrantholders, with respect to all matters arising under the merger agreement and the pledge escrow agreement. The shareholders' representative is entitled to reimbursement from the shareholders and warrantholders for his out-of-pocket fees and expenses incurred by him. A portion of the shares of Aeroflex common stock held in escrow having an aggregate value of $150,000 will be held to pay the expenses of the shareholders' representative. The shareholders' representative may reduce the number of shares to be distributed to the shareholders and warrantholders, pro rata, by the aggregate number of shares required to pay expenses in excess of $150,000.

    The form of pledge escrow agreement is attached to this proxy statement/prospectus as Annex B and is incorporated by reference into this proxy statement/prospectus. All shareholders are urged to read the pledge escrow agreement in its entirety.

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                         SHAREHOLDER VOTING AGREEMENTS

    The following is a summary description of the material provisions of the shareholder voting agreements. This summary is qualified in its entirety by reference to the complete text of the shareholder voting agreements, a form of which is attached as Annex D to this proxy statement/prospectus and incorporated by reference into this proxy statement/prospectus. All MCE shareholders are urged to read the shareholder voting agreement in its entirety.

    Concurrently with the execution and delivery of the merger agreement, Aeroflex, Acquisition and MCE entered into shareholder voting agreements with the following shareholders of MCE:

     Ronald D. Brooks,

     James S. Chapman,

     Michael J. Endres,

     E5 Limited Partnership,

     Timbertop Investments II, LP,

     John L. Smucker, and

     Smucker Family Ventures LLC.


    As of August 13, 2003, these shareholders and their relevant owners and affiliates beneficially owned approximately 69%, and were entitled to vote approximately 69%, of the then outstanding shares of MCE common stock.


    Each shareholder agreed to vote all of the shares of MCE common stock that the shareholder is entitled to vote at any meeting, or in connection with any written consent, of the shareholders of MCE in favor of the merger,

     the adoption of the merger agreement, and

     the other actions contemplated by the merger agreement.

    Each shareholder also agreed that it would not (except in connection with certain pre-existing obligations):

     transfer, sell, tender, pledge, encumber, assign or otherwise dispose of any or all of the shareholder's shares of MCE common stock, or any interest in them;

     enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the shareholder's shares of MCE common stock, or any interest in them; or,

     grant any proxy or power-of-attorney inconsistent with the shareholder voting agreement.

    Also, each of those shareholders irrevocably granted to Aeroflex and any designee of Aeroflex, a proxy to vote the shareholder's shares of MCE common stock required to be voted in favor of the merger.

                          WARRANT EXCHANGE AGREEMENTS

    The following is a summary description of the material provisions of the warrant exchange agreements. This summary is qualified in its entirety by reference to the complete text of the warrant exchange agreements, a form of which is attached to this proxy statement/prospectus as Annex C and incorporated by reference into this proxy statement/prospectus. All MCE shareholders are urged to read the warrant exchange agreement in its entirety.

    Concurrently with the execution and delivery of the merger agreement, Aeroflex and MCE entered into a warrant exchange agreement with the following warrantholders of MCE:

     National City Capital Corporation,

     Great Lakes Capital Investments I, LLC,

     Hanifen Imhoff Mezzanine Fund, L.P., and

     Rocky Mountain Mezzanine Fund II, L.P.

    National City Capital Corporation holds warrants for 2,973,209 shares of MCE common stock, plus an additional 84,133 shares if the merger is not consummated prior to October 23, 2003. Great Lakes Capital Investments I, LLC holds warrants for 126,048 shares of MCE common stock. Hanifen Imhoff Mezzanine Fund, L.P. holds warrants for 1,270,653 shares of MCE common stock, plus an additional 47,325 shares if the merger is not consummated prior to October 23, 2003. Rocky Mountain Mezzanine Fund II, L.P. holds warrants for 472,680 shares of MCE common stock.

    Pursuant to the warrant exchange agreements, the common stock purchase warrants will be exchanged and converted into that number of shares of Aeroflex common stock into which the MCE shares underlying such warrants would be convertible into in accordance with the exchange ratio, without any prior exercise of the warrant. In addition, each warrantholder made certain representations and warranties as to ownership and similar matters in respect of the warrants held by it and agreed to take such actions as are reasonably necessary to effect the merger.

    The warrantholders agreed to be subject to the indemnification obligations contained in the merger agreement to the same extent as the MCE shareholders and to bear their pro rata share of the shareholder expenses incurred in connection with the merger. Each warrantholder further agreed to execute the pledge escrow agreement at closing and consented to the appointment of the shareholders' representative.

                   MATERIAL CONTACTS BETWEEN AEROFLEX AND MCE

    As indicated elsewhere in this proxy statement/prospectus, Aeroflex, Acquisition and MCE are parties to one or more of the merger agreement, the shareholder voting agreements and the warrant exchange agreements, as well as the agreements contemplated in those agreements (including the pledge escrow agreement and the employment agreements between Acquisition, on the one hand, and each of Messrs. John Smucker, Jon Carlson and Geoff Smith, on the other hand). Please see 'The Merger -- Interests of MCE Directors and Officers in the Merger', 'Certain Provisions of the Merger Agreement', 'Shareholder Voting Agreements' and 'Warrant Exchange Agreements'.

    In addition, Aeroflex or its affiliates have issued and continue to issue, from time to time, certain purchase orders to MCE or its affiliates for the supply of products and services in the ordinary course of business. For Aeroflex's fiscal year ended June 30, 2002 and the nine months ended March 31, 2003, MCE had sales to Aeroflex of approximately $730,000 and $516,000, respectively.

    Other than the foregoing, there are no past, present or proposed material contracts, arrangements, understandings, relationships, negotiations or transactions between MCE and Aeroflex, including their respective affiliates.

                 PRICE RANGE OF MCE COMMON STOCK AND DIVIDENDS


    MCE's common stock is not publicly traded. As of August 13, 2003, there were 85 holders of record of MCE common stock. MCE has never declared or paid cash dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future. MCE's articles of incorporation require that dividends on any outstanding preferred stock be paid before any dividends are paid on its common stock. In addition, the terms of MCE's revolving credit, term loan and series B subordinated debt restrict the payment of dividends.

                                    AEROFLEX

    Aeroflex uses its advanced design, engineering and manufacturing abilities to produce microelectronic and testing solutions. Its products are used in the aerospace, defense and broadband communications markets. Aeroflex also designs and manufactures motion control systems and shock and vibration isolation systems which are used for commercial, industrial and defense applications. Aeroflex's operations are grouped into three segments:

     microelectronic solutions

     test solutions

     isolator products

    Aeroflex's microelectronic solutions segment has been designing, manufacturing and selling state-of-the-art microelectronics to the electronics industry since 1974. In January 1994, Aeroflex acquired substantially all of the net operating assets of the microelectronics division of Marconi Circuit Technology Corporation, which manufactures a wide variety of microelectronic assemblies. In March 1996, Aeroflex acquired MIC Technology Corporation which designs, develops, manufactures and markets microelectronic products in the form of passive thin film circuits and interconnects. Effective July 1, 1997, MIC Technology acquired certain equipment, inventory, licenses for technology and patents of two of Lucent Technologies' telecommunications component units -- multi-chip modules and film integrated circuits. These units manufacture microelectronic modules and interconnect products. In February 1999, Aeroflex acquired all of the outstanding stock of UTMC Microelectronic Systems, Inc., consisting of UTMC's integrated circuit business. UTMC designs and supplies radiation tolerant integrated circuits for defense and aerospace communications.

    Aeroflex's test solutions segment consists of two divisions: (1) instruments and (2) motion control products, including the following product lines:

     Comstron, which was acquired in November 1989. Comstron is a leader in radio frequency and microwave technology used in the manufacture of fast switching frequency signal generators and components. Comstron is currently an operating division of Aeroflex Laboratories Incorporated, a wholly owned subsidiary of Aeroflex.

     Lintek, which was acquired in January 1995. Lintek is a leader in high speed instrumentation antenna measurement systems, radar systems and satellite test systems.

     Europtest, which was acquired in September 1998. Europtest develops and sells specialized software-driven test equipment used primarily in cellular, satellite and other communications applications.

     Altair, which was acquired in October 2000. Altair designs and develops advanced object-oriented control systems software based upon a proprietary software engine.

     RDL, which was acquired in October 2000. RDL designs, develops and manufactures advanced commercial communications test and measurement products and defense subsystems.

     IFR, which was acquired in May 2002. IFR designs and manufactures advanced test solutions for communications, avionics and general test and measurement applications.

     Aeroflex's motion control products division has been engaged in the development and manufacture of electro-optical scanning devices used in infra-red night vision systems since 1975. Additionally, it is engaged in the design, development and production of stabilization tracking devices and systems and magnetic motors used in satellites and other high reliability applications.

    Aeroflex's isolator products segment has been designing, developing, manufacturing and selling severe service shock and vibration isolation systems since 1961. These devices are primarily used in defense applications. In October 1983, Aeroflex acquired Vibration Mountings & Controls, Inc., which manufactures a line of off-the-shelf rubber and spring shock, vibration and structure borne noise control devices used in commercial and industrial applications. In December 1986, Aeroflex

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

acquired the operating assets of Korfund Dynamics Corporation, a manufacturer of an industrial line of heavy duty spring and rubber shock mounts.


RECENT TRANSACTIONS AND FINANCIAL RESULTS

    On July 31, 2003, Aeroflex acquired, through certain of its subsidiaries, the wireless solutions business of Racal Instruments. Aeroflex purchased the business in a series of simultaneous transactions, as follows:

        (i) from Racal Instruments Group Limited, a company registered in England and Wales, all of the share capital of Racal Instruments Limited, a company located in England and engaged in the wireless manufacturing business;

        (ii) from Racal Instruments Inc., substantially all of the assets of the wireless sales business owned in the United States by Racal Instruments Inc.; and

        (iii) from Racal Instruments Group Limited, substantially all of the assets of the wireless sales business owned in France by Racal Instruments SAS, a corporation organized under the laws of France, owned in Germany by Racal Instruments GmbH, a corporation organized under the laws of Germany, and owned in Italy by Racal Instruments srl, a corporation organized under the laws of Italy.

    The purchase price for the acquisition of the stock and assets described above was $38,000,000 in cash plus up to $16,570,867 of deferred consideration in either cash or Aeroflex common stock, at Aeroflex's option, depending on the wireless solutions group achieving certain performance goals for the year ending July 31, 2004.

    For the quarter and fiscal year ended June 30, 2003, Aeroflex reported:


                                                         QUARTER ENDED   FISCAL YEAR ENDED
                                                         JUNE 30, 2003     JUNE 30, 2003
                                                         -------------     -------------
Net Sales..............................................   $78,641,000      $291,780,000
Income from Continuing Operations......................     3,050,000         8,533,000
Discontinued Operations................................            --        (2,138,000)
Net Income.............................................     3,050,000         6,395,000
Income per diluted share:
    Income from Continuing Operations..................      $.05            $ .14

    Discontinued Operations............................       --             (.03)

    Net Income.........................................      .05              .11


                                      MCE

OVERVIEW

    MCE designs, manufactures and markets a broad range of devices, components and subsystems that are used in defense related applications, as well as throughout mobile and fixed wireless infrastructure equipment and related test equipment applications. MCE's products are also used in wireless broadband access, cable head-end systems, fiber optic networking, and satellite applications. MCE sells products that operate over the full range of RF frequencies, including radio frequencies, microwave frequencies and millimeter wave frequencies. MCE customers use MCE's products to control, condition and enhance RF signals. MCE products range from basic devices, such as diodes, capacitors and resistors, to components, such as variable and fixed attenuators, direct current, or DC, blocks and terminations, couplers and dividers, and complex multifunction subassemblies and subsystems, such as up/down converters, multi-path switch and attenuation subsystems, and power combiner/divider subassemblies.

    Increased government spending on new defense programs as well as enhancements and additions to existing defense programs has led to substantial demand for RF and Microwave devices, components and subassemblies. The growth in the wireless communications industry has also led to investments in infrastructure equipment to support the build-out of communications networks. MCE sells its products primarily to defense contractors and manufacturers of communications equipment. These original equipment manufacturers, or OEMs, are increasingly focusing on technology integration, system design and deployment and choosing to outsource the production of devices, components and subsystems to a limited number of qualified suppliers.

    The MCE group of operating units includes MCE/Inmet Corporation, MCE/Weinschel Corporation, MCE/KDI Corporation, and MCE/Metelics Corporation.

PRODUCTS

    MCE's products operate over the full range of frequencies commonly used in defense and wireless communication applications. MCE offers products that control, condition and enhance RF signals, operate from direct current to 65 GHz and are capable of handling average power levels up to 1,000 watts. MCE's products are typically used in defense electronics, wireless and broadband infrastructure equipment to reduce or amplify RF power levels, redirect, distribute or detect RF signal paths, filter unwanted RF signals and protect system equipment. In addition to a core set of products used in defense, mobile and fixed wireless infrastructure equipment and related test equipment, MCE's products are also widely used in broadband access, and satellite applications. MCE also offers products manufactured to military and high reliability, or hi-rel, specifications.

    MCE designs and manufactures products in the following principal categories:

        Devices. MCE's basic devices include diodes, capacitors, HBT amplifiers, and resistive film products.

        Components. Components are typically more complex than devices. MCE's components include continuously variable, programmable digitally stepped attenuators and fixed coaxial attenuators, terminations, coaxial adapters and connectors, DC blocks, equalizers, couplers, dividers, bias tees, and phase shifters.

        Subsystems. MCE custom-designed, complex, multifunction subsystems integrate two or more devices and components. Its subsystems include time delay units, airborne RF front ends, up/down converters, switch LNA-filter modules, switch matrices, multipath attenuation matrices, and integrated function subassemblies.

CUSTOMERS

    MCE's customers include a broad range of OEMs of defense electronics and communications infrastructure equipment, including several of the largest OEMs in this market. MCE also sells to numerous other OEMs and distributors. MCE serves its customers through its internal sales staff and independent sales representative organizations.


    Sales to customers in the United States accounted for approximately 73% of MCE's net sales in 2002 and approximately 76% of its net sales for the six months ended June 30, 2003. MCE product sales through distribution channels accounted for approximately 9.5% of net sales in 2002.


SALES AND MARKETING

    MCE focuses its sales and marketing efforts on defense and wireless communications infrastructure OEMs and related test equipment OEMs. MCE also focuses its direct marketing resources on RF subsystem manufacturers and companies developing defense electronics and communication infrastructure equipment that use RF products for avionics communications, navigation, electronics warfare, broadband access, wireless data and cable network applications. MCE increasingly seeks to leverage its customer relationships and product line breadth across its operating units in order to further increase sales.

    MCE markets its products worldwide through a direct sales force of approximately 33 sales and sales administration personnel. Its sales force works closely with a global network of over 90 independent sales representative firms to better cover and respond to its customers.

    One of the key elements of MCE's business strategy is to continue its expansion of international sales activity in strategic markets outside of the United States where it believes significant market opportunities exist, and into defense electronic markets.

MANUFACTURING

    MCE currently has four design and manufacturing facilities in the United States. In addition, it has established third party assembly operations in Mexico and third party contract manufacturing relationships in China and the Philippines, and operates a wholly-owned manufacturing facility in Nanjing, China.

    At present, MCE's operating units perform all final manufacturing, assembly, testing and packaging operations at their respective manufacturing facilities. MCE believes that it will have sufficient manufacturing capacity for the foreseeable future given its existing facilities and outsourcing capabilities. MCE uses skilled permanent and, in some cases, contract personnel in the manufacture of its products. MCE performs quality assurance tests on the manufacturing processes, purchased items, work-in-process and finished products.

INTERNATIONAL MANUFACTURING

    In 1997, MCE began assembling products in Reynosa, Mexico (on the Texas border) pursuant to a shelter services agreement with a third party provider which permits MCE to use this third party's manufacturing facility and its employees. MCE currently assembles and processes high volume connector and resistor subassemblies and components at this facility. MCE has contract manufacturing relationships with third parties located in Shanghai, China, principally for high volume surface mount packages using diodes, and in Manila, Philippines, principally for assembly, testing and tuning of selected complex RF components. MCE generally contracts with these third parties by purchase order on an as needed basis.

    In addition, MCE operates a 'Wholly-Owned Foreign Enterprise' in Nanjing, China to support its sourcing, assembly, test and design activities for product sales in China and worldwide markets.

SUPPLIERS

    MCE attempts to use standard parts and components that are available from multiple vendors. It selects suppliers based on quality, price, delivery, industry acceptance and location. It generally orders components from its suppliers and contract manufacturers by purchase order on an as-needed basis. Most of the parts and components used in its products are available from multiple sources. However, in certain cases, MCE has made the strategic decision to select limited source suppliers in order to obtain lower pricing, receive more timely delivery and maintain quality control. MCE has from time to time experienced difficulty in obtaining some parts and components. Any inability to obtain timely deliveries of acceptable quality and quantity of products, or any other circumstance that would require MCE to seek alternative contract manufacturers or suppliers, could delay its ability to deliver its products to customers which, in turn, could have a material adverse effect on its business and results of operations.

RESEARCH AND DEVELOPMENT

    MCE generally conducts its research and development efforts in direct response to the unique requirements of a customer. MCE is actively engaged in developing a variety of new products related to emerging communications technologies and markets where it can leverage its core competencies in communications and other applications. Its current areas of focus include broadband access, wireless data and fiber optic networking applications.

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

    In addition, MCE has a technical advisory board, comprised of 4 individuals with expertise in RF technology. This board assists its staff of approximately 43 research, development and engineering personnel in maintaining its superior design, engineering and manufacturing capabilities by providing MCE with technical advice relating to the design and evolution of RF devices, components and subsystems.

COMPETITION

    The markets for MCE's products are extremely competitive and are characterized by rapid change. The principal competitive factors affecting the markets for its products include technology, price, technical performance, quality, ability to design and produce unique customer solutions, and quick response. Price competition is intense and downward pressure on pricing generally occurs over the life of a product. Several of MCE's competitors and potential competitors have significantly greater financial, marketing, technical and other competitive resources than MCE and have greater name recognition and market acceptance of their products and technologies. MCE's competitors include M/A Com, Inc. (a division of Tyco International, Inc.), REMEC, Inc., Anaren, Inc., Herley Industries, Inc., and Narda, a Division of L3 Communications. MCE also competes with communications equipment manufacturers who manufacture RF devices and components internally such as Agilent Technologies, Inc. and Anritsu Company.

    MCE believes that it competes favorably in its markets. However, its competitors may develop new technologies or enhancements to existing products or introduce new products that will offer superior price or performance features. MCE believes that to remain competitive in the future it will need to continue to invest significant financial resources in research and development responsive to its customers' requirements and to continue to demonstrate its ability to provide customer solutions through the design and manufacture of cost-effective and quality devices, components and subsystems.

INTELLECTUAL PROPERTY

    Although MCE holds several patents applicable to its products, MCE does not believe that these patents are material to the operation of its business. In order to protect its intellectual property rights, MCE relies on a combination of trade secret, copyright and trademark laws and employee and third-party nondisclosure agreements, as well as limiting access to and distribution of proprietary information. MCE generally enters into confidentiality and/or license agreements with its key employees and strategic partners, as well as with other selected customers and potential customers seeking proprietary information, and limits access to and distribution of its proprietary information. The steps taken by MCE to protect its intellectual property rights may not be adequate to prevent misappropriation of its technology or to preclude competitors from independently developing such technology. Furthermore, third parties may assert infringement claims against it in the future. Any litigation, whether or not resolved in MCE's favor, could result in significant expense to MCE and could divert management and other resources.

    In the event a third party were successful in a claim that one of MCE's products infringed its proprietary rights, it may be required to discontinue the use of certain processes, cease the manufacture, use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses to the infringing technology. Moreover, MCE may suffer significant monetary damages, which could include treble damages. Under these circumstances, a license may not be available to MCE on reasonable terms or at all. In the event of a successful claim against it and its failure to develop or license a substitute technology on commercially reasonable terms, MCE's financial condition and results of operations could be materially adversely affected.

GOVERNMENT REGULATION

    A substantial portion of MCE's products are incorporated into defense and wireless telecommunications systems that are subject to regulation in the United States by the FCC and

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

Department of Defense, and outside the United States by other government agencies. Although the equipment operators, and not MCE, are responsible for compliance with these regulations, regulatory changes, including changes in the allocation of available frequency spectrum, may restrict MCE's customers' development efforts, render its products obsolete or increase competition. As a result, changes in, or the failure by MCE to manufacture products in compliance with, applicable domestic and international regulations could have a materially adverse effect on its business. In addition, the increasing demand for wireless and satellite telecommunications has exerted pressure on regulatory bodies worldwide to adopt new standards for such products, generally following extensive investigation of and deliberation over competing technologies. In addition, because of its participation in the defense industry, MCE is subject to audit from time to time for its compliance with government regulations by various agencies.

    MCE is also subject to a variety of local, state and federal governmental regulations relating to the storage, discharge, handling, emission, generation, manufacture and disposal of toxic or other hazardous substances used to manufacture its products. The failure to comply with current or future regulations could result in the imposition of substantial fines on MCE, suspension of production, alteration of its manufacturing processes or cessation of operations.

EMPLOYEES


    As of June 30, 2003, MCE employed 431 persons, including 319 in manufacturing and operations, 42 in research, development and engineering, 33 in sales and marketing and 37 in management and support functions. MCE believes its future performance will depend in large part on its ability to attract and retain highly skilled employees. None of its full-time employees is represented by a labor union and it has not experienced any work stoppage. MCE considers its employee relations to be good.


PROPERTIES

    MCE owns its principal executive offices, consisting of approximately 8,000 square feet located in Ann Arbor, Michigan. The following table provides information relating to its manufacturing facilities.

                                         APPROXIMATE
LOCATION                                SQUARE FOOTAGE                OWNED/LEASED
--------                                --------------                ------------
Ann Arbor, Michigan...................      24,000       Owned
Frederick, Maryland...................      35,000       Leased (expires January 31, 2011)
Sunnyvale, California.................      20,000       Leased (expires September 30, 2012)
Whippany, New Jersey..................      56,000       Owned
Nanjing, China........................       9,500       Leased (expires February 28, 2004)

    MCE believes that its existing facilities are adequate to meet its current needs and that suitable additional or alternative space will be available on commercially reasonable terms as needed.

    A $2.8 million real estate mortgage note with a balloon payment of $2.7 million due in November 2004 is outstanding and is secured by a mortgage covering MCE's principal executive offices and its manufacturing facility, both located in Ann Arbor, Michigan.

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

                                 MCE MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following are MCE's executive officers and directors. Ages are as of June 30, 2003.

NAME                                   AGE                          POSITION
----                                   ---                          --------
John L. Smucker......................  59    President and Chief Executive Officer; Director
                                             Vice President -- Finance, Chief Financial Officer,
Jon E. Carlson.......................  41      Secretary and Treasurer
Kurt W. Brown........................  44    Vice President -- Compliance and Human Resources
Geoffrey D. Smith....................  44    Vice President -- Marketing
Michael J. Endres....................  55    Director
Dr. George I. Haddad.................  68    Director
David R. Meuse.......................  58    Director
William H. Schecter..................  61    Director

EXECUTIVE OFFICERS

    John L. Smucker, a co-founder of MCE, has served as President, Chief Executive Officer and director since MCE's incorporation in October 1995. Mr. Smucker also served as the President of Inmet from June 1994 to October 1995. From 1980 to 1990, Mr. Smucker was a Vice President engaged in securities sales for Goldman, Sachs & Co.

    Jon E. Carlson has served as Vice President-Finance, Chief Financial Officer and Treasurer since November 1998 and as Secretary since August 2000. Prior to joining MCE, Mr. Carlson held several positions in finance at Ford Motor Company from June 1989 to November 1998, including Manager -- Vehicle Line Profit Analysis in Ford's Truck Vehicle Center from January 1997 to November 1998.

    Kurt W. Brown has served as Vice President-Compliance and Human Resources since November 1997. Mr. Brown also serves as Vice President-Finance and Administration, Secretary and Treasurer of Weinschel, an MCE subsidiary, a position he has held since MCE's acquisition of Weinschel in November 1995. From October 1987 to November 1995, Mr. Brown held several positions with Weinschel's predecessors, including Vice President of Finance and Administration from 1990 through November 1995.

    Geoffrey D. Smith has served as Vice President-Marketing since November 1997. Mr. Smith also served as Vice President-Marketing of Weinschel, a position he held since MCE's acquisition of Weinschel in November 1995 through June 2000. From 1992 through November 1995, Mr. Smith served as Vice President-Marketing for Weinschel's predecessor.

    MCE's executive officers are appointed annually following the annual meeting of shareholders and serve at the discretion of its board of directors. There are no family relationships among any of MCE's directors or executive officers.

DIRECTORS

    Michael J. Endres, a co-founder of MCE, has served as director since October 1996. Mr. Endres is a principal of Stonehenge Holdings, Inc., an investment management and merchant banking firm, which he co-founded in 1999. Prior to joining Stonehenge Holdings, Mr. Endres served as the chief executive officer of Banc One Capital Partners Corporation, the merchant banking arm of Banc One Capital Corporation, from 1990 to 1999. Mr. Endres is a member of the board of directors of Worthington Industries, a diversified steel processor.

    Dr. George I. Haddad has served as director and as the chairman of MCE's technical advisory board since October 1996. Dr. Haddad is the Robert J. Hiller Professor of Electrical Engineering and Computer Sciences at the University of Michigan and Director of the Center for High Frequency Microelectronics. Dr. Haddad joined the College of Engineering faculty at the

University of Michigan in 1963, where he served as Director of the Electron Physics Laboratory from 1969 to 1975, as Director of the Solid-state Electronics Laboratory from 1986 to 1991 and as the Chairman of the University of Michigan's Electrical Engineering and Computer Sciences Department from 1975-1986 and 1991-1997.

    David R. Meuse, a co-founder of MCE, has served as director since MCE's incorporation in October 1995. Mr. Meuse also served as a director of Inmet from 1994 to 1995. Mr. Meuse is a principal of Stonehenge Holdings, Inc., which he co-founded in 1999. Prior to joining Stonehenge Holdings, Mr. Meuse served as the chairman and chief executive officer of Banc One Capital Holdings, Inc., the holding company for the investment banking, brokerage and insurance operations of Bank One Corporation, from 1990 to 1999. Mr. Meuse is a member of the board of directors of Sportsworld Media Group, plc, in the United Kingdom.

    William H. Schecter has served as director since October 1996. Mr. Schecter is the Chairman of National City Capital Corporation, a position he has held since 1989. Prior to his appointment to the position of Chairman, Mr. Schecter served as the President of the brokerage subsidiary of National City Capital Corporation. Mr. Schecter is a member of the board of directors of the Boykin Lodging Company, a real estate investment trust.

COUNCIL OF PRESIDENTS

    Effective April 1, 2000, MCE established a council of presidents consisting of the chief executive officers of its operating units. Currently, the members of the council are Craig E. Lindberg, Robert E. Hathaway, Francis S. Kwan, Michael D. Snyder, and Robert L. Stephens. The purpose of the council is to assist in establishing the strategic and tactical direction of MCE, to address on-going management issues of MCE and to assist its approximately 65 person research, development and engineering staff. Its council of presidents advises its management on issues of importance at the operating units and in the markets in which the operating units do business. Its executive officers are also active members of the council of presidents.

    MCE expects each member of its council of presidents to make significant contributions to its business and, although none of them is an executive officer of MCE, MCE considers each of them to be a key employee:

    Craig E. Lindberg, age 36, has served as President of Inmet since September 2002 and in other capacities at MCE and Inmet since 1998. Mr. Lindberg has an MSE in electrical engineering and has worked in the RF industry for fourteen years.

    Robert E. Hathaway, age 66, has served as President of KDI-Resistor Products since January 2002. Mr. Hathaway is an electrical engineer and has over 20 years of experience in the RF industry.

    Dr. Francis S. Kwan, age 56, has served as President of Metelics since 1990 and in other capacities at Metelics since 1987. Dr. Kwan holds a Ph.D. in electrical engineering from Cornell University and has worked in the RF industry for more than 20 years.

    Michael D. Snyder, age 63, has served as President of KDI since 1996 and in other capacities at KDI's predecessor since 1982. Mr. Snyder is an electrical engineer and has worked in the RF field in positions of engineering manufacturing, and marketing for his entire career.

    Robert L. Stephens, age 53, has served as President of Weinschel and its predecessor since 1990 and in other capacities with Weinschel's predecessor, including Chief Financial Officer, since 1988.

BOARD OF DIRECTORS

    MCE's board of directors currently consists of five directors. Its board of directors is divided into three classes, each of whose members serves for a staggered three-year term, as follows:

     Class I, whose term will expire at the annual meeting of shareholders to be held in 2005, consists of Messrs. Endres and Schecter;

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

     Class II, whose term will expire at the annual meeting of shareholders to be held in 2003, consists of Dr. Haddad; and

     Class III, whose term will expire at the annual meeting of shareholders to be held in 2004, consists of Messrs. Meuse and Smucker.

    At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of its directors.

SUMMARY COMPENSATION TABLE

    The following table sets forth information concerning the compensation paid by MCE during the year ended December 31, 2002 to: (a) John L. Smucker, President, Chief Executive Officer, and Director; (b) Jon E. Carlson, Vice President -- Finance, Chief Financial Officer, Secretary and Treasurer; and (c) Geoffrey D. Smith, Vice President -- Marketing. Following the merger, each of these officers will serve as an executive officer of Acquisition, the surviving corporation.

                              ANNUAL COMPENSATION

                                                                                   OTHER ANNUAL
                                                         YEAR   SALARY    BONUS    COMPENSATION
              NAME AND PRINCIPAL POSITION                 ($)     ($)      ($)         ($)
              ---------------------------                 ----   -------   ------   ------------
John L. Smucker.........................................  2002   290,000   43,200       6,000
    President, Chief Executive Officer, and Director
Jon E. Carlson..........................................  2002   175,000   26,100      13,599
    Vice President -- Finance, Chief Financial
    Officer, Secretary and Treasurer
Geoffrey D. Smith.......................................  2002   120,000   18,000       6,000
    Vice President -- Marketing

    The amounts in the column entitled 'Bonus' represent bonuses earned in 2002 that have been deferred by the company until December 2004. The amounts in the column entitled 'Other Annual Compensation' consist of contributions made by MCE to the named executive officer's 401(k) plan account and a car allowance.

AGGREGATE FISCAL YEAR-END OPTION VALUES

    The following table contains information for each of the named executive officers regarding the number of shares subject to both exercisable and unexercisable stock options, as well as the value of unexercisable in-the-money options, as of December 31, 2002. None of the named executive officers exercised stock options in 2002.

                                       NUMBER OF SECURITIES UNDERLYING  VALUE OF UNEXERCISED IN-THE-MONEY
                                           UNEXERCISED OPTIONS AT                  OPTIONS AT
                                             FISCAL YEAR-END (#)               FISCAL YEAR-END ($)
                                          EXERCISABLE/UNEXERCISABLE         EXERCISABLE/UNEXERCISABLE
                                          -------------------------         -------------------------
John L. Smucker......................         18,750/1,160,950                    $0/719,159.70
Jon E. Carlson.......................           18,750/56,250                          0/0
Geoffrey D. Smith....................           10,000/30,000                          0/0

    The number of securities underlying options held by Mr. Smucker includes (i) 75,000 shares subject to options granted under MCE's 2000 stock incentive plan, of which options for 18,750 shares were exercisable at the end of 2002, and (ii) 1,104,700 shares subject to options granted under MCE's 1996 stock option plan, none of which were exercisable at the end of 2002. Only the options granted to Mr. Smucker under the 1996 stock option plan were in-the-money at the end of 2002. The calculation of the value of the unexercised in-the-money options held by Mr. Smucker at the end of 2002 which were unexercisable is based upon the difference between the exercise price and the per share fair market value of our common stock at year end as determined by our board of directors. The exercise price for this option is $0.649 per share. These unexercised in-the-money options held by Mr. Smucker will become immediately exercisable upon closing of the merger and will be exchanged for options to purchase approximately 250,000 shares of Aeroflex common stock at a purchase price adjusted by the exchange ratio.

    The number of securities underlying options held by Mr. Carlson includes 75,000 shares subject to options granted under MCE's 2000 stock incentive plan, of which options for 18,750 shares were exercisable at the end of 2002. None of Mr. Carlson's options were in-the-money at the end of 2002.

    The number of securities underlying options held by Mr. Smith includes 40,000 shares subject to options granted under MCE's 2000 stock incentive plan, of which options for 10,000 shares were exercisable at the end of 2002. None of Mr. Smith's options were in-the-money at the end of 2002.

DIRECTOR COMPENSATION

    John L. Smucker, as a member of MCE's board of directors, is reimbursed for travel and other expenses associated with board and committee meetings, but otherwise serves in his capacity as a director without cash compensation. In addition, all members of MCE's board of directors are eligible to participate in its 2000 stock incentive plan.

SEVERANCE AGREEMENTS

    Each of Messrs. Smucker, Carlson and Smith have entered into severance agreements with MCE. These agreements provide that each executive officer is entitled to twelve months (two years in the case of Mr. Carlson) of severance pay and other specified benefits, as well as the acceleration of options and the lapse of restrictions on restricted stock awards, in the event of his termination of employment without cause or in the event of a material and adverse change in his responsibilities, adverse change in his base compensation or material change in the location of his employment. In addition, these executive officers would be entitled to the acceleration of options and the lapse of restrictions on restricted stock awards upon a change of control of MCE such as the merger. In connection with the employment agreements to be entered into at the closing of the merger between Acquisition, and each of Messrs. Smucker, Carlson, and Smith, each of these individuals has agreed to relinquish his rights under these severance agreements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In July 1996, MCE entered into a purchase agreement with National City Capital Corporation and Hanifen Imhoff Mezzanine Fund to obtain financing for the acquisition of MCE / KDI Corporation. Pursuant to this agreement, MCE issued, among other things, series A redeemable preferred stock in the aggregate principal amount of $2,560,000 to National City Capital Corporation. The series A redeemable preferred stock requires an annual dividend of 16%, payable quarterly. Dividends payable to National City Capital Corporation on September 20, 2002 and December 31, 2002 were paid in the form 208.896 additional shares of series A redeemable preferred stock. William H. Schecter, who is one of MCE's directors and a member of its audit committee, serves as the President of National City Capital Corporation.

                    MCE MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the historical financial statements of MCE, related notes and other financial information included elsewhere in this proxy statement/prospectus.

OVERVIEW

    MCE Technologies designs, manufactures and markets a broad range of devices, components and subsystems that are used throughout defense electronics systems, mobile and fixed wireless infrastructure equipment and related test equipment applications. MCE's products are also used in wireless broadband access, cable head-end systems, fiber optic networking, and satellite applications. MCE sells products that operate over the full range of frequencies commonly used in wireless communications transmission, including radio frequencies, microwave frequencies and millimeter wave frequencies. MCE refers to this range of frequencies as RF. MCE's customers use MCE products to control, condition and enhance RF signals for use in their wireless and broadband infrastructure equipment. MCE sells products primarily to the original equipment manufacturers, or OEMs, of defense and wireless infrastructure equipment and related test equipment, as well as to RF subsystems manufacturers.

    MCE was incorporated in October 1995 as a Michigan corporation. The MCE group of operating units includes MCE/Inmet Corporation, MCE/Weinschel Corporation, MCE/KDI Corporation, and MCE/Metelics Corporation. Each MCE operating unit was acquired prior to 2000 and the purchase method of accounting was used.

    MCE decided to discontinue the operations of its DML business unit in 2002. MCE acquired DML in 1999. Based in the United Kingdom, DML was viewed as an opportunity to expand into the European market with an emphasis on the telecommunications segment of the microwave components market. DML performed to expectations throughout 1999 and 2000. During 2001, DML experienced a significant downturn in operating results. This was primarily a result of sales to DML's major customer declining significantly. MCE initially believed this downturn to be temporary and believed that the revenues would return to normal levels in 2002. In addition, MCE planned to pursue opportunities to expand DML's customer base in 2002. Based on these considerations, MCE remained committed to funding DML in early 2002. However, in late 2002, after an additional decline in sales volume as well as demands for further price reductions from DML's major customers, MCE determined that the business risks associated with additional investment into the DML turnaround effort were too great. As a result, MCE made the decision in December 2002 to cease operations of DML and to hold the operation for sale. In 2003, MCE sold fixed assets and intellectual property of DML for $349,000 and $136,000, respectively. MCE had effectively ceased operation of DML during the fourth quarter of 2002 and by March 2003 the business was closed. MCE has accounted for DML as a discontinued operation under the provisions of FASB No. 144 as DML was held for sale at December 31, 2002. For all periods presented, the net operating results of DML are reflected in MCE's statement of operations as Income (Loss) from Discontinued Operations, Net of Taxes.

STATEMENT OF OPERATIONS

    The following table sets forth certain items from MCE's statement of operations for the periods indicated.


                                                         YEARS ENDED           SIX MONTHS ENDED
                                                         DECEMBER 31               JUNE 30
                                                 ---------------------------   -----------------
                                                  2000      2001      2002      2002      2003
                                                  ----      ----      ----      ----      ----
                                                                                  (UNAUDITED)
Consolidated Statement of Operations Data
  (in thousands):
Net sales......................................  $86,249   $86,156   $64,393   $33,925   $28,728
Cost of products sold..........................   46,483    46,943    40,577    20,409    17,242
                                                 -------   -------   -------   -------   -------
Gross profit...................................   39,766    39,213    23,816    13,516    11,486

Selling, general and administrative expenses...   19,048    16,555    14,642     7,408     6,845
Research and development.......................    4,415     7,254     5,866     3,260     2,605
Amortization...................................    2,354     2,354       829       414       415
Restructuring charges (credit).................     (496)       --       268        --        95
                                                 -------   -------   -------   -------   -------
Income from operations.........................   14,445    13,050     2,211     2,434     1,526

Interest expense and other.....................    5,931     3,279     2,170     1,079     1,018
Warrant expense (credit).......................    4,600    (3,619)  (10,600)   (5,300)    1,886
                                                 -------   -------   -------   -------   -------
Income (loss) before income taxes, discontinued
  operations, and cumulative effect of change
  in accounting principle......................    3,914    13,390    10,641     6,655    (1,378)
Income tax expense.............................    3,493     3,662       223       447       240
                                                 -------   -------   -------   -------   -------
Income (loss) before discontinued operations
  and cumulative effect of change in accounting
  principle....................................      421     9,728    10,418     6,208    (1,618)

Income (loss) from discontinued operations, net
  of taxes.....................................      492    (2,380)   (8,306)   (1,180)       --
Cumulative effect of change in accounting for
  warrants.....................................       --    (6,066)       --        --        --
                                                 -------   -------   -------   -------   -------
Net income (loss)..............................  $   913   $ 1,282   $ 2,112   $ 5,028   $(1,618)
                                                 =======   =======   =======   =======   =======

    The following table sets forth certain items from MCE's statement of operations as a percentage of net sales for the periods indicated.


                                                                                    SIX MONTHS
                                                                YEARS ENDED            ENDED
                                                               DECEMBER 31,          JUNE 30,
                                                           ---------------------   -------------
                                                           2000    2001    2002    2002    2003
                                                           ----    ----    ----    ----    ----
                                                                                    (UNAUDITED)
Percentage of Net Sales:
Net sales................................................  100.0%  100.0%  100.0%  100.0%  100.0%
Cost of products sold....................................   53.9    54.5    63.0    60.2    60.0
                                                           -----   -----   -----   -----   -----
Gross profit.............................................   46.1    45.5    37.0    39.8    40.0

Selling, general and administrative expenses.............   22.2    19.2    22.8    21.8    23.9
Research and development.................................    5.1     8.4     9.1     9.6     9.1
Amortization.............................................    2.7     2.7     1.3     1.2     1.4
Restructuring charges (credit)...........................   (0.6)     --     0.4      --     0.3
                                                           -----   -----   -----   -----   -----
Income from operations...................................   16.7    15.2     3.4     7.2     5.3

Interest expense and other...............................    6.9     3.8     3.4     3.2     3.5
Warrant expense (credit).................................    5.3    (4.2)  (16.5)  (15.6)    6.6
                                                           -----   -----   -----   -----   -----
Income (loss) before income taxes, discontinued
  operations, and cumulative effect of change in
  accounting principle...................................    4.5    15.6    16.5    19.6    (4.8)
Income tax expense.......................................    4.0     4.3     0.3     1.3     0.8
                                                           -----   -----   -----   -----   -----
Income (loss) before discontinued operations and
  cumulative effect of change in accounting principle....    0.5    11.3    16.2    18.3    (5.6)
Income (loss) from discontinued operations, net of
  taxes..................................................    0.6    (2.8)  (12.9)   (3.5)     --
Cumulative effect of change in accounting for warrants...     --    (7.0)     --      --      --
                                                           -----   -----   -----   -----   -----
Net income (loss)........................................    1.1%    1.5%    3.3%   14.8%   (5.6)%
                                                           =====   =====   =====   =====   =====



SIX MONTHS ENDED JUNE 30, 2003 COMPARED TO SIX MONTHS ENDED JUNE 30, 2002

    Net Sales. Net sales were $28.7 million for the six months ended June 30, 2003, down $5.2 million or 15% from the six months ended June 30, 2002. The decrease in sales reflects primarily weak demand in the commercial wireless segment of the market.

    Gross Profit. Gross profit was $11.5 million for the six months ended June 30, 2003, down $2.0 million or 15% from the six months ended June 30, 2002. This decrease reflects primarily the decrease in sales. Gross margin was 40.0% in 2003, up from 39.8% a year earlier.

    Selling General and Administrative. Selling, general and administrative expenses were $6.8 million for the six months ended June 30, 2003, down $563,000 or 8% from the comparable period in 2002. This decrease reflects primarily reduced headcount and payroll related costs related to the cost reduction plan MCE implemented in September 2002. As a percentage of net sales, selling, general and administrative expenses increased to 23.9% in the first six months of 2003 compared with 21.8% a year ago. This increase is due primarily to lower sales volume.

    Research and Development. Research and development expenses were $2.6 million for the six months ended June 30, 2003, down $655,000 or 20% from the six months ended June 30, 2002. This decrease reflects primarily a reduction in the number of engineering personnel. As part of the September 2002 cost reduction plan, MCE closed its Engineering Design Center (EDC) located in Germantown, Maryland. The market demand for the new line of products developed at the facility did not materialize as had been anticipated. As a percentage of net sales, research and development expenses were 9.1% in the six months ended June 30, 2003, down slightly from 9.6% in the six months ended June 30, 2002.

    Amortization. Amortization of intangible assets was $415,000 for the six months ended June 30, 2003, in line with the comparable period in 2002.

    Restructuring Charges. Restructuring charges totaled $95,000 for the six months ended June 30, 2003, reflecting revised estimated lease costs associated with closing the MCE Engineering Design Center located in Germantown, Maryland.

    Interest Expense and Other. Interest expense and other was $1.0 million for the six months ended June 30, 2003, down $61,000 from a year ago.

    Warrant Expense (Credit). MCE increased the estimated fair value of the recorded warrants to the approximate value indicated by the merger agreement with Aeroflex. The $1.9 million increase in the carrying value of warrants is recorded as warrant expense during the six month period ended June 30, 2003. For the six months ended June 30, 2002, the $5.3 million warrant credit reflected the reduction in the estimated fair market value of the same MCE warrants.

    Income Tax Expense. Refer to Note 5 in the MCE financial statements for information on the MCE effective tax rate. Income tax expense for the six months ended June 30, 2003 was $240,000, down $207,000 from 2002. MCE's effective tax rate, excluding certain permanent tax differences of $2,012,000, was 37.9% for the six months ended June 30, 2003. The permanent tax differences include non-deductible warrant expense of $1,886,000, non-deductible amortization expense of $159,000, and miscellaneous other non-taxable income of $33,000.

    Income (Loss) from Discontinued Operations, Net of Taxes. In December 2002, MCE decided to close DML, its subsidiary in the United Kingdom. All operating results and other costs associated with the closure of DML are included in Income (Loss) from Discontinued Operations, Net of Taxes for all periods presented. For the six months ended June 30, 2002, Loss from Discontinued Operations totaled $1.2 million, reflecting the operating losses at DML. MCE's DML unit operated at breakeven during the six months ended June 30, 2003.


YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2001

    Net Sales. Net sales were $64.4 million for the year ended December 31, 2002, down $21.8 million or 25% from 2001. The decrease in sales reflects primarily weak demand in the commercial wireless segment of the market.

    Gross Profit. Gross profit was $23.8 million for the year ended December 31, 2002, down $15.4 million or 39% from 2001. This decrease reflects primarily the decrease in sales. Gross margin was 37.0% in 2002, down from 45.5% a year earlier. The decrease in gross margin reflects primarily reduced fixed cost absorption, at the lower sales level.

    Selling General and Administrative. Selling, general and administrative expenses were $14.6 million for the year ended December 31, 2002, down $1.9 million or 12% from the comparable period in 2001. This decrease reflects primarily reduced sales commissions associated with the reduction in sales, and reduced headcount. As a percentage of net sales, selling, general and administrative expenses increased to 22.8% in 2002 compared with 19.2% a year ago. This increase is due primarily to lower sales volume.

    Research and Development. Research and development expenses were $5.9 million for the year ended December 31, 2002, down $1.4 million or 19% from 2001. This decrease reflects primarily a reduction in the number of engineering personnel. In 2002, MCE decided to close its Engineering Design Center (EDC) located in Germantown, Maryland. The market demand for the new line of products developed at the facility did not materialize as had been anticipated. As a percentage of net sales, research and development expenses were 9.1% in 2002, compared with 8.4% a year ago. This increase is due primarily to lower sales volume.

    Amortization. Amortization of goodwill and other intangible assets was $829,000 for the year ended December 31, 2002, down $1.5 million from 2001. The reduction in amortization expense reflects adoption of new accounting rules in 2002 (FAS 142), which resulted in the discontinuance of amortization of goodwill. The remaining amortization is related to identified intangibles.

    Restructuring Charges. Restructuring charges totaled $268,000 for the year ended December 31, 2002, reflecting costs associated with closing the MCE Engineering Design Center located in Germantown, Maryland.

    Interest Expense and Other. Interest expense and other was $2.2 million for the year ended December 31, 2002, down $1.1 million from a year ago. The decrease reflects primarily lower interest rates in 2002 and reduced debt outstanding, which on average was lower by about $6.2 million versus the comparable period in 2001.

    Warrant Credit. Warrant credit for the year ended December 31, 2002 was an increase to income of $10.6 million. This item represents the estimated reduction in the fair market values of the series A-1, series A-2, and series B warrants. In 2001, there was a credit to income of $3.6 million related to the estimated reduction in the fair market value of the series A-1 warrants.

    Income Tax Expense. Refer to Note 5 in the MCE financial statements for the description of the MCE effective tax rate. Income tax expense for the year ended December 31, 2002 was $223,000. MCE's effective tax rate, excluding certain permanent tax differences of $10.0 million, was 32.6% for the year ended December 31, 2002. The permanent tax differences include a non-taxable warrant credit of $10.6 million, non-deductible amortization expense of $259,000, and miscellaneous other non-deductible expenses of $385,000.

    Income (Loss) from Discontinued Operations, Net of Taxes. In December 2002, MCE decided to dispose of DML, its UK subsidiary. All operating results and other costs associated with the disposal of DML are included in Income (loss) from Discontinued Operations, Net of Taxes for all periods presented. For the year ended December 31, 2002, these losses totaled $8.3 million, reflecting charges related to the 2002 loss from operations, asset impairment, and other closing costs, partially offset by income tax credits. For the year ended December 31, 2001, Loss from Discontinued Operations totaled $2.4 million, reflecting the operating losses at DML during this period.

    Cumulative Effect of Accounting Change. In 2001, MCE recorded a $6.1 million non-cash charge for the effect of adopting EITF 00-19 related to the accounting for Series A-2 and B warrants as a cumulative effect of the change in accounting principle. This charge was based on the Series A-2 and Series B warrants estimated fair value at June 30, 2001.

YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

    Net Sales. Net sales were $86.2 million for the year ended December 31, 2001, and were in line with sales for 2000.

    Gross Profit. Gross profit was $39.2 million for year ended December 31, 2001, down approximately $553,000 from 2000. Gross margin was 45.5% in 2001, comparable to gross margin, of 46.1% in 2000.

    Selling General and Administrative. Selling, general and administrative expenses were $16.6 million for the year ended December 31, 2001, down $2.5 million or 13% from the comparable period in 2000. This decrease reflects primarily decreased incentive compensation for top management in 2001. As a percentage of net sales, selling, general and administrative expenses decreased to 19.2% in 2001 compared with 22.2% in 2000. This decrease is due primarily to lower selling, general and administrative costs coupled with flat sales.

    Research and Development. Research and development expenses were $7.3 million for the year ended December 31, 2001, up $2.8 million or 64% from 2000. This increase was due principally to increased expenses related to hiring of additional personnel to support the development of new products. As a percentage of net sales, research and development expenses increased to 8.4% in 2001, up from 5.1% in 2000.

    Amortization. Amortization of goodwill and other intangible assets was $2.4 million for the year ended December 31, 2001, consistent with 2000.

    Interest Expense and Other. Interest expense and other was $3.3 million for the year ended December 31, 2001, down $2.7 million from a year ago. The decrease resulted primarily from the $1.5 million in costs related to the company's public offering effort included in 2000 results. No comparable expenses were recorded in 2001. The decrease also reflects lower interest rates in 2001.

    Warrant Expense (Credit). Warrant credit for the year ended December 31, 2001 was an increase to income of $3.6 million. In the same period last year, warrant expense of $4.6 million resulted in a decrease to income. This item represents the estimated change in the fair market value of certain warrants. In the year ended December 31, 2001, the increase to income reflected the reduction in the fair market value of the series A-1 redeemable warrants. In the year ended December 31, 2000, the decrease to income reflected the increase in the fair market value of the series A-1 redeemable warrants. Please refer to the section below on the Cumulative Effect of Accounting Change for a discussion of the accounting for the balance of MCE's warrants, specifically series A-2 and series B warrants.

    Income Tax Expense. Refer to Note 5 in the MCE financial statements for the description of the MCE effective tax rate. Income tax expense for the year ended December 31, 2001 was $3.7 million. The effective tax rate excluding certain permanent tax differences of $2.7 million, was 34.3% for the year ended December 31, 2001. The permanent tax differences primarily include a non-taxable warrant credit of $3.6 million and non-deductible amortization expense of $915,000.

    Income (Loss) from Discontinued Operations, Net of Taxes. In December 2002, MCE decided to dispose of DML, its UK subsidiary. All operating results and other costs associated with the disposal of DML are included in Income (loss) from Discontinued Operations, Net of Taxes for all periods presented. For the year ended December 31, 2001, Loss from Discontinued Operations totaled $2.4 million, reflecting the operating losses at DML during this period.

    Cumulative Effect of Accounting Change. In 2001, MCE recorded the effect of adopting EITF 00-19 related to the accounting for series A-2 and B warrants as a cumulative effect of a change in accounting principle. The non-cash charge totaled $6.1 million and was based on the series A-2 and series B warrants estimated fair value at June 30, 2001. The warrants have been classified as a liability in accordance with EITF 00-19 at December 31, 2001. No comparable charge was recorded in 2000.

LIQUIDITY AND CAPITAL RESOURCES


    For the six months ended June 30, 2003, MCE's continuing operating activities provided cash of $9.1 million, up $3.4 million from the same period last year. Operating cash flow resulted primarily from income tax refunds of about $5.2 million, reduced working capital of about $2.3 million related to lower sales, and from non-cash depreciation and amortization of $1.4 million. Cash used in discontinued operations was $358,000, representing a net reduction in liabilities held for sale. In the six months ended June 30, 2003, MCE invested $236,000 in capital equipment, up $76,000 from the same period a year earlier. MCE's financing activities used cash of $8.7 million in the six months ended June 30, 2003, consisting primarily of $3.1 million of repayments on the revolving line of credit, $5.2 million of repayments on the term loan, and $346,000 in cash dividend payments on the MCE preferred stock.



    For the year ended December 31, 2002, MCE's continuing operating activities provided cash of $9.4 million, down $987,000 from the same period last year. Operating cash flow resulted primarily from reduced working capital of about $6.0 million related to lower sales, and from non-cash depreciation and amortization of $3.1 million. Cash used in discontinued operations was about $1.5 million. In the year ended December 31, 2002, MCE invested $524,000 in capital equipment for continuing operations, down $2.8 million from the same period a year earlier. MCE's financing activities used cash of $7.0 million in the year ended December 31, 2002, consisting of $3.5 million of repayments on the term loan, $3.1 million of repayments on the revolving line of credit, $160,000 in preferred stock cash dividend payments, and $141,000 in repurchases of common stock. Additional dividends payable of $326,000 in the year ended December 31, 2002 were settled through the issuance of additional shares of MCE preferred stock.


    For the year ended December 31, 2001, MCE's continuing operating activities provided cash of $10.4 million. Operating cash flow resulted primarily from net income from continuing operations of $3.7 million, and non-cash depreciation, amortization, and warrant expense of $6.9 million. Cash used in discontinued operations was about $2.0 million. In 2001, MCE invested $3.3 million in capital equipment, up $0.9 million from the same period in 2000. MCE's financing activities used cash of $5.5 million in the year ended December 31, 2001, primarily consisting of $3.5 million of repayments on subordinated debt that matured in August 2001, $1.5 million of repayments on the term loan and $320,000 in cash dividend payments on the MCE preferred stock.


    At June 30, 2003, the revolver allowed $7.3 million of borrowings of which $1.7 million was outstanding, down $3.1 million from December 31, 2002, $151,000 was used for letters of credit, $270,000 was reserved for a minimum availability requirement, and $5.2 million was available. The revolver has a maturity date of July 1, 2004.

    MCE has a term loan that requires quarterly principal payments. At June 30, 2003, $10.6 million was outstanding on the term loan, down $5.2 million from December 31, 2002. On April 16, 2003, the term loan was amended to reduce quarterly installments due on the term loan. Effective with this amendment, the term loan is payable in quarterly installments beginning May 1, 2003 of $437,500. MCE made a $4,000,000 payment on its term loan in May 2003 in connection with receipt of a tax refund. Additionally, beginning in April 2004, MCE is required to pay annually a portion of excess cash flow as defined in the agreement towards principal on the term loan. All remaining amounts outstanding under the term loan are due at maturity on July 1, 2004.

    At June 30, 2003, the weighted average interest rate on the line of credit and the term loan was approximately 5.6%.

    In addition, MCE has a mortgage note, issued in November 1999 in the initial principal amount of $2.7 million. On December 19, 2001 MCE refinanced the mortgage note to fund an expansion of MCE's Ann Arbor, Michigan office space. The outstanding balance on the note was increased by $232,000. The loan requires monthly principal payments with a balloon payment due in November 2004. At June 30, 2003, $2.8 million was outstanding, down $27,000 from December 31, 2002. The loan bears interest at 7.5% and is secured by MCE's real estate assets in Ann Arbor, Michigan.


    MCE believes that existing cash and cash equivalents coupled with internally generated funds will be sufficient for its working capital requirements, capital expenditure needs and the servicing of its debt for the foreseeable future.

    The following table summarizes MCE's obligations and commitments to make future payments under debt and leases as of June 30, 2003:


                                                        PAYMENTS DUE BY PERIOD
                                         -----------------------------------------------------
                                                   LESS THAN                           AFTER 5
                                          TOTAL     1 YEAR     1-3 YEARS   4-5 YEARS    YEARS
                                          -----     ------     ---------   ---------    -----
                                                            (IN THOUSANDS)
Long-term Debt.........................  $18,502    $1,800      $16,702     $   --     $   --
Capital Leases.........................      151        45           91         15         --
Building Operating Leases..............    7,960       906        1,824      1,930      3,300
                                         -------    ------      -------     ------     ------
Total..................................  $26,613    $2,751      $18,617     $1,945     $3,300
                                         =======    ======      =======     ======     ======


    In the normal course of business, MCE routinely enter into binding and non-binding purchase obligations primarily covering anticipated purchases of inventory and equipment. None of these obligations are individually significant. MCE does not expect that these commitments will materially adversely affect its liquidity.

LEGAL PROCEEDINGS

    MCE is involved in various routine legal matters. MCE believes the outcome of these matters will not have a materially adverse effect on its consolidated financial statements.

    MCE is undergoing routine audits by various taxing authorities of its Federal and state income tax returns. MCE believes that the probable outcome of these various audits should not materially affect its consolidated financial statements.

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

BACKLOG


    MCE's backlog of orders was $19.5 million at June 30, 2003, $13.0 million at December 31, 2002 and $18.6 million at December 31, 2001.


CRITICAL ACCOUNTING POLICIES

    The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires MCE to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the recognition of revenue and expenses during the period reported. The following accounting policies require MCE management to make estimates and assumptions based on the circumstances, information available and experience and judgment. These estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the period that they are determined to be necessary. There were no material changes in MCE's methods or policies used to establish estimates and assumptions. Generally, matters subject to estimation and judgment include matters related to accounts receivable realization, inventory obsolescence, warranty, pensions, asset valuation reserves, warrant obligations and accruals related to litigation, environmental remediation costs and income taxes. If actual results differ significantly from MCE management's estimates, MCE's financial statements could be materially impacted.

    MCE's significant accounting policies are more fully described in note 1 of the notes to MCE's consolidated financial statements included elsewhere in this proxy statement/prospectus.

REVENUE RECOGNITION

    MCE recognizes revenue and estimated product returns when goods are shipped to customers. MCE provides restrictive right of return provisions to certain distributors. Historically, these returns have been immaterial and MCE does not expect them to increase significantly in the future.

INVENTORIES

    Inventories are stated at the lower of cost (first-in, first-out) or market. Inventory levels are maintained in relation to the expected sales volume. MCE evaluates the net realizability of its inventory considering numerous analyses including lower of cost or market analysis, forecasted sales requirements, historical sales, and age. If actual conditions differ from MCE's expectations, then inventory balances may be over or under valued, which could have a material effect on MCE's results of operations and financial condition.

RECOVERABILITY OF LONG-LIVED AND INTANGIBLE ASSETS

    Property, plant and equipment are stated at cost less accumulated depreciation computed on a straight-line basis over the estimated useful lives of the related assets. Leasehold improvements are amortized over the life of the lease or the estimated life of the asset, whichever is shorter. Changes in circumstances such as technological advances or changes to the MCE business model can result in the actual useful lives differing from its estimates. To the extent the estimated useful lives are incorrect, the value of these assets may be over or under stated which in turn could have a material effect on MCE's results of operations and financial condition.

    Long-lived assets, other than goodwill, are reviewed for impairment periodically and whenever events or changes in circumstances indicate that the carrying value of any such asset may be impaired. MCE evaluates the recoverability of such assets by estimating future cash flows. If the sum of the undiscounted cash flows expected to result from the use of the assets and their eventual disposition is less than the carrying amount of the assets, MCE will recognize an impairment loss to the extent of the excess of the carrying amount of the assets over the discounted cash flow.

    SFAS No. 142 requires that MCE perform an assessment of whether there is an indication that goodwill is impaired on an annual basis unless events or circumstances warrant a more frequent assessment. The impairment assessment involves, among other things, an estimation of the fair value of each of MCE's reporting units (as defined in SFAS No. 142). Such estimations are inherently subjective, and subject to change in future periods.

    If the impairment review of goodwill, intangible assets and other long-lived assets differ significantly from actual results, it could have a material effect on MCE's results of operations and financial condition.

WARRANT EXPENSE/CREDIT

    Redeemable warrant expense reflects the impact of the change in the fair market value of outstanding warrants on MCE's results of operations. In connection with MCE's previous acquisition financing activities, MCE granted warrants to the warrantholders to purchase shares of MCE common stock in connection with MCE's issuance to them of subordinated debt and redeemable preferred stock. These warrants contain a put option associated with triggering events that gives the holders of these warrants the right to sell these warrants to MCE for cash. This put option requires MCE to account for all of these warrants as liabilities and to charge to earnings any increase or decrease in the fair value of these redeemable warrants during any period where there is a change in warrant value. The fair value of the redeemable warrants is directly attributable to the fair value of MCE. Further discussion of the accounting treatment for these warrants and of the related impact of this accounting on MCE's results of operations is included in the notes to MCE's consolidated financial statements included elsewhere in this proxy statement/prospectus.

INCOME TAXES

    The carrying value of MCE's net deferred tax assets assumes that it will be able to generate sufficient future taxable income in certain tax jurisdictions. If this assumption changes in the future, MCE may be required to record valuation allowances against its deferred tax assets resulting in additional income tax expense in its consolidated statement of operations. MCE evaluates the realizability of the deferred tax assets and assesses the adequacy of the valuation allowance quarterly.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

    MCE is subject to market risk with regard to interest rates. MCE's earnings are affected by changes in interest rates because some of its outstanding debt was issued under agreements containing variable interest rates. A 1% change in interest rates would have changed interest expense and the net income before income taxes by approximately $281,000 in 2001 and the net income before income taxes by approximately $238,000 in 2002. This sensitivity analysis does not consider the effects of the reduced or increased level of overall economic activity that could result from a change in interest rates. Further, upon a significant change in interest rates, MCE would likely take action to mitigate its interest rate exposure.

RECENT ACCOUNTING PRONOUNCEMENTS

    In July 2001, the FASB issued SFAS No. 141, 'Business Combinations,' and SFAS No. 142, 'Goodwill and Other Intangible Assets.' SFAS No. 141 specifies criteria that intangible assets acquired in a business combination must meet to be recognized and reported apart from goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives, and reviewed for impairment in accordance with SFAS No. 144.

    Effective January 1, 2002, MCE adopted SFAS No. 142, resulting in the discontinuance of amortization of goodwill. The adoption of this standard required the reclassification of the assembled workforce intangible asset, which had an unamortized balance of $550,000, and the related deferred tax liability of $216,000 to goodwill on January 1, 2002. In addition, under the provisions of SFAS No. 142, the useful life of the tradename, which had an unamortized balance of $493,000 at January 1, 2002, was deemed indefinite upon adoption and will be subject to an annual impairment review. MCE, with the assistance of an outside valuation firm, performed impairment tests of its goodwill as of January 1, 2002, the implementation date, and again at December 31, 2002. MCE evaluated its goodwill recoverability based on a combination of an income method and a market method. The results of the tests indicated that the goodwill was not impaired.

    In October 2001, the FASB issued SFAS No. 144, 'Accounting for the Impairment of Long-Lived Assets,' which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supercedes SFAS No. 121. MCE adopted SFAS No. 144 effective January 1, 2002. The adoption did not have a material impact on MCE's consolidated financial statements.

    In July 2002, the FASB issued SFAS No. 146, 'Accounting for Costs Associated with Exit or Disposal Activities,' which is effective January 1, 2003. SFAS
No. 146 provides that an exit cost liability should not always be recorded at the date of an entity's commitment to an exit plan, but instead should be recorded when the obligation is incurred. An entity's commitment to a plan, by itself, does not create an obligation that meets the definition of a liability. Adoption of this standard did not have a material impact on MCE's consolidated financial statements.


                             MCE SECURITY OWNERSHIP

    The following table sets forth as of August 13, 2003, the record date for the special meeting of shareholders of MCE, summary information with respect to beneficial ownership of MCE common stock by (1) each person known to MCE to be the beneficial owner of more than 5% of the outstanding shares of MCE common stock; (2) each of MCE's named executive officers; (3) each of MCE's directors; and (4) all of MCE's directors and executive officers as a group. Unless otherwise indicated below, each person or entity named below has an address in care of MCE's principal executive offices at 310 Dino Drive, Ann Arbor, Michigan 48103.

    Applicable percentage ownership in the table is based on 25,830,770 shares of common stock outstanding as of August 13, 2003 (assuming the net exercise of outstanding warrants to purchase 4,842,590 shares of MCE common stock) and on 60,124,675 shares of Aeroflex common stock outstanding as of August 14, 2003.

    Based on the number of shares of MCE common stock outstanding on August 13, 2003 and the number of shares of Aeroflex common stock outstanding on August 14, 2003:


     the shares of Aeroflex common stock that will be owned by MCE shareholders, including holders of outstanding MCE common stock purchase warrants, will represent approximately 9% of the outstanding Aeroflex common stock after the merger; and

     the shares of Aeroflex common stock owned by existing Aeroflex stockholders will represent approximately 91% of the outstanding Aeroflex common stock after the merger.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect the shares of common stock. Shares of common stock subject to options granted under the MCE 2000 stock incentive plan that will be cancelled in connection with the merger are not treated as outstanding for the purpose of computing the percentage ownership of any person or entity. Shares of common stock subject to an option granted to Mr. Smucker under MCE's 1996 stock option plan that will be exchanged for options to purchase shares of Aeroflex common stock in connection with the merger are deemed outstanding for the purpose of computing Mr. Smucker's percentage ownership, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.

                                                AMOUNT
                                              AND NATURE     PERCENT                               PERCENT
                                             OF BENEFICIAL     OF             NO. OF SHARES          OF
         NAME OF BENEFICIAL HOLDER             OWNERSHIP      CLASS        FOLLOWING MERGER(11)   CLASS(12)
         -------------------------             ---------      -----        --------------------   ---------
5% SHAREHOLDERS, WARRANTHOLDERS, DIRECTORS
John L. Smucker(1).........................    4,444,500      16.50%            1,006,679           1.52%
Ronald D. Brooks(2)........................    3,339,800      12.93%              756,465           1.15%
Michael J. Endres(3).......................    3,339,800      12.93%              756,465           1.15%
David R. Meuse(4)..........................    3,339,800      12.93%              756,465           1.15%
Timbertop Investments II, Limited
  Partnership(4)...........................    3,339,800      12.93%              756,465           1.15%
William H. Schecter(5).....................    3,099,257      11.67%              701,982           1.06%
National City Capital Corporation(5).......    2,973,209      11.51%              673,432           1.02%
James S. Chapman(6)........................    1,438,800       5.57%              325,888           *
Hanifen Imhoff Mezzanine Fund, L.P.(7).....    1,270,653       4.92%              287,803           *
Rocky Mountain Mezzanine Fund II,
  L.P.(8)..................................      472,680       1.83%              107,062           *
Great Lakes Capital Investments I,
  LLC(5)...................................      126,048       *                   28,550           *

OTHER DIRECTORS AND EXECUTIVE OFFICERS
Kurt W. Brown..............................      200,000       *                   45,300           *
George I. Haddad...........................      104,000       *                   23,556           *
Geoffrey D. Smith..........................       60,000       *                   13,590           *
Jon E. Carlson(9)..........................       15,000       *                    3,398           *
All directors and executive officers as a
  group (8 persons)(10)....................   14,602,357      54.21%            3,307,434           4.99%


---------

 *   Less than 1.0%

 (1) Includes 500,000 shares of MCE common stock held by a limited liability company of which Mr. Smucker is the manager and the 1,104,700 shares subject to a stock option granted to Mr. Smucker pursuant to MCE's 1996 stock option plan.


 (2) Includes 262,250 shares of MCE common stock owned by Mr. Brooks' children as to which he disclaims beneficial ownership. The address of Mr. Brooks is c/o Stonehenge Financial Holdings, Inc., 191 West Nationwide Blvd., Suite 600, Columbus, Ohio 43215.


 (3) Includes 1,000,000 shares of MCE common stock owned by a limited partnership of which Mr. Endres is a general partner and has shared power to vote and dispose of such shares. The address of Mr. Endres is c/o Stonehenge Financial Holdings, Inc., 191 West Nationwide Blvd., Suite 600, Columbus, Ohio 43215.

 (4) The shares of MCE common stock beneficially owned by Mr. Meuse consist solely of 3,339,800 shares of common stock owned of record by Timbertop Investments II, Limited Partnership. Mr. Meuse serves as the general partner of Timbertop and has shared power to vote and dispose of such shares. The address of Mr. Meuse is c/o Stonehenge Financial Holdings, Inc., 191 West Nationwide Blvd., Suite 600, Columbus, Ohio 43215.

 (5) The shares of MCE common stock beneficially owned by Mr. Schecter consist solely of the 2,973,209 shares and 126,048 shares issuable upon exercise of the warrants held by National City Capital Corporation and Great Lakes Capital Investments I, LLC, respectively, being an aggregate of 3,099,257 shares. Mr. Schecter serves as the President of National City Capital Corporation and as a principal of Great Lakes Capital Investments I, LLC. Mr. Schecter has shared power to vote and dispose of the shares held by National City Capital Corporation and Great Lakes Capital Investments I, LLC. The address of each of Mr. Schecter, National City Capital Corporation and Great Lakes Capital Investments I, LLC, is c/o National City Capital Corporation, 1965 East Sixth Street, Cleveland, Ohio 44114.

 (6) The address of Mr. Chapman is c/o Red Capital Markets, Inc., Two Mira Nova Place, 12th floor, Columbus, Ohio 43215.
                                              (footnotes continued on next page)

(footnotes continued from previous page)

 (7) The shares of MCE common stock beneficially owned by Hanifen Imhoff Mezzanine Fund consist of the 1,270,653 shares of common stock issuable upon exercise of the warrants held by it. Hanifen Imhoff Capital Partners, LLP, as the general partner of Hanifen Imhoff Mezzanine Fund, shares beneficial ownership of the warrants held by Hanifen Imhoff Mezzanine Fund. Edward C. Brown, as the holder of the majority voting interest in Hanifen Imhoff Capital Partners, has shared powers to vote and dispense of the shares underlying the warrants held by Hanifen Imhoff Mezzanine Fund. The address of these entities and Mr. Brown is c/o Rocky Mountain Capital Partners, LP, 1125 17th Street, Suite 2260, Denver, Colorado 80202.

 (8) The shares of MCE common stock beneficially owned by Rocky Mountain Mezzanine Fund consist of the 472,680 shares of common stock issuable upon exercise of the warrants held by it. Rocky Mountain Capital Partners, LLP, as the general partner of Rocky Mountain Mezzanine Fund, shares beneficial ownership of the warrants held by Rocky Mountain Mezzanine Fund. Edward C. Brown, as the holder of the majority voting interest in Rocky Mountain Capital Partners, has shared power to vote and dispose of the shares underlying the warrants held by Rocky Mountain Mezzanine Fund. The address of these entities and Mr. Brown is c/o Rocky Mountain Capital Partners, LP, 1125 17th Street, Suite 2260, Denver, Colorado 80202.

 (9) Consists of 15,000 shares of MCE common stock owned by Mr. Carlson's children.

(10) Includes 3,099,257 shares of MCE common stock beneficially owned by Mr. Schecter issuable upon exercise of the warrants held by National City Capital Corporation and Great Lakes Capital Investments I, LLC.

(11) Calculated assuming that the exchange ratio of .2265 shares of Aeroflex common stock for each share of MCE common stock are issued to MCE shareholders and warrantholders in the merger.


(12) Applicable percentage ownership following the merger based upon 65,975,344 shares of Aeroflex common stock outstanding immediately following the closing of the merger, which in turn is based on 25,830,770 shares of MCE common stock outstanding as of August 13, 2003 (assuming the net exercise of outstanding warrants to purchase 4,842,590 shares of MCE common stock) and on 60,124,675 shares of Aeroflex common stock outstanding as of August 14, 2003).

                       DESCRIPTION OF AEROFLEX SECURITIES

CAPITAL STOCK

    Aeroflex' authorized capital stock consists of 110,000,000 shares of common stock, $.10 par value per share, and 1,000,000 preferred stock, $.10 par value per share.

PREFERRED STOCK


    Aeroflex has 1,000,000 shares of preferred stock, none of which were issued and outstanding on August 14, 2003.


COMMON STOCK


    General. Aeroflex has 110,000,000 authorized shares of common stock, 60,124,675 of which were issued and outstanding on August 14, 2003. All shares of Aeroflex common stock currently outstanding are validly issued, fully paid and non-assessable, and all shares which are the subject of this proxy statement/prospectus, when issued under the merger, will be validly issued, fully paid and non-assessable.


    Voting Rights. Each share of Aeroflex common stock entitles the holder thereof to one vote, either in person or by proxy, at meetings of the stockholders. Aeroflex's board of directors consists of three classes, each of whose members serves for a staggered three-year term. Stockholders are not permitted to vote their shares cumulatively. Accordingly, the holders of more than 50% of the outstanding shares of Aeroflex common stock can elect all of the directors of Aeroflex standing for election at a stockholders' meeting.

    Dividend Policy. All shares of Aeroflex common stock are entitled to participate ratably in dividends when and as declared by the Aeroflex board of directors out of the funds legally available therefore. Any dividends may be paid in cash, property or additional shares of Aeroflex common stock. Aeroflex has never declared or paid any cash dividends on its common stock. There have been no stock dividends declared or paid on Aeroflex's common stock during the past three fiscal years except for a two-for-one stock split, which was paid on November 22, 2000 for record holders as of November 16, 2000. Aeroflex currently intends to retain any future earnings for use in the operation and development of its business and for acquisitions and, therefore, does not intend to declare or pay any cash dividends on its common stock in the foreseeable future. In addition, Aeroflex's revolving credit, term loan and mortgage agreement, as amended, prohibits Aeroflex from paying cash dividends.

    Miscellaneous Rights and Provisions. Holders of Aeroflex common stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of the liquidation or dissolution, whether voluntary or involuntary, of Aeroflex, each share of common stock is entitled to share ratably in any assets available for distribution to holders of the equity of Aeroflex after satisfaction of all liabilities.

    Shares Eligible for Future Sale. As of the date of this proxy statement/prospectus, Aeroflex has 60,124,675 shares of Aeroflex common stock outstanding, all of which are freely tradable without restriction or further registration under the Securities Act, except for any shares owned by an 'affiliate' of Aeroflex, which are subject to the limitations of Rule 144 adopted under the Securities Act. In general, an affiliate of Aeroflex is a person who has a control relationship with Aeroflex.

    Upon completion of the merger, Aeroflex will have approximately 66,024,675 shares of Aeroflex common stock outstanding, including the shares to be issued in exchange for the MCE common stock purchase warrants. These amounts assume no exercise of stock options outstanding prior to the merger or stock options assumed by Aeroflex under the merger.

    In general, under Rule 144 as currently in effect, subject to the satisfaction of other conditions set forth in the rule, a person who owns restricted securities for at least one year is entitled to sell, within any three-month period, a number of such securities that does not exceed the greater of 1% of the total number of securities outstanding of the same class or the average weekly trading volume of the securities on all exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the proposed sale is filed with the Commission. Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about the issuer. In addition, an affiliate of the issuer is subject to these volume limitations when selling both restricted and unrestricted securities. A person who has not been an affiliate of Aeroflex for at least the three months immediately preceding the sale and who has beneficially owned the securities for at least two years, however, is entitled to sell securities under Rule 144 without regard to any of the limitations described above.

    No predictions can be made as to the effect, if any, that sales of shares of Aeroflex common stock under Rule 144 or otherwise or the availability of shares for sale will have on the market price of Aeroflex common stock prevailing from time to time. Sales of a substantial number of shares of Aeroflex common stock under Rule 144 or otherwise may adversely affect the market price of the Aeroflex common stock.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the shares of Aeroflex common stock is American Stock Transfer & Trust Company located at 40 Wall Street, New York, New York 10005.

CERTAIN PROVISIONS OF CHARTER DOCUMENTS AND STOCKHOLDER RIGHTS PLAN

    Aeroflex's bylaws contain provisions that are intended to enhance the continuity and stability of management by making it more difficult for stockholders to remove or change the incumbent members of the board of directors. In 1998, Aeroflex adopted a stockholder rights plan, which, as amended, provides for a dividend distribution of the right to purchase 1/2,500th of a share of a series A junior participating preferred stock for each share to holders of record of Aeroflex common stock on August 13, 1998 and the issuance of one right for each share of Aeroflex common stock issued between August 13, 1998 and the date on which the rights are triggered. The right becomes exercisable at a price of $65.00 per share if any person or group acquires 15% or more of the Aeroflex common stock, or any person or group announces an offer which would result in it owning more than 15% of the Aeroflex common stock and Aeroflex does not approves such ownership.

    The Aeroflex board of directors is divided into three classes. Consequently, directors may only be removed for cause. Aeroflex's bylaws provide that a special meeting may only be called at the written request of stockholders owing at least 66 2/3% of Aeroflex's capital stock. Thus, it would be difficult for a stockholder to force stockholder consideration of a proposal over the opposition of Aeroflex's board of directors by calling a special meeting of the stockholders.

    The Aeroflex stockholder rights plan and the foregoing provisions of the Aeroflex bylaws may adversely affect the ability of potential acquirers to obtain control of Aeroflex in any transaction that is not approved by Aeroflex's board of directors. The stockholder rights plan and the use of these provisions as anti-takeover devices might preclude stockholders from taking advantage of some situations that they believe could be favorable to their interests.

                       COMPARISON OF RIGHTS OF HOLDERS OF
                   MCE COMMON STOCK AND AEROFLEX COMMON STOCK

    Upon consummation of the merger, the shareholders of MCE, a Michigan corporation, will become stockholders of Aeroflex, a Delaware corporation. The rights of MCE shareholders will thereafter be governed by applicable Delaware law, including the Delaware General Corporation Law, and by Aeroflex's certificate of incorporation and bylaws. The following is a summary of the material differences between the rights of MCE shareholders and the Aeroflex stockholders due to the differences in Delaware law and applicable Michigan law, and between the Aeroflex certificate of incorporation and bylaws, on the one hand, and the MCE articles of incorporation and bylaws, on the other hand. The following summary does not purport to be a complete statement of the difference in the rights of MCE shareholders and Aeroflex stockholders. This summary is qualified in its entirety by reference to the full text of the Aeroflex certificate of incorporation and the Aeroflex bylaws, the MCE articles of incorporation and MCE bylaws, and Delaware law and Michigan law.

AUTHORIZED CAPITAL STOCK

    The authorized capital stock of MCE consists of 100,000,000 shares of common stock, without par value, and 10,000,000 shares of preferred stock, without par value. The authorized capital stock of Aeroflex consists of 110,000,000 shares of common stock, par value $.l0 per share, and 1,000,000 shares of preferred stock, par value $.10 per share.

DIVIDENDS AND OTHER DISTRIBUTIONS

    Delaware law permits a corporation to pay dividends to stockholders either out of its surplus or out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. The Aeroflex certificate of incorporation contains no restrictions on the payment of dividends. However, the terms of Aeroflex's revolving credit, term loan and mortgage agreement prohibit the payment of cash dividends.

    Michigan law permits a corporation to pay dividends subject to certain limitations. A corporation may not make a distribution to its shareholders if, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or if the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. The MCE articles of incorporation contain no restrictions on the payment of dividends except that they require that dividends on any outstanding preferred stock be paid before any dividends are paid on its common stock. In addition, the terms of MCE's revolving credit, term loan and series B subordinated debt restrict the payment of dividends.

SPECIAL MEETING OF STOCKHOLDERS

    Under the Delaware General Corporation Law, a special meeting of stockholders can be called by the corporation's board of directors or by any person or persons as may be authorized by the corporation's certificate of incorporation or bylaws. Under Aeroflex's bylaws, a special meeting of the stockholders of Aeroflex may be called only by the Aeroflex board or at the written request of stockholders owning at least 66 2/3% of Aeroflex's capital stock.

    Under Michigan law, a special meeting of shareholders can be called by a corporation's board of directors, the persons authorized by the articles of incorporation or bylaws, or the holders of not less than ten percent of all votes entitled to be cast on any issue to be considered at the proposed special meeting, unless a different percentage, not to exceed fifty percent, is provided in the articles of incorporation. Under the MCE bylaws, a special meeting may be called only by the MCE board, or the holders of not less than ten percent of all shares entitled to vote at the meeting.

VOTING REQUIREMENTS GENERALLY

    Under Delaware law, the affirmative vote of the majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present and entitled to vote on the subject matter is deemed to be the act of the stockholders, unless the Delaware General Corporation Law, the certificate of incorporation or the bylaws of the corporation specify a different voting requirement. Under Michigan law, the affirmative vote of the majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present

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and entitled to vote on the subject matter in deemed to be an act of the shareholders, unless the Michigan Business Corporation Act, the articles of incorporation or the bylaws of the corporation specify a different voting requirement.

    The Aeroflex bylaws state that each Aeroflex stockholder is entitled to one vote for every share of common stock held by the stockholder. The vote of a majority of the combined voting power of the shares present in person or represented by proxy at a duly held meeting at which a quorum is present is deemed to be the act of the Aeroflex stockholders.

    The MCE bylaws provide that the affirmative vote of the majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present and entitled to vote is deemed the act of the MCE shareholders.

AMENDMENT OF CERTIFICATE OR ARTICLES OF INCORPORATION

    Under Delaware law, an amendment to a corporation's certificate of incorporation requires the approval of the board of directors and the approval of a majority of the outstanding shares entitled to vote on the amendment. The holders of the outstanding shares of a class are entitled to vote as a separate class on a proposed amendment that would increase or decrease the aggregate number of authorized shares of that class, increase or decrease the par value of the shares of that class or alter or change the powers, preferences or special rights of the shares of that class so as to affect them adversely. If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class in a way that would adversely affect them, but would not adversely affect the entire class, then only the shares of the series which are adversely affected by the amendment will be considered a separate class for purposes of voting by classes.

    Under Michigan law, the board of directors may adopt one or more of the following amendments to the articles of incorporation without shareholder approval unless the articles of incorporation provide otherwise:

     extend the duration of the corporation;

     delete the names and addresses of the initial directors;

     delete the name and address of the initial registered agent or registered office;

     change each issued and unissued authorized share into a greater number of whole shares if the corporation has only shares of that class outstanding;

     change the corporate name in several limited ways specified by the statute; or

     institute any other change permitted to be made under Michigan law without shareholder action.

    For all other proposed amendments, the affirmative vote of a majority of the outstanding shares entitled to vote is required. In addition, an amendment to a corporation's articles of incorporation may require the approval of the majority of the outstanding shares of a class or series of shares if the amendment would increase or decrease the authorized number of shares of that class or series, or alter or change the powers, preferences or special rights of that class or series so as to affect them directly.

    The Aeroflex certificate of incorporation provides that Aeroflex has the right to amend the certificate of incorporation in any manner provided by law. The MCE articles of incorporation state that the MCE articles of incorporation may be amended in the manner provided for by Michigan law.

AMENDMENT OF BYLAWS

    Under Delaware law, the stockholders may amend the bylaws. The certificate of incorporation may also confer the power to amend the bylaws upon the board of directors; however, the fact that this power has been conferred on the board of directors will not eliminate the stockholders' power to amend the bylaws. Under Michigan law, a corporation's bylaws may be amended by

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either the board of directors or the shareholders, unless the corporation's articles of incorporation or bylaws provide that only the shareholders may amend the bylaws or any particular bylaw.

    The Aeroflex bylaws empower both the Aeroflex board and the Aeroflex stockholders to amend the bylaws, other than the provisions regarding directors, which can only be amended by a vote of 66 2/3% of the shares.

    The MCE bylaws empower both the MCE board, subject to limitations of the Michigan Business Corporation Act, and MCE's shareholders to amend or repeal the MCE bylaws.

ACTION BY WRITTEN CONSENT

    Under Delaware law, unless otherwise provided in a corporation's certificate of incorporation, any action that may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice, if a consent in writing, which sets forth the action taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize the action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who would have been entitled to notice of the shareholder meeting if the action had been taken at a meeting and who have not consented to the action in writing.

    Under Michigan law, any action required or permitted to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if before or after the action all the shareholders entitled to vote consent in writing. The articles of incorporation may also provide that any action required or permitted to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who would have been entitled to notice of the shareholder meeting if the action had been taken at a meeting and who have not consented to the action in writing.

    The Aeroflex bylaws do not restrict the ability of the Aeroflex stockholders to take action by written consent. The MCE bylaws permit the MCE shareholders to take action by written consent.

VOTING FOR THE ELECTION OF DIRECTORS

    Under Delaware and Michigan law, the directors of a corporation shall be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present, unless the articles or certificate or incorporation provides for cumulative voting. Neither the Aeroflex certificate of incorporation nor the MCE articles of incorporation provide for cumulative voting.

    Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office, although less than a quorum, unless otherwise provided in the certificate of incorporation or bylaws. If, at the time of filling any vacancy or newly created directorship, the directors then in office constitute less than a majority of the whole board of directors as constituted immediately prior to the increase, the Delaware Court of Chancery may, upon application of stockholders holding at least ten percent of the total number of shares outstanding having the right to vote for directors, order an election to be held to fill any vacancies or newly created directorships or to replace the directors chosen by the directors then in office.

    Under Michigan law, vacancies and newly created directorships may be filled by the shareholders, the board of directors, or a majority of directors remaining in office, although less than a quorum, unless otherwise limited by the articles of incorporation.

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    Under the Aeroflex bylaws, any vacancy occurring in the Aeroflex board may be filled by the vote of a majority of the directors then in office, although less than a quorum, or the sole remaining director. Under the MCE bylaws, a vacancy in the MCE board occurring for any reason shall be filled by the affirmative vote of at least a majority of the directors then in office, or by the shareholders.

NUMBER AND QUALIFICATION OF DIRECTORS

    Under Delaware law, the minimum number of directors a corporation may have is one. Delaware law permits the board of directors alone to change the authorized number, or the range, of directors by amendment to the bylaws, unless the directors are not authorized in the certificate of incorporation to amend the bylaws or the number of directors is fixed in the certificate of incorporation, in which case a change in the number of directors may be made only upon amendment of the certificate of incorporation.

    Under Michigan law, the minimum number of directors a corporation may have is one.

    Aeroflex bylaws provide for no less than three nor more than twelve directors, as shall be fixed from time to time by the stockholders or the Aeroflex board. MCE's bylaws provide that the number of directors shall be not less than one nor more than fifteen directors, and may be increased or decreased by action of the board or shareholders.

REMOVAL OF DIRECTORS

    Under Delaware law, a director of a corporation with a classified board of directors may be removed only for cause. Aeroflex has a board of directors divided into three classes, each class of which is elected for a three-year term.

    Under Michigan law, the shareholders may remove one or more directors with or without cause unless the articles of incorporation provide that the directors may be removed only for cause. The vote for removal shall be by a majority of shares entitled to vote at an election of directors; however the articles of incorporation may require a higher vote for removal without cause. MCE's articles of incorporation and bylaws provide that any director may be removed from office as a director at any time, but only for cause, by the affirmative vote of shareholders of record holding a majority of the outstanding shares of stock of the corporation entitled to vote in elections of directors given at a meeting of the shareholders specifically called for that purpose.

LIQUIDATION RIGHTS

    Generally under both Delaware and Michigan law, shareholders are entitled to share ratably in the distribution of assets upon the dissolution of their corporation. Preferred shareholders typically do not participate in the distribution of assets of a dissolved corporation beyond their established contractual preferences. Once the rights of preferred shareholders have been fully satisfied, common shareholders are entitled to the distribution of any remaining assets. Aeroflex has an authorized class of preferred stock, although no shares are issued and outstanding. MCE has an authorized series of preferred stock shares of which are outstanding; however, Aeroflex will be redeeming the preferred stock in connection with the merger.

STATUTORY ANTI-TAKEOVER PROVISIONS

    Section 203 of the Delaware General Corporation Law prohibits a publicly-held Delaware corporation from engaging in a 'business combination' with an 'interested stockholder' for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless prior to the date at which the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction in which the person became an interested stockholder;

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     upon consummation of the transaction which results in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who are officers or held in some employee stock plans; or

     the business combination is approved by the board of directors and by at least two-thirds of the outstanding voting stock of the corporation, excluding shares held by the interested stockholder, at a meeting of stockholders held on or subsequent to the date the stockholder became an interested stockholder. For the purposes of this provision, action cannot be taken by written consent.

    An 'interested stockholder' is a person who, together with affiliates and associates, owns 15% or more of the corporation's voting stock or who owned 15% or more of the voting stock at any time within the prior three years. A 'business combination' includes, without limitation, mergers, consolidations, stock sales and asset based transactions and other transactions resulting in a financial benefit to the interested stockholder.

    Chapter 7A of the Michigan Business Corporation Act applies to certain 'business combinations' with an 'interested shareholder' and requires, in addition to any vote otherwise required by Michigan law or the articles of incorporation:

     an advisory statement from the board of directors;

     approval by an affirmative vote of 90% of the votes of each class of stock entitled to be cast by the shareholders of the corporation; and

     the approval of two-thirds of the votes of each class of stock entitled to be cast by the shareholders of the corporation other than voting shares beneficially owned by the interested shareholder who is, or whose affiliate is, a party to the business combination or an affiliate or associate of the interested shareholder.

    An 'interested shareholder' means any person, other than the corporation or any subsidiary, who is either (a) the beneficial owner, directly or indirectly, of 10% or more of the voting power of outstanding voting shares of the corporation, or (b) an affiliate of the corporation and at any time within the two-year period immediately prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting shares of the corporation.

    The supermajority voting requirements of Chapter 7A do not apply where the interested shareholder's offer meets certain price, form of consideration and procedural requirements designed to make such offers fair to all shareholders or where the board of directors has approved the transaction with respect to a particular interested shareholder prior to the interested shareholder becoming an interested shareholder.

    Michigan corporations are also subject to the Michigan 'Control Share Acquisition' statute contained in Chapter 7B of the Michigan Business Corporation Act. Chapter 7B provides that an entity that acquires 'control shares' may vote the control shares on any matter only if a majority of all shares, and of all non-'interested shares,' entitled to vote and of each class of stock entitled to vote as a class, approves such voting rights. 'Interested shares' are defined as shares of an issuing public corporation entitled to vote, of which any of the following persons may exercise or direct the exercise of the voting power of the corporation: (a) an acquiring person or member of a group with respect to a control share acquisition, (b) an officer of the issuing public corporation, or (c) any employee director of the issuing public corporation. 'Control shares' are defined as shares that, except for Chapter 7B, would have voting power with respect to shares of an issuing public corporation that, when added to all other shares of the issuing public corporation owned by a person or in respect to which that person may exercise or direct the exercise of voting power, would entitle that person, immediately after acquisition of the shares, directly or indirectly, alone or as part of a group, to exercise or direct the exercise of the voting power of the issuing public corporation in the election of directors within any of the following three thresholds: (i) one-fifth or more but less than one-third of all voting power, (ii) one-third or more but less than a majority of all voting power, and (iii) a majority of all voting power.

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AEROFLEX'S STOCKHOLDER RIGHTS PLAN

    On August 13, 1998, Aeroflex adopted a stockholder rights plan, as amended, which provides for a dividend distribution of one preferred share purchase right for each outstanding share of common stock of Aeroflex. The dividend was paid to stockholders of record at the close of business on August 13, 1998. Each right entitles the registered holder to purchase from Aeroflex 1/2500th of a share of series A junior participating preferred stock, par value $.10 per share, of Aeroflex at a price of $65 per share if any person or group acquires 15% or more of the Aeroflex common stock, or any person or group announces an offer which would result in it owning more than 15% of the Aeroflex common stock and Aeroflex does not approve such ownership. The rights will expire on August 13, 2008 unless Aeroflex extends the rights or the rights are redeemed or exchanged before August 13, 2008.

    The purchase price payable, and the number of preferred shares or other securities which are issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution in the event of a stock dividend on, or a subdivision, combination or reclassification of, the preferred stock;

     upon the grant to preferred shareholders of rights or warrants to subscribe for or purchase preferred shares at a price, or securities convertible into preferred shares with a conversion price, less than the then current market price of the preferred shares; or

     upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in preferred shares) or of subscription rights or warrants (other than those referred to above).

    The number of outstanding rights and the number of 1/2500ths of a preferred share issuable upon exercise of each right are also subject to adjustment in the event that prior to the date on which the rights are triggered there is a stock split of Aeroflex common stock;

     a stock dividend on the Aeroflex common stock payable in common shares; or

     subdivisions, consolidations or combinations of the Aeroflex common stock.

    Preferred shares purchasable upon exercise of the rights will not be redeemable. Each preferred share will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 2,500 times the dividend declared per Aeroflex common stock. In the event of liquidation, the holders of the preferred shares will be entitled to a minimum preferential liquidation payment of $2,500 per share but will be entitled to an aggregate payment of 2,500 times the payment made per share of common stock. Each preferred share will have 2,500 votes, voting as a class with the Aeroflex common stock. Finally, in the event of any merger, consolidation or other transaction in which Aeroflex common stock are exchanged, each preferred share will be entitled to receive 2,500 times the amount received per Aeroflex common stock. These rights are protected by customary anti-dilution provisions.

    Because of the nature of the preferred shares' dividend, liquidation and voting rights, the value of the 1/2500th interest in a preferred share purchasable upon exercise of each right should approximate the value of one share of Aeroflex common stock.

    In the event that after the rights have been triggered, Aeroflex is:

     acquired in a merger or other business combination transaction; or

     50% or more of its consolidated assets or earning power are sold each holder of a right will have the right to receive, upon the exercise of the right, a number of shares of common stock of the acquiring company which has a market value of two times the exercise price of the right.

    At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding Aeroflex common stock, the board of

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directors may redeem the rights in whole, but not in part, at a price of $.01 per right. Upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive $.01 per right.

    So long as the rights are attached to the Aeroflex common stock, Aeroflex will issue one right with each new share of common stock so that all shares of Aeroflex common stock will have attached rights, including those issued in the merger.

    The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person who attempts to acquire Aeroflex without the consent of its board of directors. The rights will not affect a transaction approved by Aeroflex prior to the time that the rights are triggered, because the rights can be redeemed before the transaction is consummated.

TRANSACTIONS INVOLVING OFFICERS OR DIRECTORS

    Under Delaware law, no contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other entity in which one or more of its directors or officers are directors or officers, or have a financial interest, is void or voidable if:

     the material facts as to the director's or officer's relationship or interest in the contract or transaction are disclosed or known to the board of directors or committee which authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors;

     the material facts as to the director's or officer's relationship or interest in the contract or transaction are disclosed or known to the stockholders entitled to a vote thereon, and the contract or transaction is specifically approved by the stockholders; or

     the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof, or the stockholders.

    Aeroflex's certificate of incorporation provides that an interested director transaction is not voidable solely as a result of the director's interest.

    Under Michigan law, a transaction between a corporation and one or more of its directors or officers, will not be set aside, enjoined, or give rise to an award of damages or other sanctions, if the interested officer or director in the transaction establishes any of the following:

     the transaction was fair to the corporation at the time it was entered into;

     the material facts of the transaction and the director's or officer's interest were disclosed or known to the board, a committee of the board, or the independent director or directors, and the board, committee, or independent director or directors authorized, approved, or ratified the transaction; or

     the material facts of the transaction and the directors or officer's interest were disclosed or known to the shareholders entitled to vote and they authorized, approved, or ratified the transaction.

    MCE's bylaws also state that an interested director transaction is not void or voidable under the above three circumstances.

INDEMNIFICATION

    Under Delaware law, a corporation has the power to indemnify any officer, director, employee or agent against expenses, judgments, fines and settlements incurred in a proceeding, other than an action by or in the right of the corporation, if the person acted in good faith and in a manner that the person reasonably believed to be in the best interests of the corporation or not opposed to the best interests of the corporation, and, in the case of a criminal proceeding, had no reason to believe that his or her conduct was unlawful. In the case of an action by or in the right of the corporation, the corporation has the power to indemnify any officer, director, employee or agent against expenses incurred in defending or settling the action if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the

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corporation; provided, however, that no indemnification may be made when a person is determined by a court to be liable to the corporation, unless a court determines the person is entitled to indemnification for expenses, and then indemnification may be made only to the extent that the court shall determine. Delaware law requires that to the extent an officer, director, employee or agent of a corporation is successful on the merits or otherwise in defense of any third-party or derivative proceeding, or in defense of any claim, issue or matter in any third-party or derivative proceeding, the corporation must indemnify the person against expenses incurred in connection with that proceeding.

    The Aeroflex bylaws permit indemnification in circumstances described under Delaware law. Also, the Aeroflex bylaws state that the rights to indemnification provided thereunder are not exclusive of any other indemnification rights the directors might be entitled to under law.

    Under Michigan law, a corporation has the power to indemnify a director, officer, employee or agent of the corporation against expenses, including attorney's fees, judgments, penalties, fines, and amounts paid in settlement, in a proceeding, other than an action by or in the right of the corporation, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, the corporation has the power to indemnify any director, officer, employee or agent of the corporation against expenses incurred in defending or settling the action if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no indemnification may be made when a person is adjudged liable to the corporation, unless a court determines the person is entitled to indemnification for reasonable expenses, and then indemnification may be made only to the extent that the court shall determine. Michigan law requires that to the extent an officer or director of a corporation is successful on the merits or otherwise in defense of any third-party or derivative proceeding, or in defense of any claim, issue or matter in any third-party or derivative proceeding, the corporation must indemnify the person against actual and reasonable expenses, including attorney's fees, incurred in connection with that proceeding.

    MCE's articles of incorporation and bylaws provide that MCE shall indemnify each and every one of its present and former directors and officers to the fullest extent permitted by law. MCE's articles of incorporation and bylaws also empower MCE to purchase and maintain directors' and officers' liability insurance.

DIRECTORS' LIABILITY

    Under Delaware law, a corporation may adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the provision may not eliminate or limit director monetary liability for:

     breaches of the director's duty of loyalty to the corporation or its stockholders;

     acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;

     the payment of unlawful dividends or unlawful stock repurchases or redemptions; or

     transactions in which the director received an improper personal benefit.

    Michigan law provides that a corporation may adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, except liability for the following:

     the amount of a financial benefit received by a director to which he or she is not entitled;

     intentional infliction of harm on the corporation or its shareholders;

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     a declaration of a share dividend or distribution to shareholders contrary to the restrictions of the Michigan Business Corporation Act and any restrictions contained in the corporations articles of incorporation for which the director voted for or concurred in;

     distribution to shareholders during or after dissolution of the corporation without paying or providing for debts, obligations, and liabilities of the corporation for which the director voted for or concurred in;

     making a loan to a director, officer, or employee of the corporation or of a subsidiary of the corporation contrary to the Michigan Business Corporation Act for which the director voted for or concurred in; or

     an intentional violation of criminal law.

                                 LEGAL MATTERS

    The validity of the Aeroflex common stock issuable under the merger will be passed upon by Kramer, Coleman, Wactlar & Lieberman, P.C., Jericho, New York. Certain legal matters in connection with the merger will be passed upon for MCE by Dykema Gossett PLLC, Detroit, Michigan.

                                    EXPERTS

    The consolidated financial statements and related schedule of Aeroflex Incorporated as of June 30, 2002 and 2001, and for each of the years in the three-year period ended June 30, 2002, that are included in its Form 8-K, filed July 21, 2003, which is incorporated by reference in this proxy statement/prospectus have been audited by KPMG LLP, independent public accountants, as set forth in their report thereon, which report is also incorporated herein by reference. Such consolidated financial statements and related schedule are incorporated herein by reference in reliance upon KPMG's report and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of MCE Technologies, Inc. and subsidiaries as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 included in the proxy statement of Aeroflex Incorporated and subsidiaries, which is referred to and made a part of this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors as set forth in their report appearing elsewhere herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

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                      WHERE YOU CAN FIND MORE INFORMATION

    Aeroflex is subject to the information reporting requirements of the Securities Exchange Act of 1934, and in accordance with the Securities Exchange Act, files annual, quarterly and special reports, proxy statements and other information. You may read and copy any reports, statements or other information Aeroflex files with the Commission at the Commission's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Aeroflex's Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at 'http://www.sec.gov.' The Commission file number for Aeroflex documents filed under the Exchange Act is 000-02324.

    Aeroflex filed a registration statement on Form S-4 to register with the Commission the Aeroflex common stock to be issued to MCE shareholders in the merger. This document is a part of that registration statement and constitutes a prospectus of Aeroflex in addition to being a proxy statement of MCE for its special meeting. As permitted by Commission rules, this document does not contain all of the information that you can find in the registration statement or the exhibits to the registration statement.

    The Commission allows Aeroflex to 'incorporate by reference' information into this document. This means that Aeroflex can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This document incorporates by reference the documents set forth below that Aeroflex has previously filed with the Commission. These documents contain important information about Aeroflex and its financial performance.


            AEROFLEX SEC FILINGS                                      PERIOD
            --------------------                                      ------
Annual Report on Form 10-K (except for             Fiscal year ended June 30, 2002
  Aeroflex's consolidated financial
  statements as of and for each of the years
  in the three-year period ended June 30,
  2002 and related schedule, which have been
  superceded by the consolidated financial
  statements and related schedule included
  in Aeroflex's current report on Form 8-K,
  filed on July 21, 2003)

Quarterly Reports on Form 10-Q                     Quarters ended September 30, 2002,
                                                     December 31, 2002 and March 31, 2003

Current Reports on Form 8-K and 8-K/A              Filed on August 2, 2002, December 23, 2002,
                                                     July 2, 2003, July 21, 2003 and August 5,
                                                     2003

Form 8-A (The description of Aeroflex's            Filed March 20, 2000
  common stock)


    Aeroflex is also incorporating by reference additional documents that Aeroflex files with the Commission between the date of this document and the date of the MCE special meeting.

    Aeroflex has supplied all information contained or incorporated by reference in this document relating to Aeroflex, and MCE has supplied all information contained in this document relating to MCE.

    You may already have been sent some of the documents incorporated by reference, but you can obtain any of them from Aeroflex or the Commission. Documents incorporated by reference are available from Aeroflex, without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference in this document. Shareholders may obtain documents incorporated by reference in this document by Aeroflex by requesting them in writing or by telephone at the following address:

                               AEROFLEX INCORPORATED
                             35 SOUTH SERVICE ROAD
                           PLAINVIEW, NEW YORK 11803
                                  516-694-6700
                                WWW.AEROFLEX.COM


    If you would like to request documents from Aeroflex, please do so by August 28, 2003 to receive them before the special meeting. Aeroflex will send such documents by first-class mail within one business day of receiving your request.

    You should rely only on the information contained or incorporated by referenced in this document to vote on the merger proposal. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated August 22, 2003. You should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this document to shareholders nor the issuance of Aeroflex common stock in the merger shall create any implication to the contrary.

                        INDEX TO MCE TECHNOLOGIES, INC.
                       CONSOLIDATED FINANCIAL STATEMENTS


Report of Independent Auditors..............................   F-2
Consolidated Balance Sheets as of December 31, 2001 and
  2002, and June 30, 2003 (unaudited).......................   F-3
Consolidated Statements of Operations for the years ended
  December 31, 2000, 2001 and 2002 and the six months ended
  June 30, 2002 (unaudited) and 2003 (unaudited)............   F-4
Consolidated Statements of Redeemable Preferred Stock
  and Shareholders' Equity for the years ended
  December 31, 2000, 2001 and 2002 and the six
  months ended June 30, 2002 (unaudited) and 2003
  (unaudited)...............................................   F-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 2000, 2001 and 2002 and the six months ended
  June 30, 2002 (unaudited) and 2003 (unaudited)............   F-6
Notes to Consolidated Financial Statements..................   F-7

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
MCE TECHNOLOGIES, INC.

    We have audited the consolidated balance sheets of MCE Technologies, Inc. and subsidiaries as of December 31, 2001 and 2002, and the related consolidated statements of operations, redeemable preferred stock and shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MCE Technologies, Inc. and subsidiaries at December 31, 2001 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

    As discussed in Note 1 to the consolidated financial statements, MCE Technologies, Inc. adopted SFAS 142, Accounting for Goodwill and Other Intangible Assets in 2002.

                                          /s/ ERNST & YOUNG LLP
                                          Detroit, MI


April 3, 2003,

except for Note 3, as to
which the date is April 16, 2003

                     MCE TECHNOLOGIES INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                  DECEMBER 31
                                                              -------------------     JUNE 30,
                                                                2001       2002        2003
                                                                ----       ----        ----
                                                                                    (UNAUDITED)
                           ASSETS
Current assets:
   Cash.....................................................  $     89   $    436     $   250
   Accounts receivable:
      Trade, net of allowance for doubtful accounts of $276,
        $144 and $156 as of December 31, 2001 and 2002 and
        June 30, 2003.......................................    12,269      8,456       8,048
      Other.................................................     1,146        161           8
                                                              --------   --------     -------
                                                                13,415      8,617       8,056
   Inventories:
      Finished products.....................................     3,059      2,190       1,769
      Products in process...................................     4,072      2,170       2,860
      Raw materials.........................................     8,991      4,816       3,856
                                                              --------   --------     -------
                                                                16,122      9,176       8,485
   Refundable income taxes..................................       382      4,271         123
   Other current assets.....................................       526        438         679
   Assets of business held for sale.........................        --      2,349          33
   Deferred taxes...........................................     1,351      1,284       1,284
                                                              --------   --------     -------
         Total current assets...............................    31,885     26,571      18,910
                                                              --------   --------     -------
Property and equipment:
   Land.....................................................     1,173      1,173       1,173
   Buildings and leasehold improvements.....................     6,063      5,873       5,873
   Machinery and equipment..................................    15,706     14,321      15,326
   Furniture and fixtures...................................     1,199      1,062       1,062
                                                              --------   --------     -------
                                                                24,141     22,429      23,434
   Accumulated depreciation.................................   (10,465)   (11,963)    (13,286)
                                                              --------   --------     -------
                                                                13,676     10,466      10,148
Goodwill, net of accumulated amortization of $8,825, $7,907
 and $7,907 (unaudited) as of December 31, 2001 and 2002 and
 June 30, 2003..............................................    18,740     12,102      12,102
Other intangibles, net of accumulated amortization of
 $3,949, $4,487 and $4,942 (unaudited) as of December 31,
 2001 and 2002 and June 30, 2003............................     7,993      6,628       6,263
Other assets................................................        69         65          35
                                                              --------   --------     -------
Total assets................................................  $ 72,363   $ 55,832     $47,458
                                                              ========   ========     =======


            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable.........................................  $  2,731   $  1,626     $ 2,726
   Accrued compensation and other benefits..................     3,277      1,997       2,130
   Accrued income taxes.....................................         9         --         503
   Customer advances........................................     3,326      3,022       2,958
   Other accrued expenses...................................     3,154      1,500       1,400
   Current portion of long term debt........................     3,549      2,116       1,800
   Liabilities of business held for sale....................        --      2,402         201
                                                              --------   --------     -------
         Total current liabilities..........................    16,046     12,663      11,718
                                                              --------   --------     -------
Long term liabilities:
   Long term debt, excluding current portion:
      Borrowings under revolver.............................     7,919      4,777       1,672
      Senior debt, less current portion.....................    18,591     16,475      11,577
      Subordinated notes....................................     2,817      3,227       3,453
                                                              --------   --------     -------
                                                                29,327     24,479      16,702
   Other liabilities:
      Deferred taxes........................................     2,583      1,722       2,315
      Other.................................................     1,922      2,868       2,738
                                                              --------   --------     -------
                                                                 4,505      4,590       5,053
   Warrants.................................................    16,909      6,309       8,195
   Redeemable preferred stock, authorized, issued and
    outstanding 4,326 shares................................     4,000      4,326       4,326
Shareholders' equity:
   Preferred stock, without par value:
      Authorized shares -- 10,000,000 No shares issued and
        outstanding.........................................        --         --          --
   Common stock, $.01 stated value:
      Authorized shares -- 100,000,000
      Issued and outstanding shares -- 21,075,180,
        21,001,455 and 20,988,180 as of December 31, 2001
        and 2002 and June 30, 2003 (unaudited)..............       211        210         210
   Additional paid-in capital...............................     8,763      8,623       8,586
   Accumulated deficit......................................    (6,394)    (4,768)     (6,732)
   Accumulated other comprehensive loss.....................    (1,004)      (600)       (600)
                                                              --------   --------     -------
         Total shareholders' equity.........................     1,576      3,465       1,464
                                                              --------   --------     -------
Total liabilities and shareholders' equity..................  $ 72,363   $ 55,832     $47,458
                                                              ========   ========     =======

                    MCE TECHNOLOGIES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)


                                                                                  SIX MONTHS
                                                   YEARS ENDED DECEMBER 31       ENDED JUNE 30
                                                 ---------------------------     -------------
                                                  2000      2001      2002      2002      2003
                                                  ----      ----      ----      ----      ----
                                                                                  (UNAUDITED)
Net sales......................................  $86,249   $86,156   $64,393   $33,925   $28,728
Cost of products sold..........................   46,483    46,943    40,577    20,409    17,242
                                                 -------   -------   -------   -------   -------
Gross profit...................................   39,766    39,213    23,816    13,516    11,486
Selling, general and administrative expenses...   19,048    16,555    14,642     7,408     6,845
Research and development.......................    4,415     7,254     5,866     3,260     2,605
Amortization...................................    2,354     2,354       829       414       415
Restructuring charges (credit).................     (496)       --       268        --        95
                                                 -------   -------   -------   -------   -------
Income from operations.........................   14,445    13,050     2,211     2,434     1,526
Interest expense and other.....................    5,931     3,279     2,170     1,079     1,018
Warrant expense (credit).......................    4,600    (3,619)  (10,600)   (5,300)    1,886
                                                 -------   -------   -------   -------   -------
Income (loss) before income taxes, discontinued
  operations, and cumulative effect of change
  in accounting principle......................    3,914    13,390    10,641     6,655    (1,378)
Income tax expense.............................    3,493     3,662       223       447       240
                                                 -------   -------   -------   -------   -------
Income (loss) before discontinued operations
  and cumulative effect of change in accounting
  principle....................................      421     9,728    10,418     6,208    (1,618)
                                                 -------   -------   -------   -------   -------
Income (loss) from discontinued operations, net
  of taxes.....................................      492    (2,380)   (8,306)   (1,180)       --
Cumulative effect of change in accounting for
  warrants.....................................       --    (6,066)       --        --        --
                                                 -------   -------   -------   -------   -------
Net income (loss)..............................  $   913   $ 1,282   $ 2,112   $ 5,028   $(1,618)
                                                 =======   =======   =======   =======   =======


                            See accompanying notes.

                   MCE TECHNOLOGIES, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK
                          AND SHAREHOLDERS' EQUITY
                      (In thousands, except share data)


                                                                        SHAREHOLDERS' EQUITY
                                                   -----------------------------------------------------------------
                                                                                             ACCUMULATED
                                     REDEEMABLE                 ADDITIONAL                      OTHER
                                      PREFERRED      COMMON       PAID-IN     ACCUMULATED   COMPREHENSIVE
                                        STOCK         STOCK       CAPITAL       DEFICIT         LOSS         TOTAL
                                    -------------  -----------  -----------  -------------  -------------  ---------
Balance at January 1, 2000........    $   3,573     $     210    $   8,455     $  (7,522)     $     (29)   $   1,114
Net income for 2000...............                                                   913                         913
Minimum pension liability
 adjustment (net of taxes of
 $18).............................                                                                  (27)         (27)
Currency translation adjustments
 (net of taxes $235)..............                                                                 (470)        (470)
                                                                                                           ---------
   Total comprehensive income.....                                                                               416
Issuance of common stock (130,500
 shares)..........................                          1          377                                       378
Dividend on preferred stock.......                                                  (320)                       (320)
Accretion of discount on preferred
 stock............................          284                                     (284)                         --
                                      ---------     ---------    ---------     ---------      ---------    ---------
Balance at December 31, 2000......        3,857           211        8,832        (7,213)          (526)       1,304
Net income for 2001...............                                                 1,282                       1,282
Minimum pension liability
 adjustment (net of taxes of
 $159)............................                                                                 (239)        (239)
Currency translation adjustments
 (net of taxes of $125)...........                                                                 (239)        (239)
                                                                                                           ---------
   Total comprehensive income.....                                                                               804
Redemption of common stock (25,300
 shares)..........................                                     (69)                                      (69)
Dividend on preferred stock.......                                                  (320)                       (320)
Accretion of discount on preferred
 stock............................          143                                     (143)                         --
                                      ---------     ---------    ---------     ---------      ---------    ---------
Balance at December 31, 2001......        4,000           211        8,763        (6,394)        (1,004)       1,576
Net income for 2002...............                                                 2,112                       2,112
Minimum pension liability
 adjustment (net of taxes of
 $195)............................                                                                 (293)        (293)
Currency translation adjustments
 (net of taxes of $360)...........                                                                  697          697
                                                                                                           ---------
   Total comprehensive income.....                                                                             2,516
Redemption of common stock (73,725
 shares)..........................                         (1)        (140)
                                                                                                                (141)
Dividend on preferred stock.......                                                  (160)                       (160)
Preferred Stock in lieu of
 dividends........................          326                                     (326)                         --
                                      ---------     ---------    ---------     ---------      ---------    ---------
Balance at December 31, 2002......    $   4,326     $     210    $   8,623     $  (4,768)     $    (600)   $   3,465
Net loss for six months ended June
 30, 2003 (unaudited).............                                                (1,618)                     (1,618)
                                                                                                           ---------
   Total comprehensive loss
    (unaudited)...................                                                                            (1,618)
Redemption of common stock
 (unaudited)......................                         --          (37)                                      (37)
Dividend on preferred stock
 (unaudited)......................                                                  (346)                       (346)
                                      ---------     ---------    ---------     ---------      ---------    ---------
Balance at June 30, 2003
 (unaudited)......................    $   4,326     $     210    $   8,586     $  (6,732)     $    (600)   $   1,464
                                      =========     =========    =========     =========      =========    =========


                           See accompanying notes.

                     MCE TECHNOLOGIES INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                    SIX MONTHS
                                                      YEARS ENDED DECEMBER 31     ENDED JUNE 30
                                                      -----------------------    ----------------
                                                      2000     2001     2002      2002     2003
                                                      ----     ----     ----      ----     ----
                                                                                   (UNAUDITED)
Operating activities
Net income (loss) from continuing operations.......  $  421   $3,662   $10,418   $6,208   $(1,618)
Adjustments to reconcile net income (loss) to net
  cash provided by continuing operations:
    Depreciation...................................   2,049    2,092     2,262    1,115     1,026
    Amortization...................................   2,354    2,354       829      414       415
    Warrant expense (credit).......................   4,600   (3,619)  (10,600)  (5,300)    1,886
    Cumulative effect of change in accounting for
      warrants.....................................      --    6,066        --       --        --
    Restructuring and impairment charges
      (credit).....................................    (496)      --       268       --        95
    Deferred income taxes..........................    (363)    (378)     (689)      --        --
    Non-cash interest and other....................     806      690       463      224       288
    Changes in operating assets and liabilities:
        Accounts receivable........................  (7,897)   2,229     4,173    3,394       561
        Inventories................................  (6,286)   1,333     4,924      495       691
        Other assets...............................    (144)     334       298       24      (322)
        Customer advances..........................      99      828      (304)    (598)      (64)
        Income taxes...............................   1,023       61       466      336     5,244
        Payments for restructuring.................    (207)      --        --       --       (26)
        Accounts payable, accrued expenses and
          other....................................   5,955   (5,239)   (3,082)    (566)      934
                                                     ------   ------   -------   ------   -------

Net cash provided by continuing operations.........   1,914   10,413     9,426    5,746     9,110

Income (loss) from discontinued operations.........     492   (2,380)   (8,306)  (1,180)       --
Net change in assets and liabilities of
  discontinued operations..........................   2,556      340     6,814      296      (358)
                                                     ------   ------   -------   ------   -------
Net cash provided by (used in) discontinued
  operations.......................................   3,048   (2,040)   (1,492)    (884)     (358)
                                                     ------   ------   -------   ------   -------
Net cash provided by operating activities..........   4,962    8,373     7,934    4,862     8,752

Investing activities
Acquisition of MCE/DML Microwave Limited and
  related property and equipment...................  (2,737)    (197)      (71)      --        --
Purchases of property and equipment................  (2,428)  (3,278)     (524)    (160)     (236)
Proceeds from sale of property and equipment.......      41        9        --       --        --
                                                     ------   ------   -------   ------   -------
Net cash used in investing activities..............  (5,124)  (3,466)     (595)    (160)     (236)

Financing activities
Increase (decrease) in revolver, net...............   4,916     (324)   (3,142)  (2,329)   (3,105)
Payments of long term debt.........................  (4,288)  (8,538)   (3,549)  (2,025)   (5,214)
Proceeds from long term debt.......................      --    3,732        --       --        --
Proceeds from issuance of common stock.............     378       --        --       --        --
Redemption of common stock.........................      --      (69)     (141)     (23)      (37)
Payment of dividends on preferred stock............    (320)    (320)     (160)    (160)     (346)
                                                     ------   ------   -------   ------   -------
Net cash provided by (used in) financing
  activities.......................................     686   (5,519)   (6,992)  (4,537)   (8,702)
                                                     ------   ------   -------   ------   -------
Net increase (decrease) in cash....................     524     (612)      347      165      (186)
Cash at beginning of period........................     177      701        89       89       436
                                                     ------   ------   -------   ------   -------
Cash at end of period..............................  $  701   $   89   $   436   $  254   $   250
                                                     ======   ======   =======   ======   =======


                            See accompanying notes.

                    MCE TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 2002

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

    MCE Technologies, Inc. and its wholly owned subsidiaries design, manufacture and market a broad range of devices, components and subsystems that are used throughout defense electronics systems, mobile and fixed wireless infrastructure equipment and related test equipment applications. MCE's products are also used in wireless broadband access, cable head-end systems, fiber optic networking, and satellite applications. MCE sells products that operate over the full range of frequencies commonly used in wireless communications transmission, including radio frequencies, microwave frequencies and millimeter wave frequencies. MCE refers to this range of frequencies as RF. MCE's customers use MCE products to control, condition and enhance RF signals for use in their wireless and broadband infrastructure equipment. MCE sells products primarily to the original equipment manufacturers, or OEMs, of defense and wireless infrastructure equipment and related test equipment, as well as to RF subsystems manufacturers.

PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts and operations of the company. Intercompany accounts and transactions have been eliminated in consolidation.

UNAUDITED INTERIM FINANCIAL INFORMATION


    The interim financial information at June 30, 2003 and for the six months ended June 30, 2002 and 2003 is unaudited but, in the opinion of management, includes all adjustments, consisting of normal recurring adjustments, which the company considers necessary for a fair presentation of the financial position and results of operations for the interim periods. The results for the six months ended June 30, 2003 are not necessarily indicative of the results for the full year.


USE OF ESTIMATES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

INVENTORIES

    Inventories are carried at the lower of cost or market using the first in, first out (FIFO) method. Generally, the company maintains inventory excess and obsolescence reserves for raw material and finished goods inventory older than twenty-four months.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Depreciation is computed over the estimated useful lives of the related assets using the straight-line method for financial reporting purposes. Estimated useful lives assigned to buildings, machinery and equipment, and furniture and fixtures range from 20-40 years, 3-7 years, and 5-10 years, respectively. Leasehold improvements are depreciated over the remaining life of the respective leases.

                    MCE TECHNOLOGIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2002

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

GOODWILL AND OTHER INTANGIBLE ASSETS

    Effective January 1, 2002, the company adopted Statement of Financial Standard No. 142, Goodwill and Other Intangible Assets, resulting in the discontinuance of amortization of goodwill. The adoption of this standard required the reclassification of the assembled workforce intangible asset, which had an unamortized balance of $550,000, and the related deferred tax liability of $216,000 to goodwill on January 1, 2002. In addition, under the provisions of SFAS No. 142, the useful life of the tradename, which had an unamortized balance of $493,000 at January 1, 2002, is deemed indefinite upon adoption and will be subject to an annual impairment review. The company, with the assistance of an outside valuation firm, performed impairment tests of its goodwill as of January 1, 2002, the implementation date, and again at December 31, 2002. The company evaluated its goodwill recoverability based on a combination of an income method and a market method. The results of the tests indicated that the goodwill was not impaired.

    At the dates indicated, goodwill and other intangible assets, which resulted from acquisitions of the subsidiaries, consist of the following (in thousands):


                                                              DECEMBER 31
                                               ESTIMATED    -----------------    JUNE 30,
                                              USEFUL LIFE    2001      2002        2003
                                              -----------    ----      ----        ----
                                                                                (UNAUDITED)
Goodwill  -- continuing operations, net.....                $11,684   $12,102     $12,102
          -- discontinued operations, net...                  7,056        --          --
                                                            -------   -------     -------
                                                             18,740    12,102      12,102
                                                            =======   =======     =======
Developed technology........................   10 years     $ 4,000   $ 4,000     $ 4,000
Assembled work force........................   10 years         900        --          --
Tradename...................................  Indefinite        800       800         800
Customer list...............................   14 years       6,000     6,000       6,000
Other.......................................  5-6 years         242       315         405
                                                            -------   -------     -------
                                                             11,942    11,115      11,205
Accumulated amortization....................                 (3,949)   (4,487)     (4,942)
                                                            -------   -------     -------
                                                            $ 7,993   $ 6,628     $ 6,263
                                                            =======   =======     =======


    The company expects that amortization expense for its intangible assets for each of the years between 2003 and 2007 will be approximately $829,000.

    The following table provides earnings as if the company had adopted SFAS 142 for all periods presented (in thousands):

                                                               2000     2001
                                                               ----     ----
Reported income before cumulative effect of change in
  accounting principle......................................  $  913   $7,348
Add-back: Amortization of goodwill and indefinite lived
  intangible assets, net of taxes...........................   1,233    1,233
                                                              ------   ------
Adjusted income before cumulative effect of change in
  accounting principle......................................  $2,146   $8,581
                                                              ======   ======

                                                               2000     2001
                                                               ----     ----
Reported net income.........................................  $  913   $1,282
Add-back: Amortization of goodwill and indefinite lived
  intangible assets, net of taxes...........................   1,233    1,233
                                                              ------   ------
Adjusted net income.........................................  $2,146   $2,515
                                                              ======   ======

                    MCE TECHNOLOGIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2002

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

WARRANTS

    On September 20, 2000, the Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board issued EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock (EITF 00-19). EITF 00-19 changes the accounting for the company's Series A-2 and Series B warrants (Note 4). Prior to the adoption of EITF 00-19, the Series A-2 and Series B warrants were not considered liabilities since they were convertible into common stock and only redeemable for cash upon a triggering event (e.g. an initial public offering or sale of the company). Under EITF 00-19, the triggering event requirements result in the Series A-2 and Series B warrants being accounted for as liabilities. Subsequent to adoption, adjustments to the warrants fair value will be charged to earnings. The company recorded the effect of adopting EITF 00-19 as a cumulative effect of a change in accounting principle on June 30, 2001. The non-taxable charge totaled $6,066,000 and was based on the Series A-2 and Series B warrants estimated fair value at June 30, 2001. The Series A-2 and Series B warrants have been classified as liabilities at December 31, 2001 and 2002 in accordance with EITF 00-19.

    Due to the terms of the Series A-1 warrants (note 4), the warrants have been considered liabilities and marked to fair value through earnings since their issuance. Under the provisions of EITF 00-19, the Series A-1 warrants continue to be considered liabilities with the adjustment to fair value charged to earnings.

COMPREHENSIVE INCOME


    The company displays comprehensive income in the Consolidated Statements of Shareholders' Equity. At December 31, 2000, 2001 and 2002, accumulated other comprehensive loss consisted of $(459,000), $(698,000) and $(1,000) of foreign currency translation adjustments, net of tax, respectively, and $(67,000), $(306,000) and $(599,000) of minimum pension liability adjustments, net of tax, respectively. Accumulated other comprehensive loss for the periods ended June 30, 2002 and 2003 was $(624,000) and $(600,000), respectively. There were no significant changes to the components of accumulated other comprehensive income at June 30, 2002 and 2003 as compared to prior year amounts. Comprehensive income (loss) for the six month periods ending June 30, 2002 and 2003 was $5,408,000 (unaudited) and $(1,618,000) (unaudited), respectively.


ADVERTISING EXPENSES

    The cost of advertising is expensed as incurred. The company incurred advertising expenses of approximately $545,000, $659,000 and $527,000 in 2000, 2001 and 2002, respectively, which have been included in selling, general and administrative expenses in the accompanying financial statements.

STOCK-BASED COMPENSATION

    The company has stock option plans that provide for the granting of a fixed number of shares to key employees, including employees who are directors of the company, and non-employee directors of the company on such terms and conditions as may be determined by the compensation committee of the board of directors. The company accounts for stock options in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). Had compensation expense for these stock option grants been determined based on the fair value at the grant dates for awards under the stock option plans consistent with the method of

                    MCE TECHNOLOGIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2002

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

SFAS No. 123, Accounting for Stock-Based Compensation, the company's pro forma net income would have been the following (in thousands):

                                                              2000    2001      2002
                                                              ----    ----      ----
Reported net income.........................................  $913   $ 1,282   $2,112
Less: Total stock-based employee compensation expense
  determined under fair value method for all awards, net of
  related tax effects.......................................    --    (2,018)      --
                                                              ----   -------   ------
Pro forma net income (loss).................................  $913   $  (736)  $2,112
                                                              ====   =======   ======

    The company uses the Black-Scholes option-pricing model to estimate the fair value of stock options. The fair value for options is estimated as of the date of grant using a Black-Scholes option pricing model with the weighted average assumptions for risk-free interest rates ranging from 1.5% to 3.6%; no dividend yield; a minimal volatility factor; and a weighted average expected life of the options of 7 years.


    The average estimated fair value of the options granted was $3,204,000. For purposes of this analysis, the extension of the option under the 1996 stock option plan in 2001 was treated as a new option grant. For further discussion of Stock-Based Compensation, see Note 9. There were no stock option grants during the six months ended June 30, 2003 (unaudited).


CUSTOMER ADVANCES

    Customer advances primarily represent amounts received by the company from one of its major customers. Such amounts will be applied against accounts receivable or paid on demand as requested by the customer.

REVENUE RECOGNITION

    The company recognizes revenue and estimated product returns when goods are shipped to customers.

ACCOUNTS RECEIVABLE

    The company records accounts receivable as its products are shipped to its customers. The company records accounts receivable reserves for known collectibility issues, as such issues relate to specific transactions or customer balances.

SHIPPING AND HANDLING COSTS

    The company records shipping and handling costs in 'Cost of products sold' in the Consolidated Statement of Operations.

INTEREST EXPENSE AND OTHER

    Interest expense and other includes interest cost on outstanding borrowings, the amortization of original issuance discounts and debt issuance costs and other costs related to financing and capital transactions. It also includes net foreign currency transaction losses of approximately $275,000 in 2000, net gains of approximately $9,000 in 2001, and net losses of approximately $8,000 in 2002.

FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

    The company has wholly owned subsidiaries in the United Kingdom and the People's Republic of China. Assets and liabilities of these subsidiaries are translated at year-end exchange rates. Income and expense items are translated at the average rates of exchange prevailing during the

                    MCE TECHNOLOGIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2002

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

year. The adjustments resulting from translating the financial statements of each subsidiary are reflected as a separate component of other comprehensive income/loss. Transaction gains or losses are reported in the Consolidated Statement of Operations, under the caption 'Interest expense and other.'

    In December 2002, the company elected to divest its United Kingdom subsidiary, MCE/DML Microwave Limited (formerly, DML Microwave Limited) (DML), and recorded the related cumulative translation adjustment of $14,000 existing at that time as a foreign currency transaction gain.

RECLASSIFICATION

    Certain amounts in 2001 and 2002 have been reclassified to conform with the current year presentation.

NEW ACCOUNTING PRONOUNCEMENTS

    On October 3, 2001, the FASB issued SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS 144 retains many of the fundamental provisions of SFAS 121. SFAS 144 also supersedes the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions (ABP 30), for the disposal of a segment of a business. However, it retains the requirement in APB 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. The company accounted for the closure and sale of its wholly owned subsidiary, DML, under the provisions of this standard (see
Note 2).


    The company adopted SFAS No. 146 'Accounting for Cost Associated with Exit or Disposal Activities' on January 1, 2003. This statement requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Such costs include one-time employee termination costs, contract cancellation provisions and other costs typically associated with restructuring or other exit and disposal activities. The adoption of SFAS 146 did not have any impact on the company's financial statements.


2. DISCONTINUED OPERATIONS OF DML

    The company acquired DML, its wholly owned subsidiary in the United Kingdom, in July, 1999. DML was viewed as an opportunity to expand into the European market with an emphasis on the telecommunications segment of the microwave components market. DML performed to expectations in 2000.

    During 2001, DML experienced a significant downturn in operating results. This was primarily a result of sales to its major customer declining significantly. The company initially believed this downward trend to be temporary and believed that the revenues would return to normal levels in 2002. In addition, the company planned to pursue opportunities to expand its customer base in 2002. Based on these considerations, the company remained committed to funding DML in early 2002. However, in late 2002, after an additional decline in volumes as well as demands for price reductions from its major customers, the company determined that the business risks associated with additional investment into the DML turnaround were too great. As a result, the company's
                                      F-11

                    MCE TECHNOLOGIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2002

2. DISCONTINUED OPERATIONS OF DML (CONTINUED)

board of directors made the decision in December 2002 to cease operations of DML and to hold the fixed assets and intellectual property of the operation for sale.

    The company has accounted for DML as a discontinued operation under the provisions of FASB No. 144 as the major assets of DML were held for sale at December 31, 2002.

    The results of DML were as follows (in thousands):


                                                                            SIX MONTHS
                                             YEARS ENDED DECEMBER 31      ENDED JUNE 30
                                           ----------------------------   --------------
                                            2000      2001       2002      2002     2003
                                            ----      ----       ----      ----     ----
                                                                           (UNAUDITED)
Total revenue from discontinued            $14,384   $ 6,151   $  3,937   $ 2,139   $570
  operations.............................
Income (loss) from discontinued
  operations, before income taxes........  $   705   $(2,438)  $(13,328)  $(1,243)  $ --
Income (loss) from discontinued
  operations, net of taxes...............  $   492   $(2,380)  $ (8,306)  $(1,180)  $ --


    The 2002 loss from discontinued operations includes charges related to the impairment of fixed assets and goodwill of $218,000 and $7,659,000, respectively, and severance amounts of $597,000, provided in accordance with SFAS No. 112, Employers' Accounting for Post Employment Benefits, related to the termination of 48 employees. The net loss is net of an income tax credit of $5,022,000.

    The assets and liabilities associated with DML were recorded as current assets and current liabilities of the business held for sale in the accompanying balance sheet at December 31, 2002. Current assets of the business held for sale consisted of the following (in thousands):


                                                           DECEMBER 31
                                                         ----------------     JUNE 30,
                                                          2001      2002        2003
                                                          ----      ----        ----
                                                                             (UNAUDITED)
Accounts receivable....................................  $   909   $  580        $--
Inventories............................................    2,020      481         --
Machinery and equipment................................    1,376    1,015         26
Goodwill...............................................    7,056      136         --
Other..................................................      166      137          7
                                                         -------   ------        ---
                                                         $11,527   $2,349        $33
                                                         =======   ======        ===



    Current liabilities of the business held for sale consisted of the following (in thousands):


                                                           DECEMBER 31
                                                           -------------     JUNE 30,
                                                           2001    2002        2003
                                                           ----    ----        ----
                                                                            (UNAUDITED)
Accounts payable.........................................  $319   $  882       $ 50
Accrued severance........................................    --      597         --
Other accrued liabilities................................   493      923        151
                                                           ----   ------       ----
                                                           $812   $2,402       $201
                                                           ====   ======       ====


    DML represented a separate component of operations, and its cash flows and activities have been entirely eliminated from those of the company's continuing operations in the Consolidated Statement of Cash Flows for 2000, 2001 and 2002.

    In 2003, the company sold fixed assets and intellectual property of DML for $349,000 (unaudited) and $136,000 (unaudited), respectively. The remaining fixed assets were sold to subsidiaries of the company in April and May of 2003. DML's operations effectively ceased in December 2002 and by March 2003 the business was closed.

                    MCE TECHNOLOGIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2002

3. LONG-TERM DEBT AND OTHER CREDIT ARRANGEMENTS

    Long-term debt consists of the following (in thousands):


                                                            DECEMBER 31
                                                         -----------------    JUNE 30,
                                                          2001      2002        2003
                                                          ----      ----        ----
                                                                             (UNAUDITED)
Revolver...............................................  $ 7,919   $ 4,777     $ 1,672
Mortgage note..........................................    2,890     2,841       2,814
Term loan..............................................   19,250    15,750      10,563
Series B subordinated notes, net of $1,183, $773, and
  $547 (unaudited) unamortized discount at
  December 31, 2001 and 2002, and June 30, 2003,
  respectively.........................................    2,817     3,227       3,453
                                                         -------   -------     -------
                                                          32,876    26,595      18,502
Less current portion...................................   (3,549)   (2,116)     (1,800)
                                                         -------   -------     -------
                                                         $29,327   $24,479     $16,702
                                                         =======   =======     =======


    The company has available a revolving credit note (the Revolver) and a term loan issued by two banks. As amended on September 30, 2002, the Revolver provides for borrowings by the company of up to $12,500,000. Borrowings are limited to 85% of eligible domestic and 75% of eligible foreign accounts receivable and 40% of eligible inventory not to exceed $5,750,000. The September 30, 2002 amendment put in place a new covenant requiring a minimum borrowing base availability of $3,000,000. At December 31, 2002, the amended Revolver allowed $10,279,000 of borrowings of which $4,777,000 was outstanding and $406,000 was used for letters of credit. Net availability on the Revolver was $2,096,000 at December 31, 2002, after allowing for the $3,000,000 minimum borrowing base availability mentioned above.

    The Revolver was again amended on April 16, 2003, to provide for borrowings by the company of up to $9,000,000. Borrowings are limited to 85% of eligible domestic and 30% of eligible foreign accounts receivable and 25% of eligible inventory, with inventory advances not to exceed $4,000,000. The minimum borrowing base availability covenant was reduced to $270,000. The Revolver has a maturity date of July 1, 2004.

    On August 16, 2001, the company's term loan was amended to increase the amount borrowed by $3,500,000, the proceeds of which were used to repay the company's Series A subordinated notes which matured in July of 2001. On March 18, 2002, the company's term loan was amended again to reduce quarterly installments due on the term loan. Effective with this amendment, the term loan is payable in quarterly installments beginning May 1, 2002 as follows: installments 1 - 4 -- $750,000; installments 5 - 8 -- $1,000,000; and
installments 9 - 12 -- $1,250,000. On April 16, 2003, the company's term loan was amended again to reduce quarterly installments due on the term loan. Effective with this amendment, the term loan is payable in quarterly installments beginning May 1, 2003 of $437,500. The company made a $4,000,000 payment on its term loan in May 2003 in connection with receipt of a tax refund. Additionally, beginning in April 2004, the company is required to pay annually a portion of its excess cash flow as defined in the agreement towards principal on the term loan. All remaining amounts outstanding under the term loan are due at maturity on July 1, 2004.

    The mortgage note is secured by the land and building of the company's Ann Arbor facility. The mortgage note is payable in monthly installments including interest at 7.5%, with a balloon payment due November 2004. On December 19, 2001, the company refinanced the mortgage note to fund an expansion of office space in its corporate headquarters. The outstanding balance on the mortgage note was increased by $232,000. The monthly principal and interest installments were increased to $22,042, and the balloon payment due in November 2004 was increased to $2,740,000. All other terms and conditions remain the same.

                    MCE TECHNOLOGIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2002

3. LONG-TERM DEBT AND OTHER CREDIT ARRANGEMENTS (CONTINUED)


    In 1999, the company issued the Series B subordinated notes, due in 2004. The notes were issued with warrants (Note 4). The values assigned to the warrants were recorded as a discount to the subordinated notes and are being amortized through the respective maturity date. The discount on the Series B subordinated notes is being amortized through July 2004 using the interest method. Such amortization is included in interest expense. Interest accreted quarterly on the Series B subordinated notes at 8% for the first two years, and payment of cash interest began in August 2001 and is payable quarterly through maturity. Accrued interest on the Series B subordinated notes of $702,000 as of December 31, 2001 and 2002, and June 30, 2003, respectively, is included in 'Other long term liabilities' in the accompanying balance sheet.


    Maturities of long-term debt are as follows as of June 30, 2003 (unaudited) (in thousands):


2003........................................................  $   900
2004 (includes $1,672 due under Revolver)...................   18,149
                                                              -------
                                                               19,049
Discount on subordinated notes..............................     (547)
                                                              -------
                                                              $18,502
                                                              =======


    Borrowings under the Revolver and the term loan are secured by substantially all the domestic assets of the company presently owned and acquired in the future and certain stock of the foreign subsidiaries of the company which are not subject to other liens.

    The company has certain interest rate options on the advances on the Revolver and the term loan of a Eurodollar rate plus a margin as defined in the agreement. The average interest rate on the Revolver and the term loan at December 31, 2002 was approximately 4.4%.

    The company has available standby letters of credit of $5,000,000 and a swing line up to $5,000,000 to handle daily activity. Advances on the swing line and letters of credit reduce available borrowings under the Revolver. Outstanding letters of credit totaled $332,000 and $406,000 at December 31, 2001 and 2002, respectively.

    The company's various debt agreements include, among other things, covenants relative to net worth and liabilities to net worth ratios. These covenants were amended as of September 30, 2002 and April 16, 2003. The company is in compliance with all financial covenants of the agreements, as amended, as of December 31, 2002. The company is subject to restrictions on paying dividends to holders of common stock under terms of the debt agreements.

    The company paid interest of $3,593,000, $2,602,000 and $1,732,000 during 2000, 2001 and 2002, respectively.

                    MCE TECHNOLOGIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2002

4. PREFERRED STOCK AND WARRANTS

    The following summarizes the transactions related to the warrants since their date of issuance (in thousands).


                                                                          WARRANTS
                                                        ---------------------------------------------
                                                        SERIES A   SERIES A-1   SERIES A-2   SERIES B
                                                        --------   ----------   ----------   --------
Balance at January 1, 1997............................  $ 1,400     $    --      $    --     $    --
Increase in fair value through October 22, 1997.......    5,759          --           --          --
Amendment and renaming of Series A....................   (7,159)      2,577        4,582          --
Increase in fair value from October 23, 1997 to
  December 31, 1997...................................       --         483           --          --
                                                        -------     -------      -------     -------
Balance at December 31, 1997 and 1998.................       --       3,060        4,582          --
Increase in fair value in 1999........................       --         250           --          --
Issuance of Series B warrants.........................       --          --           --       1,970
                                                        -------     -------      -------     -------
Balance at December 31, 1999..........................       --       3,310        4,582       1,970
Increase in fair value in 2000........................       --       4,600           --          --
                                                        -------     -------      -------     -------
Balance at December 31, 2000..........................       --       7,910        4,582       1,970
Decrease in fair value in 2001........................       --      (3,619)          --          --
Cumulative effect of adopting EITF 00-19 on June 30,
  2001................................................       --          --        3,047       3,019
                                                        -------     -------      -------     -------
Balance at December 31, 2001..........................       --       4,291        7,629       4,989
Decrease in fair value in 2002........................       --      (2,670)      (4,740)     (3,190)
                                                        -------     -------      -------     -------
Balance at December 31, 2002..........................       --       1,621        2,889       1,799
Accretion of Series A Warrants (unaudited)............                  136          242          --
Increase in fair value in 2003 (unaudited)............       --         371          652         485
                                                        -------     -------      -------     -------
Balance at June 30, 2003 (unaudited)..................  $    --     $ 2,128      $ 3,783     $ 2,284
                                                        =======     =======      =======     =======


    The following summarizes shares issuable under the terms of the warrants for the periods presented:


                                                      SERIES A-1   SERIES A-2   SERIES B
                                                      ----------   ----------   --------
December 31, 1998...................................  1,034,000    1,838,300           --
December 31, 1999...................................  1,034,000    1,838,300    1,313,000
December 31, 2000...................................  1,034,000    1,838,300    1,313,000
December 31, 2001...................................  1,034,000    1,838,300    1,313,000
December 31, 2002...................................  1,128,678    2,006,538    1,313,000
June 30, 2003 (unaudited)...........................  1,223,328    2,174,804    1,313,000


    In 1996, in connection with an acquisition, the company issued the Series A subordinated notes with a face amount of $3,500,000 (paid off in August
2001 -- see Note 3), 4,000 shares of non-voting Series A redeemable preferred stock (the Series A Preferred Stock) with a face value of $4,000,000, and warrants to purchase 2,872,300 shares of the company's common stock (the Series A warrants) for aggregate proceeds of $7,500,000. The proceeds were allocated to the subordinated notes ($3,352,000), Series A Preferred Stock ($2,748,000) and Series A warrants ($1,400,000) based on the instruments' fair values.

    In October 1997, the company and the holder of certain Series A warrants to purchase 1,838,300 shares of the company's common stock agreed to eliminate the holder's right to put the warrants to the company for cash. The Series A warrants to purchase 1,034,000 shares (which were not amended) and the Series A warrants to purchase 1,838,300 shares (which were amended) are referred to as the 'Series A-1 warrants' and the 'Series A-2 warrants,' respectively.

                    MCE TECHNOLOGIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2002

4. PREFERRED STOCK AND WARRANTS (CONTINUED)

    In 1999, in connection with the purchase of DML, the company issued the Series B subordinated notes with a face amount of $4,000,000 and warrants to purchase 1,313,000 shares of the company's common stock subject to certain increases and reductions described below (the Series B warrants) for aggregate proceeds of $4,000,000. The proceeds were allocated to the subordinated notes ($2,030,000) and Series B warrants ($1,970,000) based on the respective instruments' fair value.

SERIES A-1 WARRANTS

    At December 31, 1999, the company had reserved 1,034,000 shares that were issuable under the terms of the Series A-1 warrants. The Series A-1 warrants contained a put option allowing the holder, beginning in July 2001, to sell the warrants to the company at the greater of the fair value of the underlying company's common stock or an amount based on a multiple of cash flow (as defined in the agreement) (the Put Option). The Series A-1 warrants had an exercise price of $0.0001 per share, were exercisable at any time after July 2001 or the occurrence of an IPO, a merger or consolidation, a sale of substantially all assets or an event of default (such terms are specified in the agreement, collectively referred to as the Triggering Event) and will expire generally in July 2007. The Series A-1 warrants were classified as liabilities in the accompanying balance sheets since they gave the holder a choice of settlement in either cash or common stock. Increases or decreases in the fair value of the Series A-1 warrants were recorded as increases or decreases in the liability and charged to earnings in the period of change. The warrants are redeemable by the holders for cash upon the occurrence of a Triggering Event for the greater of the fair value of the underlying company's common stock or an amount based on a multiple of cash flows as defined by the agreement.

    On December 28, 2000, the company and the holder of the Series A-1 warrants agreed to eliminate the Put Option. Under the revised terms of the Series A-1 warrants, effective July 2002, the number of the company's shares of common stock issuable increases each quarter as defined by the agreement. Effective with the amendment, the company was required to account for the Series A-1 warrants in accordance with EITF 00-19 and, as a result of the inclusion of the Triggering Event, they continue to be treated as liabilities.

SERIES A-2 WARRANTS

    In October 1997, the company and the holder of the Series A-2 warrants to purchase 1,838,300 shares of the company's common stock agreed to eliminate the holder's right to put the warrants to the company for cash. The Series A-2 warrants, were valued at their fair value, $4,582,000, on the date of amendment. The Series A-2 warrants have an exercise price of $0.0001 per share, are exercisable at any time after July 2001 or the occurrence of a Triggering Event (as defined above in the discussion of Series A-1 warrants) and will expire generally in July 2007. Under the terms of the Series A-2 warrants, effective July 2002, the number of the company's shares of common stock issuable increases each quarter as defined by the agreement. The warrants are redeemable by the holders for cash upon the occurrence of a Triggering Event for the greater of the fair value of the underlying company's common stock or an amount based on a multiple of cash flows as defined by the agreement.

    The company adopted EITF 00-19 on June 30, 2001. This resulted in the Series A-2 warrants being classified as liabilities and marked to their fair value. See
Note 1 for a discussion of the impact of the adoption and the subsequent accounting treatment.

                    MCE TECHNOLOGIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2002

4. PREFERRED STOCK AND WARRANTS (CONTINUED)

SERIES B WARRANTS

    In July 1999, the company issued Series B subordinated notes and warrants to purchase 1,313,000 shares of the company's common stock. The Series B warrants were valued at $1,970,000 on the date of issuance. The Series B warrants have an exercise price of $0.0001 per share, are exercisable at any time after July 2004 or the occurrence of a Triggering Event (as defined above in the discussion of Series A-1 warrants) and will expire generally in July 2009. The Series B warrants are redeemable by the holders for cash upon the occurrence of a Triggering Event for the greater of the fair value of the underlying company's common stock or an amount based on a multiple of cash flows as defined in the agreement. Under the terms of the Series B warrants, effective July 2004, the number of the company's common shares issuable increases each quarter as defined by the agreement.

    The company adopted EITF 00-19 on June 30, 2001. This resulted in the Series B warrants being classified as liabilities and marked to their fair value. See
Note 1 for a discussion of the impact of the adoption and the subsequent accounting treatment.

REDEEMABLE PREFERRED STOCK

    In 1996, in connection with an acquisition, the company issued 4,000 shares of Series A Preferred Stock with a face value of $4,000,000 and a fair value of $2,748,000. The $1,252,000 related discount was accreted as a charge to retained earnings through July 2001 using the interest method. The Series A Preferred Stock originally required annual dividend payments of 8% and a redemption in July 2002. In October 1997, the company and the holders of the Series A Preferred Stock agreed to increase the stated annual dividend payment, which is payable quarterly, to 16% effective July 2002 and to eliminate the mandatory redemption requirement except upon a change of control, a sale of substantially all assets or an initial public offering. The dividends payable on September 30 and December 31, 2002 were paid in the form of additional shares of Series A Preferred Stock of 160 and 166 shares, respectively. The shares were issued at a face value of $1,000 per share.

5. INCOME TAXES

    Deferred taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and income tax purposes. Significant components of the company's deferred tax assets and liabilities as of December 31, 2001 and 2002 are as follows (in thousands):

                    MCE TECHNOLOGIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2002

5. INCOME TAXES (CONTINUED)

                                                               2001      2002
                                                               ----      ----
Deferred tax assets:
    Accrued pension benefits................................  $   292   $   389
    Compensation accrual....................................      302       430
    Accrued other liabilities...............................      723       245
    Inventory...............................................      777       791
    Net operating loss and capital loss carryforwards.......      909     1,975
                                                              -------   -------
Total deferred tax assets before valuation allowance........    3,003     3,830
    Less valuation allowance................................     (909)   (1,302)
                                                              -------   -------
Total deferred tax assets...................................    2,094     2,528
Deferred tax liabilities:
    Intangible assets.......................................    2,518     2,294
    Depreciation............................................      651       605
    Other...................................................      157        67
Total deferred tax liabilities..............................    3,326     2,966
                                                              -------   -------
Net deferred tax liability..................................  $(1,232)  $  (438)
                                                              =======   =======

    Components of the provisions for income taxes for continuing operations are as follows (in thousands):

                                                              2000     2001     2002
                                                              ----     ----     ----
Continuing operations:
    Current:
        Federal............................................  $3,406   $3,583   $ 1,050
        State..............................................     450      448      (138)
        Foreign............................................      --        9        --
                                                             ------   ------   -------
Total current..............................................   3,856    4,040       912
                                                             ------   ------   -------
    Deferred:
        Federal............................................    (334)    (335)     (629)
        State..............................................     (29)     (43)      (72)
        Foreign............................................      --       --        12
                                                             ------   ------   -------
Total deferred.............................................    (363)    (378)     (689)
                                                             ------   ------   -------
Total income tax provision from continuing operations......  $3,493   $3,662   $   223
                                                             ======   ======   =======
Discontinued operations....................................  $  213   $   58   $(5,022)
                                                             ======   ======   =======

    In 2001, a valuation allowance of $909,000 was recognized for the net deferred tax assets related principally to the net operating loss carryforwards (NOL's) of DML. The use of these NOL's is limited to future taxable income of DML, which the company held for sale at December 31, 2002. While the NOL's have no expiration date, the company does not anticipate their realization.

    In 2002, a valuation allowance of $393,000 was recognized on a portion of the net deferred tax asset related to a capital loss carryforward.

    The company has state NOL's of $2,091,000 that expire 2014.

    The company paid income taxes of $3,494,000, $4,415,000 and $75,000 in 2000,
2001 and 2002, respectively.

                    MCE TECHNOLOGIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2002

5. INCOME TAXES (CONTINUED)

    The company's provision for income taxes from continuing operations differed from the amount computed by applying the statutory income tax rate to income
(loss) as follows:


                                                                           SIX MONTHS
                                                                              ENDED
                                              YEAR ENDED DECEMBER 31         JUNE 30
                                              ------------------------   ---------------
                                               2000     2001     2002     2002     2003
                                               ----     ----     ----     ----     ----
                                                                           (UNAUDITED)
                                                            (IN THOUSANDS)
Computed at the federal statutory rate......  $1,331   $4,553   $3,618   $2,263   $ (469)
Amortization................................     296      311       88       44       54
Warrant expense (credit)....................   1,564   (1,230)  (3,604)  (1,802)     641
State income tax, net of federal tax
  benefits..................................     298      253      (58)      12       (9)
R&D credit..................................      --     (150)      --       --       --
Foreign sales related and other.............       4      (75)     179      (70)      23
                                              ------   ------   ------   ------   ------
                                              $3,493   $3,662   $  223   $  447   $  240
                                              ======   ======   ======   ======   ======


6. BENEFIT PLANS

DEFINED BENEFIT PENSION PLAN

    The company has an obligation under a defined benefit pension plan, which existed before the date of the acquisition of its subsidiary in Whippany, New Jersey and covers certain of its employees. The benefits of the plan were frozen in 1993. The plan assets are invested in equity and fixed income funds.


                                                               YEAR ENDED
                                                               DECEMBER 31
                                                              -------------
                                                              2001      2002
                                                              ----      ----
                                                              (IN THOUSANDS)
Change in benefit obligation:
    Benefit obligation at beginning of year.................  $1,857   $ 2,020
    Interest cost...........................................     140       153
    Actuarial loss..........................................     138       295
    Benefits paid...........................................    (115)     (122)
                                                              ------   -------
Benefit obligation at end of year...........................  $2,020   $ 2,346
                                                              ======   =======
Change in plan assets:
    Fair value of plan assets at beginning of year..........  $1,198   $ 1,182
    Actual return on plan assets............................    (152)     (116)
    Company contributions...................................     251       296
    Benefits paid...........................................    (115)     (122)
                                                              ------   -------
Fair value of plan assets at end of year....................  $1,182   $ 1,240
                                                              ======   =======
Under funded status of the plan.............................  $ (838)  $(1,106)
Unrecognized net actuarial loss.............................     509       998
                                                              ------   -------
Accrued benefit cost........................................  $ (329)  $  (108)
                                                              ======   =======
Amounts recognized for pension benefits in the consolidated
  balance sheet consist of:
    Pension liability.......................................  $ (838)  $(1,106)
    Accumulated other comprehensive loss (pretax)...........     509       998
                                                              ------   -------
Net amount recognized.......................................  $ (329)  $  (108)
                                                              ======   =======

                    MCE TECHNOLOGIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2002

6. BENEFIT PLANS (CONTINUED)

                                                              2000   2001    2002
                                                              ----   ----    ----
Components of net periodic cost:
    Interest cost...........................................  $139   $ 140   $ 153
    Expected return on plan assets..........................  (102)   (108)   (104)
    Net loss recognition....................................    --      --      27
                                                              ----   -----   -----
Benefit cost................................................  $ 37   $  32   $  76
                                                              ====   =====   =====

    The discount rate used in determining the actuarial present value of the projected benefit obligation was 7.25% and 6.75% as of December 31, 2001 and 2002, respectively. The expected long-term rate of return on assets used in determining the pension expense was 9% and 8.5% in 2001 and 2002, respectively.

401(K) PLANS

    The company maintains 401(k) plans for the benefit of substantially all employees. The company matches up to 7% of the employees' compensation, as defined. The company contributed $962,000, $891,000 and $704,000 in 2000, 2001 and 2002, respectively. Effective September 1, 2002, the company suspended the 401(k) company match.

MANAGEMENT INCENTIVE PROGRAM

    The company maintains an executive bonus program known as the Integrated Operating company Cash Bonus Incentive Plan. The plan provides for bonus payments to executives based on business performance. Awards under the program are made at the discretion of the Compensation Committee of the company's Board of Directors. In connection with this plan, the company recorded bonus expense of $2,820,000, $405,000 and $950,000 in 2000, 2001, and 2002, respectively. The
2000 and 2001 bonus payments were made in March 2001 and March 2002, respectively. The Compensation Committee has established that the payment date for the 2002 bonus payments will be no later than December 31, 2004. The bonus payment has been classified within 'Other long term liabilities' in the accompanying Consolidated Balance Sheet at December 31, 2002, accordingly.

7. LEASES

    Future minimum lease payments under various non-cancelable building operating leases and equipment capital leases that have initial or remaining terms in excess of one year are as follows as of December 31, 2002 (in thousands):

                                                     OPERATING   CAPITAL
                                                     ---------   -------
2003...............................................   $  927      $ 45
2004...............................................      893        45
2005...............................................      904        45
2006...............................................      953        38
2007...............................................      973        --
Thereafter.........................................    3,778        --
                                                      ------      ----
Future minimum lease payments......................    8,428       173
Amount representing interest.......................       --       (26)
                                                      ------      ----
Present value of net minimum lease payments........   $8,428      $147
                                                      ======      ====

                                      F-20

                    MCE TECHNOLOGIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2002


7. LEASES (CONTINUED)

    The obligations under capital leases of $34,000 and $113,000 are recorded in 'Other accrued expenses' and 'Other long term liabilities,' respectively. The net book value of the assets related to the capital leases was $141,000 at December 31, 2002. The amortization of the assets recorded under capital leases is included in depreciation expense.

    Rent expense was approximately $961,000, $1,512,000 and $1,383,000 in 2000,
2001 and 2002, respectively.

8. COMMITMENTS AND CONTINGENCIES

    As a result of liabilities assumed by MCE / KDI Corporation (formerly, KDI/Triangle Corporation) (KDI), in connection with the acquisition of the KDI business in 1996, KDI was named as a potentially responsible party liable for cleanup of an environmental matter. While applicable law provides for joint and several liability on each responsible party, the company's contribution to contamination at the site was believed to be small and government agencies and courts often impose liability in an amount reasonably related to the amount of waste contributed by a party. KDI and other potentially responsible parties negotiated with the New Jersey Department of Environmental Protection to resolve their respective financial responsibility for the matter. In 2002, the company resolved the matter and paid $226,000 related to the settlement, which approximated accruals previously recorded.

    The company is not currently a party to any other material legal proceedings. However, the company may from time to time become a party to various legal proceedings arising in the ordinary course of its business.

9. STOCK OPTION PLANS

1996 STOCK OPTION PLAN

    In December 1996, the company granted an option to acquire 1,104,700 shares of common stock with an exercise price of $0.649 per share pursuant to the company's 1996 stock option plan. The exercise price of the shares under the option was equal to 110% of the estimated fair value of the company's common stock on the date of grant. The option vests and becomes exercisable only in the event that specified rates of return on investments are achieved by the company's shareholders through certain events including an initial public offering. As such, the stock option was not exercisable at any time through or at December 31, 2002. The company will record compensation expense for the above stock option based on the difference between its exercise price and the fair market value of the company's common stock on the date the option becomes exercisable. The option, which originally was set to expire in December 2001, was extended in 2001 and expires in December 2004.

    Effective July 20, 2000, the company's Board of Directors amended the 1996 stock option plan to provide that no further options are available for grant thereunder.

2000 STOCK OPTION PLAN

    The company's 2000 stock incentive plan was adopted by the company's board of directors in July 2000 and approved by the shareholders in August 2000. The aggregate number of shares of common stock reserved for issuance under the 2000 stock incentive plan is 6,600,000 shares.

    Options granted under the 2000 stock incentive plan may be either options intended to qualify as incentive stock options under the Internal Revenue Code, or non-qualified stock options. The 2000 stock incentive plan also permits the granting of stock appreciation rights in connection with the grant of stock options, and the grant of restricted stock awards, performance shares and

                    MCE TECHNOLOGIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2002

9. STOCK OPTION PLANS (CONTINUED)

annual incentive awards. Stock options and stock awards may be granted under the 2000 stock incentive plan to all employees and non-employee directors and consultants to the company.

    The company's Compensation Committee administers the 2000 stock incentive plan. The compensation committee has the authority to determine exercise prices applicable to the option, the eligible employees, directors and consultants to whom options may be granted, the number of shares of common stock subject to each option and the extent to which options may be exercisable. The compensation committee also has the authority to determine the recipients and the terms of grants of stock appreciation rights, restricted stock awards, performance share awards and annual incentive awards under the 2000 stock incentive plan.

    In 2001, grants totaling 3,436,000 shares were issued under the 2000 stock incentive plan. All options granted in 2001 are non-qualified stock options exercisable at $10.00 per share. Stock options were only granted to employees and directors. Options granted in 2001 vest over a four-year period. No grants were issued in 2002. Options for approximately 765,000 shares have been forfeited since issuance in 2001. At December 31, 2002, options for 2,746,000 shares were outstanding under this plan of which options for 668,000 shares were exercisable. The remaining contract life on the outstanding options is approximately nine years. At June 30, 2003, options for 2,366,000 (unaudited) shares were outstanding under this plan of which options for approximately 1,164,000 (unaudited) shares were exercisable. During the six months ended June 30, 2003, options for approximately 380,000 shares (unaudited) were forfeited.

10. CONCENTRATION OF CREDIT RISK


    Financial instruments that potentially subject the company to significant concentrations of credit risk consist principally of accounts receivable. Direct sales from continuing operations to Lucent for 2000, 2001, and 2002 approximated 18.5%, 10.9%, and 5.8%, respectively, of total net sales. For the six months ended June 30, 2002 and 2003, direct sales from continuing operations to Lucent approximated 4.9% (unaudited) and 2.7% (unaudited), respectively, of total net sales.


    Sales to customers from continuing operations by geographic area are as follows:


                                                                                 SIX MONTHS
                                                              YEAR ENDED            ENDED
                                                              DECEMBER 31          JUNE 30
                                                       ---------------------   --------------
                                                       2000      2001   2002   2002      2003
                                                       ----      ----   ----   ----      ----
                                                                                (UNAUDITED)
United States........................................   77%       74%    73%    76%       76%
Europe...............................................   14%       17%    15%    16%       14%
Asia.................................................    5%        6%    10%     7%        8%
Other................................................    4%        3%     2%     1%        2%


11. SHAREHOLDERS' EQUITY


    The company has outstanding certain financial instruments that can be converted into its Common Stock. The following table outlines as of December 31, 2000, 2001 and 2002, and as of June 30, 2003, the total shares outstanding assuming conversion of these instruments. Options

                    MCE TECHNOLOGIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2002

11. SHAREHOLDERS' EQUITY (CONTINUED)


granted under the 2000 stock option plan in 2001 are excluded from this table as the option exercise price is in excess of the estimated market value of the company's common stock.



                                                            DECEMBER 31
                                                ------------------------------------    JUNE 30,
                                                   2000         2001         2002         2003
                                                   ----         ----         ----         ----
                                                                                       (UNAUDITED)
Common Stock outstanding......................  21,100,480   21,075,180   21,001,455   20,988,180
Series A-1 Warrants...........................   1,034,000    1,034,000    1,128,678    1,223,328
Series A-2 Warrants...........................   1,838,300    1,838,300    2,006,538    2,174,804
Series B Warrants.............................   1,313,000    1,313,000    1,313,000    1,313,000
1996 Option Plan..............................   1,104,700    1,104,700    1,104,700    1,104,700
                                                ----------   ----------   ----------   ----------
                                                26,390,480   26,365,180   26,554,371   26,804,012
                                                ==========   ==========   ==========   ==========


12. RESTRUCTURING AND IMPAIRMENT

    In the fourth quarter of 1999, the company adopted a restructuring plan to streamline its Whippany, New Jersey operation and improve future operating performance. Product line profit trends indicated that several component products manufactured at the facility were not achieving satisfactory financial results. The closing of a leased satellite production facility and a work force resulted in the reduction of approximately 35% of the personnel at the Whippany operation.

    In 2000, the company was awarded a substantial multi-year contract for a product the company had not previously produced. In December 2000, based on this contract, management decided to re-open the closed satellite facility and to retain certain employees previously planned for separation. As a result of this positive development in the marketplace, the company concluded that the remaining actions of the restructuring plan would not be completed and therefore the remaining reserve of $496,000 was eliminated and recorded as a restructuring credit in the fourth quarter of 2000.

    In 2002, the company decided to close the central Engineering Design Center
(EDC) located in Germantown, Maryland. The market demand for products developed at the facility did not materialize as had been anticipated. The operation was closed in September 2002. A restructuring charge associated with the EDC closure of $268,000 is included in the Consolidated Statement of Operations for the year ended December 31, 2002. The charge reflects primarily the costs associated with future lease obligations on the facility in Germantown of $165,000 and the impairment of leasehold improvements at the location of $94,000.


    In 2003, the company entered into a sublease agreement for the Germantown facility at an amount less than estimated at December 31, 2002. As such, the company recorded an additional restructuring charge of $95,000 (unaudited) during the six months ended June 30, 2003.


13. SUBSEQUENT EVENT (UNAUDITED)

    On June 27, 2003, the company entered into a share for share exchange merger agreement pursuant to which the company will become a wholly owned subsidiary of Aeroflex Corporation. The transaction is subject to regulatory approval and it is anticipated that the merger will be completed by October 31, 2003.

                    MCE TECHNOLOGIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2002

14. QUARTERLY DATA (UNAUDITED) (IN THOUSANDS)


                                                          QUARTER
                                       ---------------------------------------------    YEAR ENDED
                                        FIRST        SECOND         THIRD    FOURTH    DECEMBER 31,
                                        -----        ------         -----    ------    ------------
2001
Net sales............................  $25,900       $22,045       $20,123   $18,088     $86,156
Gross profit.........................   11,802         9,594         8,826     8,991      39,213
Income from operations...............    4,594         2,891         2,435     3,130      13,050
Income before discontinued operations
  and cumulative effect of change in
  accounting principle...............    5,699(A)      1,119           168     2,742       9,728
Loss from discontinued operations,
  net of taxes(C)....................      (39)         (255)         (628)   (1,458)     (2,380)
Cumulative effect of change in
  accounting for warrants............       --        (6,066)(B)        --        --      (6,066)
Net income (loss)....................  $ 5,660       $(5,202)      $  (460)  $ 1,284     $ 1,282

2002
Net sales............................  $17,404       $16,521       $15,429   $15,039     $64,393
Gross profit.........................    7,004         6,512         5,617     4,683      23,816
Income (loss) from operations........    1,417         1,017           424      (647)      2,211
Income before discontinued operations
  and cumulative effect of change in
  accounting principle...............    3,226         2,982         2,565     1,645      10,418
Loss from discontinued operations,
  net of taxes(C)....................     (691)         (489)         (503)   (6,623)     (8,306)
Net income (loss)....................  $ 2,535       $ 2,493       $ 2,062   $(4,978)    $ 2,112



                                                                   QUARTER            SIX MONTHS
                                                              -----------------          ENDED
                                                               FIRST    SECOND         JUNE 30,
                                                               -----    ------         --------
2003
Net sales...................................................  $13,981   $14,747         $28,728
Gross profit................................................    5,512     5,974          11,486
Income from operations......................................      676       850           1,526
Loss before discontinued operations and
  cumulative effect of change in accounting principle.......     (122)   (1,496)(D)      (1,618)
Net Loss....................................................  $  (122)  $(1,496)        $(1,618)


---------

 (A) In the first quarter of 2001, net income includes the impact of marking to market the Series A-1 warrants for a decrease in fair value of $3,619. See
     Note 4.

 (B) In the second quarter of 2001, the company adopted EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock, to account for its Series A-2 and B warrants. See Note 4.

 (C) The company has accounted for DML as a discontinued operation under the provisions of FASB No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. See Note 2.


 (D) In the second quarter of 2003, net loss includes the impact of marking to market the Series A-1, A-2 and B warrants for an increase in fair value of $1,508. See Note 4.

                                                                     Annex A


                          AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of June 27, 2003, by and among MCE TECHNOLOGIES, INC., a Michigan corporation ("MCE"), MICHAEL J. ENDRES (the "Shareholders' Representative"), on behalf of the Shareholders and Warrantholders of MCE, MCE ACQUISITION CORPORATION, a Michigan corporation ("Acquisition"), and AEROFLEX INCORPORATED, a Delaware corporation ("Aeroflex").

                              W I T N E S S E T H :

          WHEREAS, Acquisition (which is a wholly-owned subsidiary of Aeroflex) desires to merge with MCE and be the surviving corporation after such merger (the "Merger") and MCE also desires that Acquisition merge with MCE upon the terms and conditions set forth herein and in accordance with the Michigan Business Corporation Act (the "BCA"), and that the outstanding shares of common stock, without par value, of MCE (referred to collectively as the "MCE Shares" and individually as an "MCE Share") be converted upon such Merger into the right to receive common stock of Aeroflex ("Aeroflex Common Stock"), par value $.10 per share (Acquisition and MCE sometimes being hereinafter referred to as the "Constituent Corporations" and Acquisition, following the effectiveness of the Merger, as the "Surviving Corporation");

          WHEREAS, simultaneously with the execution and delivery of this Agreement, each of the Warrantholders (as defined herein) holding the warrants to acquire MCE Shares listed on Schedule 2.2(c) (the "Warrants") have entered into an agreement with Aeroflex pursuant to which, among other things, the Warrantholders and Aeroflex have agreed that, at the Effective Time (as defined herein), each of the Warrants shall be exchanged for, and convert into that number of shares of Aeroflex Common Stock into which the MCE Shares underlying such Warrants otherwise would be convertible in accordance with the Exchange Ratio (as defined herein) (each a "Warrant Exchange Agreement" and collectively the "Warrant Exchange Agreements");

          WHEREAS, the parties intend, by executing this Agreement, to qualify as a plan of reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended; and

          WHEREAS, the respective Boards of Directors of Aeroflex, Acquisition and MCE have approved this Agreement and the Merger.

          NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, the parties hereto agree as follows:

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                                    ARTICLE I
                            PRINCIPAL TERMS OF MERGER

          1.1 Surviving Corporation. At the Effective Time (as defined in
Section 1.3 hereof), MCE shall be merged with and into Acquisition upon the terms and conditions hereinafter set forth as permitted by and in accordance with the BCA. At the Effective Time, the identity and separate existence of MCE shall cease, and Acquisition shall succeed to all rights, privileges, powers, franchises, properties, assets, debts, liabilities and obligations of MCE in accordance with the BCA.

          1.2 Closing.

          (a) Subject to the provisions of Article VII hereof, the closing of the transactions provided for in this Agreement (the "Closing") shall take place in the offices of Kramer, Coleman, Wactlar & Lieberman, P.C., or such other place as the parties may agree, as soon as practicable (and in any event not later than two business days) following the satisfaction or waiver of the conditions set forth in Article VII hereof, or at such other time and place or on such other date as MCE and Acquisition may mutually agree upon (the date and time of such Closing being herein referred to as the "Closing Date").

          (b) Subject to the provisions of Article VII hereof, Acquisition and MCE shall execute a certificate of merger (the "Certificate of Merger") and cause such Certificate of Merger to be filed in accordance with the applicable provisions of the BCA.

          1.3 Effective Time. The Merger shall become effective when the Certificate of Merger is filed in accordance with the applicable provisions of the BCA (or at such later time specified as the effective time in the Certificate of Merger), which Certificate of Merger shall be submitted for filing as soon as practicable after the Closing. The date and time when the Merger shall become effective are herein referred to as the "Effective Time."

          1.4 Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of Acquisition shall be the Articles of Incorporation and Bylaws of the Surviving Corporation from and after the Effective Time, until thereafter amended as provided by law; provided, however, that the Articles of Incorporation of Surviving Corporation shall be amended so that the name of Surviving Corporation shall be "Aeroflex MCE Technologies, Inc".

          1.5 Directors and Officers. The directors and officers of Acquisition immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified. Immediately after the Effective Time, Aeroflex and Acquisition shall cause the individuals listed on Schedule 1.5 to be elected to the offices of Surviving Corporation listed on such Schedule.

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          1.6 Approval of MCE Shareholders. MCE shall take all action necessary in accordance with applicable state law, its Articles of Incorporation and Bylaws and the terms of this Agreement to obtain shareholder approval of this Agreement, the Pledge Escrow Agreement, and the authorization of the Merger as soon as reasonably possible.

                                   ARTICLE II
                       STATUS AND CONVERSION OF SECURITIES

          2.1 Status and Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

          (a) Any MCE Shares held by MCE as treasury shares shall be cancelled and retired.

          (b) Each then outstanding MCE Share remaining at the Effective Time (other than MCE Shares to be cancelled in accordance with Section 2.1(a) hereof) shall be converted into the right to receive that number of shares of Aeroflex Common Stock equal to the Exchange Ratio. No fraction of a share of Aeroflex Common Stock will be issued by virtue of the Merger, but, in lieu thereof, each holder of MCE Shares who would otherwise be entitled to a fraction of a share of Aeroflex Common Stock (after aggregating all fractional shares to be received by such holder) shall receive from Aeroflex a number of shares of Aeroflex Common Stock rounded up or down to the nearest whole share.

          (c) In accordance with Section 762(2)(b) of the BCA, upon the adoption and approval of this Agreement and the authorization of the Merger by the Shareholders in accordance with the BCA, no Shareholder of MCE who is entitled to receive Aeroflex Common Stock upon the conversion of such Shareholder's MCE Shares as described in Section 2.1(b) shall have the right to elect to dissent and demand payment of the fair value for any or all of such MCE Shares.

          2.2 MCE Stock Options; Warrants. At the Effective Time:

          (a) all outstanding options to purchase MCE Shares under the 1996 Stock Option Plan, as amended, of MCE (referred to collectively as the "1996 Options" and individually as a "1996 Option") not exercised as of the Effective Time shall be converted by Aeroflex into options to purchase shares of Aeroflex Common Stock in accordance with Section 6.3(i) hereof, and

          (b) all outstanding options to purchase MCE Shares under the 2000 Stock Incentive Plan of MCE (referred to collectively as the "2000 Options" and individually as a "2000 Option") not exercised as of the Effective Time shall be canceled.

          (c) pursuant to the terms of the Warrant Exchange Agreements, each of the

Warrants listed on Schedule 2.2(c) shall be exchanged for, and convert into that number of shares of Aeroflex Common Stock into which the MCE Shares underlying such Warrants otherwise would be convertible in accordance with the Exchange Ratio.

          2.3 Exchange Procedures.

          (a) Promptly after the Effective Time, Aeroflex shall cause American Stock Transfer and Trust (the "Exchange Agent") to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "MCE Certificates") which immediately prior to the Effective Time represented outstanding MCE Shares that were converted into the right to receive shares of Aeroflex Common Stock pursuant to Section 2.1(b), the following:

               (i) a letter of transmittal (which shall specify that delivery shall be effected,and risk of loss and title to the MCE Certificates shall pass, only upon delivery of the MCE Certificates to the Exchange Agent accompanied by a properly executed letter of transmittal and shall be in such form and have such other provisions as Aeroflex may reasonably specify) and

               (ii) instructions for use in effecting the surrender of the MCE Certificates in exchange for certificates representing shares of Aeroflex Common Stock pursuant to Section 2.1(b). Upon surrender to the Exchange Agent of one or more MCE Certificates for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such MCE Certificate(s) shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Aeroflex Common Stock which such holder has the right to receive pursuant to Section 2.1(b), subject to Section 2.9 and such Shareholder's obligation to pledge to Aeroflex and deliver to the Escrow Agent accordingly in respect of the Shareholders Indemnity Obligations, 40% of such shares of Aeroflex Common Stock to be received rounded up or down to the nearest whole share (the "Escrow Share Allocation").

          (b) Upon surrender to Aeroflex of the Warrants in accordance with the terms of the Warrant Exchange Agreements, the holder of such Warrant(s) shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Aeroflex Common Stock which such holder has the right to receive pursuant to Section 2.2(c), subject to Section 2.9 and such Warrantholder's obligation (as set forth in the Warrant Exchange Agreements) to pledge to Aeroflex and deliver accordingly to the Escrow Agent in respect of the Shareholder's Indemnity Obligations, the Escrow Share Allocation.

          (c) Until so surrendered, each outstanding MCE Certificate and Warrant will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of full shares of Aeroflex Common Stock into which such MCE Shares or Warrants, as the case may be, shall have been so converted.

          2.4 Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Aeroflex Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered MCE Certificate with respect to the shares of Aeroflex Common Stock represented thereby until the holder of record of such MCE Certificate shall surrender such MCE Certificate. Subject to applicable law, following surrender of any such MCE Certificate, there shall be paid to the record holder thereof certificates representing whole shares of Aeroflex Common Stock issued in exchange therefor, without interest, along with the amount of dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Aeroflex Common Stock.

          2.5 Transfers of Ownership. If any certificate for shares of Aeroflex Common Stock is to be issued in a name other than that in which the MCE Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the MCE Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to the Exchange Agent any transfer or any other taxes required by reason of the issuance of a certificate for shares of Aeroflex Common Stock in any name other than that of the registered holder of the MCE Certificate surrendered, or established to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          2.6 No Further Ownership Rights in Shares. All shares of Aeroflex Common Stock (including dividends and distributions thereon) issued upon the surrender for exchange of MCE Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the MCE Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of MCE Shares which were outstanding immediately prior to the Effective Time. If after the Effective Time, MCE Certificates are presented to the Surviving Corporation for any reason, they shall, when accompanied by proper documentation, be exchanged and canceled as provided in this Article II.

          2.7 Lost, Stolen or Destroyed Certificates. In the event any MCE Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed MCE Certificates, upon the making of an affidavit of that fact by the holder thereof, such whole number of shares of Aeroflex Common Stock into which the MCE Shares evidenced thereby shall have been converted; provided, however, that Aeroflex may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed MCE Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Aeroflex, Surviving Corporation or the Exchange Agent with respect to the MCE Certificates alleged to have been lost, stolen or destroyed.

          2.8 No Liability. None of Aeroflex, Surviving Corporation or any other party hereto shall be liable to a holder of MCE Shares or shares of Aeroflex Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

          2.9 Escrow. At the Closing, Aeroflex shall arrange for the delivery to and in the name of the Escrow Agent Certificates for that number of shares of Aeroflex Common Stock representing the Escrow Share Allocations for the Shareholders and the Warrantholders who are entitled pursuant to Sections 2.1(b) and 2.2(c) of this Agreement, respectively, to receive Aeroflex Common Stock in connection with this Merger (the total of such Escrow Share Allocations being referred to collectively herein as the "Escrow Shares"), which shall be held and released by the Escrow Agent for a period of four (4) years following the Closing Date pursuant to, and in accordance with, the terms and conditions of the Pledge Escrow Agreement. Shares of the Escrow Shares having an aggregate value of $150,000, based upon the Per Share Price of the Aeroflex Common Stock (the "Reimbursement Shares"), shall constitute a fund for reimbursing the Shareholder's Representative for expenses in accordance with the terms of
Section 9.11 of this Agreement and of the Pledge Escrow Agreement.

                                   ARTICLE III
                            CERTAIN EFFECTS OF MERGER

          3.1 Effect of Merger. At and after the Effective Time, the separate existence of MCE shall cease, the MCE Shares shall cease to exist (except as evidence of the right of the holder thereof to receive Aeroflex Common Stock therefor in accordance with the terms hereof), and all rights, privileges, powers and franchises, and all property, tangible and intangible, of Acquisition and of MCE shall transfer to, vest in and devolve on the Surviving Corporation without further act or deed. Confirmatory deeds, assignments, or similar instruments to evidence such transfer may be executed and delivered at any time in the name of MCE or Acquisition by MCE's last acting officers or by the appropriate officers of the Surviving Corporation. Subject to the terms of
Section 6.3(e), the Surviving Corporation shall be liable for all of the debts and obligations of Acquisition and MCE. Any existing claim, action or proceeding pending by or against Acquisition or MCE may be prosecuted to judgment as if the Merger had not taken place or, on motion of the Surviving Corporation, the Surviving Corporation may be substituted as a party, and any judgment against Acquisition or MCE shall constitute a lien on the property of the Surviving Corporation. The Merger shall not impair the rights of creditors or any liens on the property of either MCE or Acquisition.

          3.2 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or right of the Constituent Corporations acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Constituent Corporations agree that the Surviving Corporation and its proper officers and directors shall and will execute and deliver all such property, deeds, assignments and assurances in law and do all acts necessary, desirable or proper to vest, perfect or confirm title to such property or right in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of the Constituent Corporations and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Constituent Corporations or otherwise to take any and all such action.


                                   ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES OF MCE

          MCE represents and warrants to Aeroflex and Acquisition as of the date hereof as follows:

          4.1 Organization and Authority.

          MCE and each of its subsidiaries (sometimes referred to herein as the "Company" or as "MCE and its subsidiaries") is a corporation or other entity, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be, as set forth in Schedule 4.1, with all requisite corporate or other entity-related power and authority, as the case may be, to own, operate and lease its properties and to carry on its business as now being conducted. MCE and each of its subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction set forth on Schedule 4.1 hereto, which, except as set forth in Schedule 4.1, are all the jurisdictions in which MCE or its subsidiaries is required to be so qualified or licensed, except where failure to be so qualified or licensed would not have a Material Adverse Effect on the Company. For clarity, any reference in this Agreement to a Material Adverse Effect on or affecting the Company shall be deemed to mean a Material Adverse Effect on MCE and its subsidiaries taken as a whole.

          4.2 Authorization of Agreements.

          MCE has the corporate power to enter into this Agreement and, subject to the approval of the Merger by the shareholders of MCE, to carry out the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby have been duly approved and authorized by the Board of Directors of MCE and the Board of Directors of MCE has recommended that holders of MCE Shares adopt this Agreement and approve the Merger. Except for the adoption of this Agreement and approval of the Merger by the shareholders of MCE, no other corporate acts or proceedings on the part of MCE are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. Subject to the approval of the Merger by the shareholders of MCE, this Agreement constitutes the valid and legally binding obligation of MCE enforceable against MCE in accordance with its terms, except as the enforcement thereof may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally now or hereafter in effect and subject to the application of equitable principles and the availability of equitable remedies.

          4.3 Capital Stock.

          The authorized, issued and outstanding capital stock of all classes of the Company are set forth on Schedule 4.3. Except as set forth in Schedule 4.3, there has not been any change in the authorized, issued and outstanding capital of MCE or its subsidiaries from and after December 31, 2002. All of the outstanding capital stock of MCE and its subsidiaries has been duly authorized and is validly issued, fully paid and nonassessable. All outstanding capital stock and any other outstanding securities of MCE and its subsidiaries were issued in compliance with all federal and state securities laws. The lawful and registered owners (and their addresses) of all shares of the capital stock of MCE and its subsidiaries and the number of shares held by each is as indicated on Schedule 4.3 hereto. Except as set forth on Schedule 4.3, and as contemplated by this Agreement, there are no rights, subscriptions, warrants, options, conversion rights, commitments or agreements of any kind authorized or outstanding to purchase or otherwise acquire from the Company, and to the knowledge of the Company, the shareholders of the Company, or any other Person, any capital stock, or other securities or obligations of any kind convertible into or exchangeable for any capital stock, of any class of capital stock of the Company or any other equity interest in the Company. Except as set forth in
Schedule 4.3 and except for the Shareholders Voting Agreements, and the Warrant Exchange Agreements, there is no proxy, or any agreement, arrangement or understanding of any kind authorized or outstanding which restricts, limits or otherwise affects the ability to transfer or the right to vote any of the MCE Shares or other securities of the Company.

          4.4 No Conflicts. Except as set forth in Schedule 4.4, the execution, delivery and performance of this Agreement, any other agreement or document contemplated herein or therein and the consummation of all of the transactions contemplated hereby and thereby:

               (i) do not and will not require the consent, waiver, approval, license, designation or authorization of, or declaration with, any Person or court to which the Company is subject or any governmental authority or agency; and

               (ii) do not and will not, with or without the giving of notice or the passage of time or both, violate or conflict with or result in a breach of any provision of, or constitute a default under, or accelerate or permit the acceleration of the performance required by the terms of, or result in the creation of any mortgage, security interest, claim, lien, charge or other encumbrance upon any of the assets of the Company pursuant to, or otherwise give rise to any liability or obligation under, (i) the articles or articles of incorporation or by-laws of MCE or its subsidiaries, or (ii) any Scheduled Contract or any order, judgment, decree, or any statute or regulation, to which the Company is a party or by which the Company or any of its assets may be bound; and

               (iii) will not terminate or result in the termination of any such material agreement or instrument, or in any way affect or violate the terms and conditions of, or result in the cancellation, modification, revocation or suspension of, any material rights of the Company.

          4.5 Financial Statements.

          (a) Attached hereto as Schedule 4.5(a) are the Financial Statements of the Company. For the relevant periods and dates, the Financial Statements:

               (i) present fairly in all material respects the financial position of the Company at such dates and the results of operations and cash flows for the respective periods ended on such dates; and

               (ii) were prepared in conformity with GAAP consistently applied, subject, in the case of interim statements, to the absence of footnotes and normal recurring year end adjustments.

          (b) The books and records of the Company are complete and correct in all material respects.

          (c) Other than as and to the extent disclosed or reserved against in the consolidated balance sheet of the Company dated March 31, 2003 (the "Latest Balance Sheet"), disclosed in Schedule 4.5(c) or otherwise disclosed in this Agreement or in the Schedules hereto, the Company has no liabilities, commitments or obligations of any nature whatsoever (whether accrued, absolute, contingent, known, unknown, asserted, unasserted or otherwise, and whether due or to become due), except (i) liabilities, commitments and obligations incurred in the Ordinary Course of Business since the date of such Latest Balance Sheet, and (ii) liabilities, commitments and obligations which are not required to be disclosed in accordance with GAAP.

          4.6 Taxes.

          (a) True and correct copies of the Company's federal income and state income and single business tax returns for the years ended 2001 and 2002 have been delivered to Aeroflex. All tax returns (including information returns) required by any jurisdiction to have been filed by or with respect to the Company have been timely filed, taking into account any extensions, and each such return is true, correct and complete. Schedule 4.6 sets forth each jurisdiction in which the Company is required to file tax returns.

          (b) Except as set forth in Schedule 4.6, all liabilities of the Company to any jurisdiction for taxes of every kind and nature, including interest thereon and penalties with respect thereto (collectively "Taxes") relating to any period ending on or prior to March 31, 2003 have been timely paid by the Company or are accrued and provided for in the Latest Balance

Sheet. Any liability for Taxes incurred by the Company since December 31, 2002 was incurred in the Ordinary Course of Business.

          (c) Except as set forth in Schedule 4.6, the U.S. federal income tax returns, Michigan single business tax returns and other state and foreign income tax returns of the Company have not been audited by the Internal Revenue Service or other taxing authority since inception. Neither the Internal Revenue Service nor any state, local or other taxing authority has proposed any additional taxes, interest, surcharges, fines or penalties with respect to the Company or any of its operations or business; there are no pending or, to the knowledge of the Company, threatened tax claims or assessments; and there are no pending or, to the knowledge of the Company, threatened tax examinations by any taxing authorities.

          (d) The Company has not given any waivers of rights (which are currently in effect) under applicable statutes of limitations with respect to the federal income tax returns for any fiscal year. The Company has not consented to the application of Section 341(f) of the Code.

          (e) Except as set forth on Schedule 4.6, the Company currently is not the beneficiary of an extension to file any federal, state, local or foreign returns.

          (f) The Company has created and preserved all records required to be created and preserved in connection with all federal, state, local or foreign tax returns filed by the Company.

          (g) Except as disclosed in Schedule 4.6, the Company is not a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.


          4.7 No Adverse Changes. Except as disclosed in Schedule 4.7, since December 31, 2002:

          (a) the business of the Company has been conducted only in the Ordinary Course of Business;

          (b) there has been no change in the condition (financial or otherwise), assets, liabilities, business, operations, affairs or prospects of MCE or any of its subsidiaries other than changes in the Ordinary Course of Business, none of which singly and no combination of which, in the aggregate, has had a Material Adverse Effect on the Company, and

          (c) there has been no damage, destruction or loss or other occurrence or development, whether or not insured against, which, either singly or in the aggregate, has had a Material Adverse Effect on the Company, and the Company does not have knowledge of any threatened occurrence or development which could have a Material Adverse Effect on the Company.

          4.8 Conduct of Business. Except as disclosed on Schedule 4.8 hereto, since December 31, 2002, neither MCE nor any of its subsidiaries has:

          (a) created or incurred any liability (absolute, accrued, contingent or otherwise) except unsecured current liabilities incurred in the Ordinary Course of Business; mortgaged, pledged or subjected to any lien or otherwise encumbered any of its assets, tangible or intangible, except for Permitted Liens;

          (b) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute, accrued, contingent or otherwise) other than current liabilities shown on the Financial Statements as at December 31, 2002 and taxes and current liabilities incurred since December 31, 2002 in the Ordinary Course of Business or under contracts or agreements entered into in the Ordinary Course of Business (other than as a result of any default or breach of, or penalty under, any such contracts or agreements);

          (c) waived, released or compromised any claims or rights of substantial value, or experienced any labor trouble (including without limitation any actual or threatened strike or lock-out) or lost, or to the knowledge of the Company, been threatened with the loss of, any Key Employees or any substantial number of employees;

          (d) entered into any settlement, compromise or consent with respect to any claim, proceeding or investigation;

          (e) sold, assigned, transferred, leased or otherwise disposed of any of its assets, tangible or intangible, or canceled any debts or claims except, in each case, for fair consideration in the Ordinary Course of Business (it being understood that the disposition of any asset, other than inventory, or cancellation of any debt or claim carried on the books at more than $20,000 shall be deemed not to be a disposition or cancellation in the Ordinary Course of Business);

          (f) declared or paid any dividends, or made any other distribution on or in respect of, or directly or indirectly purchased, retired, redeemed or otherwise acquired any shares of its capital stock, paid any notes or open accounts or paid any amount or transferred any asset to any shareholders of MCE owning in excess of 5% of the issued and outstanding MCE Shares, any member of their families or any other holder of any capital stock of MCE or its subsidiaries, except for the payment of dividends on the Series A Preferred Stock in the aggregate amount of $346,112 and the payment of interest on the Series B Subordinated Debt in the aggregate amount of $189,000; through and including June 30, 2003.

          (g) made or become a party to, or become bound by, any contract or commitment or renewed, extended, amended, modified or terminated any contract or commitment which in any one case involved an amount in excess of $20,000 (or in the aggregate an amount in excess of $50,000, but excluding therefrom the amount of contracts for the provision of materials or services entered into in the Ordinary Course of Business);

          (h) issued or sold any shares of its capital stock or any securities convertible into capital stock;

          (i) paid, agreed to pay, or became obligated to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance pay to any of its officers or employees, whether under any existing profit sharing, pension or other plan or otherwise, or increased the rate or altered the form of compensation, not in the Ordinary Course of Business, including without limitation salaries, fees, commission rates, bonuses, profit sharing, incentive, pension, retirement or other similar payments, from that being paid at December 31, 2002 to any of its shareholders, directors, officers or employees;

          (j) entered into any transaction not in the Ordinary Course of Business (except for transactions contemplated by this Agreement);

          (k) made or announced any material change in the form or manner of distribution of any of its products or services, including pricing, ordering supplies and raw materials, shipping finished goods, accepting returns, honoring warranties, invoicing customers, collecting debts and/or creating or reducing any backlog of orders;

          (l) changed any of its accounting methods or principles used in recording transactions on its books or records or in preparing the Financial Statements; or

          (m) entered into any contract or commitment to do any of the foregoing.

          4.9 Title to Assets.

          (a) Except as disclosed on Schedule 4.9(a), MCE and its subsidiaries have good and marketable title or valid rights to use all of their real and personal property and valid leasehold interests in all real and personal property leased by them, free and clear of all claims, liens, charges, mortgages, pledges, security interests, restrictions and other encumbrances of any kind whatsoever, except for Permitted Liens.

          (b) No instrument, easement, license or grant of record, applicable zoning or building law, ordinance or administrative regulation or other impediment of any kind prohibits or interferes with, limits or impairs, or could, if not permitted by any prior nonconforming use, prohibit or interfere with or limit or impair, the use, operation, maintenance of, or access to, or the value of, the real or personal property owned or leased by the Company, except where any of the foregoing is not reasonably likely to have a Material Adverse Effect on the Company.

          (c) All of the assets and properties owned or leased by the Company
(i) when taken as a whole, are sufficient and adequate to carry on its business as presently conducted; (ii) when taken as a whole, are in good condition and repair, normal wear and tear excepted, and are in a state of maintenance, repair and operating condition required for the operation and use thereof in the Ordinary Course of Business; (iii) comply in all material respects with all applicable federal, state or local laws, ordinances, rules and regulations and with the terms and conditions of all leases and other agreements affecting or relating to any such property; and (iv) are adequate to provide the products and services of the Company in accordance with the requirements of the Company's contracts and the most current requirements of the Company's customers, as the business is conducted currently.

          4.10 Real Property.

          (a) Schedule 4.10 sets forth a true and complete list of all real property owned by the Company and all leases of real property to which the Company is a party ("Real Property"). The Company has provided true and complete copies of all leases, as amended, for the real property currently leased by the Company.

          (b) The Company enjoys quiet possession under all of its leases, each of which is enforceable in accordance with its terms against the lessor thereunder and there is no default on the part of the Company or the lessor under the terms of any of its leases; and no condition exists and no event has occurred which, with or without the passage of time or the giving of notice or both, could constitute such a default. The Company is not aware of any circumstances, including the consummation of this Merger and/or any other transactions contemplated herein, which could restrict or terminate the continued possession and quiet enjoyment of any of such leased property for purposes of its business as currently conducted or constitute a default under any of such leases.

          (c) Except as disclosed on Schedule 4.10, the Company has good and marketable title to, or valid leaseholds in, all structures, plants, leasehold improvements, systems and fixtures located on or in any of the Real Property, free of any liens, mortgages, pledges, security interests, restrictions and other encumbrances of any kind (but subject to the interests of landlords under any applicable leases), except for Permitted Liens, and none of such assets is subject to any agreement, arrangement or understanding for their use by any person other than the Company.

          (d) No work has been performed on, with respect to, or in connection with, any of the Real Property that would cause such Real Property to become subject to any mechanics', materialmen's, workmen's, repairmen's, carriers' or similar liens because of non-payment therefor when due.

          (e) The structures, plants, improvements, systems and fixtures (including, without limitation, storage tanks or other impoundment vessels, whether above or below ground) located on each such parcel of Real Property conform in all material respects with all federal, state and local statutes, laws, ordinances, rules, regulations and similar governmental and regulatory requirements and are in reasonable operating condition and repair, ordinary wear and tear excepted, taking into consideration their respective ages and periods of use.

          (f) Each such parcel of Real Property, in view of the purposes for which it is currently used or for which it is proposed to be used pursuant to existing plans, conforms in all material respects with all covenants or restrictions of record and conforms in all material respects with all applicable building codes, zoning requirements, and fire, public health and environmental requirements, and current, valid certificates of occupancy (or equivalent governmental approvals) have been issued for each item of Real Property. All existing electrical, plumbing, fire sprinkler, lighting, air conditioning, heating, ventilation, elevator, sewage and waste removal and other mechanical systems located in or about the Real Property are in reasonable operating condition and repair, ordinary wear and tear excepted, taking into consideration their respective ages and periods of use.

          (g) The maintenance and operation of items located in or about Real Property are and have been conducted in compliance with the terms and conditions of all leases to which the Company is a party and there are no material maintenance or repair projects required to be undertaken by the Company under the terms of such leases within the first year following the Closing Date. All modifications, alterations and improvements made to any leased property have been made, in all material respects, in accordance with the terms of the pertinent leases and all governmental rules and regulations.

          (h) The Company has the benefit of all easements, rights-of-way and similar rights necessary to conduct its business as presently conducted and to use the items of Real Property as currently used, including, without limitation, easements and licenses for pipelines, power lines, water lines, roadways and other access. All such easements and rights are valid, binding and in full force and effect, any amounts due and payable thereon to date have been paid or have been fully accrued for in the books and records of the Company and the Company is not nor, to the knowledge of the Company, is any other party thereto, in default thereunder, and the Company is not aware of any event or condition affecting the Company, or any other party thereto, which, with the passage of time or the giving of notice or both, would constitute a material default thereunder. No such easement or right will be breached by, nor will any party thereto be given a right of termination as a result of, the transactions contemplated by this Agreement.

          (i) All of the Real Property is occupied solely by the Company and is being used exclusively for, and in connection with, the business operations of the Company.

          4.11 Personal Property.

          Exclusive of equipment rented for less than one year, Schedule 4.11 hereto sets forth a true and complete list of all items of personal property having an original cost of more than $20,000, owned, used or leased by the Company and valued in accordance with GAAP, the location of each such item and the ownership status thereof. No shortage or damage exists in

(i) any raw materials, supplies, work in process or finished goods owned by customers or suppliers of the Company and stored upon the premises of the Company, or (ii) any other items of personal property owned by another for which the Company is accountable to another.

          4.12 Inventory.

          Schedule 4.12 hereto sets forth a summary of all inventory of the Company as of May 31, 2003 valued in accordance with GAAP. The inventory of the Company, together with the assets listed in Schedules 4.10 and 4.11 constitute substantially all of the tangible assets used in the business of the Company. The inventory described in Schedule 4.12 and all additions thereto acquired since May 31, 2003 and now on hand are in all material respects in good condition, of a quality and a quantity usable and saleable in the Ordinary Course of Business and are adequate and appropriate for the business of the Company as now conducted. Obsolete, discontinued, returned, damaged, overage or off-quality items do not constitute a material part of such inventory and are carried on the Latest Balance Sheet at realizable market value. For purposes of this Section 4.12, any inventory two (2) years old or older is deemed to be obsolete consistent with the Company's reserve policy (as summarized in Schedule 4.12) applied on a consistent basis. Except as set forth on Schedule 4.12, finished goods in inventory conform to published or contract specifications, including governmental regulations, are free from defects and are marketable in their current condition.

          4.13 Accounts Receivable.

          Except as set forth on Schedule 4.13, all accounts receivable shown on the Latest Balance Sheet, or thereafter acquired by the Company have been collected or are current and payable in accordance with their terms within 90 days of issuance and are subject to no known counterclaims or setoffs. All such accounts receivable have been generated in the Ordinary Course of Business and reflect a bona fide obligation for the payment of goods or services provided by the Company.

          4.14 Contracts.

          (a) Except as disclosed in Schedule 4.14 hereto, the Company is not a party to or bound by any oral or written contracts, obligations or commitments with respect to any of the following:

               (i) contract, commitment or arrangement for the purchase, sale or use of services, materials, supplies, inventory, machinery or equipment and involving, in any one case, $20,000 or more;

               (ii) contract with a term of, or requiring performance, more than one year from its date, except contracts terminable upon notice of 90 days or less without penalty, premium or other economic loss or detriment;

               (iii) lease or lease purchase agreement, mortgage, conditional sale or title retention agreement, indenture, pledge or option with respect to any property, real or personal (tangible or intangible), in any capacity involving, in any one case, $20,000 or more;

               (iv) oral employment contract, undertaking, understanding or arrangement not in the Ordinary Course of Business and any written employment contract, undertaking, understanding or arrangement, excluding written contracts, undertakings, understandings or arrangements involving, in any one case, less than $5,000, or in the aggregate $10,000;

               (v) bonus, pension, savings, welfare, profit sharing, stock option, retirement, commission, executive compensation, hospitalization, insurance or similar plan providing for employee benefits or any other arrangement providing for benefits for any former or current employees or for the remuneration, direct or indirect, of the directors, officers or employees of the Company, including severance;

               (vi) note, loan, credit or financing agreement or other contract for money borrowed, and all related security agreements and collateral documents, including any agreement for any commitment for future loans, credit or financing, or any other contract under which any Lien other than a Permitted Lien has been imposed on any asset of the Company;

               (vii) guarantees;

               (viii) contract or understanding regarding any capital expenditures in excess of $25,000;

               (ix) agency (sales or otherwise), distribution, brokerage (including, without limitation, any brokerage or finder's agreement or arrangement with respect to any of the transactions contemplated by this Agreement) or advertising agreement excluding those involving, in any one case, less than $20,000;

               (x) contract with investment bankers, accountants, attorneys, consultants, including those relating to this Agreement;

               (xi) shareholder agreement, voting trust, proxy, or contract with, between or among any shareholders, directors or officers (or family member thereof) of the Company or any affiliate of such persons;

               (xii) contract, commitment or arrangement which would restrain the Company from engaging or competing in any business or which requires the Company to maintain the confidentiality of any matter, except where any such contract, commitment or arrangement relative to confidentiality was entered into the Ordinary Course of Business;

               (xiii) contract, commitment or arrangement not made in the Ordinary Course of Business;

               (xiv) license, franchise or royalty agreement, excluding those involving, in any one case, less than $2,000;

               (xv) any contract with an independent contractor, excluding those involving in any one case less than $20,000;

               (xvi) any contract or agreement providing indemnification to officers, directors or employees of the Company, including directors and officers liability insurance coverage; and

               (xvii) any contracts between and/or among MCE and its subsidiaries and Affiliates.

          (b) MCE has delivered or made available to Aeroflex a copy (or a representative form thereof) of each contract, agreement and other document listed in Schedule 4.14 hereto and all amendments thereto, correct and complete in all material respects, except that, in the case of purchase orders, a description in lieu of a copy of such purchase order has been delivered (the "Scheduled Contracts"). Except as specifically set forth on Schedules 4.14, the Merger and the consummation of the other transactions contemplated by this Agreement are not a violation or breach of or grounds for the modification or cancellation of any of the Scheduled Contracts or for the imposition of any penalty, lien or encumbrance thereunder. The Company believes that it enjoys good working relationships under all Scheduled Contracts and no unresolved disputes are pending or, to the knowledge of the Company, threatened under or in respect of any such Scheduled Contracts, except where any failure of a good working relationship or unresolved dispute could not have a Material Adverse Effect. The consideration to be received or paid by the Company under all Scheduled Contracts has been determined in accordance with the Company's established policies. The Company has no outstanding power of attorney other than routine powers of attorney relating to representation before governmental agencies or given in connection with qualification to do business in another jurisdiction.

          (c) Except as described in Schedule 4.14 hereto, (i) all Scheduled Contracts are enforceable in accordance with their respective terms, except as the enforcement thereof may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally now or hereafter in effect and subject to the application of equitable principles and the availability of equitable remedies; and (ii) there is not, under any Scheduled Contract, any existing default by the Company, or, to the knowledge of the Company, by any other party, or any event which with notice, lapse of time, or both, would constitute a default or which could have a Material Adverse Effect on the Company.

          4.15 Intellectual Property.

          Schedule 4.15 hereto sets forth a true and complete list of all of trademarks, service marks and tradenames of the Company, and the federal, state and foreign registrations and applications thereof, patents and patent applications and extensions and renewals thereof and registered copyrights and copyright applications and renewals thereof, which together with Trade Secrets form the "Intellectual Property". Except as set forth on Schedule 4.15, all the Intellectual Property is owned by the Company free and clear of any and all liens, claims, security interests, charges or other encumbrances or restrictions of any kind, except for Permitted Liens, and no licenses for the use of any of the Intellectual Property have been granted by the Company to any third parties. All of the Intellectual Property is valid, enforceable and in good standing, and the Intellectual Property is sufficient and appropriate for the conduct of business of the Company as currently conducted or as contemplated in its current plans for future activities. Neither the execution and delivery of this Agreement, the Merger nor the consummation of the other transactions contemplated hereby will adversely affect the Company's rights in any of the Intellectual Property. To the Knowledge of the Company, the operation of the business of the Company does not infringe in any way on or conflict with any patent, registered or unregistered, trademark, trade name, copyright, trade secret, contract, license or other right, of any Person, and the Company does not license any such right from others except as set forth on Schedule 4.15. No claim is pending or has been made within the past five years or, to the knowledge of the Company, is threatened, to the effect that any such infringement, interference, misappropriation or conflict has occurred. To the Company's knowledge, there is no infringement by any third parties upon any of the Intellectual Property. True, correct and complete copies of all patents, federal, state and foreign trademark, service mark, tradename and copyright registrations and pending applications for the foregoing evidencing or regarding the trademarks, service marks, tradenames, patents and copyrights, and all extensions and renewals thereof and all licensing agreements listed on Schedule
4.15 have been delivered to Aeroflex. All applicable filings have been made and all registration, renewal and other fees payable in respect of the Intellectual Property have been paid and nothing has been done or omitted to be done by which any of the Intellectual Property could be rendered invalid, cancelled or adversely affected.

          4.16 Insurance.

          Schedule 4.16 hereto contains a list of all insurance policies maintained by the Company together with a schedule of required premiums under each such policy, including directors and officers liability coverage. The Company has made available to Aeroflex copies of all policies together with all riders and amendments thereto. Such policies are in full force and effect, and all premiums due thereon have been paid. Schedule 4.16 describes all claims made by the Company or any other Person under such policies since December 31, 2000. The Company has complied in all material respects with the provisions of such policies. No notice has been received canceling or threatening to cancel or refusing to renew any of such insurance and there otherwise has been no lapse in such coverage during the prior two (2) years. The Company is not aware of an event, circumstance or condition on which a claim under any of the Company's insurance policies could be made in an amount exceeding $25,000, exclusive of any applicable deductibles. The rights of the insured under such policies will not be terminated or Materially Adversely Affected by the Closing or the consummation of the other transactions contemplated hereby.

          4.17 Customer and Supplier Relationships.

          (a) Attached hereto as Schedule 4.17(a) is a true and complete list of
(a) all customers of the Company that purchased in excess of $100,000 of products and/or services from the Company during the twelve (12) months ended December 31, 2002 and (b) all suppliers whose sales to the Company amounted to more than $25,000 during the twelve (12) months ended December 31, 2002, showing the sales to and of each such customer and supplier. With respect to any such customer or supplier or group of related customers or suppliers listed on
Schedule 4.17, no such customer, supplier or group of related customers or suppliers has terminated or, to the knowledge of the Company, intends to terminate a material portion of its normal business with the Company. Except as disclosed in Schedule 4.17 hereto, to the knowledge of the Company, no shareholder or director or officer of the Company or any of their immediate family members or affiliates has any direct or indirect interest, either by way of stock ownership or otherwise, other than ownership of not more than two (2) percent of the outstanding shares of stock of any business listed on any national stock exchange or listed on Nasdaq, in any firm, corporation, association or business enterprise, which competes with, is a supplier or customer of, or is a distributor or sales agent for, or is a party to any contract with the Company.

          (b) Attached hereto as Schedule 4.17(b) is a true and complete list of the Company's backlog as of June 6, 2003, of orders placed by customers for goods or services which have not been delivered as of that date, detailing any blanket orders against which releases in specific amounts have not been issued.

          4.18 Employees.

          Aeroflex has been furnished with a true and complete list setting forth all of the employees and officers of the Company as of March 31, 2003 whose annual salary and bonus is in the aggregate $50,000 or more with a description of their job designation, compensation, benefits (including severance pay and bonuses), outstanding loans to officers or employees and all understandings relating to terms and conditions of employment. No officer or employee has a specified contractual right to terminate his employment and receive severance accordingly as a result of the transactions contemplated herein, and no director, officer or manager of the Company has given notice of an intention to resign prior to or after the closing, nor does the Company have knowledge of any officer, director or manager intending to do so. Since December 31, 2001, the Company has not received notice of any material violations of any code of conduct adopted by it. Amounts have been withheld by the Company from their employees for all periods in full compliance with tax withholding provisions of applicable federal, state, local or foreign law. Federal, state, local and foreign returns, as required by law, have been filed by the Company for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been paid, together with any interest and penalties that are due as a result of the Company's failure to file such returns when due and pay when due the amounts shown thereon to be due. No penalties or interest will become payable on or after the Closing Date as a result of the Company's failure prior to the Closing Date to file when due federal, state, local and foreign returns with respect to employee income tax withholding, social security and unemployment taxes and pay when due the amounts shown thereon to be due.

          4.19 Labor Relations.

          The Company is in compliance in all material respects with federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices or work conditions of the Company or their respective terms and conditions of employment, wages and hours. Except as set forth in Schedule 4.19, there are no unfair labor practice charges or other employee related complaints against the Company pending or, to the knowledge of the Company, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Review Commission, the Department of Labor, or any other federal, state, or local, or other Governmental Authority, by or concerning the employees of the Company nor is the Company aware of any circumstance, event or condition on which such claims or charges could be based. Except as set forth in Schedule 4.19, no representation question, grievance or arbitration proceedings arising out of collective bargaining agreements covering employees of the Company exists or is pending or threatened respecting the employees of the Company. There is no existing, pending or, to the knowledge of the Company, threatened work stoppage, strike, slowdown, lockout, picketing or other material labor problem involving persons employed by the Company. The Company believes that it has had good labor relations with its employees for the previous two (2) years. The Company is not a party to any labor union contract or collective bargaining agreement.

          4.20 Benefit Plans.

          (a) Schedule 4.20(a) hereto sets forth a true and complete list of each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) maintained by the Company or to which the Company contributes or is required to contribute, including any multiemployer employee welfare benefit plan, on behalf of officers and employees of the Company (such multiemployer and other employee welfare benefit plans being hereinafter collectively referred to as the "Welfare Benefit Plans"). With respect to each Welfare Benefit Plan, all contributions or premiums due by, or attributable to, the period ending on the Closing Date have or will have been paid.

          (b) Schedule 4.20(b) hereto sets forth a true and complete list of each

"employee pension benefit plan" (as defined in Section 3(2) of ERISA) maintained by the Company or to which the Company contributes or is required to contribute, including any multiemployer employee pension benefit plan, on behalf of officers and employees of the Company (such multiemployer and other employee pension benefit plans being hereinafter collectively referred to as the "Pension Benefit Plans"). Except as disclosed, no Pension Benefit Plan is a "defined benefit plan" (as defined in Section 3(35) of ERISA). With respect to each Pension Benefit Plan, all contributions due by or attributable to the period ending on the Closing Date have or will have been made or accrued on the Financial Statements.

          (c) Except as set forth on Schedule 4.20(c), each Pension Benefit Plan, each Welfare Benefit Plan and each related trust agreement and annuity contract and insurance policy complies currently and has complied in the past, both as to form and operation, in all material respects with the provisions of
(i) the Code in order to be tax qualified under Section 401(a) or 403(a) of the Code; (ii) ERISA; and (iii) all other applicable laws, rules and regulations; and favorable determination letters, copies of which have been made available to the Aeroflex, as to the qualification under the Code of each of the Pension Benefit Plans, as amended, have been received from the Internal Revenue Service and no event has occurred or condition exists which could adversely affect such determination.

          (d) Except as set forth on Schedule 4.20(d), all reports required by any government agency with respect to each Welfare Benefit Plan and each Pension Benefit Plan have been timely filed.

          (e) Except as set forth on Schedule 4.20(e), neither the Company, nor any Affiliate, nor any plan fiduciary of any Welfare Benefit Plan or Pension Benefit Plan has engaged in any transaction in violation of Section 406 of ERISA or any "prohibited transaction" (as described in Section 4975(c) of the Code), which could have a Material Adverse Effect on the Company.

          (f) Schedule 4.20(f) sets forth a true and complete list of each deferred compensation plan, bonus plan, stock option plan, employee share purchase plan and any other employee benefit plan, agreement, arrangement or commitment not required under a previous subsection to be listed on Schedule 4.20(a) or 4.20(b) maintained by the Company with respect to the compensation of any of their employees. The Company has made or will have made as of the Closing all contributions which it is or was required to make pursuant to, or in connection with, such plans, arrangements, agreements or commitments.

          (g) Except as set forth on Schedule 4.20(g), there are no actions, suits or claims (other than routine claims for benefits) pending or which could be asserted against the Company in connection with, or against, any Pension Benefit Plan or Welfare Benefit Plan or plan, agreement, arrangement or commitment listed on Schedule 4.20(f), and there are no civil or criminal actions pending or threatened against any fiduciary, Pension Benefit Plan or Welfare Benefit Plan with respect to such Plans.

          (h) All Welfare Benefit Plans, Pension Benefit Plans, related trust agreements or annuity contracts (or any other funding instruments), and all plans, agreements, arrangements and commitments referred to in subsection (f) of this Section 4.20 are legally valid and binding and in full force and effect.

          4.21 Litigation; Compliance; Permits.

          (a) Schedule 4.21 lists any actions, suits, proceedings, arbitrations or governmental investigations (other than Environmental Actions listed in Schedule 4.22) pending, or, to the knowledge of the Company, threatened against, by or affecting the Company (i) in which the amount of damages asserted against the Company exceeds $25,000; or in which, individually or in the aggregate, an unfavorable determination could (ii) have a Material Adverse Effect on the Company, (iii) prevent, hinder or delay the execution and performance of this Agreement or of any of the transactions contemplated hereby, (iv) declare this Agreement unlawful or cause the rescission of any of the transactions hereunder or require Aeroflex to divest itself of the shares of Surviving Corporation. Except as described on Schedule 4.21, the Company has not received, within the past two years, notice of any violation of any applicable material federal, state, local or foreign law, rule, regulation, ordinance, order or decree relating to it, or the operation of its business, and, to the knowledge of the Company, there has not been any threatened claim of such violation (including any investigation) or any basis therefor.

          (b) Except as disclosed in Schedule 4.22, MCE and its subsidiaries have been and are in material compliance with, all laws, rules, regulations, ordinances, orders, judgments, decrees, writs, injunctions, building codes, safety, fire and health approvals, certificates of occupancy or other governmental restrictions applicable to them, their assets, employees and employment practices (collectively, "Laws").

          (c) The Company has all material governmental licenses, permits, approvals or other authorizations required for the conduct of its business as now conducted, all of which are in full force and effect and all of which are listed on Schedule 4.21 hereto. There is no action pending or, to the knowledge of the Company, threatened to terminate any rights under any such governmental licenses, permits or authorizations. Except as described on Schedule 4.21, none of such licenses, permits, approvals and authorizations will be adversely affected by the execution and delivery of this Agreement, the Merger, or the transactions contemplated hereby.

          4.22 Environmental Compliance. Except as set forth in Schedule 4.22:

          (a) all of the assets and properties currently or formerly owned, leased or operated by the Company are and have been in compliance with all Environmental Laws, while owned, leased or operated by the Company;

          (b) the current or former operation of the business of the Company provides no basis for any Environmental Action against the Company or Environmental Liability on the part of the Company;

          (c) none of the assets and properties which have been or are now owned, leased or operated by the Company, have been used for the generation, storage, manufacture, use, transportation, disposal or treatment of Hazardous Substances, except in material compliance with Environmental Laws;

          (d) there has not been a Hazardous Discharge on, in, under, from or to any of the assets and properties currently or formerly owned, leased or operated by the Company while the Company owned, leased or operated them, and no property currently owned, leased or operated by the Company is currently contaminated with a Hazardous Substance;

          (e) there are no pending or, to the Company's knowledge, threatened Environmental Actions against the Company or, to the Company's knowledge, any of the owners or operators of any facilities that may have received solid waste or Hazardous Substances from any of the assets and properties currently or formerly owned, leased or operated by the Company, nor is the Company aware of any event, condition or circumstance on which such an Environmental Action could be based or which could result in an Environmental Liability on the part of the Company;

          (f) the Company has not owned, been in possession, or arranged for the transportation or disposal of Hazardous Substances at any site where it has performed remediation services;

          (g) the Company has not assumed by agreement any liability of any Person for investigation or remediation of Hazardous Substances, compliance with Environmental Law, or any claim for injury or damage to person or property related to, or arising under, any Environmental Law;

          (h) during the last five (5) years, no employee or other person has made a written claim or demand against the Company based on alleged damage to health caused by any Hazardous Substance;

          (i) any applications made by the Company to any Governmental Authority in connection with the sale, transfer or acquisition of any real property currently or formerly owned by the Company and any written responses made by the Company to any Governmental Authority requesting information regarding any potential Environmental Liability on the part of the Company were true and correct in all material respects; and

          (j) The Company has provided to Aeroflex or made available for inspection by Aeroflex true and complete copies of all environmental reports, assessments, analyses and evaluations and other records, in each case in the Company's possession and/or control, relating to, (i) environmental practices and procedures at or in connection with any site currently or formerly owned, leased or operated by the Company; (ii) any environmental investigation and/or remediation activities conducted by the Company and (iii) any violation by the Company of any Environmental Law or in connection with any Environmental Action.

          4.23 Corporate Records.

          Copies of the articles of incorporation and Bylaws of MCE and each of its subsidiaries, and all amendments thereto to date, have been provided by MCE to Aeroflex. Copies of the minute books of MCE and each of its subsidiaries reflect approval of the directors and shareholders of all material corporate actions taken by such entities. The stock transfer books and stock ledgers reflect all issuances and transfers of the capital stock of such entities.

          4.24 Bank Accounts; Power of Attorney.

          Schedule 4.24 hereto sets forth: (i) a list of all banks in which the Company has an account or safety deposit box, account number, purpose of such account or safety deposit box and the names of all persons authorized to draw thereon or have access thereto; and (ii) the names of all persons holding powers of attorney from the Company and a description of the power of attorney.

          4.25 Warranties.

          Except as described in Schedule 4.25 annexed hereto, during the past two (2) years the Company has not given any warranties with respect to any of its products or services. Schedule 4.25 also sets forth a description of all claims in excess of $25,000 concerning product liability or arising from services provided which have been made against the Company during the past two
(2) years.

          4.26 Brokers, Finders, etc.

          The Company has not engaged any broker, finder, investment banker or financial advisor in connection with the negotiation, execution or performance of this Agreement, other than RBC Dain Rauscher Inc., a member of RBC Capital Markets.

          4.27 Change of Control Payments.

          Except as disclosed on Schedule 4.27, there are no plans or agreements pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers, directors or employees of the Company as a result of or in connection with the Merger.

          4.28 Registration Statement; Proxy Statement/Prospectus.

          The information supplied


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




by MCE for inclusion in the Registration Statement (as defined in Section 5.12) shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein, in light of the circumstances under which they were made, not misleading. The information supplied by MCE for inclusion in the proxy statement/prospectus to be sent to the shareholders of MCE in connection with the meeting of the shareholders to consider and act upon the Merger (the "MCE Shareholders Meeting") (such proxy statement/prospectus, as amended or supplemented, is referred to as the "Proxy Statement/Prospectus") will not, on the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to shareholders of MCE, at the time of the MCE Shareholders Meeting, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading. If at any time prior to the Effective Time any event relating to MCE or any of its affiliates, officers or directors should be discovered by MCE which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, MCE will promptly inform Aeroflex. The Registration Statement and Proxy Statement/Prospectus shall comply in all material respects as to form with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, MCE makes no representation or warranty with respect to any information supplied by Aeroflex or Acquisition which is contained in, or furnished in connection with the preparation of, any of the foregoing documents.


          4.29 No Prepayment Penalty. No prepayment penalty or premium will become due and payable upon the accelerated payment, redemption and/or retirement of the Senior Debt, the Series B Subordinated Debt or the Series A Preferred Stock by Aeroflex as provided in Section 7.2.

          4.30 No Illegal Payments. In connection with the conduct of its business, neither the Company nor any of its respective directors, officers, employees or agents, has (i) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other person to assist in connection with any actual or proposed transaction or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office (A) which violates any law, including but not limited to, the Foreign Corrupt Practices Act of 1977, as amended, or might subject Acquisition, the Surviving Corporation or Aeroflex to any Loss or penalties in any civil, criminal or governmental litigation or proceeding or (B) the non-continuation of which has had or might have a Material Adverse Effect on the Company or (ii) to the knowledge of the Company, established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

          4.31. Board Approval. The Board of Directors of MCE has, as of the date of this

Agreement, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, duly (i) determined this Agreement is advisable and in the best interests of the Company and the Shareholders; (ii) approved the Agreement, the Merger and the other transactions contemplated by this Agreement; and (iii) resolved to recommend that the MCE Shareholders vote to adopt this Agreement and approve the Merger.

          4.32. Disclosure. No representation or warranty by MCE contained in this Agreement, nor any other statement, schedule, certificate or other document delivered or to be delivered by MCE pursuant to this Article IV, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances in which they were made, not misleading.

                                    ARTICLE V
           REPRESENTATIONS AND WARRANTIES OF AEROFLEX AND ACQUISITION

          Aeroflex and Acquisition, jointly and severally represent and warrant to MCE on the date hereof as follows:

          5.1 Organization and Authority. Aeroflex and Acquisition are corporations duly organized, validly existing and in good standing under the laws of the States of Delaware and Michigan, respectively, each with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. Aeroflex is duly licensed or qualified to do business and is in good standing in each jurisdiction set forth on Schedule 5.1 hereto, which, except as set forth in Schedule 5.1, are all the jurisdictions in which Aeroflex is required to be so qualified or licensed, except where failure to be so qualified or licensed would not have a Material Adverse Effect on Aeroflex. For clarity, any reference in this Agreement to a Material Adverse Effect on or effecting Aeroflex shall be deemed to mean a Material Adverse Effect on Aeroflex and its subsidiaries taken as a whole.

          5.2 Authority for Agreements. Aeroflex and Acquisition have the corporate power to enter into this Agreement and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby have been duly authorized by the Board of Directors and the sole shareholder of Acquisition and by the Board of Directors of Aeroflex and (i) no other corporate acts or proceedings on the part of Aeroflex or Acquisition are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby, and (ii) this Agreement constitutes the valid and legally binding obligation of Aeroflex and Acquisition enforceable against each of them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization and similar laws of general application relating to or affecting the rights and remedies of creditors now or hereafter in effect and subject to the application of equitable principles and the availability of equitable remedies.


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




          5.3 Issuance of Aeroflex Common Stock. The Aeroflex Common Stock, when issued and delivered pursuant hereto, will be duly and validly issued, fully paid and non-assessable.

          5.4 Capital Stock of Aeroflex. The authorized, issued and outstanding capital stock of Aeroflex is set forth on Schedule 5.4. All of the outstanding capital stock of Aeroflex and Acquisition has been duly authorized and is validly issued, fully paid and nonassessable. Except as disclosed in the filings made by Aeroflex with the Securities and Exchange Commission on or after March 31, 2002, there are no rights, subscriptions, warrants, options, conversion rights, commitments or agreements of any kind authorized or outstanding to purchase or otherwise acquire from Aeroflex or any other person, any capital stock, or other securities or obligations of any kind convertible into or exchangeable for any capital stock, of any class of Aeroflex or any other equity interest in Aeroflex other than options issued in the ordinary course under Aeroflex's stock option plans. All outstanding capital stock and any other outstanding securities of Aeroflex were issued in compliance with all federal and state securities laws. No material change in such capitalization has occurred since March 31, 2003. Except as set forth in Schedule 5.4, there are no obligations, contingent or otherwise, of Aeroflex or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Aeroflex Common Stock or the capital stock of any subsidiary.

          5.5 No Conflicts. Except as set forth in Schedule 5.5, the execution, delivery and performance of this Agreement, any other agreement or document contemplated herein or therein and the consummation of all of the transactions contemplated hereby and thereby:

          (a) do not and will not require the consent, waiver, approval, license, designation or authorization of, or declaration with, any Person or court to which Aeroflex or Acquisition is subject or any governmental authority or agency; and

          (b) do not and will not, with or without the giving of notice or the passage of time or both, violate or conflict with or result in a breach or termination of any provision of, or constitute a default under, or accelerate or permit the acceleration of the performance required by the terms of, or result in the creation of any mortgage, security interest, claim, lien, charge or other encumbrance upon any of the assets of Aeroflex or Acquisition pursuant to, or otherwise give rise to any liability or obligation under, the certificate of incorporation or bylaws of Aeroflex or Acquisition, any agreement, mortgage, deed of trust, indenture, license, permit or any other agreement or instrument or any order, judgment, decree, or, to the knowledge of Aeroflex or Acquisition, any statute or regulation, to which Aeroflex or Acquisition is a party or by which Aeroflex or Acquisition or any of their respective assets may be bound; and

          (c) will not terminate or result in the termination of any such agreement or instrument, or in any way affect or violate the terms and conditions of, or result in the cancellation, modification, revocation or suspension of, any rights of Aeroflex or Acquisition.

          5.6 SEC Reports; Financial Statements.

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




          (a) Aeroflex has filed all forms, reports and documents required to be filed with the SEC since January, 1998 (collectively, the "SEC Reports"). The SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Aeroflex's subsidiaries is required to file any forms, reports or other documents with the SEC.

          (b) The audited consolidated financial statements and unaudited interim consolidated financial statements of Aeroflex included in the SEC Reports (collectively, the "Aeroflex Financial Statements") have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) and each fairly presents the financial position of Aeroflex and its subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited interim financial statements, to the absence of footnotes and normal year-end and audit adjustments and any other adjustments described therein.

          5.7 Absence of Undisclosed Liabilities.

          Except as disclosed in the Aeroflex Financial Statements or on
Schedule 5.7, Aeroflex and its subsidiaries have no liabilities, commitments or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except: (i) liabilities, commitments and obligations which were incurred after March 31, 2003, in the Ordinary Course of Business; (ii)liabilities, commitments and obligations which are not required to be disclosed in accordance with GAAP and (iii) liabilities, commitments and obligations which would not, in the aggregate, have a Material Adverse Effect on Aeroflex or which have been discharged or paid in full prior to the date hereof.

          5.8 Absence of Certain Changes or Events.

          Except as disclosed on Schedule 5.8, since March 31, 2003, (a) Aeroflex has conducted its business in the ordinary course, (b) there has been no change which has had a Material Adverse Effect upon the business, operations, properties, assets, liabilities, condition (financial or other) or results of operations of Aeroflex and its subsidiaries, taken as a whole, and (c) there has been no inquiry from the SEC or Nasdaq relative to possible violations of securities laws or regulations ("SEC Inquiries"); provided, however, that SEC Inquiries shall not include any requests by the SEC for comments in connection with any Registration Statement to be filed in connection herewith or any SEC Reports.

          5.9 Litigation.


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




          Except as disclosed in the SEC Reports, there are no claims, suits, actions or proceedings pending or threatened against, relating to or affecting Aeroflex or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seek to restrain or enjoin the consummation of the transactions contemplated in this Agreement or which could, either alone or in the aggregate with all such claims, actions or proceedings, have a Material Adverse Effect on Aeroflex. Except as set forth in the SEC Reports, neither Aeroflex nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or would have any Material Adverse Effect on Aeroflex.

          5.10 Brokers, Finders, etc.

          Aeroflex has not dealt with or employed any broker, finder, investment banker or financial advisor in connection with the negotiation, execution or performance of this Agreement.

          5.11 Restrictions on Business Activities.

          Except for this Agreement or as set forth in Schedule 5.11, to the best of Aeroflex's knowledge, there is no agreement, judgment, injunction, order or decree binding upon Aeroflex or any of its subsidiaries which has or could have the effect of prohibiting or materially impairing any transactions contemplated by this Agreement or have a Material Adverse Effect upon Aeroflex.

          5.12 Registration Statement; Proxy Statement/Prospectus. Subject to the accuracy of the representations of the Company in Section 4.28 hereof, the registration statement (the "Registration Statement") pursuant to which the Aeroflex Common Stock to be issued in the Merger will be registered with the SEC shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein, in light of the circumstances under which they were made, not misleading. The information supplied by Aeroflex for inclusion in the Proxy Statement/Prospectus will not, on the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to shareholders of MCE, at the time of the MCE Shareholders Meeting, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading. If at any time prior to the Effective Time any event relating to Aeroflex, Acquisition or any of their respective affiliates, officers or directors should be discovered by Aeroflex or Acquisition which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Aeroflex or Acquisition will promptly inform MCE. The Registration Statement and Proxy Statement/Prospectus shall comply in all material respects as to form with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Aeroflex and Acquisition make no representation or warranty with respect to any information supplied by MCE which is contained in, or furnished in connection with the preparation of, any of the foregoing documents.

          5.13 Tax Treatment of Merger. Neither Aeroflex nor any of its Affiliates Affiliates has knowingly taken or agreed to take any action (other than actions contemplated by the Agreement), to prevent the Merger from constituting a "reorganization" under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code and the applicable Treasury regulations related thereto.

          5.14 Corporate Records. Copies of the certificate or articles of incorporation and bylaws of Aeroflex and Acquisition, and all amendments thereto to date, have been provided by Aeroflex to MCE.

          5.15 Board Approval. The Board of Directors of Aeroflex has as of the date of this Agreement by resolutions duly adopted at a meeting duly called and not subsequently rescinded or modified in any way duly approved this Agreement, the Merger and the transactions contemplated by this Agreement.

          5.16 Disclosure. No representation or warranty by Aeroflex or Acquisition contained in this Agreement, nor any other statement, schedule, certificate or other document delivered by Aeroflex or Acquisition pursuant hereto or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances in which they were made, not misleading.


                                   ARTICLE VI
                            COVENANTS AND AGREEMENTS

          6.1 Covenants and Agreements of MCE. MCE covenants and agrees with Aeroflex and Acquisition as follows:

          (a) Shareholder Approval. Subject to a Change in MCE Recommendation effected pursuant to Section 6.1(d), (i) MCE will, within twenty (20) days of the date on which the Registration Statement is declared effective by the SEC, seek to obtain shareholder approval of this Agreement and the Merger as required under the BCA and the Board of Directors of MCE will recommend to such shareholders approval thereof, and (ii) MCE shall use its best commercially reasonable efforts to solicit and secure from the shareholders of MCE such approval.

          (b) Conduct of Business. Between the date of this Agreement and the Effective Time:

               (i) the Company will not engage in any activities or transactions which will be outside the Ordinary Course of Business, except as shall be provided for or specifically contemplated by this Agreement, and the Company will consult with Aeroflex prior to making any significant business decisions;

               (ii) none of MCE or any of its subsidiaries shall subdivide or reclassify any shares of their capital stock, issue any shares of capital stock, or amend their Articles or Certificates of Incorporation or Bylaws;

               (iii) the Company will not declare or pay any dividend or other distribution in respect of shares of capital stock or acquire for value any shares of capital stock of the Company;


               (iv) the Company will afford to the officers, attorneys, accountants and other authorized representatives of Acquisition and Aeroflex reasonable access to its plants, properties, books, tax returns and minute books and other corporate records during normal business hours in order that Acquisition and Aeroflex may have full opportunity to make such investigation as Acquisition and Aeroflex shall desire of the affairs of the Company. If for any reason the Merger is not consummated, Acquisition and Aeroflex will cause confidential information obtained in connection with such investigation to be treated as confidential;

               (v) the Company will obtain such governmental permits, orders or consents, if any, as may be required of it in connection with the transactions contemplated by this Agreement;

               (vi) the Company will not take any action to institute any new severance or termination pay practices with respect to any directors, officers, or employees of the Company or increase the benefits payable under its severance or termination pay practices in effect on the date hereof;

               (vii) the Company will not adopt or amend, in any material respect, except as may be required by applicable law or regulation, any collective bargaining, bonus, profit sharing, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan or arrangement for the benefit or welfare of any directors, officers or employees of the Company;

               (viii) the Company will use its best commercially reasonable efforts to maintain its relationships with its suppliers and customers, and if and as requested by Acquisition or Aeroflex, (a) the Company shall make reasonable arrangements for representatives of Acquisition or Aeroflex to meet with suppliers and customers of the Company, and (b) the

Company shall schedule, and the management of the Company may participate in, meetings of representatives of Acquisition or Aeroflex with employees of the Company;

               (ix) the Company will maintain all of its properties in customary repair, order and condition, reasonable wear and tear excepted, and will maintain insurance upon all of its properties and with respect to the conduct of its business in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

               (x) the Company will maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years;

               (xi) the Company will duly comply with all laws applicable to it and to the conduct of its business;

               (xii) no change shall be made in the banking and safe deposit arrangements of the Company existing on the date hereof without the prior written consent of Acquisition or Aeroflex and no powers of attorney shall be granted by the Company;

               (xiii) except as contemplated by this Agreement, the Company will not acquire or agree to acquire by merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business or any corporation, partnership, association, or other business organization or division thereof;

               (xiv) the Company will promptly advise Acquisition and Aeroflex in writing of any event, transaction, circumstance or condition which has or could have a Material Adverse Effect on the Company and/or which causes any of the representations or warranties made by the Company herein to become untrue, incorrect or misleading; and

               (xv) the Company will not engage in any of the transactions described in Section 4.8(a) through (m).

          (c) Stock Options. After the date hereof, MCE will not issue any stock options under the 1996 Stock Option Plan, the 2000 Stock Incentive Plan, or otherwise.

          (d) Acquisition Proposals/No Solicitation by MCE. From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms:

               (i) MCE shall not, and shall cause each of its subsidiaries, and the Representatives (as hereinafter defined) of MCE and its subsidiaries, not to, directly or indirectly:

                    (1) initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information or assistance) any inquiries or expressions of interest or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, (x) a proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase directly or indirectly (including by way of lease, exchange, sale, mortgage, pledge, tender offer, exchange offer or otherwise, as may be applicable) of the assets of or equity interests (in economic or voting power) in MCE or any of its subsidiaries, in each case, other than a proposal or offer made by Aeroflex or an affiliate thereof, (y) a breach of this Agreement or any interference with the completion of the Merger, or (z) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing (any of the foregoing inquiries, expressions of interest, proposals or offers being hereinafter referred to as an "Acquisition Proposal");

                    (2) have any discussions with or provide any nonpublic information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal;

                    (3) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal;

                    (4) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement (other than a confidentiality agreement to the extent permitted by this Section 6.1(d)(i)); or

                    (5) agree to do any of the foregoing related to any Acquisition Proposal.

               (ii) Notwithstanding the foregoing, MCE and its Board of Directors shall be permitted to (A) make any disclosures as to factual matters that are required by applicable law or which its Board of Directors, after consultation with outside counsel, determines in good faith is required in the exercise of its fiduciary duties under applicable law, (B) effect a Change in MCE Recommendation (as hereinafter defined) or (C) engage in any discussions or negotiations with, or provide nonpublic information or data to, any person in response to an unsolicited bona fide written Acquisition Proposal by any such person first made after the date of this Agreement, if and only to the extent that, in any such case referred to in clause (B) or (C):

                    (1) MCE has complied in all material respects with this

Section 6.1(d);

                    (2) the Board of Directors of MCE, after consultation with outside counsel, determines in good faith that such action is required in the exercise of its fiduciary duties under applicable law;

                    (3) in the case of clause (B) above, (I) if MCE has received an unsolicited bona fide written Acquisition Proposal from a third party, the Board of Directors of MCE concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal (as hereinafter defined) after giving effect to all of the adjustments which may be offered by Aeroflex pursuant to clause (III) below, (II) it has notified Aeroflex, at least three business days in advance, of its intention to effect a Change in MCE Recommendation, specifying the material terms and conditions of any such Superior Proposal and furnishing to Aeroflex a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents and (III) prior to effecting such a Change in MCE Recommendation, it has, and has caused its financial and legal advisors to, negotiate with Aeroflex in good faith to make such adjustments in the terms and conditions of this Agreement as would enable it to proceed with the Merger and the other transactions contemplated hereby without violating its fiduciary duties under applicable law;


                    (4) in the case of clause (C) above, MCE Board of Directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes a Superior Proposal, and prior to providing any nonpublic information or data to any person in connection with the Acquisition Proposal, the Board of Directors receives from such person an executed confidentiality agreement having provisions that are no less favorable to MCE than those contained in the Confidentiality Agreement between MCE and Aeroflex; and

                    (5) MCE promptly (and in any event prior to providing any nonpublic information or data to any person or entering into discussions or negotiations with any person) notifies Aeroflex of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the identity of such person and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). MCE agrees that it will advise Aeroflex of any material developments (including any changes in such terms and conditions) with respect to such inquiries, proposals or offers as promptly as practicable after the occurrence thereof.

               (iii) Subject to clause (ii) above, MCE agrees that it will immediately cease and cause its subsidiaries, and its and their Representatives, to cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal (other than those with Aeroflex contemplated by this Agreement), and shall use its reasonable best efforts to cause any such third parties in possession of nonpublic information about it or any of its subsidiaries that was furnished by or on its behalf in connection with any of the foregoing to return or destroy all such information in the possession of any such third party or in the possession of any Representative of any such third party, and it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its subsidiaries is a party with respect to any Acquisition Proposal.

               (iv) As used herein, the following terms shall have the meanings set forth below:

                    (1) As used herein, "Representative" means, with respect to any person, any officer, director, employee, affiliate, agent, representative or advisor, including any investment banker, attorney or accountant retained by such person or any of its subsidiaries.

                    (2) As used herein, a "Change in MCE Recommendation" means
(x) any withdrawal, modification or qualification (or proposal to withdraw, modify or qualify) in any manner adverse to Aeroflex the recommendation by MCE Board of Directors or any committee thereof of the Merger or this Agreement, or
(y) any other action or other statement made by MCE Board of Directors inconsistent with such recommendation.

                    (3) As used herein, "Superior Proposal" means an unsolicited bona fide written Acquisition Proposal which the MCE Board of Directors concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation),
(i) is more favorable to the Shareholders of MCE, from a financial point of view, than the transactions contemplated by this Agreement, (ii) is from a person that, in the written belief of RBC Dain Rauscher Inc., a member of RBC Capital Markets, or other nationally recognized investment bank, is financially capable of consummating such proposal, (iii) is not subject to any condition the fulfillment of which, in the good faith judgment of MCE Board of Directors, is not highly probable, and (iv) is not subject to any financing contingencies.

               (v) If MCE (A) observes the covenants set forth in this Section 6.1(d) and is authorized to effect a Change in MCE Recommendation and thereafter terminates this Agreement, or (B) fails to observe the covenants set forth in this Section 6.1(d), in either of which events the Merger is not consummated, MCE shall become obligated and liable to pay Aeroflex a sum equal to five (5%) percent of the Total Stock Consideration Value, plus such fees and expenses incurred by Aeroflex in connection herewith as are reasonable in amount and documented.

          (e) Financial Statements. MCE will deliver to Aeroflex all regularly prepared audited and unaudited financial statements of MCE and its subsidiaries prepared after the date hereof in the format historically used internally, promptly after same are available.

          (f) Certification of Shareholder Vote. On or prior to the Closing Date, MCE shall deliver to Acquisition and Aeroflex a certificate of its secretary setting forth the number of MCE Shares outstanding and entitled to vote on the adoption of this Agreement and approval of the Merger, the number of MCE Shares voted in favor of adoption of this Agreement and approval of the Merger, and the number of MCE Shares voted against adoption of this Agreement and approval of the Merger.

          6.2 Covenants and Agreements of Aeroflex and Acquisition - Conduct of Business. Aeroflex and Acquisition covenant and agree with MCE that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Aeroflex covenants and agrees that Aeroflex shall not directly or indirectly do either of the following:

          (a) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any of its capital stock, or

          (b) take or agree in writing to take any action which would make any of the representations or warranties of Aeroflex contained in this Agreement untrue or incorrect or prevent Aeroflex from performing or cause Aeroflex not to perform its covenants hereunder.

          6.3 Other Covenants and Agreements.

          (a) Covenants. The parties hereto will each use commercially reasonable efforts to obtain all consents and approvals, if any, required by any governmental entity or under any contract, obligation or commitment to which any of them may be subject in connection with the merger or under any of the Scheduled Contracts.

          (b) [Intentionally left blank.]

          (c) Employment Agreements. On the Closing Date, the Employed Shareholders shall execute and deliver their respective Employment Agreements.

          (d) Employee Confidential Information Agreements. On the Closing Date, the Employed Shareholders shall use commercially reasonable efforts to cause all other employees listed on Schedule 6.3(d) ("Key Employees") to execute and deliver to the Company as a condition of their continued employment by the Surviving Corporation, an Employee

Confidential Information Agreement substantially in the form annexed hereto as Exhibit B.

          (e) Expenses.

               (i) Subject to Section 6.1(d), each of MCE, Aeroflex and Acquisition shall bear their own respective fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby and in connection with all obligations required to be performed by each of them under this Agreement, regardless of whether the Merger is consummated or the Closing occurs; provided however, that the Shareholders (which for purposes of this Section 6.3(e) includes the Warrantholders) shall pay all of the following fees and expenses regardless of whether the Merger is consummated or the Closing occurs (the "Shareholder Expenses"): (x) the fees and expenses of legal counsel to the Company and the Shareholders directly related to the negotiation and consummation of the transactions contemplated by this Agreement; (y) the fees and expenses of accountants to MCE and the Shareholders directly related to the provision of advice regarding the tax effects of the transactions contemplated by this Agreement; and (z) 50% of the fees of legal counsel to the Company related to the review and/or preparation of the Registration Statement and the Proxy Statement/Prospectus, except that the fees and expenses of the accountants incurred reasonably in the preparation of this Agreement and the other documents and actions contemplated hereby (including the Registration Statement and Proxy Statement/Prospectus) ("Accountants' Fees") and the balance of the fees of legal counsel to the Company related exclusively to the review and preparation of the Registration Statement and the Proxy Statement/Prospectus shall be borne by the Company. Neither the Company, Surviving Corporation, Acquisition nor Aeroflex shall pay any of the Shareholder Expenses in connection herewith, and any such amounts so paid shall be refunded to Surviving Corporation by the Shareholders at the Closing in the manner provided herein.

               (ii) It is acknowledged and agreed that the fees and expenses of the Company incurred in connection with this Agreement and the transactions contemplated hereby, and in connection with all obligations required to be performed by it under this Agreement, which are not payable by Shareholders as set forth in Section 6.3(e)(i), shall not exceed $1,000,000 (the "Expense Limitation") exclusive of the Accountants' Fees. Such fees and expenses shall remain a liability and obligation of the Company and, after the Effective Time, of the Surviving Corporation for which none of the Shareholders or the other shareholders of the Company shall be responsible, except for amounts in excess of the Expense Limitation (the "Expense Limitation Overage"). Any portion of the Expense Limitation Overage paid by the Company, Surviving Corporation or Aeroflex shall be refunded to Surviving Corporation by the Shareholders at the Closing in the manner provided herein or by the Shareholders' Representative from the Reimbursement Fund.

          (f) Covenant of Aeroflex. Aeroflex hereby covenants and agrees with MCE that Aeroflex shall cause Acquisition to perform and comply with all of its covenants and agreements contained in this Agreement.

          (g) Minute Books, Stock Books and Corporate Records. The minute books, certificate of incorporation, bylaws, share certificate and transfer books, share ledgers, financial and other corporate records and the corporate seals of MCE shall be delivered to Acquisition by MCE on or before the Closing Date.

          (h) Proxy Statement/Prospectus; Registration Statement. As promptly as reasonably practicable after the execution of this Agreement, MCE and Aeroflex shall prepare and file with the SEC preliminary proxy materials which shall constitute the Proxy Statement/Prospectus and the Registration Statement of Aeroflex with respect to the Aeroflex Common Stock to be issued in connection with the Merger and shall use commercially reasonable efforts to cause the Registration Statement to become effective as soon as practicable, and to mail the Proxy Statement/Prospectus to the MCE shareholders, as soon thereafter as reasonably practicable; provided, however, that MCE agrees that the obligation of Aeroflex to use commercially reasonable efforts hereunder shall not (i) require Aeroflex to make any initial or continuing disclosure or (ii) prevent Aeroflex from contesting, in good faith, any position taken by the SEC in any comment letter that, in the case of (i) or (ii), Aeroflex, in good faith, determines or is advised by its securities counsel is not required or may not be in the best interests of Aeroflex or its shareholders, or (iii) require Aeroflex to incur expenses which are not commercially reasonable in the circumstances. The Proxy Statement/Prospectus shall include the recommendation of the Boards of Directors of MCE and Aeroflex in favor of the Merger.

          (i) Assumption of Options. Aeroflex shall assume the currently issued and outstanding options under the 1996 Stock Option Plan; provided, that the number of shares purchasable under the 1996 Options shall be adjusted by multiplying such number by the Exchange Ratio and the exercise price thereof shall be adjusted by dividing such exercise price by the Exchange Ratio. The Aeroflex Common Stock underlying the options will be registered as of the Closing Date.

          (j) Tax-Free Reorganization. The parties will each use commercially reasonable efforts consistent with the terms of this Agreement to cause the Merger to be treated as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code and the applicable Treasury regulations related thereto.

          (k) Listing of Aeroflex Shares. Aeroflex shall use its commercially reasonable best efforts to cause Aeroflex Common Stock to be issued in the Merger to be approved for quotation, upon official notice of issuance, on the Nasdaq Stock Market.

          (l) Benefit Plans. As of the Effective Time, Aeroflex or Surviving Corporation by which Company's employees are employed shall have the option of continuing some or all of the welfare benefit plans of the Company for such periods as Aeroflex shall determine. To the extent that any such welfare benefit plans of the Company are not continued on or after the Effective Time, all welfare benefit plans of Aeroflex or Surviving Corporation in which Company's employees participate after such date shall, (i) to the extent allowable by such welfare benefit plans without additional cost, and consistent with the customary practices of Aeroflex and the provisions of all applicable laws and regulations, including the Health Insurance Portability and Accountability Act, provide coverage for pre-existing health conditions to the extent covered under the applicable plans or programs of the Company as of the Effective Time, (ii) provide employees of the Surviving Corporation credit for their prior service with the Company for eligibility and vesting purposes and for vacation accrual purposes, and (iii) to the extent that any such change in welfare benefit plan coverage for any group of Company employees occurs other than at the end of the accounting period of the plan (for which deductible amounts and co-payments are determined), recognize expenses and claims that were incurred by the Company's employees under the Company's plans as of the date of change, for purposes of computing deductible amounts and co-payments.

          (m) Indemnification and Insurance.

               (i) Surviving Corporation shall purchase for a cost not to exceed $100,000, and thereafter maintain in full force and effect, without reduction or modification, for a period of three (3) years following the Closing Date, extended coverage or a "tail" under the Company's existing policy of directors' and officers' liability insurance (the "Existing Policy"), to cover with the same liability protection and limits, those officers, directors and employees of the Company who were covered under the Existing Policy as of the Effective Time with respect to claims arising from facts or events that occurred on or prior to the Effective Time, including in connection with this Merger.

               (ii) The Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Bylaws of MCE, which provisions shall not be amended, repealed or otherwise modified for a period of three (3) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers or employees of MCE, unless such modification is required by law.

          (n) Further Action; Consents; Approvals. Upon the terms and subject to the conditions contained herein, MCE and Aeroflex shall each use their respective commercially reasonable efforts to (i) take or cause to be taken all actions necessary, proper or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement, and (ii) to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and foreign governmental and regulatory rulings and approvals), and MCE and Aeroflex shall make all filings (including, without limitation, all filings with United States and foreign governmental and regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by MCE and Aeroflex and the consummation by them of the transactions contemplated hereby. MCE and Aeroflex shall furnish promptly all information required to be included in the Proxy Statement/Prospectus and the Registration Statement or for any application or other filing to be made pursuant to the rules and regulations of the United States or foreign governmental body in connection with the transactions contemplated by this Agreement.

          6.4 HSR Act

          (a) Each of Aeroflex and MCE agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and other applicable competition legislation or regulations in any jurisdiction with respect to the transactions contemplated hereby as promptly as practicable and in any event within twenty (20) business days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or other such applicable competition legislation or regulations and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or other such applicable competition legislation or regulations as soon as practicable; provided that this Agreement shall not require Aeroflex to dispose of, hold separate, or make any change in any portion of its business or to incur any other burden in order to cause the expiration or termination of the applicable waiting periods under the HSR Act.

          (b) In connection with the efforts referenced in Section 6.4(a), each of Aeroflex and MCE shall (i) use its reasonable best efforts to cooperate in all respects with the other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other party informed of any material communication received by such party from, or given by such party to, the Federal Trade Commission ("FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other governmental authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and
(iii) permit the other party to review any material communication given by it to, and consult with each other to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other governmental authority or, in connection with any proceeding by a private party, with any other Person.

          6.5 Shareholders Voting Agreement. Concurrently herewith, each of the Significant Shareholders are entering into an agreement with Aeroflex, Acquisition and MCE (each a "Shareholders Voting Agreement" and collectively the "Shareholders Voting Agreements") relative to (i) his covenant to vote his MCE Shares in favor of adoption of this Agreement and authorization of the Merger, and (ii) his title to his MCE Shares.

                                   ARTICLE VII
                              CONDITIONS PRECEDENT

          7.1 Conditions to Obligations of Acquisition and Aeroflex. Consummation of the Merger and the other transactions contemplated hereby is subject to the fulfillment (or waiver by Acquisition or Aeroflex) at or prior to the Closing, of the following additional conditions, which MCE agrees to use its commercially reasonable best efforts to cause to be fulfilled:

          (a) Representations, Performance. The representations and warranties contained in Article IV hereof shall be true at and as of the Closing Date with the same force and effect as if they had been made at and as of such date, except (i) as affected by the transactions contemplated hereby, (ii) for those representations and warranties which address matters only as of a particular date (which shall be true as of such date (subject to clause (iv) below)), (iii) representations and warranties not conditioned on materiality need only be true and correct in all material respects, and (iv) where the failure to be true and correct could not, reasonably be expected, individually or in the aggregate, to result in a Loss equal to or exceeding $500,000. The Company and the Shareholders shall have duly performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date. MCE shall have delivered to Acquisition a certificate dated the Closing Date to the effect set forth above in this Section 7.1(a).

          (b) Shareholder Approval. Adoption of this Agreement and approval of the Merger by the Shareholders of MCE as required by law and by any applicable provisions of its Articles of Incorporation or Bylaws shall have been obtained.

          (c) Consents and Approvals. All required consents, licenses, permits, approvals, authorizations, qualifications or orders necessary for the consummation of the Merger or any of the other transactions contemplated hereby, including under any of the Scheduled Contracts and under any Aeroflex bank loan agreement shall have been obtained.

          (d) Litigation. No suit, action or other proceeding or investigation shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damage or other relief in connection with this Agreement or the consummation of the Merger and the other transactions contemplated hereby or which could have a Material Adverse Effect on the Company.

          (e) Shareholders Agreements. Except for the Significant Shareholders Agreement, all shareholder agreements, voting trusts, proxies, agreements, arrangements or understandings of any kind which restrict or limit the ability to transfer, the right to vote or otherwise affect any of the MCE Shares of other securities of the Company shall have been terminated, cancelled, rescinded and of no further force and effect.

          (f) Pledge Escrow Agreement. The Escrow Agent, the Shareholders' Representative, the Warrantholders, Aeroflex and the other signatories thereto shall have executed and delivered to each other the Pledge Escrow Agreement.

          (g) Opinion of Counsel. Aeroflex and Acquisition shall have received a favorable opinion, addressed to Aeroflex and Acquisition and dated the Closing Date, of Dykema Gossett PLLC, counsel for MCE, in form to be agreed upon.

          (h) Proceedings and Documentation. All corporate and other proceedings of MCE and its shareholders in connection with the transactions contemplated by this Agreement, and all documents and instruments incident to such corporate proceedings, shall be reasonably satisfactory in substance and form to Acquisition, Aeroflex and its counsel, and Acquisition, Aeroflex and its counsel shall have received a copy of resolutions of the corporate shareholders authorizing the execution, delivery and performance of this Agreement, and a certificate of its secretary or assistant secretary, dated the Closing Date, to the effect that such resolutions were duly adopted and are in full force and effect, together with all such receipts, documents and instruments, or copies thereof, certified if requested, to which Acquisition or Aeroflex is entitled and as may be reasonably requested.

          (i) Damage to Property. Since the date of this Agreement, no portion of the plants, machinery or equipment of or occupied by the Company shall have been damaged, destroyed or taken by condemnation or eminent domain to the extent that it would have a Material Adverse Effect on the Company.

          (j) Employment Agreements. The Employed Shareholders shall have executed and delivered to Surviving Corporation the Employment Agreements, in the forms respectively attached here as Exhibits D-1, D-2 and D-3.

          (k) Good Standing Certificate. Acquisition shall have received a certificate as of a date not more than 5 days prior to the Closing Date attesting to the good standing of MCE and each of its subsidiaries as a corporation in its jurisdiction of incorporation by the Secretary of State of such jurisdiction and a certificate of good standing from the Secretary of State of any other jurisdiction in which the qualification to do business as a foreign corporation is material to its business.

          (l) Registration Statement. The Registration Statement registering all shares of Aeroflex Common Stock to be issued pursuant hereto shall have been declared effective by the SEC.

          (m) Employee Confidential Information Agreements. MCE shall have delivered Employee Confidential Information Agreements executed by the Key Employees.

          (n) Warrants. Except for the Warrants, there shall be no outstanding warrants to purchase shares of MCE. In this connection, all of the outstanding Warrants to purchase MCE Shares shall have been exercised or exchanged for shares of Aeroflex Common Stock in accordance with Section 2.2(c) and the Warrant Exchange Agreements. In addition, both the

Amended and Restated Note, Warrant and Preferred Stock Purchase Agreement dated July 21, 2000, as amended, by and among MCE, Hanifen Imhoff Mezzanine Fund, L.P., and National City Capital Corporation and the Senior Subordinated Note and Warrant Purchase Agreement dated July 28, 1999, as amended, by and among MCE, Rocky Mountain Mezzanine Fund II, L.P., Great Lakes Capital Investments, I LLC and National City Corporation shall have been terminated and of no further force and effect as of the Closing Date.

          (o) 2000 Options. The consent of holders of 2000 Options with the right to acquire not less than 2,166,000 MCE Shares shall have been obtained with respect to the cancellation of their 2000 Options.

          (p) Series A Preferred Stock. The Series A Preferred Stock shall have been duly and validly called for redemption such that it may be redeemed on the Closing Date for an aggregate amount not exceeding $4,326,400, plus any due and unpaid dividends.

          (q) Series B Subordinated Debt. The Series B Subordinated Debt shall have been duly and validly called for payment at Closing in an aggregate amount not exceeding $4,701,972, plus any accrued and unpaid interest.

          (r) Senior Debt. The Senior Debt shall have been duly and validly called for payment at Closing in an aggregate amount not exceeding $15,200,000.

          7.2 Conditions to Obligations of MCE.

          Consummation of the Merger and the other transactions contemplated hereby is subject to the fulfillment (or waiver by MCE), on or prior to the Closing Date, of the following conditions, which Aeroflex and Acquisition agree to use their commercially reasonable best efforts to cause to be fulfilled:

          (a) Representations, Performance. The representations and warranties of Aeroflex and Acquisition contained in Section 5 hereof and in any certificate delivered in connection herewith shall be true at and as of the date hereof, except (i) as affected by the transactions contemplated hereby, (ii) for those representations and warranties which address matters only as of a particular date which shall be true as of such date, and (iii) representative and warranties not conditioned on materiality need only be true and correct in all material respects. Aeroflex and Acquisition shall have duly performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date. Each of Aeroflex and Acquisition shall have delivered to the Shareholders an officer's certificate dated the Closing Date to the effect set forth above in this Section 7.2(a).

          (b) Shareholder Approval. Adoption of this Agreement and approval of the Merger by the Shareholders of MCE as required by law and by any applicable provisions of its

Certificate or Articles of Incorporation or Bylaws shall have been obtained.

          (c) Consents and Approvals. All required consents, licenses, permits, approvals, authorizations, qualifications or orders necessary for the consummation of the Merger or any of the other transactions contemplated hereby, including under any of the Scheduled Contracts and under any Aeroflex bank loan agreement shall have been obtained.

          (d) Litigation. No suit, action or other proceeding or investigation shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damage or other relief in connection with this Agreement or the consummation of the Merger and the other transactions contemplated hereby or which could have a Material Adverse Effect on Aeroflex.

          (e) Pledge Escrow Agreement. The Escrow Agent, the Shareholders' Representative, the Warrantholders, Aeroflex and the other signatories thereto shall have executed and delivered to each other the Pledge Escrow Agreement.

          (f) Opinion of Counsel. MCE shall have received a favorable opinion, addressed to it and dated the Closing Date, of Kramer, Coleman, Wactlar & Lieberman, P.C., counsel for Aeroflex and Acquisition, in form to be agreed upon.

          (g) Proceedings and Documentation. All corporate and other proceedings in connection with the transactions contemplated by this Agreement, and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to MCE and its counsel, and MCE and its counsel shall have received a copy of resolutions of the Boards of Directors of Aeroflex and Acquisition authorizing the execution, delivery and performance of this Agreement by Aeroflex and Acquisition, and a certificate of the secretary or assistant secretary of each of Aeroflex and Acquisition, dated the Closing Date, to the effect that such resolutions were duly adopted and are in full force and effect, together with all such receipts, documents and instruments, or copies thereof, certified if requested, to which the MCE is entitled and as may be reasonably requested.

          (h) Employment Agreements. The Employed Shareholders shall have executed and delivered to Surviving Corporation the Employment Agreements, in the forms respectively attached here as Exhibits D-1, D-2 and D-3.

          (i) Good Standing Certificates. Aeroflex and Acquisition shall have delivered to the shareholders a certificate as of a date not more than 5 days prior to the Closing Date attesting to the good standing of Aeroflex and Acquisition as corporations in their respective jurisdiction of incorporation.

          (j) Registration Statement. The Registration Statement registering all shares of Aeroflex Common Stock to be issued pursuant hereto shall have been declared effective by the

SEC.

          (k) Listing of Aeroflex Common Stock. The Aeroflex Common Stock to be issued in the Merger and such other shares reserved for issuance in connection with the Merger shall have been authorized for listing on the Nasdaq Stock Market, subject to notice of official issuance.

          (l) Series A Preferred Stock. Aeroflex shall have paid to the holders of the Series A Preferred Stock which was duly and validly called for redemption by MCE, $4,326,400 at Closing to redeem the Series A Preferred Stock, plus any due and unpaid dividends.

          (m) Series B Subordinated Debt. Aeroflex shall have paid to the holders of the Series B Subordinated Debt which was duly and validly called by MCE for payment at the Closing, $4,701,972 in full payment and discharge thereof, plus any accrued and unpaid interest.

          (n) Senior Debt. Aeroflex shall have paid to the holders of the Senior Debt which was duly and validly called for payment at the Closing by MCE, not more than $15,200,000 in full payment and discharge thereof.


                                  ARTICLE VIII
                                   DEFINITIONS

          8.1 Definition of Certain Terms.

          As used herein, the following terms shall have the following meanings:

          Affiliate: with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          Code: the Internal Revenue Code of 1986, as amended, together with the U.S. Treasury rulings and regulations promulgated thereunder.

          Employed Shareholders: shall mean (i) John L. Smucker, (ii) Jon E. Carlson, and (iii) Geoffrey D. Smith.

          Employee Confidential Information Agreements: The Employee Confidential Information Agreements between the Key Employees and Surviving Corporation in the form attached hereto as Exhibit B.

          Employment Agreements: the Employment Agreement between John Smucker, Jon Carlson and Geoffrey Smith, on the one hand, and Surviving Corporation, on the other hand, in the form attached hereto as Exhibits D-1, D-2 and D-3, respectively.

          Environmental Actions: refers to any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other communication from any federal, state, local or municipal agency, department, bureau, office or other authority or any third party involving a Hazardous Discharge or any violation of any order, permit or Environmental Laws.

          Environmental Laws: each and every applicable federal, state, local and foreign law, statute, ordinance, regulation, rule, judicial or administrative order or decree, permit license, approval, authorization or similar requirement of each and every federal, and pertinent state, local and foreign governmental agency or other governmental authority, pertaining to the protection of human health and safety or the environment including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act (CERCLA), 42 U.S.C. 9601 et set, the Resource Conservation and Recovery Act
(RCRA), 42 U.S.C. 6901 et seq., the Toxic Substances Control Act (TSCA), 15 U.S.C. 2601 et seq., the Water Pollution Control Act (FWPCA), 33 U.S.C. 1251 et seq., and the Occupational Safety and Health Act (OSHA), 42 U.S.C. 655.

          Environmental Liability: any and all liabilities, damages, losses, penalties, fines, encumbrances and liens incurred: (i) to comply with, or by reason of, the violation of any Environmental Law; (ii) to investigate, evaluate, respond to, remediate or otherwise which result from, the release or threatened release of Hazardous Substances or the existence of contamination in, on, under, to, from or about any properties formerly or currently owned, leased or operated by the Company, (iii) by reason of any injury to person, property or the natural resources caused by, or resulting from any environmental conditions present at, any properties formerly or currently owned, leased or operated by the Company or created by or arising out of the current or former operation of the Company or any prior owner or operator of a facility or site at which the Company operates, has operated or disposes or has disposed of Hazardous Substances.

          ERISA: the Employee Retirement Income Security Act of 1974, as amended.

          Escrow Agent: means the escrow agent to be appointed for the Pledge Escrow Agreement as mutually agreed upon by Aeroflex, Surviving Corporation, the Shareholder's Representative and the Warrantholders.

          Escrow Fund: as defined in the Pledge Escrow Agreement.

          Exchange Act: means the Securities Exchange Act of 1934, as amended.

          Exchange Ratio: means the following fraction:

               (i) the numerator of which shall be the sum of $45,000,000, plus the exercise price for the Warrants and the 1996 Option, and minus the amount of the Shareholder Expenses; and

               (ii) the denominator of which shall be the product of the sum of the total issued and outstanding MCE Shares, plus the number of shares issuable under the Warrants and the 1996 Option, multiplied by the Per Share Price.

          Financial Statements: the audited consolidated financial statements of the Company, as at and for the years ended December 31, 2000, 2001, and 2002 and the unaudited consolidated financial statements of the Company, as at and for the quarter ended March 31, 2003, which financial statements include, in each case, a balance sheet, a statement of operations, a statement of shareholders' equity and a statement of cash flows.

          GAAP: means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

          Government Authority: means any federal, state, local or foreign governmental authority, quasi governmental authority, court, regulatory or administrative organization or agency, commission and tribunal or a department, branch or division of any of the foregoing.

          HSR Act: Hart-Scott-Rodino AntiTrust Improvements Act of 1976, as amended.

          Hazardous Discharge: means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of Hazardous Substances which violates Environmental Laws.

          Hazardous Substance: means any substance, compound, chemical or element which is (i) defined or classified as a hazardous substance, hazardous material, toxic substance, hazardous waste, pollutant or contaminant under any Environmental Law, or (ii) a petroleum hydrocarbon, including crude oil or any fraction thereof, (iii) hazardous, toxic, corrosive, flammable, explosive, infectious, radioactive, carcinogenic or a reproductive toxicant, or (iv) regulated pursuant to any Environmental law. The term "Hazardous Substance" shall also include asbestos-containing materials and manufactured products containing Hazardous Substances.

          Indemnified Party: a party hereto or other Person designated herein entitled to indemnification under this Agreement.

          Indemnifying Party: a party hereto required to provide indemnification under this Agreement.

          Key Employees: the employees listed on Schedule 6.3(d) hereof.

          Knowledge or Awareness: or similar terms of any Person means the actual knowledge or awareness of such Person or such Person's officers and other individuals exercising supervisory authority and such knowledge or awareness as the individuals should have had after reasonable investigation. With respect to MCE or its subsidiaries, knowledge or awareness shall mean the actual knowledge or awareness of John Smucker, President of MCE, Jon Carlson, Vice President-Finance of MCE, Geoffrey Smith, Vice President-Marketing of MCE, Craig Lindberg, President of MCE / Inmet Corporation, Michael Snyder, President of MCE / KDI Triangle Corporation, Bob Hathaway, President of the Resistor Division of MCE / KDI Triangle Corporation, Francis Kwan, President of MCE / Metelics Corporation, or Robert Stephens, President of MCE / Weinschel Corporation and shall be deemed to include a representation that such individuals have made all usual and reasonable inquiries in respect of such matters.

          Material Adverse Effect or Materially Adversely Affected: with respect to any Person means any material adverse change in the business, properties, results of operations, future prospects or financial condition of such Person or its business, taken as a whole.

          Ordinary Course of Business: means the ordinary course of business consistent with past custom and practice (including with respect to quantity, quality and frequency).

         Permitted Lien:  means mean with respect to the Company:

          (a) liens for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings diligently pursued, provided that adequate reserves for the full payment of all such taxes has been maintained on the Financial Statements in accordance with and as required by GAAP;

          (b) mechanics', materialmen's, banker's, carriers', warehousemen's and similar liens arising in the ordinary course of business and securing obligations of such Person that are not overdue or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such liens shall have been duly suspended; and (ii) adequate reserves for the full payment of such liens have been maintained on the Financial Statements in accordance with and as required by GAAP;

          (c) liens arising in connection with worker's compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations which are not overdue or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such liens shall have been duly suspended; and (ii) adequate reserves for the full payment of such liens have been maintained on the Financial Statements in accordance with and as required by GAAP;

          (d) (i) liens incurred in the ordinary course of business to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States government or any agency thereof entered into in the ordinary course of business and (ii) liens incurred or deposits made in the ordinary course of business to secure the performance of statutory obligations, bids, leases, fee and expense arrangements with trustees and fiscal agents and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease-purchase arrangements or the payment of the deferred purchase price of property), provided that adequate reserves for the full payment of all such obligations set forth in clauses (i) and (ii) have been maintained on the Financial Statements in accordance with and as required by GAAP;

          (e) survey exceptions, easements, reservations or rights-of-way for utilities and other similar purposes which do not materially interfere with the business of the Company as it is currently conducted;

          (f) interests of lessors in leased equipment, including filings for notification purposes; and

          (g) Liens securing executory obligations under leases of the Real Property.

          Per Share Price: shall mean $7.4930.

          Person: any natural person, firm, partnership, association, corporation, trust, public body or government.

          Pledge Escrow Agreement: means the Pledge Escrow Agreement among the Escrow Agent, the Shareholders' Representative, the Warrantholders and Aeroflex and Surviving Corporation in the form attached hereto as Exhibit F and such other form requested by the Escrow Agent and mutually agreed to by the other signatories thereto.

          Pro Rata Percentage: means, with respect to a Shareholder (including the Warrantholders), the quotient, in percentage form, of (a) the number of MCE Shares held by such Shareholder or the number of MCE Shares issuable under the Warrants held by the Warrantholder, as the case may be, immediately prior to the Effective Time, divided by (b) the total number of MCE Shares held by all of the Shareholders plus the total number of MCE Shares issuable under the Warrants held by the Warrantholders, as the case may be, immediately prior to the Effective Time.

          Related Agreements: the Pledge Escrow Agreement, the Employment Agreements, the Significant Shareholders Agreement and the Warrant Exchange Agreements.

          SEC: means the Securities and Exchange Commission.

          Securities Act: means the Securities Act of 1933, as amended.

          Senior Debt: means the revolving line of credit and term indebtedness issued pursuant to the Credit Agreement, dated July 29, 1999, as amended, among the lenders signatories hereto, Comerica Bank as agent for the lenders and MCE.

          Series A Preferred Stock: means the shares of Series A Redeemable Preferred Stock, liquidation value $1,000 per share, of MCE.

          Series B Subordinated Debt: means the indebtedness evidenced by the promissory notes issued pursuant to the Senior Subordinated Note and Warrant Purchase Agreement, dated July 28, 1999, as amended, among MCE, National City Capital Corporation, Great Lakes Capital Investments, I, LLC and Rocky Mountain Mezzanine Fund II, LP in the initial principal amount of $4.5 million.

          Shareholders: unless the context otherwise requires, shall mean the shareholders of the MCE Shares immediately prior to the Effective Time.

          Shareholder Indemnity Obligations: shall mean the obligations of the Shareholders and the Warrantholders to indemnify Aeroflex, Surviving Corporation and their respective Affiliates and all other Persons identified in Section 9.3 for Losses pursuant to Article IX hereof.

          Significant Shareholders: shall mean the following Shareholders: (i) James S. Chapman; (ii) Michael J. Endres; (iii) E5 Limited Partnership; (iv) Timbertop Investments II, L.P.; (v) John L. Smucker; and (vi) Smucker Family Ventures.

          Total Stock Consideration Value: shall mean $45,000,000.

          Trade Secret: any information used by the Company in its business, including a formula, pattern, computer software, database information, compilation, program, device, method, technique, or process, that has a material independent economic value, actual or potential, not being generally known to, and not being readily ascertainable by proper means by other Persons who can obtain economic value by its disclosure or use.

          Warrantholders: shall mean National City Capital Corporation, Great Lakes

Capital Investments, I, LLC, Rocky Mountain Mezzanine Fund II, LP, and Hanifen Imhoff Mezzanine Fund, L.P.

                                   ARTICLE IX
            SURVIVAL OF REPRESENTATIONS & WARRANTIES; INDEMNIFICATION

          9.1 Survival of Representations and Warranties.

          Except as expressly provided in this Agreement, all representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall not terminate, but shall survive the Closing and continue in effect until two (2) years following the Closing Date; provided, however, that representations and warranties under Sections 4.3 (capital stock), 4.6 (taxes) and 4.22 (environmental) shall remain in effect until four (4) years following the Closing Date; and further provided, that any such representation or warranty as to which a claim shall have been asserted during such survival period shall continue in effect until such time as such claim shall have been resolved or settled.

          9.2 Survival of Covenants and Agreements.

          Except as expressly provided in this Agreement, all covenants and agreements made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall not terminate but shall survive the Closing.

          9.3 Indemnification by MCE Shareholders.

          The Shareholders (which, for purposes of this Article IX, includes the Warrantholders as more fully set forth in the Warrant Exchange Agreement), without any right of recourse against MCE or the Surviving Corporation for contribution, offset or otherwise or as a defense thereto, shall indemnify and hold harmless Aeroflex, Surviving Corporation, their Affiliates, their respective officers, directors and principal shareholders and their respective successors and assigns (the "Aeroflex Indemnified Parties") from and against any claims, liabilities, losses, damages or expenses (any one such item being herein called a "Loss" and all such items being herein collectively called "Losses") which are caused by or arise out of:

          (a) any breach or default in the performance by MCE of any covenant or agreement of MCE contained herein or in any certificate delivered pursuant hereto at the Closing;

          (b) breach of warranty or representation made by MCE contained in
Article IV of this Agreement or in any certificate delivered pursuant hereto at the Closing, except the representations and warranties set forth in Section 4.22 (the "Environmental Representations and Warranties");

          (c) any breach of the Environmental Representations and Warranties and any Environmental Liability arising out of, or relating to, the Combe Fill South Landfill, the Black Brook Well Fields, the Ordnance Products Superfund Site, the Sharkey Landfill and the East Hanover Groundwater Directives and Settlement (collectively, the "Environmental Matters").

          (d) without regard to the Deductible, which shall not apply, any expenses not paid by the Shareholders in accordance with Section 6.3(e).

          (e) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal fees) incident to any of the foregoing.

Such indemnification shall be made by Indemnified Party's recourse to and payment from the Escrow Fund held pursuant to the Pledge Escrow Agreement, valuing any Aeroflex Common Stock delivered from the Escrow Fund in the manner described therein.

          9.4 Indemnification by Aeroflex. Aeroflex agrees to indemnify and hold harmless MCE (if the Closing does not occur), the Shareholders, their respective Affiliates, their respective officers, directors and principal shareholders and their respective successors and assigns from and against any Losses which are caused by or arise out of:

          (a) any breach or default in the performance by Aeroflex, Acquisition or the Surviving Corporation of any covenant or agreement of Aeroflex or Acquisition contained herein or in any certificate delivered pursuant hereto or thereto or at the Closing;

          (b) any breach of warranty or representation made by Aeroflex or Acquisition contained in Article V or in any certificate delivered pursuant hereto at the Closing; and

          (c) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal fees) incident to any of the foregoing.

          9.5 Procedure - Third-Party Claims.

          (a) Promptly after receipt by an Indemnified Party of notice of the commencement of any proceeding against it, such Indemnified Party will, if a claim is to be made against an Indemnifying Party, give notice to the Indemnifying Party of the commencement of such claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnifying Party's failure to give such notice.

          (b) If any proceeding referred to in Section 9.5(a) is brought against an Indemnified Party and it gives notice to the Indemnifying Party of the commencement of such proceeding, the Indemnifying Party will be entitled to participate in such proceeding and, to the extent that it wishes (unless (i) the Indemnifying Party is also a party to such proceeding and the Indemnified Party reasonably determines in good faith that joint representation would be inappropriate, or
(ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such proceeding with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such proceeding, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Article IX for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of such proceeding, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party's consent (which consent will not be unreasonably withheld or delayed) unless (A) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (iii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an Indemnifying Party of the commencement of any proceeding and the Indemnifying Party does not, within fifteen days after the Indemnified Party's notice is given, give notice to the Indemnified Party of its election to assume the defense of such proceeding, the Indemnifying Party will be bound by any determination made in such proceeding or any compromise or settlement effected by the Indemnified Party to which the Indemnifying Party consents, which consent may not be unreasonably withheld.

          (c) Notwithstanding the foregoing, in the event that a claim against the Shareholders involves Taxes:

               (i) the Shareholders' Representative, and its attorneys, agents and other representatives, will be entitled to participate in such proceeding (at the Shareholders' expense) to the extent Aeroflex determines in good faith that it is reasonably appropriate to do so, but will not be authorized to assume the defense of such claim;

               (ii) the Shareholders, on the one hand, and Aeroflex, on the other hand, shall cooperate (and cause their respective Affiliates to cooperate) with each other in connection with such claim without the express written consent of Aeroflex; and

               (iii) if Aeroflex does not allow the Shareholders' Representative to assume the defense of such claim, then (A) the Shareholders nevertheless shall remain liable for the payment of all reasonable legal fees, costs and expenses incurred in connection therewith, (B)

Aeroflex shall promptly provide the Shareholders' Representative with access to and copies of all relevant information relative to such claim during the pendency of such claim, and (C) none of Aeroflex or its Affiliates shall agree to compromise or settle such claim without the Shareholders' Representatives consent (which will not be unreasonably withheld or delayed).

               (iv) Aeroflex and the Shareholders' Representative agree to cooperate reasonably in determining whether to settle, compromise, defend and/or appeal any claim.

          (d) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a proceeding is reasonably likely to have a Material Adverse Effect upon it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such proceeding, but the Indemnifying Party, although still liable for the payment of all reasonable legal fees, costs and expenses incurred in connection therewith, will not be bound by any determination of a proceeding so defended or any compromised or settlement effected without its consent which may not be unreasonably delayed or withheld. Aeroflex and the Shareholders' Representative agree to cooperate reasonably in determining whether to settle, compromise, defend and/or appeal any claim.

          9.6 Procedure - Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

          9.7 Remedies. Except as otherwise specifically provided in this Agreement and the Pledge Escrow Agent, the sole and exclusive remedy of Aeroflex, Acquisition, Surviving Corporation, and the Shareholders hereunder shall be restricted to the indemnification rights set forth in this Article IX.

          9.8 Certain Limitations. Notwithstanding any other provision in this Agreement to the contrary, the liability of the Shareholders for claims under this Agreement shall be limited by the following:

          (a) Except as set forth in Section 9.3(d), no claim or claims shall be asserted pursuant to the provisions of Section 9.3(a), (b), (d) or (e) or
Section 9.4(a), (b) or (c) unless and to the extent that the amount of such Indemnified Party's Losses exceeds $250,000 in the aggregate (the "Deductible"), in which event such Indemnified Party shall be entitled to receive all of its Losses, including the Deductible, in excess of $100,000.

          (b) No claim or claims shall be asserted pursuant to Section 9.3(c) unless, and then only to the extent that, the amount of the Losses suffered by Aeroflex Indemnified Parties as a result of the breach of the Environmental Representations and Warranties and/or in connection with Environmental Matters exceed $250,000 (the "Environmental Deductible").

          (c) The aggregate amount of Losses recoverable pursuant to the provisions of Article IX by Aeroflex, Acquisition or Surviving Corporation shall be limited to lesser of (i) the Escrow Fund, or (ii) $36,000,000 (the "Maximum Value").

          (d) The aggregate amount of Losses recoverable pursuant to the provisions of Article IX by the Shareholders and MCE shall be limited to the Maximum Value.

          (e) The Shareholders' liability for Losses in respect of the Shareholders' Indemnity Obligations, shall be limited solely and exclusively to the Escrow Fund.

          9.9 Calculation of Damages.

          (a) For purposes of this Article IX, "Losses" shall be calculated after making appropriate adjustments for net insurance proceeds actually received by the parties after taking into consideration the costs incurred to collect such proceeds and the premiums paid for the policy under which such is recovery is had.

          (b) Except as and to the extent that the same are components of a third party claim for which an Indemnified Party is seeking indemnification hereunder, in the absence of actual fraud or willful misconduct, no party shall be entitled to recover from any other party hereunder special, indirect, incidental, punitive or consequential damages. The term "Losses" as used in
Article IX is not limited to matters asserted by third parties but includes damages incurred or sustained by an Indemnified Party in the absence of third party claims.

          9.10 Knowledge. It shall not be a defense, nor shall Aeroflex or the Shareholders, as the case may be, be deemed to have waived or released or otherwise be estopped from asserting any claim for indemnification for breach of a representation, warranty, covenant, agreement, or condition by having consummated the Closing despite actual or constructive knowledge of such breach prior to Closing.

          9.11 Satisfaction of Indemnification Obligations; Escrow Fund Reimbursement Fund. In accordance with Article II (and the Warrant Exchange Agreements), each of the Shareholders (including the Warrantholders) entitled to receive Aeroflex Common Stock in the Merger (or the Warrant Exchange) will be deemed to have received, pledged to Aeroflex and delivered to the Escrow Agent accordingly the Escrow Shares, including the Reimbursement Shares (plus, in each case, any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by Aeroflex after the Effective Time with respect to the Escrow Shares or the Reimbursement Shares, as applicable). The Escrow Shares will be deposited with and will be held by an institution mutually acceptable to Aeroflex and the Shareholders' Representative as Escrow Agent, such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth in the Pledge Escrow Agreement. Payment of any Loss from the Escrow Fund shall be deemed to have been made ratably from the Escrow Fund. The Reimbursement Shares will be deposited with and held by the Escrow Agent separately, such deposit to constitute the sole and exclusive fund for reimbursement of expenses incurred by the Shareholder's Representative (the "Reimbursement Fund"), which shall be governed by the Pledge Escrow Agreement. Payment of any amount out of the Reimbursement Fund shall be deemed to have been made ratably from the Reimbursement Fund.

                                    ARTICLE X
                          SHAREHOLDERS' REPRESENTATIVE

          10.1 Appointment. In the event that the Shareholders approve the Merger, effective upon such vote and without further action by the Shareholders, MCE and the Shareholders (including the Warrantholders acting pursuant to the Warrant Exchange Agreements) hereby irrevocably appoint Michael J. Endres (the "Shareholders' Representative") to act as the true and lawful agent of the Shareholders and attorney-in-fact with respect to all matters arising in connection with this Agreement and the Escrow Agreement.

          10.2 Powers and Authority. The Shareholders' Representative shall have full power and authority to represent all of the Shareholders (which, for purposes of this Article X, includes the Warrantholders as more fully set forth in the Warrant Exchange Agreement) and their successors with respect to all matters arising under this Agreement and the Pledge Escrow Agreement and all actions taken by the Shareholders' Representative hereunder and thereunder shall be binding upon all such Shareholders and their successors as if expressly confirmed and ratified in writing by each of them and no Shareholder shall have the right to object, dissent, protest or otherwise contest the same. The Shareholders' Representative shall take any and all actions which he believes are necessary or appropriate under this Agreement and the Pledge Escrow Agreement for and on behalf of the Shareholders, as fully as if the Shareholders were acting on their own behalf, including, without limitation, executing this Agreement and the Pledge Escrow Agreement as Shareholders' Representative, giving and receiving any notice or instruction permitted or required under this Agreement or the Pledge Escrow Agreement by the Shareholders' Representative or any Shareholder, interpreting all of the terms and provisions of this Agreement and the Pledge Escrow Agreement, authorizing payments to be made with respect hereto or thereto, obtaining reimbursement as provided for herein for all out-of-pocket fees and expenses and other obligations of or incurred by the Shareholders' Representative in connection with this Agreement and the Pledge Escrow Agreement, defending all Claims against the Shareholders pursuant to
Article IX hereof and the Pledge Escrow Agreement, consenting to, compromising or settling all Claims, conducting negotiations with Aeroflex and its agents regarding such Claims, dealing with Aeroflex and the Escrow Agent under this Agreement and the Pledge Escrow Agreement with respect to all matters arising under this Agreement and the Pledge Escrow Agreement, taking any and all other actions specified in or contemplated by this Agreement and the Pledge Escrow Agreement, and engaging counsel, accountants or other Representatives of the Shareholders' Representative in connection with the foregoing matters.

Without limiting the generality of the foregoing, the Shareholders' Representative shall have full power and authority to interpret all the terms and provisions of this Agreement and the Pledge Escrow Agreement and to consent to any amendment hereof or thereof on behalf of all such Shareholders and such successors. Notwithstanding the foregoing, each Shareholder shall have the right to exercise any voting rights appertaining to the Escrow Shares.

          10.3 Authorization. Without limiting the generality of the foregoing, the Shareholders' Representative has been appointed as the Shareholders' Representative to act as the true and lawful agent of the Shareholders and attorney-in-fact with respect to all matters arising in connection with this Agreement and the Pledge Escrow Agreement, including but not limited to the power and authority on behalf of each Shareholder (other than in his or her own right) to do any one or all of the following:

               (i) Receive all notices or documents given or to be given to any of the Shareholders by Aeroflex pursuant hereto or to the Pledge Escrow Agreement or in connection herewith or therewith and to receive and accept service of legal process in connection with any suit or proceeding arising under this Agreement or the Pledge Escrow Agreement;

               (ii) Deliver to Aeroflex at the Closing all certificates and documents to be delivered to Aeroflex by any of the Shareholders pursuant to this Agreement, together with any other certificates and documents executed by any of the Shareholders and deposited with the Shareholders' Representative for such purpose;

               (iii) Engage counsel, and such accountants and other advisors for any of the Shareholders and incur such other expenses on behalf of any of the Shareholders in connection with this Agreement or the Pledge Escrow Agreement and the transactions contemplated hereby or thereby as the Shareholders' Representative may in its sole discretion deem appropriate; and

               (iv) Take such action on behalf of any of the Shareholders as the Shareholders' Representative may in its sole discretion deem appropriate in respect of:

                    (A) waiving any inaccuracies in the representations or warranties of Aeroflex contained in this Agreement or in any document delivered by Aeroflex pursuant hereto;

                    (B) waiving the fulfillment of any of the conditions precedent to the Company's obligations hereunder or pursuant to the Pledge Escrow Agreement;

                    (C) taking such other action as the Shareholders' Representative or any of the Shareholders is authorized to take under this Agreement or the Pledge Escrow Agreement;

                    (D) receiving all documents or certificates and making all determinations, on behalf of any of the Shareholders, required under this Agreement or the Pledge Escrow Agreement;

                    (E) all such other matters as the Shareholders' Representative may in its sole discretion deem necessary or appropriate to consummate this Agreement or the Pledge Escrow Agreement and the transactions contemplated hereby and thereby; and

                    (F) all such action as may be necessary after the Closing Date to carry out any of the transactions contemplated by this Agreement, including, without limitation, the defense and/or settlement of any claims for which indemnification is sought pursuant to Article IX of this Agreement and any waiver of any obligation of Aeroflex or the Surviving Corporation.

          All actions, decisions and instructions of the Shareholders' Representative shall be conclusive and binding upon all of the Shareholders (including the Warrantholders) and no Shareholder nor any other Person shall have any claim or cause of action against the Shareholders' Representative, and the Shareholders' Representative shall have no liability to any Shareholder or any other Person, for any action taken, decision made or instruction given by the Shareholders' Representative in connection with the Escrow Agreement or this Agreement, except in the case of his own gross negligence or willful misconduct.

          10.4 Indemnification of Shareholders' Representative. The Shareholders' Representative shall incur no liability to the Shareholders or the Escrow Agent or any other person with respect to any action taken or suffered by him in reliance upon any note, direction, instruction, consent, statement or other documents reasonably believed by the Shareholders' Representative to be genuinely and duly authorized by at least a Majority in Interest of the Shareholders (or the successors or assigns thereto), nor for other action or inaction taken or omitted in good faith in connection herewith or with the Pledge Escrow Agreement, in any case except for liability to the Shareholders for its own gross negligence or willful misconduct. The Shareholders' Representative shall be indemnified by the Shareholders (and Warrantholders) for and shall be held harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Shareholders' Representative arising out of or in connection with its performance under this Agreement and the Pledge Escrow Agreement. This indemnification shall survive the termination of this Agreement. For all purposes hereunder, a "Majority in Interest" of the Shareholders shall be determined on the basis of each Shareholder's ownership of MCE Common Stock immediately prior to the Effective Time (assuming the exercise or conversion of all warrants outstanding immediately prior to the Effective Time). The Shareholders' Representative may, in all questions arising under this Agreement and the Pledge Escrow Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Shareholders' Representative in accordance with such advice, the Shareholders' Representative shall not be liable to the Shareholders or the Escrow Agent or any other person. In no event shall the Shareholders' Representative be liable hereunder or in connection herewith for (i) any indirect, punitive, special or consequential damages, or (ii) any amounts other than those that are satisfied out of the Reimbursement Fund. As provided in the Pledge Escrow Agreement, the Escrow Agent shall from time to time sell such amount of the Reimbursement Shares as necessary to pay such Shareholders' Representative's costs and expenses, to the extent required by this Article X.

          10.5 Access to Information. The Shareholders' Representative shall have reasonable access to information of and concerning any Claim and which is in the possession, custody or control of Aeroflex and the reasonable assistance of Aeroflex's officers and employees for purposes of performing the Shareholders' Representative's duties under this Agreement or the Escrow Agreement and exercising its rights under this Agreement and the Escrow Agreement, including for the purpose of evaluating any Claim against the Escrow Shares by Aeroflex; provided that the Shareholders' Representative shall treat confidentially and not disclose any nonpublic information from or concerning any Claim to anyone (except to the Shareholders' Representative's attorneys, accountants and other advisers, to Shareholders, to any mediators or arbitrators appointed to resolve disputes pursuant to this Agreement or the Pledge Escrow Agreement, to or in connection with any litigation relating to a dispute pursuant to this Agreement or the Pledge Escrow Agreement, and on a need-to-know basis to other individuals who agree to keep such information confidential).

          10.6 Reasonable Reliance. In the performance of his duties hereunder, the Shareholders' Representative shall be entitled to rely upon any document or instrument reasonably believed by him to be genuine, accurate as to content and signed by any Shareholder or Aeroflex. The Shareholders' Representative may assume that any person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

          10.7 Attorney-in-Fact.

          (a) The Shareholders' Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Shareholder, with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Agreement and the Pledge Escrow Agreement in the absolute discretion of the Shareholders' Representative; and in general to do all things and to perform all acts including, without limitation, executing and delivering this Agreement, the Pledge Escrow Agreement and any other agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with this Agreement and the Escrow Agreement.

          (b) This power of attorney and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated by any act of any Shareholder, by operation of law, whether by such Shareholder's death, disability protective supervision or any other event. Without limitation to the foregoing, this power of attorney is to ensure the performance of a special obligation and, accordingly, each Shareholder hereby renounces its, his or her right to renounce this power of attorney unilaterally any time before the end of the Escrow Period (as defined in the Pledge Escrow Agreement).

          (c) Each Shareholder hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the Shareholders' Representative taken in good faith under this Agreement.

          (d) Notwithstanding the power of attorney granted in this Article X, no agreement, instrument, acknowledgement or other act or document shall be ineffective by reason only of the Shareholders having signed or given such directly instead of the Shareholders' Representative.

          10.8 Liability. If the Shareholders' Representative is required by the terms of this Agreement or the Pledge Escrow Agreement to determine the occurrence of any event or contingency, the Shareholders' Representative shall, in making such determination, be liable to the Shareholders only for his proven gross negligence or willful misconduct as determined in light of all the circumstances, including the time and facilities available to him in the ordinary conduct of business. In determining the occurrence of any such event or contingency, the Shareholders' Representative may request from any of the Shareholders or any other person such reasonable additional evidence as the Shareholders' Representative in his sole discretion may deem necessary to determine any fact relating to the occurrence of such event or contingency, and may at any time inquire of and consult with others, including any of the Shareholders, and the Shareholders' Representative shall not be liable to any Shareholder for any damages resulting from his delay in acting hereunder pending his receipt and examination of additional evidence requested by him.

          10.9 Orders. The Shareholders' Representative is authorized, in his sole discretion, to comply with final, nonappealable orders or decisions issued or process entered by any court of competent jurisdiction or arbitrator with respect to the Escrow Fund. If any portion of the Escrow Fund is disbursed to the Shareholders' Representative and is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court or arbitration affecting such property or any part thereof, then and in any such event, the Shareholders' Representative is authorized, in his sole discretion, but in good faith, to rely upon and comply with any such order, writ, judgment or decree which he is advised by legal counsel selected by him is binding upon him without the need for appeal or other action; and if the Shareholders' Representative complies with any such order, writ, judgment or decree, he shall not be liable to any Shareholder or to any other Person by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

          10.10 Removal or Resignation of Shareholders' Representative; Authority of Successor Shareholders' Representative.

          (a) Shareholders who in the aggregate hold at least a Majority in Interest in the Escrow Fund shall have the right at any time during the term of the Escrow Agreement to remove the then-acting Shareholders' Representative and to appoint a successor Shareholders' Representative; provided, however, that neither such removal of the then acting Shareholders' Representative nor such appointment of a successor Shareholders' Representative shall be effective until the delivery to the Escrow Agent of executed counterparts of a writing signed by each such Shareholder with respect to such removal and appointment, together with an acknowledgment signed by the successor Shareholders' Representative appointed in such writing that he or she accepts the responsibility of successor Shareholders' Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Shareholders' Representative. The removed Shareholders' Representative shall thereafter be discharged from any further duties and liability under this Agreement. The Escrow Agent shall give notice to the Shareholders promptly after such appointment describing the identity of the successor Shareholders' Representative.

          (b) The Shareholders' Representative may resign at any time upon giving at least thirty (30) days written notice to the other parties hereto and to the Shareholders; provided, however, that no such resignation shall become effective until the appointment of a successor Shareholders' Representative in accordance with this Section. Shareholders who in the aggregate hold at least a Majority in Interest in the Escrow Fund shall appoint a successor Shareholders' Representative and shall use their commercially reasonable efforts to make such appointment within thirty (30) days after receiving such notice. Such appointment of a successor Shareholders' Representative shall not be effective until the delivery to the Escrow Agent of executed counterparts of a writing signed by each such Shareholder with respect to such removal and appointment, together with an acknowledgment signed by the successor Shareholders' Representative appointed in such writing that he or she accepts the responsibility of successor Shareholders' Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Shareholders' Representative. The resigned Shareholders' Representative shall thereafter be discharged from any further duties and liability under this Agreement. The Escrow Agent shall give notice to the Shareholders promptly after such appointment describing the identity of the successor Shareholders' Representative.

          (c) Each successor Shareholders' Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Shareholders' Representative, and the term "Shareholders' Representative" as used herein and in the Escrow Agreement shall be deemed to include any interim or successor Shareholders' Representative.

          10.11 Expenses of Shareholders' Representative. The Shareholders' Representative shall be entitled to recover from the Shareholders reimbursement for out-of-pocket fees and expenses (including legal, accounting and other advisors' fees and expenses, if applicable) incurred by the Shareholders' Representative in performing under this Agreement and the Pledge Escrow Agreement. In connection therewith, the Shareholders' Representative shall be entitled to withdraw cash amounts held in the Reimbursement Fund in reimbursement for such fees and expenses as provided herein and in the Pledge Escrow Agreement. The Shareholders
(i) shall have no claim or cause of action against, may not assert any claim against, and shall indemnify and hold harmless the Shareholders' Representative and each of its Affiliates and any of their respective partners, directors, officers, employees, agents, Shareholders, consultants, attorneys, accountants, advisors, brokers, representatives or controlling persons; and (ii) shall pay promptly upon request to the Shareholders' Representative, upon the exhaustion of the Reimbursement Fund promptly upon request, such Shareholder's pro rata share of any amounts paid by the Shareholders' Representative on behalf of the Shareholders and all costs and expenses (including legal, accounting and other advisors' fees and expenses, if applicable) incurred by the Shareholders' Representative in connection with the protection, defense or enforcement of any rights under this Agreement or the Escrow Agreement under no circumstances, shall the Shareholder's Representative be entitled to recover any out-of-pocket expenses or fees from the Escrow Fund. In connection with clause (ii) above, the Shareholders' Representative shall be entitled to recover from any distribution made to the Shareholders from the Escrow Fund from time to time the amount of any such unpaid fees and expenses.

          10.12 Irrevocable Appointment. The appointment of the Shareholders' Representative hereunder is irrevocable and any action taken by the Shareholders' Representative pursuant to the authority granted in this Article X shall be effective and absolutely binding on each Shareholder thereof notwithstanding any contrary action of, or direction from, any Shareholder, except for actions taken by the Shareholders' Representative which are in bad faith.

          10.13 Aeroflex's Reliance. Aeroflex shall be entitled to rely on any and all action taken by the Shareholders Representative, without any liability to, or obligation to inquire of, any Shareholder, even if Aeroflex or such party were aware of any actual or potential dispute among the Shareholders. Aeroflex shall not be obliged to inquire into the authority of the Shareholders' Representative or the genuineness of his signature on any writing, and Aeroflex otherwise shall be fully protected in dealing with the Shareholders' Representative in all respects.

          10.14 Binding Appointment. The provisions of this Agreement, including without limitation Article X hereof, shall be binding upon each Shareholder and the executors, heirs, legal representatives and successors of each Shareholder, and any references in this Agreement to a Shareholder or the Shareholders shall mean and include the successors to the Shareholders' rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

                                   ARTICLE XI
                        TERMINATION, AMENDMENT AND WAIVER

          11.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the shareholders of MCE:

          (a) by mutual written consent duly authorized by the Boards of Directors of Aeroflex and MCE;

          (b) by either MCE or Aeroflex if the Merger shall not have been consummated by October 31, 2003 ("Termination Date"); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

          (c) by either MCE or Aeroflex if a court of competent jurisdiction or Governmental Authority shall have issued an order, decree or ruling or taken any other action (an "Order"), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

          (d) by MCE, if (i) the conditions set forth in Section 7.2(a) shall not have been fulfilled by Termination Date; or (ii) there shall have occurred on the part of Aeroflex or Acquisition a material breach or default of any covenant, agreement or condition or a representation regarding future performance, such that the conditions set forth in Section 7.2(a) would not be satisfied at the time of the breach or default, and Aeroflex and Acquisition shall not have cured such breach or default within fifteen (15) days after the sooner of notice to, or discovery by, Aeroflex or Acquisition of such breach or default.

          (e) by Aeroflex, if (i) the conditions set forth in Section 7.1(a) shall not have been fulfilled by the Termination Date, or (ii) there shall have occurred on the part of MCE a material breach or default of any covenant, agreement or condition or a representation regarding future performance such that the conditions set forth in Section 7.1(a) would not be satisfied at the time of such breach or default, and MCE shall not have cured such breach or default within fifteen (15) days after the sooner of notice to, or discovery by, MCE of such breach of default.

          (f) by either MCE or Aeroflex if the conditions set forth in Sections 7.1(b) or 7.2(b), respectively, are not satisfied; or

          (g) by Aeroflex, if by reason of either a breach of any representation or warranty made by MCE or the occurrence or non-occurrence of any event, condition, circumstance or otherwise, there shall have been a Material Adverse Effect on the Company since the date of this Agreement.

          (h) by MCE if by reason of either a breach of any representation or warranty made by Aeroflex or the occurrence or non-occurrence of any event, condition, circumstance or otherwise, there shall have been a Material Adverse Effect on Aeroflex since the date of this Agreement.

          (i) by MCE pursuant to an authorized Change in MCE Recommendation effected in accordance with, and as provided by, Section 6.1(d).

          11.2 Notice of Termination; Effect of Termination.

          Any termination of this Agreement under Section 11.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 11.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 6.1(d), Section 6.3(e) (expenses), Article IX (indemnification), this Section 11.2 and Article 12 (miscellaneous), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement.

          11.3 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

                                   ARTICLE XII
                                  MISCELLANEOUS

          12.1 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. For all actions and proceedings, the parties hereby irrevocably and unconditionally (i) consent to the personal jurisdiction of the United States District Court for the Eastern District of New York located in Central Islip, New York, and to the designation of such action as a "Long Island Action," or if subject matter jurisdiction is lacking in such Court, to the jurisdiction of the Supreme Court of the State of New York for the County of Nassau; (ii) agree not to commence any action, suit or proceeding arising out of or relating to this Agreement except in such courts, (iii) agree that service of any process, summons, notice or document sent by U.S. certified mail, return receipt requested, or by nationally recognized overnight courier service to either Aeroflex or to the Shareholders' Representative on behalf of any one or more of the Shareholders, at their respective addresses herein provided, shall be legally effective and sufficient for all purposes; and (iv) waive any defense or objection to proceeding in such court, including those objections and defenses based on an alleged lack of personal jurisdiction, improper venue and forum non-conveniens.

          12.2 Waiver of Jury Trial.

          In the event that any dispute shall arise between Aeroflex or Acquisition, on the one hand, and MCE or the Shareholders, on the other hand, and litigation ensues, WITH RESPECT TO ANY LITIGATION ARISING OUT OF THIS AGREEMENT OR ANY RELATED TRANSACTION, THE PARTIES EXPRESSLY WAIVE ANY RIGHT THEY MAY HAVE TO A JURY TRIAL AND AGREE THAT ANY SUCH LITIGATION SHALL

BE TRIED BY A JUDGE WITHOUT A JURY.

          12.3 Severability.

          If any provision of this Agreement, and, in particular, if any provision of the covenant not to compete, shall be held or deemed to be or shall, in fact, be inoperative or unenforceable as applied in any particular case because it conflicts with any other provision or provisions hereof or any constitution or statute or rule of public policy, or for any other reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatever. The invalidity of any one or more phrases, sentences, clauses, sections, or subsections of this Agreement shall not affect the remaining portions of this Agreement.

          12.4 Notices.

          All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be validly given, made or served, if in writing and delivered personally or sent by certified mail (return receipt requested), postage prepaid, recognized national or international air courier or by facsimile transmission electronically confirmed:

          if to Aeroflex or Acquisition:

                  Aeroflex Incorporated
                  35 South Service Road
                  Plainview, New York 11803
                  Fax: (516) 694-4823
                  Attn.:  Michael Gorin, President

          with a copy to:

                  Kramer, Coleman, Wactlar & Lieberman, P.C.
                  100 Jericho Quadrangle
                  Jericho, New York 11753
                  Fax: (516) 822-4824
                  Attn.: Edward I. Kramer, Esq. and
                         Edward S. Wactlar, Esq.

         if to the Company:

                  MCE Technologies, Inc.
                  310 Dino Drive
                  Ann Arbor, MI 48103
                  Fax: (734) 426-1510
                  Attn: John L. Smucker, President


         with a copy to:

                  Dykema Gossett PLLC
                  400 Renaissance Center
                  Detroit, MI 48243
                  Fax: (313) 568-5374
                  Attn: J. Michael Bernard, Esq.

         if to the  Shareholders' Representative:

                  Michael J. Endres
                  c/o: Stonehenge Financial Holdings, Inc.
                  191 West Nationwide Boulevard, Suite 600
                  Columbus, Ohio 43215
                  Fax: (614) 246-2441

         with a copy to:

                  Dykema Gossett PLLC
                  400 Renaissance Center
                  Detroit, MI 48243
                  Fax: (313) 568-5374
                  Attn: J. Michael Bernard, Esq.

or, in each case, at such other address as may be specified in writing to the other parties.

          12.5 Waiver.

          Any party may waive compliance by another party with any of the provisions of this Agreement. No waiver of any provisions shall be construed as a waiver of any other provision or a future waiver of any provision hereof. Any waiver cannot be implied and must be in writing to be effective.

          12.6 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the written prior approval of the other parties.

          12.7 General Construction Principles.

          The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any information or matters contained in any Schedule annexed to this Agreement shall not be deemed to be referable or applicable to, or incorporated in, any other Section or Schedule unless specific reference is made thereto in such other Section or Schedule or where such reference is inadvertently omitted from a Schedule, such information or matter, by its very nature and substance, is reasonably referable or applicable to such other Schedule. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may not be amended except by an instrument in writing duly executed and delivered on behalf of each of the parties hereto. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. Other than the validity of the Merger, which shall be governed by the laws of the State of Michigan, this Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of New York, applicable to contracts made and to be performed in New York without regard to that State's conflict of laws principles.

          12.8 Third Parties. Nothing in this Agreement shall be deemed to be for the benefit of, or enforceable by or on behalf of any party, including, without limitation, any employee or former employee of the Company, any dependent or beneficiary of any such employee, any labor union or other party or organization, any obligee, owner or holder of any obligation or liability, other than the parties to this Agreement and the Indemnified Parties.

          12.9 Confidentiality - Tax Matters. Notwithstanding anything to the contrary in this Agreement or the Related Agreements, each of the parties hereto (and its employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Merger and the other transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to any party relating to such tax treatment and tax structure; provided, however, that any such information is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


                           AEROFLEX INCORPORATED


                           By:     /s/Michael Gorin
                               -------------------------------------------------
                           Name:  Michael Gorin
                           Title: President



                           MCE ACQUISITION CORPORATION


                           By:    /s/Michael Gorin
                               -------------------------------------------------
                           Name:  Michael Gorin
                           Title: President



                           MCE TECHNOLOGIES, INC.



                           By:    /s/John L. Smucker
                               -------------------------------------------------
                           Name:  John L. Smucker
                           Title: President



                           SHAREHOLDERS' REPRESENTATIVE

                                /s/Michael J. Endres
                           ------------------------------------
                           Name:  Michael J. Endres

EXHIBITS

         A        Intentionally omitted

         B        Form of Employee Confidential Information Agreement

         C        Intentionally omitted

         D-1      Form of Employment Agreement - John L. Smucker

         D-2      Form of Employment Agreement - Jon E. Carlson

         D-3      Form of Employment Agreement - Geoffrey D. Smith

         E        Intentionally omitted

         F        Form of Pledge Escrow Agreement



               LIST OF SCHEDULES TO AGREEMENT AND PLAN OF MERGER*

SCHEDULE 1.5      Directors and Officers
SCHEDULE 2.2(c)   Warrants
SCHEDULE 4.1      Organization and Authority
SCHEDULE 4.3      Capital Stock
SCHEDULE 4.4      No Conflicts
SCHEDULE 4.5(a)   Financial Statements
SCHEDULE 4.5(c)   No Undisclosed Liabilities
SCHEDULE 4.6      Taxes
SCHEDULE 4.7      No Adverse Changes
SCHEDULE 4.8      Conduct of Business
SCHEDULE 4.9(a)   Title to Assets, Etc.
SCHEDULE 4.10     Real Property
SCHEDULE 4.11     Personal Property
SCHEDULE 4.12     Inventory
SCHEDULE 4.13     Accounts Receivable
SCHEDULE 4.14     Contracts
SCHEDULE 4.15     Intellectual Property
SCHEDULE 4.16     Insurance
SCHEDULE 4.17     Customer and Supplier Relationships
SCHEDULE 4.19     Labor Relations
SCHEDULE 4.20(a)  Employee Welfare Benefit Plans
SCHEDULE 4.20(b)  Employee Pension Benefit Plans

SCHEDULE 4.20(c)  Welfare and Pension Benefit Plan Compliance
SCHEDULE 4.20(d)  Reports Regarding Welfare and Pension Benefit Plans
SCHEDULE 4.20(e) Prohibited Transactions Regarding Welfare and Pension Benefit Plans
SCHEDULE 4.20(f)  Other Benefit Plans SCHEDULE 4.20(g) Benefit Plan Claims
SCHEDULE 4.21     Litigation; Compliance; Permits
SCHEDULE 4.22     Environmental Compliance
SCHEDULE 4.24     Bank Accounts; Power of Attorney
SCHEDULE 4.25     Warranties
SCHEDULE 4.27     Change of Control Payments
SCHEDULE 5.1      Organization And Authority
SCHEDULE 5.4      Capital Stock Of Aeroflex
SCHEDULE 5.5      No Conflicts
SCHEDULE 5.7      Absence Of Undisclosed Liabilities
SCHEDULE 5.8      Absence Of Certain Changes Or Events
SCHEDULE 5.11     Restrictions On Business Activities
SCHEDULE 6.3(d)   Key Employees

*A copy of any omitted schedule will be furnished supplementally to the Commission upon request.

                                                                         ANNEX B


                             PLEDGE ESCROW AGREEMENT


         This PLEDGE ESCROW AGREEMENT (this "Agreement") is made and entered
into effectively as of this      day of           , 2003, by and among AEROFLEX
INCORPORATED, a Delaware corporation having a principal place of business at 35 South Service Road, Plainview, New York 11803 ("Aeroflex"), AEROFLEX MCE TECHNOLOGIES, INC., a wholly-owned subsidiary of Aeroflex and a Michigan corporation ("Surviving Corporation"), MICHAEL J. ENDRES, an individual acting by virtue of the Agreement and Plan of Merger (as defined below) as the attorney-in-fact and representative of the shareholders of MCE (the
"Shareholders' Representative"), the Warrantholders and              ("Escrow
Agent").

                                   WITNESSETH:

         WHEREAS, by a certain Agreement and Plan of Merger dated as of June 27, 2003 among MCE Technologies, Inc., a Michigan corporation ("MCE"), the Shareholders' Representative, Acquisition and Aeroflex (the "Merger Agreement"), effective as of the date first written above, MCE merged with and into Acquisition, thereafter known as Surviving Corporation, by converting outstanding MCE Shares into shares of Aeroflex Common Stock in accordance with the Exchange Ratio set forth therein (the "Transaction"); and

         WHEREAS, as part of the Transaction, pursuant to the Warrant Exchange Agreements, the Warrantholders exchanged their respective Warrants (as those terms are defined in the Merger Agreement) for shares of Aeroflex Common Stock in accordance with the Exchange Ratio; and

         WHEREAS, pursuant to Article IX of the Merger Agreement and the Warrant Exchange Agreements, the Shareholders and the Warrantholders have agreed to undertake to perform, be responsible for, and satisfy the Shareholders Indemnity Obligations as defined therein; and

         WHEREAS, Aeroflex is only willing to deliver the Aeroflex Common Stock pursuant to the Merger Agreement and to consummate the Transaction with MCE and Shareholders, if, among other things, the parties hereto enter into this Agreement; and

         WHEREAS, as the exclusive resource for the satisfaction of the Shareholders' Indemnity Obligations, the Shareholders have, pursuant to the terms and conditions of the Merger Agreement, agreed to pledge to Aeroflex, and
grant a security interest in, in the aggregate, (i)         shares of Aeroflex
Common Stock which they received in connection with the Transaction (the "Escrow
Share Deposit"), representing $     valued at the Per Share Price (the "Escrow
Deposit Dollar Value") plus, in respect thereof, any shares of Aeroflex Common Stock received in connection with any stock split, stock dividend, recapitalization, reclassification or other distribution payable or issuable in shares of Aeroflex Common Stock (collectively the "Escrow Shares"), and (ii) and any and all other dividends, distributions or collateral that may be deposited or come into the Escrow Agent's possession lawfully with respect to the Escrow Shares (the "Other Collateral" and, together with the Escrow Shares, collectively referred to as the "Escrow Fund"); and

         WHEREAS, the parties have further agreed that the Escrow Fund shall be held and disposed of by the Escrow Agent pursuant to the terms of this Agreement.

         NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and as otherwise stated, the parties hereto agree as follows:

         1. Escrow Agent. Aeroflex, Surviving Corporation, the Shareholders, acting through the Shareholders' Representative, and the Warrantholders hereby
appoint              , as Escrow Agent hereunder in accordance with the terms
and conditions of this Agreement for the Purpose. The Escrow Agent hereby accepts such appointment and agrees to act in furtherance of the provisions of the Merger Agreement, but only upon the terms and conditions provided in this Agreement.

         2. Escrow Shares. In accordance with the Merger Agreement, upon execution of this Agreement and Aeroflex shall on, the date first written above, issue and deliver, or cause to be delivered, to the Escrow Agent on behalf of each Shareholder (or Warrantholder) who was entitled to receive Aeroflex Common Stock in connection with the Merger, one or more stock certificates, each of which shall be registered in the name of the Escrow Agent as escrow agent hereunder and which represent such Shareholder's (or Warrantholder's) Escrow Share Allocation as set forth on Schedule A hereto.

         3. Capitalized Terms. Unless otherwise indicated or specifically defined, all capitalized terms used herein shall have the meaning ascribed to them in the Merger Agreement. In addition, unless the context requires otherwise, all references to "Shareholders" in this Agreement shall mean both the Shareholders and the Warrantholders.

         4. Escrow Agent's Responsibility. The Escrow Agent hereby acknowledges receipt of the Escrow Shares in negotiable form from Aeroflex and agrees to hold and/or dispose of the Escrow Shares and the Escrow Fund in accordance with terms and provisions of this Agreement.

         5. Escrow Period. Subject to the provisions of Section 15 hereof, this Escrow Agreement shall remain in existence for a period of four (4) years from the date hereof (the "Escrow Period").

         6. Terms of Escrow.

            (a) Maintenance, Etc. The Escrow Fund shall be maintained, released, administered, disbursed and/or distributed during the Escrow Period in accordance with the terms hereof.

            (b) Voting of Escrow Shares. The Shareholders and Warrantholders shall have voting rights with respect to the Escrow Shares contributed to the Escrow Fund (and with respect to any voting securities added to the Escrow Fund in respect of such shares of Aeroflex Common Stock) unless and until distributed to Aeroflex in respect of Claims. The Shareholders' Representative, on behalf of the Shareholders and Warrantholders, shall direct the Escrow Agent, as the nominal record holder of such Shares, how to vote such shares in accordance with the instructions of the Shareholders and Warrantholders having the beneficial interest therein, and shall provide the Escrow Agent with such documentation as the Escrow Agent shall require with regard to the foregoing.

            (c) Distributions on Escrow Shares. Any distributions of cash or other dividends or distributions payable with respect to the Escrow Shares in the Escrow Fund shall be payable to, and be held by, the Escrow Agent as part of the Escrow Fund.

         7. Pledge of Escrow Fund.

            (a) The Shareholders hereby pledge and grant to Aeroflex and its successors and assigns a security interest in the entirety of each of the Shareholders' right, title and interest in and to the Escrow Fund as the exclusive resource for the satisfaction of the Shareholder's Indemnity Obligations pursuant to the terms of this Agreement.

            (b) The Shareholders also agree to transfer and deliver to the Escrow Agent other shares, securities, monies or property received by Shareholders in respect of, or as consideration for the Escrow Shares, all of which thereafter shall be held by the Escrow Agent pursuant to the terms of this Agreement, as part of the Escrow Fund.

            (c) Aeroflex shall release the pledge and security interest herein granted and the pledge and security interest shall be terminated to the extent of any disbursement or distribution of the Escrow Fund hereunder by the Escrow Agent in accordance with the terms of this Agreement. Upon each disbursement or distribution by the Escrow Agent in accordance with the terms hereof, Aeroflex shall do all acts and things reasonably necessary to release and extinguish such pledge and security interest related thereto. The parties agree that the grant of this pledge and security interest shall not in any way modify the procedures the parties hereto must follow with respect to the disbursement or distribution of the Escrow Fund.

         8. Claims by Aeroflex and the Aeroflex Indemnified Parties Against the Escrow Fund.

            (a) Assertion of Claims. Upon receipt by the Escrow Agent at any time after the effective date of this Agreement and on or before the termination of the Escrow Period, of a certificate signed by an officer of Aeroflex on behalf of itself or any other Aeroflex Indemnified Party (an "Officer's Certificate") stating that an event constituting a Shareholders' Indemnity Obligation (an "Indemnification Event") has occurred, setting forth in reasonable detail the factual and/or legal basis and circumstances of the Indemnification Event, and identifying the specific amount of the Loss suffered by one or more of the Aeroflex Indemnified Parties (the "Claim"), the Escrow Agent shall deliver to Aeroflex, after the elapse of the Waiting Period (as hereinafter defined), the lesser of the following:

                 (i) that portion of the Escrow Shares (valued at the closing price of Aeroflex Common Stock on the last business day of the Waiting Period as reported on Nasdaq (or on such other principal national securities exchange on which the Aeroflex Common Stock is listed for trading or, if the Aeroflex Common Stock is not listed for trading on a national securities exchange, such other recognized trading market or quotation system upon which the largest number of shares of Aeroflex Common Stock is traded or quoted (together, with Nasdaq, referred to as the "Stock Exchange")) and the Other Collateral, as the case may be, in the Escrow Fund as are sufficient to satisfy fully the Shareholders' Indemnity Obligations with regard to the Claim (or Claims) set forth in the Officer's Certificate, including accrued interest and any other charges, fees and expenses to which the Aeroflex Indemnified Party is entitled under Article IX of the Merger Agreement; or

                  (ii) the balance of the Escrow Shares and the Other Collateral in the Escrow Fund.

            (b) Objection by Shareholders.

                (i) At the time of delivery of any Officer's Certificate to the Escrow Agent (a "Delivery"), a duplicate copy of such Officer's Certificate shall be delivered to the Shareholders' Representative, on behalf of all of the Shareholders (with proof of such delivery to the Escrow Agent (which proof of delivery may consist of a photocopy of the registered or certified mail or overnight courier receipt of the signed receipt if delivered by hand) (the "Proof of Delivery")). The Escrow Agent shall have no responsibility to determine whether a copy of the Officer's Certificate was delivered to the Shareholders' Representative other than confirming it has received the Proof of Delivery from Aeroflex. The Shareholders, acting through the Shareholders' Representative, shall have a period of thirty (30) calendar days following each such Delivery (the "Waiting Period") within which to object in a written statement (an "Objection") to the Claims made in the Officer's Certificate. The Objection shall state in reasonable detail the factual and/or legal basis for such Objection and shall be delivered to the Escrow Agent, with a copy of such Objection to Aeroflex, prior to the expiration of the Waiting Period.

                (ii) If the Shareholders, acting through the Shareholders' Representative, make an Objection prior to the expiration of the Waiting Period, the Escrow Agent shall not make any deliveries or payments of or from the Escrow Fund in respect of the contested portion of such Claim in the manner and to the extent contemplated in Section 8(a) unless and until the Claim is resolved finally pursuant to Sections 8(c) and/or 8(d) hereof. Conversely, absent a timely Objection by Shareholders, after the expiration of the Waiting Period the Claim shall be deemed to have been finally determined in favor of the Aeroflex Indemnified Parties as if adjudicated and reduced to a judgment, and the Escrow Agent shall make payment or delivery of the Escrow Fund to Aeroflex in the manner and to the extent described in Section 8(a) hereof.

                (iii) Nothing herein shall be construed to permit the Escrow Agent to determine the sufficiency or legitimacy of either an Officer's Certificate or an Objection.

            (c) Resolution of Conflicts. If the Shareholders, acting through the Shareholders' Representative, object to any Claim or Claims made in any Officer's Certificate in accordance with Section 8(b) above, Aeroflex and the Shareholder's Representative shall attempt in good faith for a period of thirty
(30) days thereafter (the "Negotiation Period") to agree upon the respective rights of the parties with respect to each of such Claims or with respect to the Escrow Fund, as the case may be. If Aeroflex and the Shareholders' Representative should so agree, a memorandum setting forth such accord shall be prepared and signed by each of the parties and furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and to distribute or deliver the Escrow Fund in accordance with the terms thereof.

            (d) Litigation. In the event Aeroflex and the Shareholders' Representative are unable to reach an accord with regard to all of the Claims asserted in the Officer's Certificate by the end of the Negotiation Period, then either party may institute such actions or proceedings as they deem appropriate to resolve the dispute. The Escrow Agent shall be entitled to act in accordance with any judgment made and entered by any court having competent jurisdiction over such action (which judgment shall constitute a final determination regardless of any existing right to appeal) and to authorize the making or withholding of the Escrow Fund in accordance therewith.

            (e) Outstanding Claim. Once asserted, a Claim shall be deemed to be an "Outstanding Claim" until finally resolved in accordance with the terms of this Agreement.

         9. Distributions Out of the Escrow Fund.

            (a) The Escrow Agent shall release and distribute promptly to the Shareholders' Representative the Escrow Fund in accordance with the following:

                (i) On the First Anniversary Date hereof, that amount of Escrow Shares which reduces the balance of the Escrow Fund being held by the Escrow Agent to 72.2% of the Escrow Share Deposit, plus the sum of (A) such additional number of Escrow Shares, valued at the Current Value (as defined below), as are reasonably sufficient to satisfy the Shareholders Indemnity Obligations in respect of Outstanding Claims, and (B) that number of Escrow Shares having a Current Value equal to $440,000;

                (ii) On the Second Anniversary Date hereof, that amount of Escrow Shares which reduces the balance of the Escrow Fund being held by the Escrow Agent to 44.4% of the Escrow Share Deposit, plus such additional number of Escrow Shares, valued at the Current Value, as are reasonably sufficient to satisfy the Shareholders Indemnity Obligations in respect of Outstanding Claims;

                (iii) On the Third Anniversary Date hereof, that amount of Escrow Shares which reduces the balance of the Escrow Fund being held by the Escrow Agent to 16.7% of the Escrow Share Deposit, plus such additional number of Escrow Shares, valued at the Current Value, as are reasonably sufficient to satisfy the Shareholders Indemnity Obligations in respect of Outstanding Claims; and

                (iv) On the Fourth Anniversary Date hereof, the balance of the Escrow Shares in the Escrow Fund, less that number of Escrow Shares, valued at the Current Value, which are reasonably sufficient to satisfy the Shareholders Indemnity Obligations in respect of Outstanding Claims. Upon the resolution of all such Outstanding Claims (or in the event that there are no Outstanding Claims upon the elapse of the Escrow Period), the Escrow Agent shall deliver to the Shareholders' Representative the balance of the Escrow Fund not required to satisfy Shareholders Indemnity Obligations.

All distributions shall be deemed to have been made ratably among the Shareholders based upon their Pro Rata Percentage.

            (b) Delivery or payment to the Shareholders' Representative of any distribution on an Anniversary Date or the balance of the Escrow Fund shall constitute for all purposes delivery or payment to the Shareholders.

            (c) For purposes of this Section 9, the "Current Value" of the Escrow Shares either to be retained by the Escrow Agent in respect of Outstanding Claims or distributed to the Aeroflex Indemnified Parties in satisfaction of the Shareholder Indemnity Obligations, shall mean the volume weighted average price per share ("VWAP") of Aeroflex Common Stock as reported by the Stock Exchange for the three trading days prior to an Anniversary Date or the date of distribution, as the case may be.

        10. Authorization of Aeroflex and the Shareholders' Representative.

            (a) Any action taken by the Shareholder's Representative shall for all purposes be deemed to have been taken by, and otherwise be binding upon, the Shareholders. Any notices given or deliveries made to the Shareholders' Representative shall for all purposes herein be deemed to have been given or made to each of the respective Shareholders.

            (b) Any action taken by Aeroflex shall for all purposes be deemed to have been taken by, and otherwise be binding upon the Aeroflex Indemnified Parties. Any notices given or deliveries made to Aeroflex shall for all purposes herein be deemed to have been given or made to each of the respective Aeroflex Indemnified Parties.

        11. Duties of the Escrow Agent.

            (a) The Escrow Agent shall maintain, control and safeguard the Escrow Fund during the term of this Agreement and shall cause the Escrow Fund to be held, administered and disposed of only in accordance with the terms hereof. The Escrow Agent shall be obligated to perform solely such duties as are specifically set forth herein or are necessary and appropriate to carry out such duties. The Escrow Agent may rely and shall be protected in relying on any instrument reasonably believed to be genuine and to have been signed or presented by the appropriate party or parties, as the case may be. In this regard, as set forth in Section 10(a), supra, any notice to, or actions taken by, the Shareholders' Representative shall be deemed to have been fully authorized by the Shareholders and shall be conclusively binding upon them.

            (b) It is agreed that the Escrow Agent shall not be liable for any error in judgment or for any act done or omitted by it in good faith or pursuant to court order, or for any mistake of fact or law. The Escrow Agent shall not incur any liability in acting upon any signature, notice, request, waiver, consent, receipt or other paper or document believed by Escrow Agent to be genuine, and is released and exculpated from all liability hereunder unless the same is caused by the gross negligence or willful misconduct of Escrow Agent. The Escrow Agent may assume that any person purporting to give it any notice on behalf of any party in accordance with the provisions of this Agreement has been authorized to do so.

            (c) Notwithstanding anything to the contrary, if after the expiration of the Escrow Period, the Outstanding Claims exceed the value of the Escrow Fund as determined in accordance with Section 9(c) hereof, the Escrow Agent shall have the discretion to elect to deposit or deliver the entire Escrow Fund into the custody of a court of competent jurisdiction, in which event the Escrow Agent shall be released from all further liability and obligation hereunder.

            (d) If the Escrow Fund, or any portion thereof, shall be attached, garnished or levied upon pursuant to an order of court, or the delivery thereof shall be stayed or enjoined by an order of court, or any other order, judgment or decree shall be made or entered by any court affecting the whole or any part of the Escrow Fund or any act of the Escrow Agent, the Escrow Agent is hereby expressly authorized in its sole discretion to obey and comply with all final writs, orders, judgments or decrees so entered or issued by any court, without the necessity of inquiry whether such court had jurisdiction; and, if the Escrow Agent obeys or complies with any such writ, order, judgment or decree, it shall not be liable to any of the parties hereto or to any other person, firm, or corporation by reason of such compliance. The Escrow Agent shall give written notice promptly to Aeroflex and the Shareholders' Representative if all or any part of the Escrow Fund shall be attached, garnished, levied upon or otherwise made the subject of judicial action. If any dispute arises with respect to the Escrow Fund held by the Escrow Agent and/or ownership or right of possession of such Escrow Fund, the Escrow Agent is authorized and directed to retain in its possession without liability to anyone, all or any part of the Escrow Fund until such dispute shall have been settled either by mutual agreement of the parties concerned or by a final order, decree or judgment of a federal or state court of competent jurisdiction; provided, however, the Escrow Agent shall be under no duty to institute or defend any such proceedings.

        12. Indemnification of Escrow Agent. Aeroflex and the Shareholders agree, jointly and severally, to indemnify and hold the Escrow Agent harmless from and against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees and disbursements that may be imposed on or incurred by the Escrow Agent in connection with the performance of the Escrow Agent's duties under this Agreement, including, but not limited to, any litigation arising from this Agreement or involving its subject matter.

        13. Resignation of Escrow Agent. The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the other parties hereto; provided, however, that no such resignation shall become effective until the appointment of a successor Escrow Agent in accordance with this Section. The parties shall use their commercially reasonable efforts to agree mutually on a successor escrow agent within thirty
(30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent. The successor escrow agent shall execute and deliver an instrument accepting such appointment, and such successor escrow agent shall, without further acts, be vested with all the rights, powers, and duties of the predecessor Escrow Agent as if originally named as escrow agent. The Escrow Agent shall thereafter be discharged from any further duties and liability under this Agreement.

        14. Escrow Agent Fees and Expenses. All out-of-pocket expenses and the fees of the Escrow Agent for performance of its duties hereunder in connection with the Escrow Fund shall be borne and paid equally by Aeroflex and the Shareholders' Representative on behalf of the Shareholders from the Reimbursement Fund. All out-of-pocket expenses and the fees of the Escrow Agent for the performance of its duties hereunder in connection with, or relating to, the Reimbursement Fund shall be borne exclusively by the Shareholders from the Reimbursement Fund.

        15. Termination of the Escrow. This Escrow Agreement shall terminate upon the sooner occurrence of any of the following events ("Termination Event"):

            (a) the expiration of the Escrow Period on the Fourth Anniversary Date without there being any Outstanding Claims;

            (b) the disbursement or distribution of the entire Escrow Fund in accordance with the terms of this Agreement;

            (c) the delivery or deposit of the Escrow Fund into court as provided in Section 11(c) hereof; or

            (d) by written agreement of the parties hereto.

        16. Reimbursement Fund.

            (a) Deposit of Reimbursement Shares. In accordance with Section 9.11 of the Merger Agreement, upon execution of this Agreement and subject to the Closing of the Merger Agreement, Aeroflex shall on the date first written above issue and deliver, or cause to be delivered, on behalf of the Shareholders to the Escrow Agent from the Escrow Shares one or more stock certificates (the "Reimbursement Certificates") representing the Reimbursement Shares having an aggregate value of $150,000, based upon the Per Share Price as defined in the Merger Agreement, each of which shall be registered in the name of the Escrow Agent, as escrow agent hereunder, evidencing the Reimbursement Fund (as defined in the Merger Agreement) and representing that portion of each Shareholders Pro Rate Percentage set forth on Schedule A. The Escrow Agent shall hold and distribute the Reimbursement Certificates and Reimbursement Shares in accordance with the terms hereof.

            (b) Sale of Reimbursement Shares. Upon receiving instruction from the Shareholders' Representative, the Escrow Agent shall sell on the open market any or all of the Reimbursement Shares and hold the proceeds from such sale (the "Reimbursement Proceeds") in the Reimbursement Fund (as defined below). For purposes of this Agreement, the term "Reimbursement Fund" shall mean the Reimbursement Shares until sold in accordance with this Section 16(b) and thereafter the Reimbursement Proceeds, together with any interest or other income earned thereon or distributions received in respect thereof.

            (c) Reimbursement Fund. Pursuant to Article X of the Merger Agreement and this Section 16, the Shareholders' Representative is entitled to full reimbursement for out-of-pocket fees and expenses and other obligations of or incurred by the Shareholders' Representative in connection with the Merger Agreement and this Agreement. The Reimbursement Fund shall be used to pay the fees and expenses of the Escrow Agent pursuant to Section 14 hereof and to reimburse the Shareholders' Representative for out-of-pocket fees and expenses and to pay other obligations to or of the Shareholders' Representative, or shall (to the extent not previously distributed to the Shareholders' Representative as provided for above) be distributed to the Shareholders at such time as the Escrow Fund is fully and finally distributed in accordance with the terms of this Agreement. All distributions shall be deemed to have been made ratably among the Shareholders based upon their respective Pro Rata Percentages. In the event the Reimbursement Fund is unavailable or insufficient to satisfy in full the out-of-pocket fees and expenses of and other obligations to or of the Shareholders' Representative, then the Shareholders' Representative shall be entitled to seek reimbursement for such out-of-pocket fees and expenses and other obligations to or of the Shareholders' Representative from the Shareholders directly in accordance with Article X of the Merger Agreement (but in no event from the Escrow Fund, except from distributions otherwise made to the Shareholders).

            (d) Treatment of the Reimbursement Fund. The Escrow Agent shall hold and safeguard the Reimbursement Fund during the Escrow Period, shall treat the Reimbursement Fund as a trust fund for the benefit of the Shareholders and the Shareholders' Representative in accordance with the terms of this Agreement, and shall hold and dispose of the Reimbursement Fund only in accordance with the terms hereof.

            (e) Investment of Reimbursement Fund. The Escrow Agent shall invest
the Reimbursement Proceeds in the Escrow Agent's ["       Money Market Fund"].
Earnings received from the investment of the Reimbursement Proceeds shall be held in the Reimbursement Fund in accordance with the terms of this Agreement. The Escrow Agent shall have no liability for any investment losses, including without limitation any market loss on any investment liquidated prior to maturity in order to make a payment required hereunder.

            (f) Disbursement of the Reimbursement Fund. The Escrow Agent shall disburse the Reimbursement Fund only in accordance with a written instrument delivered to the Escrow Agent that is executed by the Shareholders' Representative and that instructs the Escrow Agent as to the disbursement of some or all of the Reimbursement Fund. Upon receipt by the Escrow Agent of a written instrument that is executed by the Shareholders' Representative and that instructs the Escrow Agent as to the disbursement of some or all of the Reimbursement Fund, the Escrow Agent shall within two (2) business days of such instruction disburse to the

Shareholders' Representative the amount so instructed in such written instrument whereupon the then current Reimbursement Fund balance shall be reduced by such amount.

            (g) Distribution of Earnings; Tax Reporting. Any interest or income earned on the Reimbursement Proceeds (or any cash dividends or taxable stock dividends paid with respect to the Reimbursement Shares) shall be paid to the Shareholders at least annually in accordance with their respective proportionate interests in the Reimbursement Fund. For tax reporting purposes, all interest or other income earned from the investment of the Reimbursement Proceeds (and all cash dividends or taxable stock dividends earned in respect of the Reimbursement Shares) in any tax year shall, to the extent such interest or other income is distributed by the Escrow Agent to any person or entity pursuant to the terms of this Agreement during such tax year, be reported as allocated to such person or entity

        17. General Provisions.

            (a) Notices. Any and all notices or service of process required or permitted hereunder shall be in writing given as follows:

        If to Shareholders, the Warrantholders or the Shareholder's
Representative:

                  Michael J. Endres
                  c/o:  Stonehenge Financial Holdings, Inc.
                  191 West Nationwide Blvd., Suite 600
                  Columbus, OH 43215
                  Tel:  (614) 246-2430
                  Fax:  (614) 246-2441

                  with a copy to:

                  Dykema Gossett PLLC
                  400 Renaissance Center
                  Detroit, MI 48243
                  Attention:  J. Michael Bernard
                  Tel: (313) 568-5374
                  Fax: (313) 568-6832

        If to Aeroflex or the Aeroflex Indemnified Parties:

                  Aeroflex Incorporated
                  33 South Service Road
                  Plainview, New York 11803
                  Attention:  Michael Gorin
                  Tel: (516) 694-6700
                  Fax: (516) 694-4823
                  with a copy to:

                  Kramer, Coleman, Wactlar & Lieberman, P.C.
                  100 Jericho Quadrangle, Suite 225
                  Jericho, New York 11753
                  Attention: Edward I. Kramer, Esq. or Edward S. Wactlar, Esq.
                  Tel: (516) 822-4820
                  Fax: (516) 822-4824

         if to Escrow Agent:

         [TO COME]

         Any notice required to be made within a stated period of time shall be considered timely made if in the manner prescribed herein, it is mailed, delivered or telefaxed, as the case may be before midnight of the last day of the stated period. Any Party may give any notice or other communication hereunder by U.S. certified mail, postage prepaid, return receipt requested, personal delivery or using a nationally recognized overnight courier service, telecopy or telex. Any Party may change the address to which notices, service of process, requests, demands, claims or other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth herein.

            (b) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            (c) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

            (d) Entire Agreement. This Agreement among the parties hereto together with the Merger Agreement, the Related Agreements and any and all other agreements, certificates and other documents executed at the Closing of the Merger Agreement, (a) shall constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as specifically agreed to in writing by the parties hereto.

            (e) Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, said part shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

            (f) Amendment; Waivers. This Agreement may not be amended or modified, and any of the terms, covenants, representations, warranties, or conditions hereof may not be waived, except by a written instrument executed by all of the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

            (g) Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. For all actions and proceedings, the parties hereby irrevocably and unconditionally (i) consent to the personal jurisdiction of the United States District Court for the Eastern District of New York located in Central Islip, New York, and to the designation of such action as a "Long Island Action," or if subject matter jurisdiction is lacking in such Court, to the jurisdiction of the Supreme Court of the State of New York for the County of Nassau; (ii) agree not to commence any action, suit or proceeding arising out of or relating to this Agreement except in such courts, (iii) agree that service of any process, summons, notice or document sent by U.S. certified mail, return receipt requested, or by nationally recognized overnight courier service to either Aeroflex on behalf of any or more of the Aeroflex Indemnified Parties or to the Shareholders' Representative on behalf of any one or more of the Shareholders, at their respective addresses herein provided, shall be legally effective and sufficient for all purposes; and (iv) waive any defense or objection to proceeding in such court, including those objections and defenses based on an alleged lack of personal jurisdiction, improper venue and/or forum non-conveniens.

            (h) Rules of Construction. The parties hereto agree that they each have been represented by counsel during the negotiation and execution of this Agreement and acknowledge that they each understand all provisions of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

            (i) Automatic Succession. Notwithstanding anything this Agreement to the contrary, any company into which the Escrow Agent may be merged or with which it may be consolidated, shall become the Escrow Agent hereunder with all of the duties and obligations set forth herein.

            (j) Time of Essence. Time is of the essence in this Agreement.

            (k) Conflicts. Whenever any conflict exists between the terms of this Agreement and the Merger Agreement or any of the Related Agreements, the pertinent terms of those Agreements shall prevail.

            (l) Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, the lawful and permitted successors and assigns of the parties hereto.

            (m) Further Efforts. All parties to this Agreement agree to take any and all actions and to sign, seal, execute, acknowledge and deliver any and all documents and instruments, as may be reasonably necessary to facilitate the Purpose and to effectuate the terms hereof.

            (n) Attorneys Fees. In connection with any litigation arising out of, in connection with, or as a result of this Agreement, or which seeks an interpretation of this Agreement, the prevailing party shall be entitled to recover from the other the costs and expenses of such litigation, including reasonable attorneys' fees and costs and including, but not limited to, expert witness fees and expenses.


[SIGNATURES ON NEXT PAGE]

            IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date and year first above written.


         Aeroflex:                             AEROFLEX INCORPORATED


                                               By:
                                                  ------------------------------
                                                  Michael Gorin, President


         Acquisition:                          AEROFLEX MCE TECHNOLOGIES, INC.


                                               By:
                                                  ------------------------------
                                                                   , President
                                                  ----------------


         Shareholders' Representative:
                                               ---------------------------------
                                               MICHAEL J. ENDRES


         Escrow Agent:
                                               ---------------------------------


                                               By:
                                                   -----------------------------
                                               Its:
                                                   -----------------------------


                                               NATIONAL CITY CAPITAL
                                               CORPORATION


                                               By:
                                                   -----------------------------
                                               Its:
                                                   -----------------------------


                                               GREAT LAKES CAPITAL
                                               INVESTMENTS I, LLC


                                               By:
                                                   -----------------------------
                                               Its:
                                                   -----------------------------

                                               ROCKY MOUNTAIN MEZZANINE
                                               FUND II, L.P.


                                               By:
                                                   -----------------------------
                                               Its:
                                                   -----------------------------


                                               HANIFEN IMHOFF MEZZANINE
                                               FUND, LP


                                               By:
                                                   -----------------------------
                                               Its:
                                                   -----------------------------

                                   SCHEDULE A


                       Escrow Shares; Reimbursement Shares

----------------------------------------------------------------------------------------
                                                       Reimbursement       Pro Rata
 Shareholder - Warrantholder        Escrow Shares      Shares              Percentage
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

                                                                 Annex C

                                               June 27, 2003


Aeroflex Incorporated
35 South Service Road
Plainview, New York 11803
Attn.:  Michael Gorin, President

MCE Technologies, Inc.
310 Dino Drive
Ann Arbor, Michigan  48103
Attn:  John L. Smucker, President

                  Re:      MCE / AEROFLEX
                           Warrant Exchange Agreement
                           --------------------------
Gentlemen:

         Reference is made to that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of the date hereof, among MCE Technologies, Inc., a Michigan corporation ("MCE"), Michael J. Endres, on behalf of the shareholders and warrantholders of MCE (the "Shareholders' Representative"), MCE Acquisition Corporation, a Michigan corporation ("Acquisition"), and Aeroflex Incorporated, a Delaware corporation ("Aeroflex").

         Unless otherwise indicated or specifically defined, all capitalized terms used herein shall have the meaning ascribed to them in the Merger Agreement.

         This letter agreement is the Warrant Exchange Agreement described in the Recitals to and elsewhere in the Merger Agreement. As an essential condition and inducement to Aeroflex and Acquisition to enter into the Merger Agreement and in consideration therefor, the undersigned has agreed to enter into this Agreement.

         To that end, in consideration of the foregoing and the mutual covenants and agreements contained herein and in the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

         1. Representations and Warranties - Capital Stock. The undersigned represents and warrants to Aeroflex and Acquisition as of the date hereof as follows:

                  (a) The undersigned has good and valid title to the Warrants listed on Schedule 4.3 to the Merger Agreement as being owned by the undersigned and is the sole record and beneficial owner of such Warrants, free and clear of any and all liens.

                  (b) Except as set forth in Schedule 4.3 to the Merger Agreement, the undersigned does not have any rights, subscriptions, warrants, options, conversion rights, commitments or agreements of any kind authorized or outstanding to purchase or otherwise acquire from the Company or any other Person any capital stock, or other securities or obligations of any kind convertible into or exchangeable for any capital stock, of any class of capital stock of the Company or any other equity interest in the Company.

                  (c) Except as set forth in Schedule 4.3 to the Merger Agreement, the undersigned is not a party to any proxy, or any agreement, arrangement or understanding of any kind authorized or outstanding which restricts, limits or otherwise affects the ability to transfer or the right to vote any of the undersigned's Warrants.

         2. Voting Agreement. The undersigned agrees to take such actions as are reasonably necessary to approve and otherwise effect the Merger and the other transactions contemplated in the Merger Agreement (the "Transactions") including, without limitation, approving the Transaction (a) under the Amended and Restated Note, Warrant and Preferred Stock Purchase Agreement, dated as of July 21, 2000, as amended, among the Company, the undersigned and the other signatory(ies) thereto, (b) under the Senior Subordinated Note and Warrant Purchase Agreement, dated as of July 28, 1999, as amended, among the Company, the undersigned and the other signatory(ies) thereto, (c) as the holder of the Series A Preferred Stock issued by the Company, and (d) as the holder of the Warrants; provided that the undersigned shall not be so required to take such actions in the event that there is a Change in MCE Recommendation.

         3. Warrant Exchange. Effective as of the Effective Time, notwithstanding any provisions in the undersigned's Warrants to the contrary (including, without limitation, the provisions of in Article V thereof), the undersigned's Warrants shall be exchanged for, and converted into the right to receive that number of shares of Aeroflex Common Stock into which the MCE Shares underlying such Warrants otherwise would be convertible in accordance with the Exchange Ratio and pursuant to the terms of the Merger Agreement. In connection therewith, the provisions of Sections 2.3(b) and (c) of the Merger Agreement are hereby incorporated herein by reference.

         4. Indemnification. The provisions of Article IX of the Merger Agreement are hereby incorporated herein by reference with the effect that the undersigned shall be deemed for purposes thereof to be one of the Shareholders owning that number of MCE Shares issuable pursuant to the undersigned's Warrants.

         5. Shareholders' Representative. The provisions of Article X of the Merger Agreement are hereby incorporated herein by reference with the effect that:

                  (a) In the event that the Shareholders approve the Merger, effective upon such vote and without further action by the undersigned, the undersigned hereby irrevocably appoints Michael J. Endres as the Shareholders' Representative to act as the true and lawful agent of the undersigned and attorney-in-fact with respect to all matters arising in connection with the Merger Agreement and the Pledge Escrow Agreement; and

                  (b) The undersigned shall be deemed for purposes of Article X to be one of the Shareholders owning that number of MCE Shares issuable pursuant to the undersigned's Warrants.

         6. Shareholder Expenses. The provisions of Section 6.3(e) of the Merger Agreement are hereby incorporated herein by reference with the effect that the undersigned shall be deemed for purposes thereof to be one of the Shareholders owning that number of MCE Shares issuable pursuant to the undersigned's Warrants and, consequently, shall be obligated to pay the undersigned's pro rata share of the expenses to be borne by the Shareholders in accordance with such Section 6.3(e).

         7. Pledge Escrow Agreement. The undersigned agrees to execute and deliver the Pledge Escrow Agreement at the Closing in the form approved by the Shareholders' Representative.

         8. Cooperation. From and after the date of this letter agreement, each of the parties hereto, their respective officers, directors, accountants, attorneys, agents and other representatives, shall cooperate with each other and shall facilitate the consummation of this letter agreement and the Merger Agreement and the transactions contemplated herein and therein, provided that the undersigned shall not be so required to take such actions in the event that there is a Change in MCE Recommendation.

         9. Miscellaneous. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. Other than the validity of the Merger, which shall be governed by the laws of the State of Michigan, this Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of New York, applicable to contracts made and to be performed in New York without regard to that State's conflict of laws principles.

                              Very truly yours,



                              [NAME OF WARRANTHOLDER]


                              By:
                                 ------------------------------
                                 Its:
                                     --------------------------

                                 Address:
                                         ----------------------

                                 ------------------------------


                                 ------------------------------

Agreed and Accepted:
--------------------

AEROFLEX INCORPORATED

By:
   ------------------------------------
   Its:
       --------------------------------

Dated:  June 27, 2003




MCE TECHNOLOGIES, INC.

By:
   ------------------------------------
         John L. Smucker, President

Dated:  June 27, 2003

                                                                    Annex D


                                           June 27, 2003

Aeroflex Incorporated
   and MCE Acquisition Corporation
35 South Service Road
Plainview, New York  11803
Attn.:  Michael Gorin, President

MCE Technologies, Inc.
310 Dino Drive
Ann Arbor, Michigan  48103
Attn:  John L. Smucker, President

             Re:  MCE / AEROFLEX
                  Shareholder Voting Agreement and Irrevocable Proxy
                  --------------------------------------------------

Gentlemen:

         Reference is made to that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of the date hereof, among MCE Technologies, Inc., a Michigan corporation ("MCE"), Michael J. Endres, on behalf of the shareholders and warrantholders of MCE (the "Shareholders' Representative"), MCE Acquisition Corporation, a Michigan corporation ("Acquisition"), and Aeroflex Incorporated, a Delaware corporation ("Aeroflex").

         Unless otherwise indicated or specifically defined, all capitalized terms used herein shall have the meaning ascribed to them in the Merger Agreement.

         This letter agreement is the Shareholder Voting Agreement described in
Section 6.5 of the Merger Agreement. As an essential condition and inducement to Aeroflex and Acquisition to enter into the Merger Agreement and in consideration therefor, the undersigned has agreed to enter into this Agreement.

         To that end, in consideration of the foregoing and the mutual covenants and agreements contained herein and in the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

         1. Voting of Shares.
            ----------------

                  (a) Voting Agreement. The undersigned hereby agrees, during the period commencing on the date hereof and continuing until termination in accordance with Section 4 hereof (the "Voting Period"), to (i) appear or cause the holder of record on any applicable record date (the "Record Holder") to appear for the purpose of obtaining a quorum at any annual or special meeting of shareholders of MCE and at any adjournment thereof at which matters relating to the Merger, Merger Agreement, or any transaction contemplated thereby are considered, and (b) vote, or cause the Record Holder to vote, in person or by proxy, at a meeting or by written consent, all of the MCE Shares owned by the undersigned, or with respect to which the undersigned has or shares voting poweror control, and all of the MCE Shares which shall, or with respect to which voting power or control shall, hereafter be acquired by the undersigned (collectively, the "Covered Shares") in favor of the Merger, the Merger Agreement and the transactions contemplated thereby; provided that the Shareholders shall not be required to take the aforementioned actions in the event that there is a Change in MCE Recommendation.

                  (b) Grant of Irrevocable Proxy.
                      --------------------------

               (i) The undersigned hereby appoints Aeroflex and any designee of Aeroflex, and each of them individually, as the undersigned's proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the Voting Period with respect to the Covered Shares in accordance with Section 1(a). This proxy is given to secure the performance of the duties of the undersigned under this letter agreement. The undersigned shall promptly cause a copy of this letter agreement to be deposited with MCE at its principal place of business. The undersigned shall take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy.

               (ii) The proxy and power of attorney granted pursuant to this
Section 1(b) by the undersigned shall be irrevocable during the Voting Period, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by the undersigned. The power of attorney granted by the undersigned herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of the undersigned. The proxy and power of attorney granted hereunder shall terminate as provided in Section 4.

                  (c) No Inconsistent Agreements. The undersigned hereby covenants and agrees that, except as contemplated by this letter agreement and the Merger Agreement and except as disclosed in the Schedules to the Merger Agreement, the undersigned (i) has not entered, and shall not enter at any time during the Voting Period, into any voting agreement, and (ii) has not granted, and shall not grant at any time during the Voting Period, a proxy or power of attorney, in either case which is inconsistent with this Agreement.

                  (d) No Tranasfer of Shares. The undersigned hereby covenants and agrees that, during the Voting Period, the undersigned shall not, either directly or indirectly, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (collectively, a "Transfer"), or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of any or all of the Covered Shares or any other securities or rights convertible into or exchangeable for the Covered Shares. The undersigned hereby agrees and consents to the entry of stop transfer instructions by MCE against any such Transfer.

         2. Representations and Warranties - Capital Stock. The undersigned represents and warrants to Aeroflex and Acquisition as of the date hereof as follows:

                  (a) Authority. The undersigned has the corporate power or legal capacity, as applicable, to enter into this letter agreement, to perform its obligations hereunder and to carry out the transactions contemplated hereby. This letter agreement has been duly and validly executed by the undersigned and constitutes the legal, valid and binding obligation of the undersigned, enforceable against the undersigned in accordance with its terms, except as the enforcement thereof may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally now or hereafter in effect and subject to the application of equitable principles and the availability of equitable remedies.

                  (b) No Conflict. Except as set forth in Schedule 4.4 to the Merger Agreement:

                    (i) No filing with any governmental authority, and no authorization, consent or approval of any person or entity is necessary for the execution of this letter agreement by the undersigned or the consummation of the transactions contemplated hereby; and

                    (ii) None of the execution and delivery of this letter agreement by the undersigned, the consummation by the undersigned of the transactions contemplated hereby, or compliance by the undersigned with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of the undersigned, if applicable, (B) result in, or give rise to, a violation or breach of or a default under any of the terms of any contract, understanding, agreement or other instrument or obligation to which the undersigned is a party or by which the undersigned or any of the Covered Shares or assets may be bound, or (C) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation.

                  (c) Ownership of Shares.
                      -------------------

                    (i) The undersigned has good and valid title to the MCE Shares listed on Schedule 4.3 to the Merger Agreement as being owned by the undersigned and is the sole record and beneficial owner of such MCE Shares, free and clear of any and all liens.

                    (ii) Except as set forth in Schedule 4.3 to the Merger Agreement, the undersigned does not have any rights, subscriptions, warrants, options, conversion rights, commitments or agreements of any kind authorized or outstanding to purchase or otherwise acquire from the Company or any other Person any capital stock, or other securities or obligations of any kind convertible into or exchangeable for any capital stock, of any class of capital stock of the Company or any other equity interest in the Company.

                    (iii) Except as set forth in Schedule 4.3 to the Merger Agreement, the undersigned is not a party to any proxy, or any agreement, arrangement or understanding of any kind authorized or outstanding which restricts, limits or otherwise affects the ability to transfer or the right to vote any of the undersigned's MCE Shares.

         3. Indemnity. Notwithstanding anything to the contrary in Section 9.7 of the Merger Agreement, the undersigned agrees to indemnify and hold harmless the Aeroflex Indemnified Parties from and against any Losses which are caused by or arise out of any breach of Section 2(c).

         4. Termination. The agreements set forth in Section 1 shall terminate upon the earliest to occur of (a) the termination of the Merger Agreement in accordance with its terms, or (b) the Effective Time. Upon such termination, no party shall have any further obligations or liabilities pursuant to Section 1, provided that no such termination shall relieve any party from liability for any breach of any such agreement prior to such termination.

         5. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions set forth in Section 1 of this Agreement were not performed in accordance with their specified terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent such breaches and to specific performance of such terms and provisions in addition to any other remedy to which they are entitled at law or in equity.

         6. Miscellaneous.
            -------------

                  (a) Successors and Assigns. This letter agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives and permitted assigns.

                  (b) Entire Agreement. This letter agreement, together with the Merger Agreement, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                  (c) Construction. The captions in this letter agreement are for convenience only, and shall not be considered a part of or affect the construction or interpretation of any provision of this letter agreement. As used herein, unless the context otherwise requires all references to "Section" are to a section of this letter agreement.

                  (d) Counterparts. This letter agreement may be executed in any number of counterparts, each of which shall constitute one and the same instrument.

                  (e) Amendment. This letter agreement may not be amended except by an instrument in writing signed by the parties hereto.

                  (f) Severability. If any term or other provision of this letter agreement is determined to be invalid, illegal or incapable of being enforced, all other conditions and provisions of this letter agreement shall remain in full force and effect.

                  (g) Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be validly given, made or served, if in writing and delivered personally or sent by certified mail (return receipt requested), postage prepaid, recognized national or international air courier or by facsimile transmission electronically confirmed:

                           if to Aeroflex or Acquisition:

                                    Aeroflex Incorporated
                                    35 South Service Road
                                    Plainview, New York 11803
                                    Fax: (516) 694-4823
                                    Attn.:  Michael Gorin, President

                                    with a copy to:

                                    Kramer, Coleman, Wactlar & Lieberman, P.C.
                                    100 Jericho Quadrangle
                                    Jericho, New York 11753
                                    Fax: (516) 822-4824
                                    Attn.: Edward I. Kramer, Esq. or
                                           Edward S. Wactlar, Esq.

                           if to MCE:

                                    MCE Technologies, Inc.
                                    310 Dino Drive
                                    Ann Arbor, MI 48103
                                    Fax: (734) 426-1510
                                    Attn: John L. Smucker, President

                                    with a copy to:

                                    Dykema Gossett PLLC
                                    400 Renaissance Center
                                    Detroit, MI 48243
                                    Fax: (313) 568-6832
                                    Attn: J. Michael Bernard, Esq.

                           if to the undersigned, to the address set forth below the undersigned's signature to this letter agreement,

                                    with a copy to:

                                    Dykema Gossett PLLC
                                    400 Renaissance Center
                                    Detroit, MI 48243
                                    Fax: (313) 568-6832
                                    Attn: J. Michael Bernard, Esq.

or, in each case, at such other address as may be specified in writing to the other parties.

                  (h) Governing Law. Except with respect to the validity of the Merger and the provisions set forth in Section 1, which shall be governed by Michigan law, this letter agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. For all actions and proceedings, the parties hereby irrevocably and unconditionally (i) consent to the personal jurisdiction of the United States District Court for the Eastern District of New York located in Central Islip, New York, and to the designation of such action as a "Long Island Action," or if subject matter jurisdiction is lacking in such Court, to the jurisdiction of the Supreme Court of the State of New York for the County of Nassau; (ii) agree not to commence any action, suit or proceeding arising out of or relating to this Agreement except in such courts, (iii) agree that service of any process, summons, notice or document sent by U.S. certified mail, return receipt requested, or by nationally recognized overnight courier service to a party at their respective addresses herein provided, shall be legally effective and sufficient for all purposes; and (iv) waive any defense or objection to proceeding in such court, including those objections and defenses based on an alleged lack of personal jurisdiction, improper venue and forum non-conveniens.

                  (i) Officers and Directors. If the undersigned is or becomes during the term hereof a director or officer of MCE, then (i) the undersigned shall not be deemed to have made any agreement or understanding herein in his or her capacity as such director or officer, and (ii) nothing herein will limit or affect, or give rise to any liability to the undersigned by virtue of any actions taken by the undersigned in his or her capacity as an officer or director of MCE in exercising its rights under the Merger Agreement.

                            [SIGNATURES ON NEXT PAGE]

         If the foregoing is acceptable to you, please so indicate by signing this letter in the space provided below and returning such executed copy to the undersigned, whereupon this letter will represent our agreement with respect to the provisions hereof.

                                 Very truly yours,



                                 ---------------------------------
                                 [NAME OF SHAREHOLDER]

                                 Address:
                                        --------------------------

                                 ---------------------------------
                                 Fax:
                                     -----------------------------

Agreed and Accepted:
-------------------

AEROFLEX INCORPORATED

By:
   ---------------------------------
   Its:
       -----------------------------

Dated:  June 27, 2003



MCE ACQUISITION CORPORATION

By:
   ----------------------------------
   Its:
       ------------------------------

Dated:  June 27, 2003



MCE TECHNOLOGIES, INC.

By:
   ----------------------------------
      John L. Smucker, President

Dated:  June 27, 2003

                                                                    Annex E

                      [Letterhead of RBC Dain Rauscher Inc.,
                     a member company of RBC Capital Markets]

June 27, 2003


The Board of Directors
MCE Technologies, Inc.
310 Dino Drive
Ann Arbor, MI 48103

Members of the Board:

         You have requested our opinion as to the fairness, from a financial point of view, to the holders (taken as a whole) of the outstanding shares (the "Company Shareholders") of the common stock ("Company Common Stock") of MCE Technologies, Inc., a Michigan corporation (the "Company"), of the Aggregate Shareholder Consideration (as defined below) to be paid under the proposed Agreement and Plan of Merger (the "Agreement"), by and among the Company, Michael J. Endres, on behalf of the shareholders and warrantholders of the Company, Aeroflex Incorporated, a Delaware corporation (the "Acquiror"), and MCE Acquisition Corporation, a Michigan corporation and wholly owned subsidiary of the Acquiror ("Merger Sub"). Pursuant to the Agreement, the Company will merge (the "Merger") into Merger Sub. Capitalized terms used herein shall have the meanings used in the Agreement unless otherwise defined herein.

         Pursuant to the Agreement, the aggregate consideration (the "Aggregate Consideration") to be paid for the securities of the Company is a combination of Acquiror common stock and options to purchase Acquiror common stock. Each outstanding share of Company Common Stock will be converted into shares of Acquiror common stock, calculated in accordance with the calculated Exchange Ratio (as defined in the Agreement). In-the-money options of the Company will be assumed by the Acquiror and adjusted to become options to acquire shares of Acquiror Common Stock based on the calculated Exchange Ratio. Simultaneously with the closing of the merger, the several warrants issued by the Company (and not exercised prior to the Merger) will be exchanged directly by the warrant holders with the Acquiror for shares of the Acquiror common stock in accordance with the calculated Exchange Ratio. The transaction is intended to qualify as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code. The terms and conditions of the Merger, including the Exchange Ratio Provisions, are set forth more fully in the Agreement. For the purposes of this opinion, the term "Aggregate Shareholder Consideration" means that portion of the Aggregate Consideration to be paid to the Company Shareholders (taken as a whole) without giving effect to (i) the deduction of Shareholder Expenses provided for in the calculation of the Exchange Ratio set forth in the Agreement, and (ii) any shares of Acquiror common stock contributed to the Escrow Fund on behalf of the Company Shareholders.

         RBC Dain Rauscher Inc. ("RBC"), a member company of RBC Capital Markets, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

         We are acting as financial advisor to the Company in connection with the Merger, and we will receive a fee for our services, which is contingent upon the consummation of the Merger or a similar transaction involving the Company. We will also receive a fee for providing this opinion, all of which is creditable against the contingent transaction fee. The opinion fee is not contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement. In the ordinary course of business, RBC may act as a market maker and broker in the publicly traded securities of the Acquiror and receive customary compensation in connection therewith, and also actively trades securities of the Acquiror for its own account and the accounts of its customers, and, accordingly, may hold a long or short position in such securities.

         In connection with our review of the Merger, and in connection with the preparation of our opinion, we have undertaken such review and inquiries as we deemed necessary or appropriate under the circumstances, including the following: (i) we reviewed the financial terms of the draft Agreement dated June 27, 2003 (the "Latest Draft Agreement"); (ii) we reviewed and analyzed certain publicly available financial and other data with respect to the Company and Acquiror and certain other relevant historical operating data relating to the Company and Acquiror made available to us from published sources and from the internal records of the Company and Acquiror; (iii) we conducted discussions with members of the senior management of the Company with respect to the business prospects and financial outlook of the Company; (iv) we conducted discussions with members of the senior management of the Acquiror with respect to the business prospects and financial outlook of the Acquiror and the combined company; (v) we received and reviewed financial forecasts prepared by the Company's management and the Acquiror's management on the potential future performance of the Company and the Acquiror, respectively, each on a stand alone basis, and in the case of such Acquiror forecasts, compared that with publicly available institutional investment research estimates (the "Research Estimates"); (vi) we reviewed the reported prices and trading activity for Acquiror Common Stock; (vii) we reviewed selected market valuation metrics of the Acquiror and other comparable publicly-traded companies; and (viii) we considered the pro forma effect of the Merger on the Acquiror's earnings per share.

         In arriving at our opinion, we performed the following analyses in addition to the review and inquiries referred to in the preceding paragraph: (i) we compared selected market valuation metrics of the Company and comparable publicly-traded companies with the Aggregate Consideration; and (ii) we compared the financial metrics, to the extent publicly available, of selected precedent transactions with the Aggregate Consideration. The Company did not provide us with forecasted financial information beyond June 30, 2004 and, as a result of the limited forecast, we were unable to employ a discounted cash flow analysis.

         In rendering our opinion, we have assumed that the forecasts presented to us by the management of the Company were reasonably prepared in good faith and reflected the best currently available estimates and judgments of the Company's management. After discussions with the respective managements of the Company and the Acquiror, we have further assumed that the Company, on a stand-alone basis, will perform substantially in accordance with the management forecasts and that the Acquiror, on a stand-alone basis, will perform substantially in accordance with the Research Estimates. We express no opinion as to the management estimates or the Research Estimates or the assumptions on which they were based.

         In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating, and other information provided to us by the Company and the Acquiror (including, without limitation, the financial statements and related notes thereto of the Company and the Acquiror), and have not assumed responsibility for independently verifying and have not independently verified such information. We have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the respective assets or liabilities of the Company or the Acquiror, and we have not been furnished with any such valuations or appraisals. In addition, we have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities of the Company or the Acquiror.

         We have assumed that the Merger will be accounted for by the Acquiror as a purchase transaction under generally accepted accounting principles and will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have also assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement, and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. In addition, in arriving at our opinion, we have assumed that, in the course of obtaining the necessary regulatory approvals for the Merger, no restrictions, including any divestiture requirements, will be imposed that would have a material effect on the combined company. We have assumed that the executed version of the Agreement will not differ, in any respect material to our opinion, from the Latest Draft Agreement.

         Our opinion speaks only as of the date hereof, is based on the conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal, or other circumstances or event of any kind or nature which may exist or occur after such date.

         Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with the transaction contemplated by the Agreement and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. This opinion shall not be otherwise published or used, nor shall any public references to us be made, without our prior written consent, except for publication in any proxy statement or prospectus related to the Merger.

         Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger or the relative merits of the Merger compared to any alternative business strategy or transaction in which the Company might engage.

         Our opinion addresses solely the fairness of the Aggregate Shareholder Consideration, from a financial point of view, to the holders of Company Common Stock. Our opinion does not in any way address other Merger terms or arrangements, including, without limitation, the financial or other terms of any voting, employment, or escrow agreement or the provisions of the Agreement relating to the payment of Shareholder Expenses. We are not expressing any opinion herein as to the prices at which Acquiror Common Stock have traded or may trade following the announcement or consummation of the Merger.

         Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Aggregate Shareholder Consideration is fair, from a financial point of view, to the Company Shareholders (taken as a whole).


                                              Very truly yours,

                                              /s/ RBC Dain Rauscher Inc.

                                              RBC DAIN RAUSCHER INC.

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                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

     Under the provisions of the Certificate of Incorporation and By-Laws of Registrant, each person who is or was a director or officer of Registrant shall be indemnified by Registrant as of right to the full extent permitted or authorized by the General Corporation Law of Delaware.

     Under such law, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against him by reason of the fact that he is a director or officer of Registrant, he shall be indemnified against expenses (including attorneys' fees) reasonably incurred in connection with such action.

     If unsuccessful in defense of a third-party civil suit or a criminal suit is settled, such person shall be indemnified under such law against both (1) expenses (including attorneys' fees) and (2) judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Registrant, and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

     If unsuccessful in defense of a suit brought by or in the right of Registrant, or if such suit is settled, such person shall be indemnified under such law only against expenses (including attorneys' fees) incurred in the defense or settlement of such suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Registrant except that if such person is adjudicated to be liable in such suit for negligence or misconduct in the performance of his duty to Registrant, he cannot be made whole even for expenses unless the court determines that he is fairly and reasonably entitled to be indemnified for such expenses.


     The officers and directors of registrant are covered by officers' and directors' liability insurance. The policy coverage is $50,000,000, which includes reimbursement for costs and fees. There is a maximum aggregate deductible for each loss under the policy of $1,000,000. The Registrant has entered into Indemnification Agreements with each of its executive officers and directors. The Indemnification Agreements provide for reimbursement for all direct and indirect costs of any type or nature whatsoever (including attorneys' fees and related disbursements) actually and reasonably incurred in connection with either the investigation, defense or appeal of a Proceeding, as defined, including amounts paid in settlement by or on behalf of an Indemnitee.


     In addition, the Registrant has agreed pursuant to the Agreement and Plan of Merger among MCE Technologies, Inc., Michael J. Endres, on behalf of the shareholder and warrantholders of MCE, MCE Acquisition Corporation and Registrant to cause Acquisition to cause its current directors and officers liability insurance policies to remain in effect until three years after the effective time with respect to former directors and officers of MCE and that, to the extent that MCE fails to pay in full any retentions or deductibles payable thereunder by indemnified parties, Registrant shall pay such amounts.

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Item 21.  Exhibits.

           2.1 Agreement and Plan of Merger dated as of June 27, 2003 by and among MCE Technologies, Inc., Michael J. Endres, on behalf of the shareholders and warrantholders of MCE, MCE Acquisition Corporation and Aeroflex Incorporated (filed herewith as Annex A to the prospectus)


           5   Opinion of Kramer, Coleman, Wactlar & Lieberman, P. C.*

          10.1 Form of Exchange Agent Agreement between Registrant and American Stock Transfer & Trust Co. (filed herewith)

          23.1 Form of Consent of Kramer, Coleman, Wactlar & Lieberman, P. C. (included in their opinion filed as Exhibit 5)

          23.2 Consent of KPMG LLP (filed herewith)

          23.3 Consent of Ernst & Young LLP (filed herewith)

          24   Powers of Attorney*

          99.1 Form of Proxy Card for MCE shareholders (filed herewith)

               ----------

               * previously filed


Item 22.  Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933 the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (c) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 of the Securities Act of 1933, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
          Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Plainview, New York on the 18th day of August, 2003.


                                                      Aeroflex Incorporated


                                                      By: /s/ Harvey R. Blau
                                                          ----------------------
                                                          Harvey R. Blau
                                                          Chairman of the Board



Pursuant to the requirements of the Securities Act of 1933, this amendment to Registration Statement has been signed below on August 18, 2003 by the following persons in the capacities indicated.


       Signature                                         Title
       ---------                                         -----


/s/ Harvey R. Blau                     Chairman of the Board
-----------------------------          (Chief Executive Officer)
Harvey R. Blau


/s/ Michael Gorin                      President and Director (Chief Financial
-----------------------------          Officer and Principal Accounting Officer)
Michael Gorin


/s/ Leonard Borow                      Executive Vice President, Secretary
-----------------------------          and Director (Chief Operating Officer)
Leonard Borow



-----------------------------          Director
Paul Abecassis



/s/ Milton Brenner
-----------------------------          Director
Milton Brenner


/s/ Ernest E. Courchene, Jr.
-----------------------------          Director
Ernest E. Courchene, Jr.



/s/ Donald S. Jones
-----------------------------          Director
Donald S. Jones


/s/ Eugene Novikoff
-----------------------------          Director
Eugene Novikoff


/s/ John S. Patton
-----------------------------          Director
John S. Patton


/s/ Joseph Pompeo
-----------------------------          Director
Joseph Pompeo